                                             FILED PURSUANT TO RULE 424B-3
                                             REGISTRATION NO.

PROSPECTUS                                               DATED NOVEMBER 13, 1997

                      ECHOSTAR COMMUNICATIONS CORPORATION

OFFER TO EXCHANGE SHARES OF ITS 12 1/8% SERIES B SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2004 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR SHARES OF ITS 12 1/8% SERIES B SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2004.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JANUARY 2, 1998, UNLESS EXTENDED.

    EchoStar Communications Corporation, a Nevada corporation (the "Issuer"), hereby offers to exchange (the "Exchange Offer") up to $200,000,000 in aggregate liquidation preference of its new 12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock due 2004 (the "Exchange Shares" or the "Series B Preferred Stock") for up to $200,000,000 in aggregate liquidation preference of its outstanding 12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock due 2004 (the "Old Series B Shares") that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Exchange Shares and the Old Series B Shares are collectively referred to herein as the "Senior Preferred Stock."

    The Exchange Shares will be issued pursuant to the same Certificate of Designation as were the Old Series B Shares and, therefore, the terms of the Exchange Shares will be identical to the terms of the Old Series B Shares for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Shares: (i) will be freely transferable by holders thereof (except as provided below); and (ii) will not be entitled to certain registration rights and certain liquidated damages which are applicable to the Old Series B Shares under the Registration Rights Agreement (as defined). Consequently, each Exchange Share will have a liquidation preference of $1,000.00 per share. Dividends on the Exchange Shares will accrue from the date of original issuance thereof at a rate of 12 1/8% per annum and will be payable quarterly in arrears, commencing on January 1, 1998. The Issuer may, at its option, pay dividends in cash or by issuing additional shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

    The Senior Preferred Stock is subject to mandatory redemption on July 1, 2004. Upon the occurrence of a Change of Control (as defined) and subject to certain other conditions, each holder of Senior Preferred Stock may require the Issuer to repurchase such holder's Senior Preferred Stock at a purchase price of 101% of the liquidation preference thereof, plus accumulated and unpaid dividends thereon to the date of repurchase. The Senior Preferred Stock will be redeemable at the option of the Issuer, in whole or in part, on or after July 1, 2000 at the redemption prices set forth in the Certificate of Designation, plus accumulated and unpaid dividends to the date of redemption.

HOLDERS OF OLD SERIES B SHARES SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH IN "RISK FACTORS" COMMENCING ON PAGE 15 OF THIS PROSPECTUS PRIOR TO MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.

    The Issuer may, at its option, exchange all, but not less than all, of the shares of Senior Preferred Stock then outstanding for the Issuer's 12 1/8% Senior Exchange Notes due 2004 (including any such senior shares issued from time to time in lieu of cash interest, the "Senior Exchange Notes"). The Senior Exchange Notes will bear interest at a rate of 12 1/8% per annum, payable semiannually in arrears on April 1 and October 1 of each year, commencing with the first such date to occur after the date of exchange. Interest may, at the option of the Issuer, be paid in cash or by issuing additional Senior Exchange Notes in an aggregate principal amount equal to the amount of such interest. The Senior Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, on or after July 1, 2000 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Upon the occurrence of a Change of Control and subject to certain other conditions, each holder of Senior Exchange Notes may require the Issuer to repurchase such holder's Senior Exchange Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. The Senior Exchange Notes, if issued, will rank PARI PASSU in right of payment with all senior indebtedness of the Issuer.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      (COVER PAGE CONTINUED ON NEXT PAGE)

    The Old Series B Shares were originally issued and sold on October 2, 1997 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act, and subsequent resales were exempt from registration in reliance on Rule 144A promulgated under the Securities Act (the "Old Series B Shares Offering"). Accordingly, the Old Series B Shares may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon its view of interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "SEC" or the "Commission"), the Issuer believes that the Exchange Shares issued pursuant to the Exchange Offer in exchange for the Old Series B Shares may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is: (i) an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act (an "Affiliate"); (ii) a broker-dealer who acquired Old Series B Shares directly from the Issuer; (iii) a broker-dealer who acquired Old Series B Shares as a result of market making or other trading activities), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Shares are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Shares.

    In order to participate in the Exchange Offer, each entity must certify to the Company in the Letter of Transmittal that it is not an Affiliate of the Issuer, that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Shares, and that the Exchange Shares are being acquired in the ordinary course of business. Each broker-dealer that receives Exchange Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Shares. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Old Series B Shares as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Shares. The Issuer has agreed that, for a period of 180 days after the Registration Statement of which this Prospectus is a part is declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Shares and any other holder that cannot rely upon interpretations must comply with the registration and prospectus requirements of the Securities Act in connection with a secondary resale transaction.

    Old Series B Shares initially purchased by qualified institutional buyers were initially represented by a Global Note in registered form, deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of Cede & Co., as nominee of DTC. The Exchange Shares exchanged for Old Series B Shares represented by the global Note will be represented by one or more Global Exchange Shares in registered form, registered in the name of the nominee of the DTC. See "Description of Exchange Shares." Exchange Shares issued to non-qualified institutional buyers in exchange for Old Series B Shares held by such investors will be issued only in certificated, fully registered, definitive form. Except as described herein, Exchange Shares in definitive certificated form will not be issued in exchange for the Global Note or interests therein.

    The Old Series B Shares and the Exchange Shares constitute new issues of securities with no established public trading market. If a trading market does not develop or is not maintained, holders of the Exchange Shares may experience difficulty in reselling the Exchange Shares or may be unable to sell them at all. If a market for the Exchange Shares develops, any such market may be discontinued at any time and the Exchange Shares could trade at prices that may be lower than the initial market values thereof, depending on many factors, including prevailing interest rates, the markets for similar services and the financial performance of the Issuer. Although there is currently no market for the Exchange Shares, the Initial Purchasers have advised the Issuer that they will make a market in the Exchange Shares. However, they are not obligated to do so, and any such market making with respect to the Exchange Shares may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer and the pendency of any applicable shelf registration statement. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Shares. The Issuer does not intend to apply for listing of any of the Exchange Shares on any

                      (COVER PAGE CONTINUED ON NEXT PAGE)
securities exchange or for quotation through the Nasdaq National Market or any other securities quotation service.

    Any Old Series B Shares not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Series B Shares are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered, but unaccepted, Old Series B Shares are likely to be adversely affected. Following consummation of the Exchange Offer, the holders of any remaining Old Series B Shares will continue to be subject to the existing restrictions on transfer thereof and the Issuer will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Series B Shares except under certain very limited circumstances. See "Description of Exchange Shares--Old Series B Shares' Registration Rights; Liquidated Damages." No assurance can be given as to the liquidity of the trading market for either the Old Series B Shares or the Exchange Shares.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Series B Shares being tendered or accepted for exchange. The Exchange Offer will expire at 5:00 p.m., Eastern time, on January 2, 1998, unless extended. The date of acceptance for exchange (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Old Series B Shares. Old Series B Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

    UNTIL FEBRUARY 11, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              NOTICE TO INVESTORS

THIS PROSPECTUS (THE "PROSPECTUS") DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SHARES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    EchoStar is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by EchoStar may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W. Washington D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Class A Common Stock is traded on the Nasdaq National Market and reports and other information herein and therein concerning EchoStar can also be inspected at the Nasdaq National Market Exchange, 1735 K Street, N.W., Washington, D.C. 20546. Such material may also be accessed electronically by means of the Commission's home page on the Internet at HTTP://WWW.SEC.GOV.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    ALL STATEMENTS CONTAINED HEREIN, AS WELL AS STATEMENTS MADE IN PRESS RELEASES AND ORAL STATEMENTS THAT MAY BE MADE BY ECHOSTAR OR BY OFFICERS, DIRECTORS OR EMPLOYEES OF ECHOSTAR ACTING ON ITS BEHALF, THAT ARE NOT STATEMENTS OF HISTORICAL FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF ECHOSTAR TO BE MATERIALLY DIFFERENT FROM HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FOLLOWING: THE UNAVAILABILITY OF SUFFICIENT CAPITAL ON SATISFACTORY TERMS TO FINANCE ECHOSTAR'S BUSINESS PLAN; INCREASED COMPETITION FROM CABLE, DIRECT BROADCAST SATELLITE ("DBS"), OTHER SATELLITE SYSTEM OPERATORS AND OTHER PROVIDERS OF SUBSCRIPTION TELEVISION SERVICES; CONTINUED MARKET ACCEPTANCE FOR DBS IN ITS CURRENT BROADCASTING FORMAT AND PRICING STRUCTURE, THE INTRODUCTION OF NEW TECHNOLOGIES AND COMPETITORS INTO THE SUBSCRIPTION TELEVISION BUSINESS; INCREASED SUBSCRIBER ACQUISITION COSTS AND SUBSCRIBER PROMOTION SUBSIDIES; THE INABILITY OF ECHOSTAR TO CONTINUE TO HOLD AND TO OBTAIN ADDITIONAL NECESSARY SHAREHOLDER AND BONDHOLDER APPROVAL OF ANY STRATEGIC TRANSACTIONS; THE INABILITY OF ECHOSTAR TO OBTAIN AND HOLD NECESSARY AUTHORIZATIONS FROM THE FEDERAL COMMUNICATION COMMISSION ("FCC"); THE OUTCOME OF ANY LITIGATION IN WHICH ECHOSTAR MAY BE INVOLVED; GENERAL BUSINESS AND ECONOMIC CONDITIONS; THOSE FACTORS DESCRIBED HEREIN UNDER THE CAPTION "RISK FACTORS"; AND OTHER RISK FACTORS DESCRIBED FROM TIME TO TIME IN ECHOSTAR'S REPORTS FILED WITH THE SEC. IN ADDITION TO STATEMENTS THAT EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, READERS ARE URGED TO CONSIDER STATEMENTS THAT INCLUDE THE TERMS "BELIEVES," "BELIEF," "EXPECTS," "PLANS," "ANTICIPATES," "INTENDS" OR THE LIKE TO BE UNCERTAIN AND FORWARD-LOOKING. ALL CAUTIONARY STATEMENTS MADE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR. IN THIS CONNECTION, INVESTORS SHOULD CONSIDER THE RISKS DESCRIBED HEREIN.

                               TABLE OF CONTENTS
                      ECHOSTAR COMMUNICATIONS CORPORATION
                   FORM S-4 REGISTRATION STATEMENT (SERIES B)
                      INFORMATION CONTAINED IN PROSPECTUS

Prospectus Summary....................................................................           4
  The Company.........................................................................           4
  Recent Developments.................................................................           6
  The Exchange Offer..................................................................           7
  Terms of the Senior Preferred Stock.................................................           8
  Summary Financial Data..............................................................          12
  The EchoStar Organization...........................................................          14

Risk Factors..........................................................................          15

Use of Proceeds.......................................................................          35

The Exchange Offer....................................................................          35
  Purpose of the Exchange Offer.......................................................          35
  Terms of the Exchange...............................................................          36
  Expiration Date; Extensions; Termination; Amendments................................          37
  How to Tender.......................................................................          37
    General Procedures................................................................          37
    Book Entry Transfer...............................................................          38
    Guaranteed Delivery Procedures....................................................          39
  Terms and Conditions of the Letter of Transmittal...................................          39
  Withdrawal Rights...................................................................          40
  Acceptance of Old Series B Shares for Exchange; Delivery of Exchange Shares.........          40
  Condition to the Exchange Offer.....................................................          41
  Exchange Agent......................................................................          42
  Dissenter and Appraisal Rights......................................................          42
  Federal Income Tax Consequences.....................................................          42
  Other...............................................................................          42

Capitalization........................................................................          44

Selected Financial Data...............................................................          45

Management's Discussion and Analysis of Financial Condition and Results of
  Operation...........................................................................          47

Business..............................................................................          60

Management............................................................................          95

Certain Relationships and Related Transactions........................................         100

Security Ownership of Certain Beneficial Owners and Management........................         101

Description of Certain Indebtedness...................................................         103

Description of Capital Stock..........................................................         106

Description of Senior Preferred Stock.................................................         112
  Dividends...........................................................................         112
  Ranking.............................................................................         113
  Redemption of Senior Preferred Stock................................................         114
    Optional Redemption...............................................................         114
    Mandatory Redemption..............................................................         114
  Change of Control...................................................................         115
  Liquidation Preference..............................................................         115
  Voting Rights.......................................................................         116
  Certain Covenants...................................................................         117
  No Personal Liability of Director, Officer, Employees, Incorporators and
    Shareholders......................................................................         125
  Legal Defeasance and Covenant Defeasance............................................         125
  Amendment, Supplement and Waiver....................................................         126
  Book-Entry; Delivery and Form.......................................................         126
  Certificated Senior Preferred Stock.................................................         127
  Certain Definitions.................................................................         128
  Exchange............................................................................         136

Description of Senior Exchange Notes..................................................         139
  General.............................................................................         139
  Principal, Maturity and Interest....................................................         139
  Optional Redemption.................................................................         139
  Selection and Notice................................................................         140
  Offer to Purchase Upon Change of Control or Orbital Event...........................         140
  Significant Transactions............................................................         141
  Certain Covenants...................................................................         142
  Events of Default and Remedies......................................................         144
  No Personal Liability of Directors, Officers, Employees, Incorporators and
    Stockholders......................................................................         146
  Legal Defeasance and Covenant Defeasance............................................         147
  Amendment, Supplement and Waiver Concerning the Trustee.............................         148

Certain Federal Income Tax Considerations.............................................         150
  Distributions on Senior Preferred Stock.............................................         150
  Redemption Premium..................................................................         152
  Redemption, Sale, or Exchange of Senior Preferred Stock.............................         153
  Interest and OID on the Senior Exchange Notes.......................................         154
  Market Discount on Senior Exchange Notes............................................         157
  Acquisition Premium; Amortizable Bond Premiums......................................         157
  Redemption, Sale, or Exchange of Senior Exchange Notes..............................         157
  Applicable High Yield Discount Obligations..........................................         158
  Information Reporting and Backup Withholding........................................         158

Plan of Distribution..................................................................         160

Notice to Investors...................................................................         162

Legal Matters.........................................................................         164

Independent Accountants...............................................................         165

Index to Financial Statements.........................................................         F-1

                           [INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE SHARES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, "ECHOSTAR," THE "ISSUER" OR THE "COMPANY" REFERS TO ECHOSTAR COMMUNICATIONS CORPORATION, A NEVADA CORPORATION, THE CLASS A COMMON STOCK OF WHICH IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "DISH" OR, IF THE CONTEXT REQUIRES, TO ECHOSTAR TOGETHER WITH ITS SUBSIDIARIES.

                                  THE COMPANY

    EchoStar is a leading provider of direct broadcast satellite programming services in the United States. The Company commenced its DISH Network-SM- DBS service (the "DISH Network") in March 1996, after the successful launch of its first satellite ("EchoStar I") in December 1995. The Company launched its second satellite ("EchoStar II") in September 1996, and launched its third satellite ("EchoStar III") in October 1997. Since December 31, 1996, EchoStar has increased its DISH Network subscriber base from 350,000 to approximately 895,000 subscribers as of October 31, 1997. During the third quarter of 1997, EchoStar believes that it captured approximately 40% of all new DBS satellite subscribers in the U.S. Average monthly programming revenue during 1997 has been approximately $39 per subscriber.

    The introduction of DBS receivers is widely regarded as the most successful introduction of a consumer electronics product in U.S. history, surpassing the rollout of color televisions, VCRs and compact disc players. As of October 31, 1997, approximately 5.8 million U.S. households subscribed to DBS and other digital direct-to-home ("DTH") satellite services. Industry sources project that the DTH market could grow to as many as 19 million subscribers by the year 2002.

    EchoStar believes that there is significant unsatisfied demand for high-quality, reasonably-priced television programming. Of the approximately 96 million television households in the U.S., it is estimated that more than 60 million subscribers pay an average of $34 per month for multichannel programming services. EchoStar's primary target market for the DISH Network includes cable subscribers in urban and suburban areas who are dissatisfied with the quality or price of their cable programming, or who want niche programming services not available from most cable operators. Other target markets for the DISH Network include the approximately 7 million households not passed by cable television systems and the approximately 21 million households currently passed by cable television systems with relatively limited channel capacity.

    EchoStar has rights to more U.S. licensed DBS frequencies than any of its competitors, and currently controls 90 frequencies, including 21 frequencies at an orbital slot capable of providing nationwide DBS service. The Company currently provides approximately 120 channels of digital television programming and over 30 channels of CD quality audio programming to the entire continental U.S. DISH Network subscribers can choose from a variety of programming packages that EchoStar believes have a better price-to-value relationship than packages currently offered by most pay television providers.

    DISH Network programming is available to any subscriber who purchases or leases an 18-inch satellite dish, an EchoStar digital satellite receiver, a user-friendly remote control and related components (collectively, an "EchoStar Receiver System"). EchoStar Receiver Systems are fully compatible with MPEG-2, the world digital standard for computers and consumer electronics products, and provide image and sound quality superior to current analog cable or wireless cable service. EchoStar Receiver Systems are designed and engineered by EchoStar's wholly-owned subsidiary, Houston Tracker Systems, Inc. ("HTS"). Satellite receivers designed by HTS have won numerous awards from dealers, retailers and industry trade publications.

    The Company's primary objective is to become a leading provider of subscription television services in the U.S. To achieve this objective, the Company will seek to:

        EXPAND PROGRAMMING OFFERINGS. The Company launched EchoStar III on October 5, 1997, and expects to launch its fourth satellite ("EchoStar IV") during the first quarter of 1998. EchoStar III, which will serve the eastern half of the U.S. from 61.5 DEG. West Longitude ("WL"), and EchoStar IV, which is expected to serve the western half of the U.S. from 148 DEG. WL, should enable the Company to retransmit local broadcast signals in 20 of the largest U.S. television markets (assuming receipt of all required retransmission consents and copyright licenses and/or congressional or regulatory actions necessary to extend and clarify the scope of the statutory compulsory license to cover local satellite retransmission of network-affiliated station signals) and to provide subscribers with additional sports, foreign language, cultural, business, educational and other niche programming. EchoStar III and EchoStar IV will also provide the Company the capacity to offer subscribers high definition television ("HDTV") and popular Internet and other computer data at high transmission speeds. By expanding its programming services, EchoStar believes that it may be able to differentiate itself from other providers of subscription television services, which may not be able to cost-effectively, or do not have the capacity to, offer similar services.

        CONTINUE TO EXPAND DISTRIBUTION CHANNELS. The Company continues to strengthen its sales and distribution channels, which include consumer retail outlets, consumer electronics retailers and direct sales representatives. For example, the Company recently announced an agreement with JVC Company of America ("JVC"), under which JVC will purchase EchoStar Receiver Systems for distribution through existing JVC channels under the JVC and DISH Network brand names. All consumers who purchase JVC branded satellite receiver systems will subscribe to DISH Network programming. In addition, on September 15, 1997, EchoStar announced that Sears, Roebuck and Co. ("Sears") will begin to carry JVC branded EchoStar Receiver Systems. Beginning in October 1997, JVC branded EchoStar Receiver Systems are now available in more than 800 full-line, mall-based Sears stores.

        PROVIDE ATTRACTIVELY PRICED PROGRAMMING AND SYSTEMS. The Company's entry level America's Top 40 programming package is priced at $19.99 per month, as compared to, on average, over $30 per month for comparable cable service. Consumers can add six premium movie channels for an additional $10 per month, the same amount cable subscribers typically pay for one movie channel. On June 1, 1997, the Company announced a new marketing program, offering subscribers a standard EchoStar Receiver System for $199 (as compared to an average retail price in March 1996 of $499), without requiring an extended subscription commitment or significant up front programming payments.

        EMPHASIZE ONE-STOP SHOPPING. The Company believes that providing outstanding service, convenience and value are essential to developing long-term customer relationships. The Company offers consumers a "one-stop shopping" service which includes programming, installation, maintenance, reliable customer service and satellite reception equipment. To enhance responsiveness to its customers, the Company has established a single telephone number (1-800-333-DISH), which customers can call 24 hours a day, seven days a week to order EchoStar Receiver Systems, activate programming services, schedule installation, and obtain technical support. The Company believes it is the only DBS provider to offer a comprehensive single-point customer service function.

    The principal offices of EchoStar are located at 90 Inverness Circle East, Englewood, Colorado 80112-5300, and its telephone number is (303) 799-8222.

                              RECENT DEVELOPMENTS

LAUNCH OF ECHOSTAR III

    The Company launched EchoStar III on October 5, 1997, from Cape Canaveral Air Station, Florida. EchoStar III, which will serve the eastern half of the U.S. from 61.5 DEG. WL, should enable the Company to retransmit local broadcast signals in certain U.S. television markets (assuming receipt of all required retransmission consents and copyright licenses and/or congressional or regulatory actions necessary to extend and clarify the scope of the statutory compulsory license to cover local satellite retransmission of network-affiliated station signals) and to provide subscribers with additional sports, foreign language, cultural, business, educational and other niche programming. EchoStar III will also provide the Company the capacity to offer subscribers HDTV and popular Internet and other computer data at high transmission speeds. Although all tests to date have been successful, EchoStar III has not yet achieved geostationary orbit. The ultimate success of the launch of EchoStar III will not be determinable until up to 60 days after its October 5 launch date.

SEARS TO CARRY DISH NETWORK PRODUCTS

    On September 15, 1997, EchoStar announced that Sears will begin to carry JVC branded EchoStar Receiver Systems. Beginning in October 1997, JVC branded EchoStar Receiver Systems are now available in more than 800 full-line, mall-based Sears stores, creating a nationwide retail distribution channel for such DISH compatible systems. EchoStar believes, but can give no assurance, that this additional distribution channel will further enhance EchoStar's ability to attract subscribers to the DISH Network.

SERIES C PREFERRED STOCK AND CLASS A COMMON STOCK OFFERINGS

    On November 4, 1997, EchoStar consummated offerings (collectively the "Offerings") of its 6 3/4% Series C Cumulative Convertible Preferred Stock (the "Series C Offering") and shares of its Class A Common Stock (the "Class A Offering"). The Series C Offering consisted of 2,300,000 shares (including the overallotment option which the underwriters exercised on November 10, 1997) of 6 3/4% Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") and resulted in net proceeds to the Company of approximately $96.5 million. The Class A Offering consisted of 3,100,000 shares of Class A Common Stock and resulted in net proceeds to the Company of approximately $57.7 million. The Offerings were consummated in connection with a registration statement and a public offering of the securities. The Series C Offering was underwritten by Donaldson Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc. The Class A Offering was underwritten by a syndicate of underwriters of whom Donaldson Lufkin & Jenrette Securities Corporation, BT Alex. Brown Incorporated, and Unterberg Harris were the representatives. EchoStar presently intends to use the net proceeds of the Series C Offering and the Class A Offering to fund subscriber acquisition and marketing expenses, and for other general corporate purposes.

                               THE EXCHANGE OFFER

The Exchange Offer................  The Issuer is offering to exchange (the "Exchange
                                    Offer") up to $200,000,000 aggregate liquidation value
                                    of Exchange Shares for up to $200,000,000 aggregate
                                    liquidation value of its outstanding Old Series B Shares
                                    that were issued and sold in a transaction exempt from
                                    registration under the Securities Act. The form and
                                    terms of the Exchange Shares will be issued pursuant to
                                    the same Certificate of Designation as the Old Series B
                                    Shares and therefore will contain the same preferences
                                    as the Old Series B Shares for which they may be
                                    exchanged pursuant to the Exchange Offer, except that
                                    the Exchange Shares are freely transferable by holders
                                    thereof except as provided herein (see "The Exchange
                                    Offer--Terms of the Exchange" and "--Terms and
                                    Conditions of the Letter of Transmittal") and are not
                                    entitled to certain registration rights and certain
                                    liquidated damages which are applicable to the Old
                                    Series B Shares under a registration rights agreement
                                    dated as of October 2, 1997 (the "Registration Rights
                                    Agreement") among the Issuer and Donaldson, Lufkin &
                                    Jenrette Securities Corporation and Lehman Brothers
                                    Inc., as initial purchasers (collectively, the "Initial
                                    Purchasers"). See "Description of Exchange Shares."

                                    Exchange Shares issued pursuant to the Exchange Offer in
                                    exchange for the Old Series B Shares may be offered for
                                    resale, resold and otherwise transferred by holders
                                    thereof (other than any holder which is: (i) an
                                    Affiliate of the Issuer; (ii) a broker dealer who
                                    acquired Old Series B Shares directly from the Issuer;
                                    or (iii) a broker-dealer who acquired Old Series B
                                    Shares as a result of market-making or other trading
                                    activities), without compliance with the registration
                                    and prospectus delivery provisions of the Securities
                                    Act, provided that such Exchange Shares are acquired in
                                    the ordinary course of such holders' business and such
                                    holders are not engaged in, do not intend to engage in,
                                    and have no arrangement or understanding with any person
                                    to participate in, a distribution of such Exchange
                                    Shares.

Minimum Condition.................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Series B Shares being
                                    tendered or accepted for exchange.

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., Eastern time, on January 2, 1998, unless extended (the
                                    "Expiration Date").

Exchange Date.....................  The first date of acceptance for exchange of the Old
                                    Series B Shares will be the first business day following
                                    the Expiration Date.

Conditions to the Exchange
  Offer...........................  The obligation of the Issuer to consummate the Exchange
                                    Offer is subject to certain conditions. See "The
                                    Exchange Offer." The Issuer reserves the right to
                                    terminate or amend the Exchange Offer at any time prior
                                    to the Expiration Date upon the occurrence of any of
                                    those conditions.

Withdrawal Rights.................  Tenders of Old Series B Shares pursuant to the Exchange
                                    Offer may be withdrawn at any time prior to the
                                    Expiration Date. Any Old Series B Shares not accepted
                                    for any reason will be returned without expense to the
                                    tendering holders thereof as promptly as practicable
                                    after the expiration or termination of the Exchange
                                    Offer.

Procedures for Tendering Old
  Series B Shares.................  See "The Exchange Offer."

Dissenter and Appraisal Rights....  Holders of Old Series B Shares will not have dissenters'
                                    rights or appraisal rights in connection with the
                                    Exchange Offer.

Federal Income Tax Consequences...  The exchange of Old Series B Shares for Exchange Shares by tendering holders will not be a taxable exchange for
                                    federal income tax purposes, and such holders should not
                                    recognize any taxable gain or loss or any interest
                                    income as a result of such exchange. See "Certain
                                    Federal Income Tax Considerations."

Use of Proceeds...................  There will be no cash proceeds to the Issuer from the exchange pursuant to the Exchange Offer.

Effect on Holders of Old Series B
  Shares..........................  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Old
                                    Series B Shares pursuant to the terms of this Exchange
                                    Offer, the Issuer will have fulfilled obligations
                                    contained in the terms of the Old Series B Shares and
                                    the Registration Rights Agreement, and, accordingly, the
                                    holders of the Old Series B Shares will have no further
                                    registration or other rights under the Registration
                                    Rights Agreement, except under certain limited
                                    circumstances. See "Description of Exchange Shares."

                                    Holders of the Old Series B Shares who do not tender
                                    their Old Series B Shares in the Exchange Offer will
                                    continue to hold such Old Series B Shares and will be
                                    entitled to all the rights and limitations applicable
                                    thereto. All untendered, and tendered but unaccepted,
                                    Old Series B Shares will continue to be subject to the
                                    restrictions on transfer provided for on the Old Series
                                    B Shares. To the extent that Old Series B Shares are
                                    tendered and accepted in the Exchange Offer, the trading
                                    market, if any, for the Old Series B Shares not so
                                    tendered is likely to be adversely affected. See "Risk
                                    Factors--Consequences of Failure to Exchange Old Series
                                    B Shares."

                            TERMS OF THE SENIOR PREFERRED STOCK

Senior Preferred Stock............  The term "Senior Preferred Stock" includes both the Old
                                    Series B Shares and the Exchange Shares.

Dividends.........................  Dividends are cumulative at 12 1/8% per annum, and are payable quarterly in cash or, at the sole discretion of
                                    the Issuer, in additional shares of Senior Preferred
                                    Stock, on each January 1, April 1, July 1 and October 1
                                    of each year, commencing

                                    January 1, 1998. Dividends on the Senior Preferred Stock
                                    will be cumulative from the date of issuance thereof.
                                    See "Description of Senior Preferred Stock."

Liquidation Preference............  $1,000 per share, plus accumulated and unpaid dividends.
                                    See "Description of Senior Preferred Stock."

Optional Redemption...............  On or after July 1, 2000, the Senior Preferred Stock is redeemable in cash, at the option of the Issuer, in
                                    whole or in part, at a price equal to the redemption
                                    price (expressed as a percentage of the liquidation
                                    preference thereof) set forth below, together with
                                    accumulated and unpaid dividends thereon to the
                                    applicable redemption date (subject to the Issuer's
                                    right to pay accumulated and unpaid dividends in
                                    additional shares of Senior Preferred Stock under
                                    limited circumstances), if redeemed during the 12-month
                                    period beginning on July 1 of the year indicated below:

                                            YEAR                             PERCENTAGE
                                            ------------------------------  ------------
                                            2000..........................     106.0625%
                                            2001..........................     104.0417%
                                            2002..........................     102.0208%
                                            Thereafter....................     100.0000%

                                    At any time prior to July 1, 2000, the Issuer may redeem
                                    shares of Senior Preferred Stock at a redemption price,
                                    payable in cash, equal to 112.125% of the liquidation
                                    preference thereof, plus an amount equal to a prorated
                                    dividend for the period from the dividend payment date
                                    immediately prior to the redemption date (subject to the
                                    Issuer's right to pay accumulated and unpaid dividends
                                    in additional shares of Senior Preferred Stock under
                                    limited circumstances), with the net proceeds of one
                                    public or private sale of equity interests of the Issuer
                                    or any of its subsidiaries, provided that: (a) Senior
                                    Preferred Stock representing at least two-thirds in
                                    aggregate liquidation preference of all Senior Preferred
                                    Stock originally issued remains outstanding immediately
                                    after the occurrence of such redemption; and (b) such
                                    redemption occurs within 120 days of the date of the
                                    closing of any such sale. See "Description of Senior
                                    Preferred Stock."

Mandatory Redemption..............  The Senior Preferred Stock will be subject to mandatory redemption in whole on July 1, 2004 at a price, payable
                                    in cash, equal to the liquidation preference thereof,
                                    plus all accumulated and unpaid dividends to the date of
                                    redemption. See "Description of Senior Preferred Stock."

Change of Control.................  Upon the occurrence of a Change of Control, the Issuer will be required to make an offer to each holder of
                                    Senior Preferred Stock to repurchase all or any part of
                                    such holder's Senior Preferred Stock at a cash purchase
                                    price equal to 101% of the liquidation preference
                                    thereof, plus accumulated and unpaid dividends to the
                                    date of repurchase; provided that any obligation to make
                                    such an offer shall not become effective until such time

                                    as the 1997 Notes and the1996 Notes (as defined) have
                                    been paid in full or have otherwise matured. See
                                    "Description of Senior Preferred Stock."

Ranking...........................  The Senior Preferred Stock will rank: (i) senior to all common stock of the Issuer and to each series of
                                    preferred stock existing on the date of issues of the
                                    Old Series B Shares, and to each other class of capital
                                    stock or series of preferred stock issued by the Issuer,
                                    which is established after the date of such issuance,
                                    the terms of which do not expressly provide that it
                                    ranks senior to or on a parity with the Senior Preferred
                                    Stock; (ii) subject to certain conditions, on a parity
                                    with any class of capital stock or series of preferred
                                    stock issued by the Issuer, which is established after
                                    the date of issuance of the Old Series B Shares, the
                                    terms of which expressly provide that such class or
                                    series will rank on a parity with the Senior Preferred
                                    Stock; and (iii) subject to certain conditions, junior
                                    to each class of capital stock or series of preferred
                                    stock issued by the Issuer, which is established after
                                    the date of issuance of the Old Series B Shares, the
                                    terms of which expressly provide that such class or
                                    series will rank senior to the Senior Preferred Stock.
                                    See "Description of Senior Preferred Stock."

Voting Rights.....................  Holders of the Senior Preferred Stock will have no voting rights with respect to general corporate matters
                                    except as provided by law or as set forth in the
                                    Certificate of Designation. In the event that dividends
                                    on the Senior Preferred Stock are in arrears and unpaid
                                    for four consecutive quarterly periods or six quarterly
                                    periods (whether or not consecutive) or upon certain
                                    other events, then, in either such case, the number of
                                    directors constituting the Board of Directors will be
                                    adjusted to permit the holders of the majority of the
                                    then outstanding Senior Preferred Stock, voting
                                    separately as a class, to elect two directors, and the
                                    approval of holders of a majority of the outstanding
                                    shares of Senior Preferred Stock, voting as a separate
                                    class, will be required for any merger, consolidation or
                                    sale of substantially all of the assets of the Issuer,
                                    except as permitted pursuant to the covenant entitled
                                    "Merger or Consolidation." See "Description of Senior
                                    Preferred Stock."

Certain Other Covenants...........  The Certificate of Designation will, among other things, restrict the ability of the Issuer and certain of its
                                    subsidiaries to (i) pay dividends with the proceeds from
                                    this Offering, (ii) pay cash dividends on any Junior or
                                    Parity Securities and (iii) incur indebtedness or pledge
                                    the stock of certain subsidiaries as collateral. The
                                    Certificate of Designation will also restrict the
                                    ability of EchoStar DBS Corporation ("DBS Corp") (a
                                    wholly owned subsidiary of the Issuer) and its
                                    subsidiaries to (i) make restricted payments, (ii) incur
                                    certain indebtedness or issue disqualified stock or
                                    preferred equity interests, (iii) create payment
                                    restrictions affecting subsidiaries, (iv) engage in
                                    transactions with affiliates or (v) engage in certain
                                    asset sales. A

                                    majority of the covenants contained in the Certificate
                                    of Designation and Exchange Indenture (as defined) are
                                    applicable solely to DBS Corp and its subsidiaries and
                                    do not impose restrictions or limitations on the Issuer
                                    or any of the Issuer's subsidiaries which are not also
                                    subsidiaries of DBS Corp. See "Description of Senior
                                    Preferred Stock" and "Risk Factors-- Applicability of
                                    Certain Covenants; Availability of Certain Remedies."

Transfer Restrictions.............  The Old Series B Shares have not been registered under the Securities Act and is subject to certain
                                    restrictions on transfer. See "Risk Factors--Absence of
                                    Public Market; Restrictions on Transfers."

Book-Entry; Delivery and Form.....  Senior Preferred Stock sold in reliance on Rule 144A will be represented by one or more permanent global
                                    certificates in definitive, fully registered form
                                    deposited with a custodian for, and registered in the
                                    name of a nominee of, the Depository Trust Company
                                    ("DTC"). See "Description of Senior Preferred Stock."

                             SUMMARY FINANCIAL DATA

    The following summary financial data and the selected financial data presented elsewhere in this Prospectus for the five years ended December 31, 1996 are derived from the Consolidated Financial Statements of EchoStar, audited by Arthur Andersen LLP, independent public accountants. The following summary financial data with respect to the six months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year. The data set forth in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," EchoStar's Consolidated Financial Statements and the Notes thereto, and other financial information included elsewhere in this Prospectus.

                                                                                                             SIX MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                    -----------------------------------------------------  --------------------
                                                     1992(1)    1993(1)     1994       1995       1996       1996       1997
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA, RATIOS, SUBSCRIBERS AND SATELLITE
                                                                                  RECEIVERS SOLD)

                                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenue.........................................  $ 165,088  $ 220,941  $ 190,983  $ 163,890  $ 211,411  $ 114,991  $ 172,845
  Operating income (loss).........................     11,286     18,204     13,216     (8,027)  (109,345)   (22,686)   (87,617)
  Net income (loss)...............................      7,529     12,272         90    (11,486)  (100,986)   (29,775)  (126,655)
  Net income (loss) attributable to common
    shares........................................  $   7,529  $  12,272  $    (849) $ (12,690) $(102,190) $ (30,377) $(127,257)
  Weighted-average common shares outstanding......     32,221     32,221     32,442     35,562     40,548     40,404     41,265
  Net income (loss) per common and common-
    equivalent share..............................  $    0.23  $    0.38  $   (0.03) $   (0.36) $   (2.52) $   (0.75) $   (3.08)
OTHER DATA:
  EBITDA(2).......................................  $  12,329  $  19,881  $  15,459  $  (4,913) $ (65,931) $ (12,930) $    (842)
  Ratio of earnings to combined fixed charges and
    preferred stock dividends(3)..................      15.0x      18.0x         --         --         --         --         --
  Deficiency of earnings to combined fixed charges
    and preferred stock dividends (3).............         --         --  $  (6,145) $ (44,198) $(188,701) $ (61,657) $(143,845)
  DBS subscribers (end of period).................         --         --         --         --    350,000     70,000    590,000
  Satellite receivers sold (in units):
    Domestic......................................    116,000    132,000    114,000    131,000    518,000    155,000    348,000
    International.................................     85,000    203,000    289,000    331,000    239,000    126,000     91,000
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total.......................................    201,000    335,000    403,000    462,000    757,000    281,000    439,000
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                 AS OF JUNE 30, 1997 (UNAUDITED)
                                                 ---------------------------------------------------------------
                                                                           AS ADJUSTED  AS ADJUSTED
                                                                             FOR THE      FOR THE    AS ADJUSTED
                                                                             CLASS A     SERIES C      FOR THE
                                                  ACTUAL    PRO FORMA(4)    OFFERING    OFFERING(5)  OFFERINGS(5)
BALANCE SHEET DATA:
  Cash, cash equivalents and marketable
    investment securities(6)...................  $ 187,804   $   380,804    $ 438,536    $ 477,254    $ 534,986
  Total assets.................................  1,534,480     1,727,480    1,785,212    1,823,930    1,881,662
  Total long-term obligations (less current
    portion)...................................  1,311,902     1,311,902    1,311,902    1,311,902    1,311,902
  Senior Preferred Stock(7)....................         --       193,000      193,000      193,000      193,000
  Series C Preferred Stock.....................         --            --           --      100,400      100,400
  Total stockholders' equity (deficit).........    (52,868)      (52,868)       4,864       43,582      101,314

                             SUMMARY SATELLITE DATA

                               ECHOSTAR I       ECHOSTAR II        ECHOSTAR III             ECHOSTAR IV
Expected launch date.......     Launched         Launched            Launched             1st Quarter 1998
Orbital slot...............    119 DEG. WL      119 DEG. WL        61.5 DEG. WL           148 DEG. WL (8)
Transponders...............    16 @ 24 MHz      16 @ 24 MHz      16/32 @ 24 MHz(9)       16/32 @ 24 MHz(9)
Approximate channel           100 channels     100 channels      100/200 channels         100/200 channels
  capacity(10).............
Output power...............     130 Watts        130 Watts         240/120 Watts           240/120 Watts
Expected end of commercial        2011             2011                2012                     2013
  life(11).................
Coverage area..............    Continental U.S. and certain         Eastern and       Western and Central U.S.
                               Regions of Canada and Mexico        Central U.S.          Alaska and Hawaii

------------------------

(1) Certain of EchoStar's subsidiaries operated under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and comparable provisions of applicable state income tax laws, until December 31, 1993. The net income for 1992 and 1993 presented above is net of pro forma income taxes of $3,304 and $7,846, respectively, determined as if EchoStar had been subject to corporate Federal and state income taxes for those years. Earnings per share has been calculated and presented on a pro forma basis as if the shares of EchoStar issued to reflect the December 31, 1993 reorganization were outstanding for the years ended December 31, 1992 and 1993, respectively. See Notes 1 and 7 of Notes to EchoStar's Consolidated Financial Statements.

(2) EBITDA represents earnings before interest (net), taxes, depreciation and amortization (including amortization of subscriber acquisition costs of $16.0 million for the year ended December 31, 1996 and $92,000 and $61.4 million for the six months ended June 30, 1996 and 1997, respectively). EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. See EchoStar's Consolidated Financial Statements contained elsewhere in this Prospectus.

(3) For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends and the deficiency of earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings from continuing operations before income taxes, plus fixed charges, excluding capitalized interest. Fixed charges consist of interest incurred on all indebtedness and the computed interest components of rental expense under noncancelable operating leases. Preferred stock dividends consist of the dividends accrued on the Company's Series A Preferred Stock. For the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, earnings were insufficient to cover fixed charges.

(4) Gives effect to the Old Series B Preferred Offering and the application of the net proceeds thereof.

(5) Excludes approximately $14.6 million to be deposited by purchasers of the Series C Preferred Stock into a deposit account established pursuant to the Series C Offering.

(6) Excludes restricted cash and marketable investment securities which totaled $229.6 million as of June 30, 1997.

(7) Net of estimated discounts and commissions and offering costs of $7.0 million.

(8) EchoStar presently intends to launch EchoStar IV into the 148 DEG. WL orbital slot during the first quarter of 1998. The Company may, however, subject in each case to applicable FCC approvals and other conditions in the 1997 Notes Indenture (as defined), determine to launch or move EchoStar IV into the 61.5 DEG. WL or the 119 DEG. WL orbital slot.

(9) The transponders on each of these satellites can be independently switched to provide a range from 16 transponders operating at 240 Watts each to 32 transponders operating at 120 Watts each.

(10) EchoStar's DBS permits cover: (i) 11 of the 16 transponders (approximately 65 of 100 channels) on EchoStar I; (ii) 10 of the 16 transponders (approximately 60 of 100 channels) on EchoStar II; (iii) 11 of the 16 transponders (approximately 65 of 100 channels) on EchoStar III; and (iv) 24 of the 32 transponders (approximately 150 of 200 channels) on EchoStar IV.

(11) The expected end of commercial life of each satellite has been estimated by EchoStar based on each satellite's actual or expected launch date and the terms of the construction and launch contracts. The minimum design life is 12 years. The licenses are issued for ten year periods, and would, unless renewed by the FCC, expire prior to the end of the minimum design life.

                           THE ECHOSTAR ORGANIZATION

    The following chart illustrates the Company's corporate structure:

                                     [LOGO]

                                  RISK FACTORS

    HOLDERS OF THE OLD SERIES B SHARES SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS, WHICH MAY BE GENERALLY APPLICABLE TO THE OLD SERIES B SHARES AS WELL AS TO THE EXCHANGE SHARES. IN PARTICULAR, THE HOLDERS OF THE OLD SERIES B SHARES SHOULD CONSIDER THE FOLLOWING FACTORS:

    RANKING OF SENIOR PREFERRED STOCK AND SENIOR EXCHANGE NOTES. The Senior Preferred Stock will rank junior in right of payment to all present and future indebtedness and other liabilities of EchoStar and, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of EchoStar, rank (i) subject to certain conditions, on a parity with any class of capital stock or series of preferred stock issued by EchoStar which is established after the date of this Prospectus by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of EchoStar; and
(ii) subject to certain conditions, junior to any class of capital stock or series of preferred stock issued by EchoStar which is established after the date of this Prospectus by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Senior Preferred Stock with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of EchoStar ("Senior Securities"). Although the terms of the Senior Preferred Stock generally prohibit the issuance of additional securities ranking on a parity with, or senior to, the Senior Preferred Stock, the Issuer is permitted by the terms of the Senior Preferred Stock to issue additional parity securities having an aggregate liquidation preference, at any one time outstanding, not to exceed $125 million and cash dividends may be paid on such securities whether or not full dividends have been paid on the shares of Senior Preferred Stock. See "Description of Senior Preferred Stock."

    APPLICABILITY OF CERTAIN COVENANTS; AVAILABILITY OF CERTAIN REMEDIES. A majority of the covenants contained in the terms of the Senior Preferred Stock and Exchange Indenture are applicable solely to DBS Corp. and its subsidiaries and do not impose any restrictions or limitations on EchoStar or any of EchoStar's subsidiaries which are not also subsidiaries of DBS Corp. As a result, EchoStar and certain of its subsidiaries may be entitled to engage in certain transactions which, among other things, could have the effect of transferring funds from the Old Series B Shares Offering to entities which are not limited or restricted in the types of transactions in which they engage and of making the holders of the Senior Preferred Stock or Senior Exchange Notes, as the case may be, structurally subordinate to the claims of creditors of EchoStar's subsidiaries. See "Holding Company Structure; Structural Subordination" below. The terms of the Senior Preferred Stock and Senior Exchange Notes will prohibit EchoStar from using the proceeds of this offering to pay any dividends or make any distributions on any common stock of EchoStar or any shares of Series A Preferred Stock and will prohibit, subject to certain exceptions, EchoStar from incurring any indebtedness and any subsidiary of EchoStar which owns an equity interest in DBS Corp. from incurring any indebtedness or issuing certain types of disqualified capital stock or preferred equity interests. In general, the remainder of the restrictive covenants limit the ability of DBS Corp. and its subsidiaries to: (i) incur additional indebtedness; (ii) issue preferred stock; (iii) sell assets; (iv) create dividend and other payment restrictions with respect to DBS Corp. and its subsidiaries; (v) merge, consolidate or sell assets; (vi) incur debt; (vii) enter into transactions with affiliates; and (viii) pay dividends. The 1994, 1996 and 1997 Notes Indentures (as defined) contain restrictive covenants that, among other things, limit the ability of DBS Corp., EchoStar Satellite Broadcasting Corporation ("ESBC") and Dish, Ltd. ("Dish") and their subsidiaries to: (i) incur additional indebtedness; (ii) issue preferred stock; (iii) sell assets; (iv) create, incur or assume liens; (v) create dividend and other payment restrictions with respect to DBS Corp.'s subsidiaries; (vi) merge, consolidate or sell assets; (vii) incur debt; (viii) enter into transactions with affiliates; and (ix) pay dividends.

    Holders of Senior Preferred Stock will be entitled to elect two directors to EchoStar's Board of Directors as their sole remedy for the breach of any covenant contained in the Certificate of Designation and will not be entitled to require early redemption of their Senior Preferred Stock. Moreover, notwithstanding the foregoing to the contrary or anything to the contrary in the Exchange Indenture, neither the trustee under the Indenture nor any holder of Senior Exchange Notes may seek any remedy against the Issuer (other than to pursue a claim in bankruptcy), including any acceleration of the maturity thereof, until both the 1997 Notes and the 1996 Notes have been paid in full or have otherwise matured. See "Description of Senior Preferred Stock."

    In the event of the bankruptcy, liquidation or reorganization of EchoStar, the assets of EchoStar will be available to pay obligations on the Senior Preferred Stock only after all of the then outstanding indebtedness and other liabilities of EchoStar have been paid in full, and there may not be sufficient assets remaining to pay amounts payable on any or all of the Senior Preferred Stock then outstanding.

    If the Senior Preferred Stock is exchanged for the Senior Exchange Notes, the Senior Exchange Notes will be effectively subordinated to obligations of EchoStar's subsidiaries. The Exchange Indenture permits the incurrence by EchoStar and its subsidiaries of additional indebtedness. See "Holding Company Structure; Structural Subordination" below.

    HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION. Since all of EchoStar's operations are conducted through its subsidiaries, its ability to make cash dividend payments, redeem the Senior Preferred Stock or service any debt, is dependent upon the earnings of such subsidiaries and the payment of funds by such subsidiaries to EchoStar in the form of loans, dividends or other payments. None of EchoStar's subsidiaries have any current obligations, contingent or otherwise, to pay any amounts in respect of the Senior Preferred Stock or Senior Exchange Notes or to make any funds available therefor, whether by dividends, loans or other payments, other than the possible guarantee of the Senior Exchange Notes by certain subsidiaries of EchoStar under limited circumstances. The cash flow generated by subsidiaries of Dish will only be available if and to the extent that Dish is able to make such cash available to ESBC in the form of dividends, loans or other payments. In general, Dish may pay dividends on its equity securities only if: (i) no default exists under the 1994 Notes Indenture; and (ii) after giving effect to such dividends, Dish's ratio of total indebtedness to cash flow would not exceed 4.0 to 1.0. Moreover, the aggregate amount of such dividends generally may not exceed the sum of 50% of Dish's consolidated net income (less 100% of consolidated net losses) from April 1, 1994, plus 100% of the aggregate net proceeds to Dish from the sale and issuance of certain equity interests of Dish. The 1996 Notes Indenture permits ESBC to pay dividends and make other distributions to DBS Corp without restrictions. In general, DBS Corp may pay dividends on its equity securities only if: (i) no default exists under the 1997 Notes Indenture; (ii) after giving effect to such dividends, DBS Corp's ratio of total indebtedness to cash flow would not exceed 6.0 to 1.0. Moreover, the aggregate amount of such dividends generally may not exceed the sum of (A) the difference of consolidated cash flow (less 100% of such deficit) minus 150% of consolidated interest expense, in each case from July 1, 1997, plus (B) 100% of the aggregate net proceeds to DBS Corp and its subsidiaries from the sale of certain equity interests of DBS Corp or EchoStar. If the available cash flows from EchoStar's subsidiaries are not sufficient to redeem the Senior Preferred Stock EchoStar may be required to obtain funds from other sources, such as sales of equity or debt securities. There can be no assurance the funds therefrom would be sufficient to enable EchoStar to redeem the Senior Preferred Stock at maturity or the Senior Exchange Notes in cash.

    Although the Senior Exchange Notes would be titled "Senior": (i) EchoStar has not issued, and does not have any plans to issue, any indebtedness to which the Senior Exchange Notes would be senior; and (ii) the Senior Exchange Notes would be effectively subordinated to all liabilities of the Issuer's subsidiaries, including liabilities to general creditors (except to the extent of any guarantee). As of June 30, 1997, the consolidated liabilities of EchoStar and its subsidiaries aggregated approximately $1.6 billion. The ability of Dish to make distributions to DBS Corp is severely limited by the terms of the 1994 Notes Indenture (as defined), and the cash flow generated by the assets and operations of EchoStar's subsidiaries will therefore only be available to satisfy EchoStar's obligations to the extent that such subsidiaries are able to make distributions, directly or indirectly, to DBS Corp. As of June 30, 1997, Dish and its subsidiaries were not able to make distributions to DBS Corp nor was DBS Corp allowed to make distributions to EchoStar. See "Description of Certain Indebtedness."

    SUBSTANTIAL LEVERAGE. EchoStar is highly leveraged, which makes it very vulnerable to changes in general economic conditions.

    Substantially all of the assets of DBS Corp, ESBC and Dish and their subsidiaries are pledged as collateral for the 1997 Notes, 1996 Notes and the 1994 Notes. Further, the 1997, 1996 and 1994 Notes Indentures (as defined) and the Series B Preferred Stock and the Senior Exchange Notes, if any, severely restrict the ability of EchoStar, DBS Corp, ESBC and Dish to incur additional debt. Thus it is, and will continue to be, difficult for EchoStar and its subsidiaries to obtain additional debt if required or desired in order to implement EchoStar's business strategy. ESBC, Dish and certain of Dish's subsidiaries are also parties to other agreements (in addition to the 1997, 1996 and 1994 Notes Indenture, the Series B Preferred Stock Certificate of Designation and the Exchange Indenture, if any), that severely restrict their ability to obtain additional debt financing for working capital, capital expenditures and general corporate purposes. As security for the performance of its obligations under certain of such agreements, certain subsidiaries of EchoStar have pledged substantial assets as collateral.

    As of June 30, 1997, EchoStar had outstanding long-term debt (including both the current and long-term portion) of approximately $1.3 billion (including the 1997 Notes, 1996 Notes, 1994 Notes, deferred satellite contract payments on EchoStar I and EchoStar II and mortgage debt). In addition, because interest on the 1994 Notes currently is not payable in cash but accrues through June 1, 1999, liability with respect to the 1994 Notes will increase by approximately $156.8 million through that date to $624.0 million. Similarly, because interest on the 1996 Notes currently is not payable in cash but accrues through March 15, 2000, liability with respect to the 1996 Notes will increase by approximately $168.7 million through that date to $580.0 million.

    The ability of EchoStar, DBS Corp, ESBC and Dish to meet their respective payment obligations will depend on the success of EchoStar's business strategy, which is subject to uncertainties and contingencies beyond EchoStar's control.

    Under the terms of the 1996 Notes Indenture, EchoStar may pay cash dividends on its equity securities only if: (i) no default exists under the 1996 Notes Indenture; (ii) after giving effect to such dividends, EchoStar's ratio of total indebtedness to cash flow would not exceed 5.0 to 1.0; and (iii) the aggregate amount of such dividends, along with certain other payments, does not exceed the sum of 50% of EchoStar's consolidated net income (less 100% of consolidated net losses) from January 1, 1996 to the end of its most recently completed fiscal quarter plus 100% of the aggregate net proceeds received by EchoStar or its subsidiaries from a sale of EchoStar equity securities.

    COMPETITION FROM DBS AND OTHER SATELLITE SYSTEM OPERATORS. The subscription television industry is highly competitive. EchoStar faces competition from companies offering video, audio, data, programming and entertainment services. Many of these competitors have substantially greater financial and marketing resources than EchoStar. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    EchoStar competes with companies offering programming through various satellite broadcasting systems. One competitor, DirecTv, Inc. ("DirecTv"), has launched three DBS satellites and has 27 frequencies that are capable of transmitting to the entire continental U.S. ("full-CONUS"). DirecTv and U.S. Satellite Broadcasting Corporation ("USSB"), which owns five transponders on one of DirecTv's satellites, currently offer over 150 channels of combined DBS video programming. As of October 31, 1997, DirecTv had approximately 3.0 million subscribers, approximately one-half of which also subscribed to USSB programming. EchoStar is currently at a competitive disadvantage to DirecTv and USSB with regard to market entry, programming and, possibly, volume discounts for programming offerings. In addition, in the event desirable pay-per-view or other popular programming is obtained by competitors of EchoStar on an exclusive basis, it will be unavailable to EchoStar's DISH Network. DirecTv currently has exclusive distribution rights for out-of-market National Football League telecasts. There may be additional sports and other programming offered by other pay television providers that will not be available on the DISH Network. See "Business--Competition--Other DBS and Home Satellite Operators."

    AT&T Corporation ("AT&T") and DirecTv have entered into an exclusive agreement for AT&T to market and distribute DirecTv's DBS service. As part of the agreement, AT&T made an initial investment of approximately $137.5 million to acquire 2.5% of the equity of DirecTv with an option to increase its investment to up to 30% over a five-year period. This agreement provides a significant base of potential customers for the DirecTv DBS system and allows AT&T and DirecTv to offer customers a bundled package of digital entertainment and communications services. As a result, EchoStar is at a competitive disadvantage marketing to these customers. Further, affiliates of the National Rural Telecommunications Cooperative have acquired territories in rural areas of the U.S. as distributors of DirecTv programming, thereby increasing the distribution capacity of DirecTv.

    On June 11, 1997, TCI Satellite Entertainment, Inc. ("TSAT") announced that a binding agreement had been signed for the restructuring of PrimeStar Partners, L.P. ("PrimeStar"), which currently offers medium power Ku-band programming service to customers using dishes approximately three feet in diameter. In connection with such restructuring, PrimeStar, which is currently owned by affiliates of the five largest cable companies in the U.S., has entered into an agreement to combine its assets with American Sky Broadcasting, L.L.C. ("ASkyB"), a satellite venture formed by News Corporation ("News") and MCI Telecommunications, Inc. ("MCI"), into a single DBS provider. Each PrimeStar partner will contribute its PrimeStar customers and partnership interests into the newly formed entity. ASkyB has announced that it will contribute two satellites under construction and 28 full-CONUS frequencies at the 110 DEG. WL orbital location. In addition, Tempo Satellite, Inc. ("Tempo"), a subsidiary of TSAT, has a license for a satellite using 11 full-CONUS frequencies at the 119 DEG. WL orbital location, and recently launched a satellite to that location. PrimeStar also has agreed to acquire Tempo's license. As of October 31, 1997, according to published reports, PrimeStar had approximately 1.9 million subscribers.

    On July 18, 1997, PrimeStar and TSAT filed an application with the FCC requesting FCC approval for the assignment of Tempo authorizations to PrimeStar in connection with the PrimeStar "roll-up" restructuring. On August 15, 1997, MCI and PrimeStar also filed an FCC application requesting approval for the assignment of MCI's DBS authorizations to PrimeStar. The parties to the two transactions have also initiated the antitrust clearance process with the Department of Justice for each transaction, and EchoStar understands that clearance has been obtained for one of the two transactions (the PrimeStar roll-up). The FCC applications have been placed on public notice and have been opposed by EchoStar and others, but there can be no assurance that any of these oppositions will be successful. If the requests are approved by the FCC and if the transactions are consummated by the parties, the resulting entity would constitute a significantly strengthened competitor with substantial financial and other resources, including a significantly greater number of full-CONUS channels than any other DBS provider.

    Affiliates of several of the companies that would own interests in a restructured PrimeStar entity provide programming to cable television operators, other terrestrial systems and DBS system operators, including EchoStar. These content providers, including News, Time Warner Inc. (including its Turner Broadcasting Systems subsidiary) ("Time Warner"), TCI Communications, Inc. ("TCI"), Cox Communications Inc. ("Cox"), Comcast Corporation ("Comcast") and US WEST, Inc. ("US WEST") would likely provide a significant amount of programming to the new PrimeStar entity and may decide to provide this programming to PrimeStar on better terms and at a lower cost than to other cable or DBS operators. Additionally, those content providers could raise programming prices to all cable, DBS and other providers (including PrimeStar), thereby increasing the Company's cost of programming to rates that are effectively higher than those borne by PrimeStar's owners. Although the current programming access provisions under the Cable Television Consumer Protection and Competition Act of 1992, as amended (the "Cable Act"), and the FCC's rules generally require cable company affiliated content providers to make programming available to competitors on non-discriminatory terms, there are exceptions to these requirements and certain of these requirements are set to expire in 2002 unless extended by the FCC. Moreover, any amendment to, or interpretation of, the Cable Act or the FCC's rules which would revise or eliminate these provisions could adversely affect EchoStar's ability to acquire programming on a cost-effective basis.

    The FCC has indicated that it may apply to the International Telecommunication Union ("ITU") for allocation of additional DBS orbital locations capable of providing service to the U.S. Further, Canada, Mexico, and other countries have been allocated various DBS and FSS orbital locations which are capable of providing service to part or all of the continental U.S. In general, non-U.S. licensed satellites are not presently allowed to provide domestic DBS or DTH service in the U.S. However, in November 1996, the U.S. and Mexico signed a Protocol allowing cross-border DBS and DTH service from Mexican-licensed satellites to the U.S. and vice versa, and Mexico has indicated that it will auction one or more of its FSS orbital locations later this year, and that it will auction one or more of its DBS orbital locations during 1998.

    Pursuant to the protocol, the FCC already has permitted a company to provide Direct-to-Home ("DTH") services in the U.S. through a Mexican satellite. Televisa International, LLC ("Televisa") is currently in the process of developing DTH television and related services in Mexico, Latin America, North America and Europe. Televisa received authorization from the FCC to operate 1 million receive-only earth stations in the U.S. which are capable of receiving DTH television services from Mexico's Solidaridad II satellite. The Solidaridad II satellite operates at 113 DEG. WL providing full-CONUS coverage, and is licensed by the Mexican Government.

    The FCC authorized Televisa to operate receive dishes that are larger, and possibly less attractive to consumers, than the dishes made available by EchoStar. Further, the FCC authorization for Televisa does not provide Televisa's earth stations with protection from unacceptable radio interference from nearby satellite networks. Nevertheless, the authorization of Televisa to provide a service from the 113 DEG. WL orbital slot may produce additional competition to the full-CONUS service provided by the Company from EchoStar I and EchoStar II.

    In October 1997, the U.S. and Mexico signed a protocol allowing cross-border FSS service from Mexican-licensed satellites to the U.S. and vice versa. The U.S. and Mexico have announced their intention to commence discussion on a third protocol, to address mobile satellite services.

    In addition, the U.S. has indicated its willingness to enter into similar agreements with other countries in North, Central, and South America. If the U.S. government moves forward with these initiatives, or if other countries authorize DBS providers to use their orbital slots to serve the U.S., additional competition could be created, and EchoStar's DBS authorizations could become less valuable. At this time, EchoStar cannot predict whether these or other recent developments will ultimately permit other potential competitors to have access to the U.S. In addition, two additional satellite companies, Continental Satellite Corporation ("Continental") (a subsidiary of Loral Space & Communications Ltd. ("Loral")) and Dominion, each has conditional permits for a comparatively small number of DBS assignments which can be used to provide service to portions of the U.S.

    There are a number of additional methods by which programming can be delivered via satellite, including low power C-band satellite services, medium and high power Ka-band, Ku-band and extended Ku-band satellite services. These satellite frequency bands can be used to provide additional competition to EchoStar. See "Business--Competition--Other Potential Providers of DBS or Similar Services."

    COMPETITION FROM CABLE TELEVISION AND OTHER TERRESTRIAL SYSTEMS. The DISH Network also encounters substantial competition in the overall market for pay television households from cable television and other terrestrial systems. Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Cable television service is currently available to approximately 90% of the approximately 96 million U.S. television households, and approximately 65% of total television households currently subscribe to cable. Cable television operators currently have an advantage relative to EchoStar with regard to the provision of local programming as well as the provision of service to multiple television sets within the same household. The Librarian of Congress has ruled upon a report of the Copyright Arbitration Royalty Panel recommending royalties for local satellite retransmission of network affiliated and superstation signals. See "Risk Factors--Impediments to Retransmit Local Broadcast Signals." In addition, EchoStar's programming will not be available to households lacking a clear line of sight to EchoStar's current orbital location, or to households in apartment complexes or other multiple dwelling units that do not facilitate or allow the installation of EchoStar Receiver Systems. As a result of these and other factors, there can be no assurance that EchoStar will be able to establish a substantial subscriber base or compete effectively against cable television operators. See "Business--Competition--Cable Television."

    There are also a number of other terrestrial systems for delivering multiple channels of television programming. These include "wireless cable" or "MMDS" systems, and private cable systems such as satellite master antennae television ("SMATV") as well as new and advanced technologies such as Local Multi-Point Distribution Services ("LMDS"), which are still in the development stage. Certain wireless cable companies may become more competitive as a result of recently announced affiliations with telephone companies. In addition, digital video compression over existing telephone lines, and fiber optic networks and open video systems are being implemented and supported by entities such as regional telephone companies which are likely to have greater resources than EchoStar. When fully deployed, these new technologies could have a material adverse effect on the demand for DBS services. Regulatory changes may also make it easier for local exchange carriers ("LECs") and others, including utility companies, to provide competitive video services, and to provide video services directly to subscribers in the LECs' telephone service areas, with certain exceptions. The Telecommunications Act of 1996 (the "1996 Act") repealed a statutory telephone/cable cross-ownership restriction, and recognizes several multiple-entry options for telephone companies to provide competitive video programming. There can be no assurance that EchoStar will be able to compete successfully with existing competitors or new entrants in the market for pay television services. See "Business--Competition--Wireless Cable" and "--Telephone Companies."

    EXPECTED OPERATING LOSSES. Due to the substantial expenditures required to complete development, construction and deployment of the EchoStar DBS System and introduction of its DISH Network service to consumers, EchoStar has sustained significant losses in recent periods. EchoStar's operating losses were $8.0 million, $109.3 million and $87.6 million for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively. EchoStar had net losses of $11.5 million, $101.0 million and $126.7 million during those same periods. Improvements in EchoStar's results of operations are largely dependent upon its ability to increase its customer base while maintaining its price structure, controlling subscriber turnover (i.e., the rate at which subscribers terminate service), and effectively managing its costs. No assurance can be given that EchoStar will be effective with regard to these matters. In addition, EchoStar incurs significant acquisition costs to obtain DISH Network subscribers. The high cost of obtaining new subscribers magnifies the negative effects of subscriber turnover. See "--Risk of Inability to Manage Rapidly Expanding Operations; Subscriber Turnover." EchoStar anticipates that it will continue to experience operating losses through at least 1999. There can be no assurance that such operating losses will not continue beyond 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    POTENTIAL NEED FOR ADDITIONAL CAPITAL. EchoStar may require additional funds to acquire DISH Network subscribers. In addition, EchoStar has conditional licenses or applications pending with the FCC for a two satellite Ku-band system, a two satellite Fixed Satellite Service ("FSS") Ka-band system, a two satellite extended Ku-band system and a six satellite low earth orbit ("LEO") satellite system. EchoStar will need to raise additional funds for the foregoing purposes. Further, there are a number of factors, some of which are beyond EchoStar's control or ability to predict, that could require EchoStar to raise additional capital. These factors include slower than expected subscriber acquisition, a defect in or the loss of any satellite or an increase in the cost of acquiring subscribers due to additional competition, among other things. There can be no assurance that EchoStar will be able to raise additional capital at the time necessary or on terms satisfactory to EchoStar. The inability to raise sufficient capital would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    RISK THAT ECHOSTAR WILL BE UNABLE TO PURCHASE SECURITIES TENDERED UPON A CHANGE OF CONTROL. There can be no assurance that EchoStar will have sufficient funds to repurchase the Senior Preferred Stock upon a Change of Control (as defined) or to repurchase Senior Exchange Notes tendered upon the occurrence of an Orbital Event (as defined). If EchoStar does not have sufficient funds to redeem all Senior Preferred Stock or Senior Exchange Notes tendered for purchase upon the occurrence of a Change of Control or, in the case of the Senior Exchange Notes, an Orbital Event, EchoStar would be required to raise additional capital. No assurance can be given that additional capital would be available on terms acceptable to EchoStar, or at all.

    LACK OF BRAND-NAME RECOGNITION. The absence of brand-name recognition for the EchoStar DBS System impairs the Company's ability to market its receivers through consumer electronics stores as effectively as it would like. Some of the Company's competitors (such as DirecTv) have arrangements with a larger number of major consumer electronic product manufacturers (such as Sony and RCA), than does EchoStar, which allow those companies to manufacture and sell DBS receivers that bear their own trademark, and allow consumers to receive the programming of the Company's DBS competitors. This type of arrangement between the Company's DBS competitors and major consumer products companies gives the Company's competitors a distinct, significant consumer marketing edge.

    At this time, EchoStar Receiver Systems are manufactured by one manufacturer, SCI Systems, Inc. ("SCI"). Unlike DirecTv, the Company does not currently have manufacturing agreements or arrangements with any large consumer products manufacturers other than JVC. As a result, EchoStar's receivers (and consequently its programming services) are less well known to consumers than those of some of its principal competitors, and EchoStar, due in part to the lack of product recognition and demand, has not had as much success in having EchoStar Receiver Systems carried for sale in consumer electronic stores or outlets as EchoStar would like, or as may be necessary for EchoStar's financial success.

    POTENTIAL FOR DELAY AND COST OVERRUNS. Significant expenditures are required to complete construction and deployment of the EchoStar DBS System. Funds, in addition to existing cash balances, will be required in the event of delays, cost overruns, increased costs associated with certain potential change orders under the Satellite Contracts (as defined) or the Launch Contracts (as defined), a change in launch provider, material increases in estimated levels of operating cash requirements, if increased subsidization of EchoStar Receiver Systems become necessary to meet competition, or to meet other unanticipated expenses. There can be no assurance that such financing will be available or that, if available, it will be available on terms favorable to EchoStar. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    A significant delay in the delivery or launch of any EchoStar satellite would adversely affect EchoStar's operations and may result in the cancellation of any of the permits of EchoStar Satellite Corporation ("ESC"), DirectSat Corporation ("DirectSat"), DBS Corp and DBSC by the FCC. See "--Risk of Satellite Defect, Loss or Reduced Performance." In addition, any material delay in the delivery of EchoStar Receiver Systems or related components would negatively affect EchoStar's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    EFFECT OF LOSS OF KEY PERSONNEL. EchoStar believes that its future success will depend to a significant extent upon the performance of certain individuals, particularly Charles W. Ergen, Chairman, Chief Executive Officer and President of EchoStar, and James DeFranco, Executive Vice President. The loss of either of these individuals could have an adverse effect on EchoStar's business. EchoStar does not maintain "key man" insurance with respect to any such individuals. While all executives of the Company have executed agreements limiting their ability to work for or consult with competitors if they leave the Company, the Company does not have any employment agreements with any executive officer of the Company.

    DEPENDENCE ON THIRD PARTY PROGRAMMERS. EchoStar is dependent on third parties to provide it with programming services. EchoStar's programming agreements have remaining terms ranging from one to ten years and contain various renewal and cancellation provisions. There can be no assurance that any of these agreements will be renewed or will not be cancelled prior to expiration of their original term. In the event that any such agreements are not renewed or are cancelled, there can be no assurance that EchoStar would be able to obtain or develop substitute programming, or that such substitute programming would be comparable in quality or cost to EchoStar's existing programming. EchoStar's competitors currently offer substantially the same programming as EchoStar. The ability of EchoStar to compete successfully will depend on EchoStar's ability to continue to obtain desirable programming and attractively package it to its customers at competitive prices. See "Business--Programming."

    Pursuant to the Cable Act and the FCC's rules, programming developed by vertically integrated cable-affiliated programmers generally must be offered to all multi-channel video programming distributors on non-discriminatory terms and conditions. The Cable Act and the FCC's rules also prohibit certain exclusive programming contracts. EchoStar anticipates purchasing a substantial percentage of its programming from cable-affiliated programmers. Certain of the restrictions on cable-affiliated programmers will expire in 2002 unless extended by the FCC. As a result, any expiration of, amendment to, or interpretation of, the Cable Act and the FCC's rules that permits the cable industry or programmers to discriminate in the sale of programming against competing businesses, such as that of EchoStar, could adversely affect EchoStar's ability to acquire programming or acquire programming on a cost-effective basis. In addition, laws, regulations and the need to obtain certain retransmission consents and copyright licenses may limit the ability of the Company to implement a local programming strategy in multiple markets. See "Business--Government Regulation--Satellite Home Viewer Act."

    On October 14, 1997, EchoStar filed a complaint with the FCC against Rainbow Programming Holdings, Inc. and Rainbow Media Holdings, Inc. (collectively "Rainbow") under the Communications Act's program access rules. Rainbow, a cable-affiliated programming vendor, manages several regional sports services. EchoStar's complaint alleges that Rainbow has discriminated against EchoStar in the terms and conditions (including rates, tiering restrictions and advertising availability provisions) that it has demanded to make its regional sports programming available to EchoStar; that Rainbow has effectively refused to deal with EchoStar through dilatory tactics; and that Rainbow has engaged in various unfair practices at EchoStar's expense. The complaint requests several forms of relief. There is no assurance that the complaint will succeed or that the FCC will grant EchoStar any of the requested forms of relief. If the complaint is not successful, this may adversely affect EchoStar's ability to offer Rainbow regional sports programming in its programming packages.

    On October 27, 1997, EchoStar filed a program access complaint with the FCC against Fox/Liberty Networks LLC, Fox Sports Net LLC and Fox Sports Direct (collectively "Fox Sports"), which controls certain regional sports programming services currently carried by EchoStar. In that complaint, EchoStar has alleged that Fox Sports has discriminated against EchoStar in the terms that it offered EchoStar, compared to the terms available to certain competing cable operators. There can be no assurance that EchoStar will be successful in its complaint and/or that EchoStar will attain better terms for its carriage of Fox Sports programming than the terms currently available to EchoStar. The inability of EchoStar to secure better terms may adversely affect EchoStar's relationship with Fox Sports.

    RISKS OF INFRINGEMENT OF PATENTS AND PROPRIETARY RIGHTS. The ability of EchoStar to obtain patents and other intellectual property rights is material to its business. Many of EchoStar's competitors have obtained, and may be expected to obtain in the future, patents that cover or affect products or services directly or indirectly related to those offered by EchoStar. There can be no assurance that EchoStar is aware of all patents that may potentially be infringed by its products. In addition, patent applications in the U.S. are confidential until a patent is issued and, accordingly, EchoStar cannot evaluate the extent to which its products may infringe claims contained in pending patent applications. In general, if it were determined that one or more of EchoStar's products infringe on patents held by others, EchoStar would be required to cease developing or marketing those products, to obtain licenses to develop and market those products from the holders of the patents or to redesign those products in such a way as to avoid infringing the patent claims. The extent to which EchoStar may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses is currently unknown. A number of third parties have contacted EchoStar claiming patent and other intellectual rights with respect to components within the EchoStar DBS System. There can be no assurance that EchoStar would be able to obtain such licenses on commercially reasonable terms or, if it were unable to obtain such licenses, that it would be able to redesign its products to avoid infringement. See "Business--Legal Proceedings."

    DEPENDENCE ON SATELLITES AND SINGLE DIGITAL BROADCAST CENTER. Prior to the expiration of the anticipated useful lives of EchoStar satellites, EchoStar will need to obtain replacement satellites. There can be no assurance that replacements will be available when required or, if available, that they will be available at prices, and on other terms, acceptable to EchoStar. Various FCC approvals would be required with respect to replacement satellites, including but not limited to renewal of EchoStar's ten year DBS licenses. There can be no assurance that the FCC will grant the required approvals.

    EchoStar also relies upon a single digital broadcast center located in Cheyenne, Wyoming for key operations such as reception of programming signals, encryption and compression. If a natural or other disaster damaged the digital broadcast center, there can be no assurance that EchoStar would be able to continue to provide programming services to its customers.

    IMPEDIMENTS TO RETRANSMIT LOCAL BROADCAST SIGNALS. EchoStar intends to offer programming telecast by local affiliates of national television networks to major population centers within the continental U.S. via DBS satellite. In order to retransmit this programming to any DISH Network subscriber in a particular local market, EchoStar generally must obtain the retransmission consent of the local affiliate, except for direct to home retransmissions to "unserved households", as that term is defined in the Satellite Home Viewer Act (see below). There can be no assurance that the Company will obtain retransmission consents from any local affiliate and one of the networks (Fox) has stated it is not willing to consider EchoStar's request for retransmission consent at this time. The inability to transmit such programming into the local markets from which the programming is generated could have an adverse effect on the Company.

    The Satellite Home Viewer Act ("SHVA") establishes a "statutory" (or compulsory) copyright license that generally allows a DBS operator, for a statutorily-established fee, to retransmit local affiliate programming to subscribers for private home viewing so long as that retransmission is limited to those persons in "unserved households." An "unserved household", with respect to a particular television network, is defined as one that cannot receive an over-the-air network signal of "grade B" intensity (a predictive standard of signal intensity employed by the FCC) of a primary network station affiliated with that network through the use of a conventional outdoor rooftop antenna and has not, within the 90 days prior to subscribing to the DBS service, subscribed to a cable service that provides the signal of an affiliate of that network. While management believes the SHVA could be read to allow the Company to retransmit this programming to certain local markets via DBS satellite, management also believes that the compulsory copyright license under the SHVA may not be sufficient to permit the Company to implement its strategy to retransmit such programming in the most efficient and comprehensive manner. On August 28, 1997, a Copyright Arbitration Royalty Panel ("CARP"), appointed to recommend royalties for satellite retransmission of network-affiliated television and superstation signals pursuant to the compulsory license of
Section 119 of the Copyright Act, delivered its Report to the Librarian of Congress. In the CARP's recommendation, the CARP held it has no jurisdiction to set royalties for local satellite retransmissions of the signals of network-affiliated television stations, on the ground that the compulsory license of the

Copyright Act does not extend to such retransmissions. EchoStar petitioned the Librarian to modify the CARP report. The CARP also recommended setting at zero the royalty rate for local retransmissions of superstation signals.

    The final ruling of the Librarian of Congress, reviewing the CARP's recommendation, was published in the Federal Register on October 28, 1997. With respect to "local-into-local" retransmissions, the Librarian affirmed the zero rate recommended by the CARP for secondary transmission of a superstation signal within the station's local market--a recommendation that EchoStar had supported.

    The Librarian modified the CARP's recommendation, by also establishing a zero rate for secondary transmissions of a network station's signal to "unserved households" within the station's local market. The Librarian of Congress also reviewed the CARP's recommendation on the meaning of "unserved households" (i.e., whether the statutory license covers retransmissions to a household in a network station's local market receiving a signal of Grade B intensity from that station but not from any other affiliate of the same network and satisfying all other elements of the "unserved household" definition). The CARP had determined that the statutory license does not cover such retransmissions and the CARP did not have jurisdiction to recommend a rate for them. The Librarian decided that the law is silent on the issue, and accordingly, he cannot unequivocally say that the CARP's decision is arbitrary or contrary to law. Nonetheless, the Librarian determined that the Copyright Office retains the authority to conduct a rule-making proceeding despite the CARP's determination, on the permissibility of secondary transmissions of a network station's signal to households within that station's local market that are served by that station but unserved by any other station affiliated with the same network under the "unserved household" provisions of the satellite compulsory license.

    While modifications to the CARP's recommendations effected by the final ruling are generally favorable to EchoStar, the ruling is subject to judicial review, and there can be no assurance that these modifications will not be set aside. Moreover, there can be no assurance that the rule-making referenced in the final ruling will be conducted or that it will result in an outcome favorable to EchoStar. Further, while EchoStar is continuing its effort to secure passage of legislation that will clarify and extend the scope of the compulsory license with respect to local network signals, to protect against the possibility the Copyright Office will not conduct a rule-making proceeding or that any such rulemaking may not provide a favorable result to EchoStar, there can be no assurance that EchoStar will be successful in this effort. If a court or administrative agency were to reject the interpretation of "unserved household" supported by EchoStar, and legislation does not pass which clarifies and extends the scope of the compulsory license, EchoStar may have to engage in the relatively cumbersome process of obtaining copyright licenses from all individual copyright holders instead. In the absence of the legislation sought by EchoStar and/or a favorable outcome in the rule-making referenced in the Librarian's final ruling, and failing successful negotiation of individual copyright licenses and retransmission consent agreements to the extent necessary, there can be no assurance that EchoStar would be successful in any copyright infringement or FCC litigation with copyright owners and/or broadcasters regarding the legality of certain local-into-local network retransmissions.

    INCREASED COSTS FOR RETRANSMISSION OF DISTANT BROADCAST SIGNALS. In its August 28, 1997 report, the CARP recommended that the royalty rate for satellite retransmissions of distant network-affiliated station and distant superstation signals be set at 27 cents per subscriber per month--a substantial increase compared to the previously applicable rates, which ranged from 6 to 17.5 cents. The Satellite Broadcasting & Communications Association, of which EchoStar is a member, requested modifications to the CARP's report.

    The final ruling of the Librarian of Congress, reviewing the CARP's recommendation, was published in the FEDERAL REGISTER on October 28, 1997. The Librarian, among other things, affirmed the CARP's recommendation of a 27 cent per subscriber per month royalty rate for retransmissions of distant superstation and network station signals, but delayed the effective date for the increase to January 1, 1998 (instead of making the increase retroactive, as the CARP had recommended).

    EchoStar believes but can provide no assurances that it may be able to pass through the increases to its customers by separately tiering the channels involved, so that its operating margins are not substantially affected. However, the increases may adversely affect the competitiveness of EchoStar vis-a-vis cable operators, which pay lower rates to copyright holders.

    DEPENDENCE ON SINGLE RECEIVER MANUFACTURER. EchoStar Receiver Systems are currently manufactured exclusively by SCI Technology ("SCI"), a high-volume contract electronics manufacturer, and only JVC manufactures other consumer electronics products incorporating EchoStar Receiver Systems. SCI is currently EchoStar's only source of stand-alone receivers. EchoStar is currently negotiating with several brand-name consumer electronics manufacturers to produce receivers for use with the DISH Network. No assurances can be provided regarding the ultimate success of those negotiations. If SCI is unable for any reason to produce receivers in a quantity sufficient to meet EchoStar's requirements, EchoStar's ability to add additional subscribers would be materially impaired and its results of operations would be adversely affected.

    RISK THAT INITIAL EQUIPMENT COSTS WILL LIMIT CONSUMER DEMAND FOR DISH NETWORK PROGRAMMING. Currently, the suggested retail price of a standard EchoStar Receiver System is $199. The initial equipment cost required to receive DISH Network programming may reduce the demand for EchoStar Receiver Systems, since EchoStar Receiver Systems generally must be purchased, while cable and certain of EchoStar's satellite competitors lease their equipment to the consumer with little if any initial hardware payment required.

    POLITICAL RISKS PERTAINING TO LAUNCH PROVIDERS AND RESTRICTIONS ON EXPORT OF TECHNOLOGY. EchoStar has contracted with Lockheed-Khrunichev-Energia-International, Inc. ("LKE") for the launch of EchoStar IV during the first quarter of 1998 from the Baikonur Cosmodrome in the Republic of Kazakhstan (the "LKE Contract"). EchoStar will launch EchoStar IV on a Proton K/Block DM four stage launch vehicle. Astra 1F, the first commercial launch on a Proton K/Block DM, was successfully launched on April 9, 1996 and Inmarsat 3 F2, the second such commercial launch, was successfully launched on September 6, 1996. LKE now markets commercial Proton launches under a new organization called International Launch Services ("ILS"), a joint venture between LKE and Lockheed Services. ILS has contracts providing for the launch of at least six non-EchoStar western satellites throughout 1997.

    The first commercial Proton launch in 1997 was successfully accomplished on May 24, carrying the Telestar 5 payload. However, two of the launches of the Proton four stage launch vehicle have failed in the last twelve months. In February 1996, a Proton Block DM failed during launch when its main engine did not start properly. Additionally, in November 1996, the main engine of a Proton Block D-2 failed to properly start a planned second burn during the launch of the Mars 96 spacecraft.

    In order for EchoStar IV to be launched from Kazakhstan, the satellite contractor will need to obtain a technical data exchange license and a satellite export license from the U.S. government. There can be no assurance those licenses can be obtained in a timely manner to avoid a launch delay. Any political or social instability, such as that recently experienced in the former Soviet bloc countries, could affect the cost, timing and overall advisability of utilizing LKE as a launch provider for EchoStar's satellites. See "Business--Satellite Launches."

    NEWS CORPORATION LITIGATION. On February 24, 1997, EchoStar and News announced an agreement (the "News Agreement") pursuant to which, among other things, News agreed to acquire approximately 50% of the outstanding capital stock of EchoStar. News also agreed to make available for use by EchoStar the DBS permit for 28 frequencies at 110 DEG. WL purchased by MCI for over $682 million following a 1996 FCC auction. During late April 1997, substantial disagreements arose between the parties regarding their obligations under the News Agreement.

    On May 8, 1997, EchoStar filed a Complaint in the U.S. District Court for the District of Colorado (the "Court"), Civil Action No. 97-960, requesting that the Court confirm EchoStar's position and declare that News is obligated pursuant to the News Agreement to lend $200 million to EchoStar without interest and upon such other terms as the Court orders.

    On May 9, 1997, EchoStar filed a First Amended Complaint significantly expanding the scope of the litigation to include breach of contract, failure to act in good faith, and other causes of action. EchoStar seeks specific performance of the News Agreement and damages, including lost profits based on, among other things, a jointly prepared ten-year business plan showing expected profits for EchoStar in excess of $10 billion based on consummation of the transactions contemplated by the News Agreement.

    On June 9, 1997, News filed an answer and counterclaims seeking unspecified damages. News' answer denies all of the material allegations in the First Amended Complaint and asserts twenty defenses, including bad faith, misconduct and failure to disclose material information on the part of EchoStar and its Chairman and Chief Executive Officer, Charles W. Ergen. The counterclaims, in which News is joined by its subsidiary ASkyB assert that EchoStar and Ergen breached their agreements with News and failed to act and negotiate with News in good faith. EchoStar has responded to News' answer and denied the allegations in their counterclaims. EchoStar also has asserted various affirmative defenses. EchoStar intends to diligently defend against the counterclaims. The parties are now in discovery. The case has been set for a five week trial commencing June 15, 1998, but that date could be postponed. The litigation process could continue for many years and there can be no assurance concerning the outcome of the litigation. An adverse decision could have a material adverse effect on EchoStar's financial position and results of operations.

    RISKS OF ADVERSE EFFECTS OF GOVERNMENT REGULATION. EchoStar is subject to the regulatory authority of the U.S. Government and the national communications authorities of the countries in which it operates. The business prospects of EchoStar could be adversely affected by the adoption of new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies and regulations, that modify the present regulatory environment, as well as its failure to comply with existing laws, policies and regulations. EchoStar must comply with all applicable Communications Act requirements and FCC regulations and policies, including, among other things, proceeding with diligence to construct satellites and commence operations within prescribed milestones and in accordance with required filings of periodic progress reports.

    EchoStar believes that it remains free to set prices and serve customers according to its business judgment, without rate regulation or the statutory obligation under Title II of the Communications Act to avoid undue discrimination among customers. There can be no assurances that the FCC would not find that EchoStar is subject to the requirements of Title II. If the FCC made such a finding, EchoStar would be required to comply with the applicable portions of Title II.

    The Communications Act of 1934, as amended, and the FCC's implementing regulations provide that, where subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own in excess of 25% of the total equity of the holding company, considered on a fully-diluted basis, except upon an FCC public interest determination. While the FCC's International Bureau has ruled that these limitations do not apply to DBS authorizations, the ruling has been challenged and the question remains open. Furthermore, the limitations will apply to EchoStar's FSS authorizations if EchoStar holds itself out as a common carrier or if the FCC decides to treat it as such a carrier. The FCC has noted that EchoStar proposes to operate some of its proposed fixed satellite services on a common carrier as well as a non-common carrier basis.

    A recent survey of EchoStar's equity owners discloses that EchoStar's foreign ownership in May of this year was under 5%, well below these limitations if they were to apply. However, if the purchase by foreigners or their representatives of EchoStar's existing or new equity securities or exercise of any right to convert existing or new securities into equity securities, including the shares subject to the Offerings, would cause the foreign ownership limitations to be exceeded, a separate FCC determination that such ownership was consistent with the public interest would be required in order to avoid a violation of the Act and/or the FCC's rules.

    The Communications Act of 1934, as amended, also requires prior FCC approval of transfers of control over, or assignments of, Title III licenses. If the purchase of the securities in the Offerings (or exercise of the right to convert the Preferred Stock into shares of Common Stock) would result in a transfer of control over the FCC licenses and permits, such transfer would require the prior approval of the FCC.

    EchoStar believes that, because it is engaged in a subscription programming service, it is not subject to many of the regulatory obligations imposed upon broadcast licensees. However, there can be no assurances that the FCC will not find in the future that EchoStar should be treated as a broadcast licensee with respect to its current and future operations. If the FCC were to determine that EchoStar is, in fact, a broadcast licensee, EchoStar could be required to comply with all regulatory obligations imposed upon broadcast licensees.

    The Cable Act requires the FCC to conduct a rulemaking proceeding to impose public interest requirements for DBS licensees. The FCC's rules must, at a minimum, mandate reasonable and non-discriminatory access to qualified candidates for election to public office and require DBS licensees to reserve between four and seven percent of the DBS licensees' channel capacity exclusively for noncommercial programming of an educational or informational nature. Within this set-aside requirement, DBS providers must make capacity available to "national educational programming suppliers" at below-cost rates. The FCC is presently conducting a rulemaking proceeding in order to determine how to implement the 4-7% set-aside requirement. The Company cannot predict at this time the extent or nature of the public interest programming requirements that will be imposed by the FCC, or when the FCC will issue these rules. There can be no assurance that these public interest requirements will not have an adverse effect on the quantity and mix of programming that EchoStar is able to offer its subscribers. See "Business--Government Regulation."

    Pursuant to the 1996 Act, the FCC has established regulations that prohibit (with certain exceptions) governmental and non-governmental restrictions, such as private covenants and homeowners' association rules, that impair a viewer's ability to receive video programming through devices designed for DBS Service, MMDS, or over-the-air reception of television broadcast service. These rules apply to property within the exclusive control of the antenna user where the user has an ownership interest in the property. In an ongoing proceeding, the FCC is examining whether the rules should apply to the placement of antennas on common areas or rental properties where the antenna user does not own or control the property. While the Company cannot predict the outcome of this proceeding, a decision not to extend these rules to such properties or other adverse decision potentially could limit the growth of DBS subscribers. See "Business--Government Regulation."

    While DBS operators like EchoStar currently are not subject to the "must carry" requirements of the Cable Act, the cable industry has argued that DBS operators should be subject to these requirements. In the event the "must carry" requirements of the Cable Act are revised to include DBS operators, or to the extent that new legislation or regulation of a similar nature is promulgated, EchoStar's future plans to provide local programming may be adversely affected, and such must carry requirements could cause the displacement of possibly more attractive programming.

    OPPOSITION TO, AND RISK OF LOSS OF, CERTAIN ECHOSTAR AUTHORIZATIONS. Many aspects of EchoStar's operations require the retention or renewal of existing FCC authorizations, or the procurement of additional authorizations. The FCC has granted EchoStar conditional authority to use C-band frequencies for telemetry, tracking and control ("TT&C") functions for EchoStar I, stating that the required coordination process with Canada and Mexico had been completed. In January 1996, however, the FCC received a communication from an official of the Ministry of Communications and Transportation of Mexico stating that EchoStar I's TT&C operations could cause unacceptable interference to Mexican satellites. There can be no assurance that such objections will not subsequently require EchoStar to relinquish the use of such C-band frequencies for TT&C purposes. This could result in the inability to control EchoStar I and a total loss of the satellite. Further, the FCC has granted EchoStar conditional authority to use "extended" C-band frequencies for TT&C functions for EchoStar II, but only until January 1, 1999, at which time the FCC will review the suitability of those frequencies for TT&C operations. There can be no assurance that the FCC will extend the authorization to use these C-band frequencies for TT&C purposes beyond that date. Such failure to extend the authorization could result in the inability to control EchoStar II and a total loss of the satellite. Also, there can be no assurance that the rights of EchoStar under the Dominion Agreement will be given effect in the absence of FCC approval, which has not yet been received and may not be forthcoming. In addition, certain of EchoStar's pending and future requests to the FCC for extensions, waivers and approvals have been, and are expected to continue to be, opposed by third parties. Among other things, the precise location of ESC's and DirectSat's licensed EchoStar I and EchoStar II satellites may be outside the parameters set forth in their licenses. EchoStar has requested temporary authority to operate, for 180 days, EchoStar I and EchoStar II closer together (at 119.05 DEG. WL and
118.95 DEG. WL instead of at their authorized locations at 119.2 DEG. WL and
118.8 DEG. WL), which would improve signal quality and facilitate better customer service. The FCC has raised concerns about this request, and the request has been opposed by Tempo. See "Business--Government Regulation--FCC Permits and Licenses." Failure of the FCC to grant or renew EchoStar's request would require EchoStar to take steps to ensure that EchoStar I and EchoStar II are positioned consistent with present FCC authorizations, or to reposition the satellites, and could have an adverse effect on the operation of these satellites. If EchoStar I and EchoStar II were found to have been operated outside their authorized parameters, the FCC could impose monetary forfeitures or other penalties on EchoStar. There can be no assurance that EchoStar's requests will be granted or, if granted, that they will be granted on a timely basis or on terms favorable to EchoStar. EchoStar will also require further FCC authorizations to operate EchoStar III and launch and operate EchoStar IV. The loss of any of EchoStar's FCC authorizations, the failure to obtain requested extensions or waivers or the imposition of conditions would adversely affect EchoStar's plan of operations, and its current business plan could not be fully implemented. See "Business--Other Components of DBS Service" and "--Government Regulation--FCC Permits and Licenses."

    By order released January 11, 1996, the FCC's International Bureau extended the DBS permit of DirectSat for 11 channels at the 175 DEG. WL orbital slot to 1999, subject to the condition that the FCC may reconsider the extension and modify or cancel it, in whole or in part, if DirectSat fails to make progress toward construction and operation of its DBS system substantially in compliance with its promised timetable, or with any more expedited timetable ordered by the FCC. In the same order, the FCC's staff denied reconsideration of its earlier decision to assign channels and orbital locations to DirectSat at 119 DEG. WL and 175 DEG. WL for its DBS system. PrimeStar has applied for full FCC review of this order and other parties may seek reconsideration and/or judicial review of the eventual FCC order. There can be no assurance that the full FCC will affirm the International Bureau's decision or render a decision favorable to EchoStar. Failure of the full FCC to affirm the decision would have a substantial adverse effect upon EchoStar's operations and may result in a loss of authorizations. In addition, in the event that EchoStar loses the DirectSat frequencies at 119 DEG.WL, EchoStar would be required under certain circumstances to offer to repurchase all or a portion of the 1994 Notes, the 1996 Notes, the 1997 Notes and, if issued, the Series B Exchange Notes, under certain conditions. In the event that a substantial number of holders of the 1994 Notes, the 1996 Notes, the 1997 Notes, or, if issued, the Series B Exchange Notes, accepted that offer, EchoStar's plan of operations, including its liquidity, would be adversely affected and it might not be possible to implement EchoStar's current business plan without obtaining additional financing. See "Business--Legal Proceedings."

    DBSC's authorization to construct and operate two DBS satellites at
61.5 DEG. WL and 175 DEG. WL initially expired on August 15, 1995. Prior to that date, DBSC applied for an extension of time, based upon a variety of factors. DBSC indicated that it had signed an amendment to the DBSC Satellite Contract, by which DBSC ordered a 32 transponder satellite in lieu of the previously contracted for 16 transponder satellite. DBSC filed an application for FCC approval of this minor modification in design. In December 1995, the FCC staff approved DBSC's request for an extension of time, giving it until 1998 to complete construction and launch of its satellites subject to continued compliance with the FCC's due diligence requirements. PrimeStar has sought full FCC review of this order, and other parties may seek reconsideration and/or judicial review of the eventual FCC order. There can be no assurance that the full FCC will affirm the International Bureau's decision or render a decision favorable to EchoStar. Failure of the full FCC to affirm the decision would have a substantial adverse effect upon EchoStar's operations, and may result in loss of the authorization. The FCC has not yet ruled on PrimeStar's petition, and no assurances can be given that the FCC will sustain the staff's determination. DBSC's minor modification request was opposed by Tempo. The FCC's staff has declined to rule on DBSC's request for minor modification of its authorization pending the submission to the FCC of interference data based on the proposed new satellite design. DBSC has submitted relevant data; and by order released September 29, 1997, the FCC's International Bureau conditionally approved the requested modification application.

    EchoStar III was launched on October 5, 1997 pursuant to FCC authority which was conditionally granted by the September 29, 1997 order of the FCC's International Bureau. The International Bureau's September 29, 1997 order also conditionally granted DBSC an STA to test all transponders on EchoStar III for the earlier of eight weeks after launch or seven days prior to the launch of a satellite to that orbital location by an authorized entity. The International Bureau's order is subject to review by the full Commission and ultimately the Court of Appeals, and there can be no assurance that the order will not be challenged, or that any such challenges will not be successful. EchoStar also expects to file applications for authority to operate the satellite as well as feeder link earth stations and antennas for TT&C communications with EchoStar
III. On October 3, 1997 EchoStar filed an application for authority to operate one of the earth station antennas that it plans to deploy for TT&C and feeder link communications with EchoStar III. On October 27, 1997, EchoStar filed a request for a 180 day STA to operate the satellite after testing, and expects to file an application for a license to operate the satellite. There can be no assurance that any of these current or future requests will be granted. Also on October 3, 1997, EchoStar filed a request for an STA to allow it to begin testing that antenna immediately upon the launch of EchoStar III. On the same date, the FCC staff verbally gave EchoStar a 90-day STA to conduct such testing subject to certain power restrictions.

    In the event EchoStar at any time fails to comply with applicable Communications Act requirements and FCC regulations, including the FCC's required schedule for construction and launch of any of EchoStar's satellites, the FCC has the authority to revoke, condition, or decline to extend or renew the authorizations for that and any subsequent satellites and, in connection with that action, could exercise its authority to rescind these authorizations. The FCC has, in fact, indicated it may revoke DBS permits if there are delays in the satellite construction schedule submitted by the permittee to the FCC or if the permittee fails to meet other due diligence construction and operation obligations. The schedule submitted to the FCC by DBSC called for the completion of construction at 61.5 DEG. WL of EchoStar III by July 31, 1997, and that milestone was met. DBSC and DirectSat also must have operational satellites at 175 DEG. WL by 1998 and 1999, respectively, and DirectSat must have an operational satellite at 110 DEG. WL by 1999. Both DBSC and DirectSat must comply with other intermediate milestones. Any delay in this schedule may cause total or partial revocation of DBSC's or DirectSat's permits. The FCC also has declared that it will carefully monitor the semi-annual reports required to be filed by DBS permittees. Failure of EchoStar to file adequate semi-annual reports or to demonstrate progress in the construction of its DBS systems may result in cancellation of its permits. EchoStar has not filed all required progress reports with the FCC. There is a risk that the FCC may find that EchoStar has not complied fully with the FCC's due diligence requirements, including without limitation the filing of semi-annual progress reports and satisfaction of construction and payment obligations consistent with the FCC's rules and the semi-annual progress reports filed by EchoStar.

    Further, the FCC has not yet completed its review to determine whether EchoStar's contract for the construction of the western satellite of its system meets the FCC's requirements and has deferred a decision on whether to extend EchoStar Satellite Corporation's ("ESC") permit for western assignments. Therefore, the FCC has not yet assigned to EchoStar frequencies for that satellite. While it is possible that DBSC, DirectSat and ESC may construct a satellite for joint use by all three at 175 DEG. WL (provided that ESC is found to have a firm contract and receives frequency assignments at 175 DEG. WL), EchoStar will still be required to construct and launch two or more satellites in addition to EchoStar I, EchoStar II, EchoStar III and EchoStar IV in order to preserve all of its DBS permits (plus additional satellites for the single frequencies at each of the 110 DEG. WL and 166 DEG. WL orbital slots in order to avoid loss of those frequencies). Finally, with respect to the 24 orbital assignments at the 148 DEG. WL orbital slot, EchoStar must complete contracting for a satellite by December 20, 1997, must complete construction by December 20, 2000, and must launch and operate a satellite by December 20, 2002. Absent infusion of additional significant capital, EchoStar will not be able to retain all of its assigned frequencies and orbital slots. There can be no assurance that EchoStar will be able to comply with the FCC's due diligence requirements or that the FCC will determine that EchoStar has complied with such due diligence requirements.

    In addition, ESC recently received from the FCC's International Bureau a conditional license for two FSS satellites in the Ka-band. That license was based on an orbital plan agreed upon by applicants in EchoStar's processing round. Certain of these applicants have now requested changes to that orbital plan. One company (Norris) has filed a request to stay the plan, and petitions for reconsideration are also pending against certain of the licenses covered by the plan. There can be no assurance that review of the recently granted Ka-band licenses and orbital plan by the International Bureau and the full FCC will not eliminate the basis for EchoStar's conditional license and result in loss of that license.

    On October 15, 1997, the FCC released service rules applicable to Ka-band licensees. Among other things, the rules impose various technical requirements and restrictions, including the obligation to protect or coordinate with certain types of services and power control requirements. The FCC also imposed implementation milestones, including commencement of construction within one year of grant, commencement of construction of second satellite within two years of grant, launch of first satellite within five years of grant, and launch of all satellites by the dates required by the ITU--generally six years from filing of the ITU "Appendix 4" information (which was filed in November 1995), with the possibility of a three-year extension. The FCC noted that EchoStar proposes to operate its system on a common carrier basis. Further, the FCC prohibited trafficking in "bare" Ka-band licenses. The FCC also imposed annual reporting requirements. There can be no assurance that these new rules will not adversely affect EchoStar's plans with respect to its licensed Ka-band system.

    In November 1996, ESC also received a conditional license for two Ku-band FSS satellites, subject, among other things, to submitting additional proof of its financial qualifications. While ESC has submitted such proof, GE Americom and PrimeStar have challenged it and have requested cancellation of ESC's license. GE Americom and PrimeStar have also requested reconsideration of ESC's license and reassignment of one EchoStar satellite to a different orbital slot, on the ground that the satellite will interfere with the GE Americom satellite used by PrimeStar for its medium-power Ku-band service. Finally, GE Americom and PrimeStar have opposed ESC's request to add C-band capabilities to one satellite of its Ku-band system, and EchoStar Ku-X Corporation's pending application for an extended Ku-band system has also been opposed. There can be no assurance as to how the FCC will rule with respect to any of these challenges. Rulings in favor of these challengers would adversely affect EchoStar's ability to use these FSS satellites.

    EchoStar also must comply with certain construction and launch milestones imposed or expected to be imposed with respect to its conditionally authorized operations in the Ku and Ka-bands. Failure to comply with such requirements may result in termination of the authorizations.

    RISK OF INABILITY TO MANAGE RAPIDLY EXPANDING OPERATIONS. EchoStar must expand its operations rapidly to achieve its business objectives. Several of EchoStar's key activities, including satellite in-orbit control, satellite receiver manufacturing, billing and subscriber management are out-sourced to third party vendors. To manage its growth effectively, EchoStar must continue to develop its internal and external sales force, installation capability, customer service operations, and information systems, and maintain its relationships with third party vendors. EchoStar will also need to continue to expand, train and manage its employee base, and its management personnel will be required to assume even greater levels of responsibility. If EchoStar is unable to manage its growth effectively, EchoStar's business and results of operations could be materially adversely affected.

    SUBSCRIBER TURNOVER. Since commencing operation of the DISH Network in March 1996, EchoStar's monthly subscriber turnover (which represents the number of subscriber disconnects during the period divided by the weighted-average number of subscribers during the period) has averaged less than 1.25%. To date, a majority of EchoStar's subscribers have purchased annual subscriptions. EchoStar expects that subscriber turnover may increase as annual subscribers renew and convert to month-to-month subscriptions, as the number of overall DISH Network subscribers increases, and as a result of certain other factors. If EchoStar is unable to control subscriber turnover, its financial condition and results of operations would be adversely affected.

    LIMITED MARKETING EXPERIENCE. EchoStar began marketing the EchoStar DBS System in March 1996. The Company markets EchoStar Receiver Systems throughout the U.S. through its own sales and marketing organization using national and regional broadcast and print advertising, independent distributors and retailers and consumer electronics stores and outlets. The Company's success will ultimately depend in large part upon its ability to successfully demonstrate to consumers the ease of use, reliability and cost-effectiveness of the EchoStar DBS System, and upon its ability to have EchoStar Receiver Systems distributed in consumer mass marketing channels, such as consumer electronics stores and outlets.

    EchoStar is presently selling EchoStar Receiver Systems through a limited number of consumer electronics stores. Some of EchoStar's competitors, including DirecTv, began selling their products through consumer electronics stores before EchoStar and, as a result, are carried by a greater number of retailers and have a competitive advantage in the consumer electronics distribution channel. Further, some of EchoStar's competitors have maintained this competitive advantage through extensive monetary support of consumer electronics advertising campaigns. This is particularly true in the case of those consumer electronics outlet chains that have chosen, for the time being, to sell only one or a limited number of DBS receiver products. Consequently, there can be no assurance that EchoStar will be able to effectively market its EchoStar Receiver Systems.

    RISK OF SATELLITE DEFECT, LOSS OR REDUCED PERFORMANCE. Satellites are subject to significant risks, including satellite defects, launch failure, destruction and damage that may result in incorrect orbital placement or prevent proper commercial operation. Approximately 15% of all commercial geosynchronous satellite launches have resulted in a total or constructive total loss. The failure rate varies by launch vehicle and manufacturer. While the FCC granted EchoStar authority in 1995 to construct a satellite to serve as a ground spare for EchoStar I and EchoStar II, EchoStar has not constructed ground spares for its DBS system, and therefore may not have satellites immediately available to use as replacements in the event of a serious in-orbit problem which could cause a substantial delay in the restoration of EchoStar's DBS service.

    In the event of a failure or loss of any of EchoStar I, EchoStar II, or EchoStar III, and subject to FCC consent, EchoStar may relocate EchoStar IV and utilize the satellite as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that EchoStar IV would not cause additional interference compared to EchoStar I, EchoStar II, or EchoStar III. Should EchoStar choose to utilize EchoStar IV in this manner, there can be no assurance that such use would not adversely affect EchoStar's ability to meet the construction, launch and operation deadlines associated with its permits. Failure to meet such deadlines could result in the loss of such permits and would have an adverse effect on EchoStar's planned operations.

    In the event of an in-orbit failure of EchoStar III, under the 1996 Notes Indenture EchoStar would be required to use the proceeds from any launch insurance to purchase satellites or, at ESBC's option, to make an offer to repurchase the maximum amount of 1996 Notes that can be purchased with those proceeds. Similarly, in the event of a launch failure of EchoStar IV, under the 1997 Notes Indenture DBS Corp would be required to use the proceeds from any launch insurance to purchase satellites or, at DBS Corp's option, to make an offer to repurchase the maximum amount of 1997 Notes that can be purchased with those proceeds.

    EchoStar III was launched on October 5, 1997 on an Atlas IIAS launch vehicle. Although all tests to date have been successful, EchoStar III has not yet achieved geostationary orbit. The ultimate success of the launch of EchoStar III will not be determinable until up to 60 days after its October 5 launch date.

    A number of satellites constructed by Lockheed Martin Corporation ("Lockheed Martin") over the past three years have experienced defects resulting in total or partial loss following launch. The type of failures experienced have varied widely. Lockheed Martin constructed EchoStar I, EchoStar II and EchoStar III and is constructing EchoStar IV. No assurances can be given that EchoStar I, EchoStar II, EchoStar III or EchoStar IV will perform according to specifications.

    Launch delays could result from weather conditions or technical problems with any EchoStar satellite or any launch vehicle utilized by the launch provider for EchoStar IV, or from other factors beyond EchoStar's control. If the launch of any of EchoStar's satellites, including EchoStar IV, is delayed, EchoStar's strategy to provide additional programming to DISH Network subscribers using transponders on these satellites would be adversely affected.

    RISK OF SIGNAL THEFT. The delivery of subscription programming requires the use of encryption technology. Signal theft or "piracy" in the C-band DTH, cable television and European DBS industries has been widely reported. There can be no assurance that the encryption technology used by the EchoStar DBS System will remain totally effective. If EchoStar's encryption technology is compromised in a manner which is not promptly corrected, EchoStar's revenue and its ability to contract for video and audio services provided by programmers would be adversely affected. Recent published reports indicate that the DirecTv and USSB encryption systems have been compromised. There can be no assurance that continued theft of DirecTv programming will not adversely affect EchoStar's operations. A Canadian court recently ruled that pirating of DirecTv programming is not illegal in Canada. This ruling may encourage the attempted piracy of EchoStar programming in Canada, resulting in lost revenue for EchoStar and increased piracy of DirecTv programming. Piracy of DirecTv programming could result in increased sales of DirecTv receivers at the expense of loss of potential DISH Network subscribers.

    RISKS OF FAILURE OF COMPLEX TECHNOLOGY. The EchoStar DBS System is highly complex. New applications and adaptations of existing and new technology (including compression, conditional access, on screen guides and other matters), and significant software development, are integral to the EchoStar DBS System. As a result of the introduction of such new applications and adaptations from time to time, the EchoStar DBS System may, at times, not function as expected.

    Technology in the satellite television industry is in a rapid and continuing state of change as new technologies develop. Although the digital compression technology utilized in connection with the EchoStar DBS System is the world standard, the integration and implementation of that technology is also undergoing rapid change. There can be no assurance that EchoStar and its suppliers will be able to keep pace with technological developments. In addition, delays in the delivery of components or other unforeseen problems in the EchoStar DBS System may occur that could adversely affect performance, cost or timely deployment and operation of the EchoStar DBS System and could have an adverse effect on EchoStar. Further, in the event that a competitive satellite receiver technology becomes commonly accepted as the standard for satellite receivers in the U.S., EchoStar would be at a significant technological disadvantage. See "Business--Programming."

    CONTROL OF ECHOSTAR BY PRINCIPAL STOCKHOLDER. Although Charles W. Ergen, the Chairman, Chief Executive Officer and President of EchoStar, currently owns 73% of the total equity securities of EchoStar (assuming exercise of employee stock options), he currently possesses approximately 96% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of the directors of EchoStar and to control all other matters requiring the approval of EchoStar's stockholders. See "Security Ownership of Certain Beneficial Owners and Management." For Mr. Ergen's total voting power in EchoStar to be reduced to below 51%, his percentage ownership of the equity securities of EchoStar would have to be reduced to below 10%. Following consummation of the Common Offering, Mr. Ergen will own approximately 68% of the total equity securities of EchoStar and would possess approximately 95% of the total voting power. Assuming conversion of all of the shares of Preferred Stock and following consummation of the Common Offering, Mr. Ergen would own approximately 62% of the total equity securities of EchoStar and would possess approximately 94% of the total voting power.

    LIMITATION OF VOTING RIGHTS. EchoStar's equity securities consist of common and preferred stock. EchoStar's common stock has been divided into three classes with different voting rights. Holders of Class A Common Stock and Class C Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and holders of Class B Common Stock and Series A Preferred Stock are entitled to ten votes per share. No Class C Common Stock is currently issued and outstanding. However, upon a Change in Control (as defined) of EchoStar, each holder, if any, of shares of Class C Common Stock would be entitled to cast ten votes for each share of Class C Common Stock held by such holder. See "Description of Capital Stock." Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock and the Series A Preferred Stock vote together as a single class on all matters submitted to stockholders, except where separate class voting is required by law and except as otherwise provided in the Certificate of Designations, Preferences and Rights for the Series A Preferred Stock. The Series B Preferred Stock, the Series C Preferred Stock are, nonvoting. Holders of Class A Common Stock will not be able to meaningfully participate in the affairs of EchoStar absent a restructuring of the capital stock of EchoStar, or the conversion into Class A Common Stock of EchoStar's outstanding shares of Class B Common Stock and Series A Preferred Stock.

    LIMITATIONS ON WARRANTIES AND INSURANCE. Pursuant to satellite construction contracts between Lockheed Martin and EchoStar and certain of its subsidiaries (collectively, the "Satellite Contracts"), and EchoStar's launch services contracts (the "Launch Contracts"), EchoStar and certain of its subsidiaries are the beneficiaries of limited warranties on their satellites and launch vehicles. However, the limited warranties do not cover a substantial portion of the risk inherent in satellite launches or satellite operations.

    EchoStar is required under the 1994 Notes Indenture to maintain in-orbit insurance for EchoStar I and EchoStar II. EchoStar is required under the 1996 Notes Indenture to maintain in-orbit insurance for EchoStar III and is required under the 1997 Notes Indenture to obtain launch and in-orbit insurance for EchoStar IV. EchoStar has procured the required in-orbit insurance for EchoStar I, EchoStar II and EchoStar III. The launch insurance policies contain (or are expected to contain), and the insurance policies with respect to in-orbit operation contain (or are expected to contain), standard commercial satellite insurance provisions, including a material change condition, that, if successfully invoked, will give insurance carriers the ability to increase the cost of the insurance (potentially to a commercially impracticable level), require exclusions from coverage that would leave the risk uninsured or rescind their coverage commitment entirely. The in-orbit insurance policies for EchoStar I, EchoStar II and EchoStar III also are subject to annual renewal provisions. There can be no assurance that such renewals will be at rates or on terms favorable to EchoStar. If renewal is not possible, there can be no assurance that EchoStar will be able to obtain replacement insurance policies on terms favorable to EchoStar. For example, if EchoStar I, EchoStar II, EchoStar III or other similar satellites experience anomalies while in orbit, the cost to renew in-orbit insurance could increase significantly or coverage exclusions for similar anomalies could be required. Further, although EchoStar has obtained binders for the launch insurance required for EchoStar

IV (including in-orbit insurance for 365 days after launch), there can be no assurance that EchoStar will be able to obtain or maintain insurance for EchoStar IV. See "Business--Insurance."

    If the launch of any EchoStar satellite is a full or partial failure or if, following launch, any EchoStar satellite does not perform to specifications, there may be circumstances in which insurance will not fully reimburse EchoStar for any loss. In addition, insurance will not reimburse EchoStar for business interruption, loss of business and similar losses that might arise from delay in the launch of any EchoStar satellite. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    LIMITED LIFE OF SATELLITES. Each EchoStar satellite has a limited useful life. A number of factors affect the useful lives of the satellites, including the quality of their construction, the durability of their component parts, the longevity of their orbits and the launch vehicle used. The minimum design life of each of EchoStar I, EchoStar II, EchoStar III and EchoStar IV is 12 years. There can be no assurance, however, as to the useful lives of the satellites. EchoStar's operating results would be adversely affected if the useful life of any of these satellites were significantly shorter than 12 years. The Satellite Contracts contain no warranties in the event of a failure of EchoStar I, EchoStar II, EchoStar III or EchoStar IV following launch. Additionally, a move of any of these satellites, either temporarily or permanently, to another orbital location, would result in a decrease in the orbital life of the satellite of up to six months per movement.

    RISK OF SATELLITE DAMAGE OR LOSS FROM ACTS OF WAR, ELECTROSTATIC STORM AND SPACE DEBRIS. The loss, damage or destruction of any EchoStar satellites as a result of military actions or acts of war, anti-satellite devices, electrostatic storm or collision with space debris would have a material adverse effect on EchoStar. EchoStar's insurance policies include customary exclusions including:
(i) military or similar actions; (ii) laser, directed energy or nuclear anti-satellite devices; and (iii) insurrection and similar acts or governmental action.

    STATE TAXES. In addition to being subject to FCC regulation, operators of satellite broadcast systems in the U.S. may be affected by imposition of state and/or local sales taxes on satellite-delivered programming. According to the Satellite Broadcasting and Communications Association, several states, including Maryland, Missouri, North Dakota, New York and Washington, have either adopted or proposed such taxes. Other states are in various stages of considering proposals that would tax providers of satellite-delivered programming and other communications providers. The adoption of state imposed sales taxes could have adverse consequences to EchoStar's business.

    ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERS. The Senior Preferred Stock and the Senior Exchange Notes, if issued, constitute new issues of securities, for which there is no established trading market. If a trading market does not develop or is not maintained, holders of the Senior Preferred Stock or Senior Exchange Notes, as the case may be, may experience difficulty in reselling the securities or may be unable to sell it at all. If a market for the securities develops, any such market may be discontinued at any time and the securities could trade at prices that may be lower than the initial market values thereof, depending on many factors, including prevailing interest rates, the markets for similar securities and the financial performance of EchoStar. Although there is currently no market for the securities, the Initial Purchasers have advised EchoStar that they will make a market in the securities. However, they are not obligated to do so, and any such market making may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during certain times. See "Description of Senior Preferred Stock." Accordingly, there can be no assurance as to the development or liquidity of any market for the securities. The Issuer does not intend to apply for listing of any of the Senior Preferred Stock or Senior Exchange Notes, as the case may be, on any securities exchange or for quotation through the Nasdaq National Market or any other securities quotation service.

                                USE OF PROCEEDS

    There will be no cash proceeds to the Issuer from the Exchange Offer.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The sole purpose of the Exchange Offer is to fulfill the obligations of the Issuer with respect to the registration of the Old Series B Shares.

    The Old Series B Shares were originally issued and sold on October 2, 1997 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided in section 4(2) of the Securities Act, and subsequent resales were permitted in reliance on Rule 144A promulgated under the Securities Act. In connection with the sale of the Old Series B Shares, the Issuer agreed to file with the Commission a registration statement relating to the Exchange Offer (the "Registration Statement"), pursuant to which the Exchange Shares would be offered in exchange for Old Series B Shares tendered at the option of the holders thereof.

    The Registration Rights Agreements provides that the Issuer file a registration statement relating to the Exchange Offer with the SEC on or prior to 45 days after the Issue Date. This Prospectus is a part of the registration statement which meets the foregoing requirement. The Registration Rights Agreement further provides that the Issuer will use commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 150 days after the Issue Date unless the Exchange Offer would not be permitted by applicable law or SEC policy. The Registration Rights Agreement further provides that the Issuer commence the Exchange Offer and use commercially reasonable efforts to issue on or prior to 180 days after the Issue Date, Exchange Securities in exchange for all Transfer Restricted Securities tendered prior thereto in the Exchange Offer and if obligated to file a shelf registration statement, the Issuer will use commercially reasonable efforts to file the shelf registration statement with the SEC as promptly as practicable after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC on or prior to 150 days after the Issue Date. If:

    (a) the Issuer fails to file the registration statement to complete the Exchange Offer on or prior to the 45th day following the Issue Date,

    (b) the registration statement to complete the Exchange Offer is not declared effective on or prior to the 150th day following the Issue Date, or

    (c) the Issuer fails to consummate the Exchange Offer, or a shelf registration statement is not declared effective, within the specified time frames after the Issue Date

(each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Issuer will pay special dividends pursuant to provisions in the Certificate of Designation to each holder of the Old Series B Shares. Special dividends will accrue from and including the next day following the Registration Default at a rate equal to $.05 per week per $1,000 of the liquidation preference of the securities (determined daily). The amount of the special dividends will increase by an additional $.05 per week per $1,000 of the liquidation preference of the securities with respect to each 90-day period accrual period until all Registration Defaults have been cured, up to a maximum amount of special interest or special dividends, as applicable, $.40 per week per $1,000 of the liquidation preference (determined daily). All accrued special dividends will be paid by the Issuer on each dividend payment date to the applicable holder by wire transfer of immediately available funds or by federal funds check or by mailing checks to their registered addresses if no wire transfer accounts have been specified. Following the cure of all Registration Defaults, the accrual of special dividends will cease.

    In the event that a shelf registration statement is declared effective pursuant to the terms of the Registration Rights Agreements, if the Issuer fails to keep such registration statement continuously effective for the period required by the Registration Rights Agreements, then from such time as the shelf registration statement is no longer effective until the earlier of (i) the date of the shelf registration statement is again deemed effective, (ii) the date that is the third anniversary of the original issuance of the securities or (iii) the date as of which all of the Transfer Restricted Securities are sold pursuant to the shelf registration statement, special dividends pursuant to provisions in the Certificate of Designation, as applicable, shall accrue at a rate equal to $.05 per week per $1,000 of the liquidation preference of the securities (determined daily). The Issuer will be permitted to suspend use of the prospectus that is part of any shelf registration statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with SEC and similar events.

    Holders of Old Series B Shares will be required to make certain representations to the Issuer (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Series B Shares included in the Shelf Registration Statement and benefit form the provisions regarding Liquidated Damages set forth above.

TERMS OF THE EXCHANGE

    The Issuer hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal"), $1,000 in liquidation preference of Exchange Shares for each $1,000 in liquidation preference of Old Series B Shares. The terms of the Exchange Shares are substantially identical to the terms of the Old Series B Shares for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Shares will generally be freely transferable by holders thereof, and the holders of the Exchange Shares (as well as remaining holders of any Old Series B Shares) are not entitled to certain registration rights and certain liquidated damages provisions which are applicable to the Old Series B Shares under the Registration Rights Agreement. The Exchange Shares will be subject to the same Certificate of Designation as the Old Series B Shares.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Series B Shares being tendered or accepted for exchange.

    Based on its view of interpretations set forth in no-action letters issued by the Staff to third parties, the Issuer believes that Exchange Shares issued pursuant to the Exchange Offer in exchange for the Old Series B Shares may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Issuer, (ii) a broker-dealer who acquired Old Series B Shares directly from the Issuer or (iii) a broker-dealer who acquired Old Series B Shares as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Shares are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Shares. Any broker-dealer that resells Exchange Shares that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Shares may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Broker-dealers who acquire Old Series B Shares as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Shares. The Issuer has agreed that, for a period of 180 days after the Registration Statement is declared effective, they will make this prospectus available to any broker-dealer for use in connection with any such resale. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Shares or any other holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Tendering holders of Old Series B Shares will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Series B Shares pursuant to the Exchange Offer.

    The Exchange Shares will accrue dividends from October 2, 1997 unless dividends are subsequently paid to holders of the Old Series B Shares. Holders of Old Series B Shares whose Old Series B Shares are accepted for exchange will be deemed to have waived the right to have dividends accrue following any dividend payment date, or to receive any payment in respect of dividends, on the Old Series B Shares from October 2, 1997 to the date of the issuance of the Exchange Shares. Dividends on the Exchange Shares are payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year, commencing January 1, 1998; accruing from October 2, 1997 at a rate of 12 1/8% per annum.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

    The Exchange Offer expires on the Expiration Date. The term "Expiration Date" means 5:00 p.m., Eastern time, on January 2, 1998 unless the Issuer in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Issuer, expires. The Issuer reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to American Securities Transfer & Trust Co., Inc. (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Series B Shares previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

    The initial Exchange Date will be the first business day following the Expiration Date. The Issuer expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Series B Shares for any reason, including if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuer and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Old Series B Shares. If any such termination or amendment occurs, the Issuer will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holder of the Old Series B Shares as promptly as practicable. Unless the Issuer terminates the Exchange Offer prior to 5:00 p.m., Eastern time, on the Expiration Date, the Issuer will exchange the Exchange Shares for Old Series B Shares on the Exchange Date.

    This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Issuer to record holders of Old Series B Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Old Series B Shares.

HOW TO TENDER

    The tender to the Issuer of Old Series B Shares by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    GENERAL PROCEDURES  A holder of Old Series B Shares may tender the same by
(i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Series B Shares being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Series B Shares are registered in the name of the signer of the Letter of Transmittal and the Exchange Shares to be issued in exchange therefor are to be issued (and any untendered Old Series B Shares are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Old Series B Shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuer and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Shares and/or Old Series B Shares not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Series B Shares, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

    Any beneficial owner whose Old Series B Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Series B Shares should contact such holder promptly and instruct such holder to tender Old Series B Shares on such beneficial owner's behalf. If such beneficial owner wishes to tender such Old Series B Shares himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Old Series B Shares, either make appropriate arrangements to register ownership of the Old Series B Shares in such beneficial owners name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

    BOOK-ENTRY TRANSFER. The Exchange Agent will make a request to establish an account with respect to the Old Series B Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Series B Shares by causing the Book-Entry Transfer Facility to transfer such Old Series B Shares into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Series B Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    THE METHOD OF DELIVERY OF OLD SERIES B SHARES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

    Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide his, her, or its taxpayer identification number (social security number or employer identification number, as applicable) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proven in a manner satisfactory to the Issuer and the Exchange Agent.

    GUARANTEED DELIVERY PROCEDURES. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Series B Shares to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the Letter of Transmittal on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Old Series B Shares being tendered, the names in which the Old Shares are registered and, if possible, the certificate numbers of the Old Shares to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Old Series B Shares, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Series B Shares being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuer may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available form the Exchange Agent.

    A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Series B Shares (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Shares in exchange for Old Series B Shares tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Series B Shares (or a timely Book-Entry Confirmation).

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Series B Shares will be determined by the Issuer, whose determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holder. Neither the Issuer, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

    The party tendering Old Series B Shares for exchange (the "Transferor") exchanges, assigns and transfers the Old Series B Shares to the Issuer and irrevocable constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Series B Shares to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Series B Shares and to acquire Exchange Shares issuable upon the exchange of such tendered Old Series B Shares, and that, when the same are accepted for exchange, the Issuer will acquire good and unencumbered title to the tendered Old Series B Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Shares. The Transferor further agrees that acceptance of any tendered Old Shares by the Issuer and the issuance of Exchange Shares in exchange therefor shall constitute performance in full by the Issuer of its obligations under the Registration Rights Agreement and that the Issuer shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    By tendering Old Series B Shares and executing the Letter of Transmittal, the Transferor certifies that (a) it is not an Affiliate of the Issuer, that it is not a broker-dealer that owns Old Series B Shares acquired directly from the Issuer or an Affiliate of the Issuer, that it is acquiring the Exchange Shares offered hereby in the ordinary course of such Transferor's business and that such transferor has no arrangement with any person to participate in the distribution of such Exchange Shares. In order to participate in the Exchange Offer, each entity must certify to the Company in the Letter of Transmittal that it is not an Affiliate of the Issuer, that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Shares, and that the Exchange Shares are being acquired in the ordinary course of business.

WITHDRAWAL RIGHTS

    Old Series B Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Series B Shares to be withdrawn, the certificate numbers of Old Series B Shares to be withdrawn, the liquidation preference of Old Series B Shares to be withdrawn, a statement that such holder is withdrawing his election to have such Old Series B Shares exchanged, and the name of the registered holder of such Old Series B Shares, and must be signed by the holder in the same manner as the original signature of the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Issuer that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Series B Shares being withdrawn. The Exchange Agent will return the properly withdrawn Old Series B Shares promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuer, and such determination will be final and binding on all parties.

ACCEPTANCE OF OLD SERIES B SHARES FOR EXCHANGE; DELIVERY OF EXCHANGE SHARES

    Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Series B Shares validly tendered and not withdrawn and the issuance of the Exchange Shares will be made on the Exchange Date.

    The Exchange Agent will act as agent for the tendering holders of Old Series B Shares for the purposes of receiving Exchange Shares from the Issuer and causing the Old Series B Shares to be assigned, transferred and exchanged. Upon the terms and subject to conditions of the Exchange Offer, delivery of Exchange Shares to be issued in exchange for accepted Old Series B Shares will be made by the Exchange Agent promptly after acceptance of the tendered Old Series B Shares. Old Series B Shares not accepted for exchange by the Issuer will be returned without expense to the tendering holders (or in the case of Old Series B Shares tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Old Series B Shares will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the

Expiration Date or, if the Issuer terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuer will not be required to issue Exchange Shares in respect of any properly tendered Old Series B Shares not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof or (iii) resulting in a material delay in the ability of the Issuer to accept for exchange some or all of the Old Series B Shares pursuant to the Exchange Offer;

    (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuer, might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the sole judgment of the Issuer, might result in the holders of Exchange Shares having obligations with respect to resales and transfers of Exchange Shares which are greater than those described in the interpretations of the Staff referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Issuer.

    The foregoing conditions are for the sole benefit of the Issuer and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Issuer) giving rise to such condition or may be waived by the Issuer in whole or in part at any time or from time to time in its sole discretion. The failure by the Issuer at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Issuer has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

    Any determination by the Issuer concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

    In addition, the Issuer will not accept for exchange any Old Series B Shares tendered, and no Exchange Shares will be issued in exchange for any such Old Series B Shares, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

EXCHANGE AGENT

    American Securities Transfer & Trust, Inc. has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at:

       American Securities Transfer & Trust,
       Inc.
       938 Quail Street
       Lakewood, CO 80215
       Attn: Mr. Greg Tubbs
       Telephone: (303) 234-5300; Facsimile:
       (303) 234-5340

    Delivery to an address other than as set forth herein, or transmission of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

    The Issuer has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Issuer will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Issuer will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, investment banking and legal fees, will be paid by the Issuer and are estimated to be approximately $50,000.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Issuer. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Series B Shares in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuer may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Series B Shares in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Issuer by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

DISSENTER AND APPRAISAL RIGHTS

    HOLDERS OF OLD SERIES B SHARES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

    The exchange of Old Series B Shares for Exchange Shares by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain Federal Income Tax Considerations."

OTHER

    Participation in the Exchange Offer is voluntary and holders of Old Series B Shares should carefully consider whether to accept the terms and conditions thereof. Holders of the Old Series B Shares are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Series B Shares pursuant to the terms of this Exchange Offer, the Issuer will have fulfilled obligations contained in the terms of the Old Series B Shares and the Registration Rights Agreement. Holders of the Old Series B Shares who do not tender their Old Series B Shares in the Exchange Offer will continue to hold such Old Series B Shares and will be entitled to all the rights, and limitations applicable thereto under the Certificate of Designation, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Exchange Shares." All untendered Old Series B Shares will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Old Series B Shares are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Old Series B Shares could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange Old Series B Shares."

    The Issuer may in the future seek to acquire untendered Old Series B Shares in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuer has no present plan to acquire any Old Series B Shares which are not tendered in the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth: (i) the consolidated capitalization of EchoStar, on a historical basis as of June 30, 1997; (ii) the pro forma consolidated capitalization of EchoStar as of June 30, 1997, which gives effect to the Old Series B Preferred Offering; and (iii) as adjusted to give effect to the Offerings and the application of the net proceeds thereof. The historical information in this table is derived from the Consolidated Financial Statements of EchoStar, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                             AS OF JUNE 30, 1997 (UNAUDITED)
                                      ------------------------------------------------------------------------------
                                                                   AS ADJUSTED         AS ADJUSTED
                                                                     FOR THE             FOR THE        AS ADJUSTED
                                                                     CLASS A            SERIES C          FOR THE
                                       ACTUAL      PRO FORMA         OFFERING          OFFERING(1)      OFFERINGS(1)
                                                                      (IN THOUSANDS)
Cash, cash equivalents, and
  marketable investment
  securities(2).....................  $ 187,804    $  380,804       $  438,536         $   477,254       $  534,986
                                      ---------  --------------  ----------------  -------------------  ------------
                                      ---------  --------------  ----------------  -------------------  ------------
Long-term debt (net of current
  portion):
  Mortgages and notes payable.......     45,379        45,379           45,379              45,379           45,379
  1994 Notes........................    467,210       467,210          467,210             467,210          467,210
  1996 Notes........................    411,256       411,256          411,256             411,256          411,256
  1997 Notes........................    375,000       375,000          375,000             375,000          375,000
                                      ---------  --------------  ----------------  -------------------  ------------
    Total long-term debt............  1,298,845     1,298,845        1,298,845           1,298,845        1,298,845

Senior Preferred Stock..............         --       193,000          193,000             193,000          193,000

Stockholders' Equity (Deficit):
  Preferred Stock, $.01 par value,
    20,000,000 shares authorized,
    the following series issued and
    outstanding:
      Series A Preferred Stock,
        1,616,681 shares issued and
        outstanding, including
        accrued dividends of
        $3,949,000..................     19,001        19,001           19,001              19,001           19,001
      Series C Preferred Stock......         --            --               --             100,400          100,400
  Class A Common Stock, $.01 par
    value, 200,000,000 shares
    authorized, 11,821,513 shares
    issued and outstanding, actual
    and pro forma; 14,921,513 shares
    issued and outstanding, as
    adjusted........................        118           118              149                 118              149
  Class B Common Stock, $.01 par
    value, 100,000,000 shares
    authorized, 29,804,401 shares
    issued and outstanding..........        298           298              298                 298              298
  Class C Common Stock, $.01 par
    value, 100,000,000 shares
    authorized, none outstanding....         --            --               --                  --               --
  Common Stock Warrants.............         11            11               11                  11               11
  Additional paid-in capital........    170,701       170,701          228,402             166,751          224,452
  Unrealized holding losses on
    available-for-sale securities,
    net of deferred taxes...........        (11)          (11)             (11)                (11)             (11)
  Accumulated deficit...............   (242,986)     (242,986)        (242,986)           (242,986)        (242,986)
                                      ---------  --------------  ----------------  -------------------  ------------
    Total stockholders' equity
      (deficit).....................    (52,868)      (52,868)           4,864              43,582          101,314
                                      ---------  --------------  ----------------  -------------------  ------------
Total capitalization................  $1,245,977   $1,438,977       $1,496,709         $ 1,535,427       $1,593,159
                                      ---------  --------------  ----------------  -------------------  ------------
                                      ---------  --------------  ----------------  -------------------  ------------

------------------------

(1) Excludes approximately $14.6 million to be deposited by purchasers of the Series C Preferred Stock into a deposit account established pursuant to the Series C Offering.

(2) Excludes restricted cash and marketable investment securities which totaled $229.6 million as of June 30, 1997.

                            SELECTED FINANCIAL DATA

    The following selected financial data as of, and for the five years ended December 31, 1996, are derived from the consolidated financial statements of EchoStar, audited by Arthur Andersen LLP, independent public accountants. The following selected financial data at June 30, 1997 and with respect to the six months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year. The data set forth in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," EchoStar's Consolidated Financial Statements and the Notes thereto and the other financial information included elsewhere in this Prospectus.

                                                                                                              SIX MONTHS ENDED
                                                                   YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                     -----------------------------------------------------  --------------------
                                                     1992 (1)   1993 (1)     1994       1995       1996       1996       1997
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA, RATIOS, SUBSCRIBERS AND SATELLITE
                                                                                   RECEIVERS SOLD)
                                                                                                                (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  DTH products and technical services..............  $ 157,473  $ 206,311  $ 172,753  $ 146,910  $ 135,812  $  97,199  $  33,649
  DISH Network subscription television services....          -          -          -          -     37,898      6,046     57,588
  DISH Network promotions--subscription television
    services and products (2)......................          -          -          -          -     22,746          -     76,251
  C-band programming...............................      6,436     10,770     14,540     15,232     11,921      6,643      4,079
  Loan origination and participation income........      1,179      3,860      3,690      1,748      3,034      5,103      1,278
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenue......................................    165,088    220,941    190,983    163,890    211,411    114,991    172,845
Expenses:
  DTH products and technical services..............    120,826    161,447    133,635    116,758    123,790     90,278     27,718
  Subscriber promotion subsidies (2)...............          -          -          -          -     33,591          -     31,013
  DISH Network programming.........................          -          -          -          -     19,079      1,769     45,259
  C-band programming...............................      6,225      9,378     11,670     13,520     10,510      6,058      3,308
  Selling, general and administrative..............     25,708     30,235     30,219     38,525     90,372     29,816     66,389
  Amortization of subscriber acquisition costs
    (2)............................................          -          -          -          -     15,991         92     61,418
  Depreciation and amortization....................      1,043      1,677      2,243      3,114     27,423      9,664     25,357
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total expenses.....................................    153,802    202,737    177,767    171,917    320,756    137,677    260,462
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)............................  $  11,286  $  18,204  $  13,216  $  (8,027) $(109,345) $ (22,686) $ (87,617)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..................................  $   7,529  $  12,272  $      90  $ (11,486) $(100,986) $ (29,775) $(126,655)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) attributable to common shares....  $   7,529  $  12,272  $    (849) $ (12,690) $(102,190) $ (30,377) $(127,257)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted-average common shares outstanding.........     32,221     32,221     32,442     35,562     40,548     40,404     41,265
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per common and common-equivalent
  share............................................  $    0.23  $    0.38  $   (0.03) $   (0.36) $   (2.52) $   (0.75) $   (3.08)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
  EBITDA (3).......................................  $  12,329  $  19,881  $  15,459  $  (4,913) $ (65,931) $ (12,930) $    (842)
  Ratio of earnings to combined fixed charges and
    preferred stock dividends (4)..................       15.0x      18.0x         -          -          -          -          -
  Deficiency of earnings to combined fixed charges
    and preferred stock dividends (4)..............          -          -  $  (6,145) $ (44,198) $(188,701) $ (61,657) $(143,845)
  DBS subscribers (end of period)..................                                                350,000     70,000    590,000
  Satellite receivers sold (in units):
    Domestic.......................................    116,000    132,000    114,000    131,000    518,000    155,000    348,000
    International..................................     85,000    203,000    289,000    331,000    239,000    126,000     91,000
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total........................................    201,000    335,000    403,000    462,000    757,000    281,000    439,000
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                AS OF DECEMBER 31,                                 AS OF JUNE 30, 1997
                               -----------------------------------------------------  ----------------------------------------------
                                                                                                            AS ADJUSTED  AS ADJUSTED
                                                                                                              FOR THE      FOR THE
                                                                                                    PRO       CLASS A     SERIES C
                                 1992       1993       1994       1995       1996      ACTUAL    FORMA(5)    OFFERING    OFFERING(6)
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------

                                                                                                       (UNAUDITED)
BALANCE SHEETS DATA:
  Cash, cash equivalents and
    marketable investment
    securities (7)...........  $  22,031  $  27,232  $ 233,975  $  37,424  $  58,038  $ 187,804  $ 380,804   $ 438,536    $ 477,254
  Total assets...............     88,529    106,476    472,492    623,091  1,141,380  1,534,480  1,727,480   1,785,212    1,823,930
  Long-term obligations (less
    current portion):
    1994 Notes...............          -          -    334,206    382,218    437,127    467,210    467,210     467,210      467,210
    1996 Notes...............          -          -          -          -    386,165    411,256    411,256     411,256      411,256
    1997 Notes...............          -          -          -          -          -    375,000    375,000     375,000      375,000
    Notes payable to
      stockholder............      2,274     14,725          -          -          -          -          -           -           --
    Other long-term
      obligations............      4,876      4,702      5,393     33,444     58,580     58,436     58,436      58,436       58,436
Senior Preferred Stock (8)...          -          -          -          -          -          -    193,000     193,000      193,000
Series C Preferred Stock.....          -          -          -          -          -          -          -          --      100,400
Total stockholders' equity
  (deficit)..................     52,328     49,700    103,808    156,686     61,197    (52,868)   (52,868)      4,864       43,582



                               AS ADJUSTED
                                 FOR THE
                               OFFERINGS(6)
                               -----------

BALANCE SHEETS DATA:
  Cash, cash equivalents and
    marketable investment
    securities (7)...........   $ 534,986
  Total assets...............   1,881,662
  Long-term obligations (less
    current portion):
    1994 Notes...............     467,210
    1996 Notes...............     411,256
    1997 Notes...............     375,000
    Notes payable to
      stockholder............          --
    Other long-term
      obligations............      58,436
Senior Preferred Stock (8)...     193,000
Series C Preferred Stock.....     100,400
Total stockholders' equity
  (deficit)..................     101,314

------------------------

(1) Certain of EchoStar's subsidiaries operated under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and comparable provisions of applicable state income tax laws, until December 31, 1993. The net income for 1992 and 1993 presented above is net of pro forma income taxes of $3,304 and $7,846, respectively, determined as if EchoStar had been subject to corporate Federal and state income taxes for those years. Earnings per share has been calculated and presented on a pro forma basis as if the shares of EchoStar issued to reflect the December 31, 1993 reorganization were outstanding for the years ended December 31, 1992 and 1993, respectively. See Notes 1 and 7 of Notes to EchoStar's Consolidated Financial Statements.

(2) For accounting and financial purposes, the excess of EchoStar's aggregate costs over related transaction proceeds associated with the 1996 Promotion are expensed upon shipment of the equipment and reflected in the Company's consolidated statements of operations as subscriber promotion subsidies. Remaining transaction costs (excluding programming) are capitalized as subscriber acquisition costs and amortized over the initial prepaid subscription period. Programming costs are accrued and expensed as the service is provided. Excluding expected incremental revenues from premium and pay-per-view programming, the accounting treatment described above results in revenue recognition over the initial period of service equal to the sum of programming costs and amortization costs. The excess of transaction costs over related proceeds associated with the 1997 Promotion (which commenced June 1, 1997) will be recognized as subscriber promotion subsidies in the Company's statements of operations. EBITDA in future periods will be negatively affected to the extent that a larger portion of future subscriber additions result from the 1997 Promotion rather than from the 1996 Promotion. This adverse EBITDA impact will result from the immediate recognition of all transaction costs at activation under the 1997 Promotion.

(3) EBITDA represents earnings before interest (net), taxes, depreciation and amortization (including amortization of subscriber acquisition costs of $16.0 million for the year ended December 31, 1996 and $92,000 and $61.4 million for the six months ended June 30, 1996 and 1997, respectively). EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. See EchoStar's Consolidated Financial Statements contained elsewhere in this Prospectus.

(4) For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends and the deficiency of earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings from continuing operations before income taxes, plus fixed charges, excluding capitalized interest. Fixed charges consist of interest incurred on all indebtedness and the computed interest components of rental expense under noncancelable operating leases. Preferred stock dividends consist of the dividends accrued on the Company's Series A Preferred Stock. For the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, earnings were insufficient to cover fixed charges.

(5) Gives effect to the Old Series B Preferred Stock Offering and the application of the net proceeds thereof.

(6) Excludes approximately $14.6 million to be deposited by purchasers of the Series C Preferred Stock into a deposit account established pursuant to the Series C Offering.

(7) Excludes restricted cash and marketable investment securities which totaled $229.6 million as of June 30, 1997.

(8) Net of estimated discounts and commissions and offering costs of $7.0 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    ALL STATEMENTS CONTAINED HEREIN, AS WELL AS STATEMENTS MADE IN PRESS RELEASES AND ORAL STATEMENTS THAT MAY BE MADE BY ECHOSTAR OR BY OFFICERS, DIRECTORS OR EMPLOYEES OF ECHOSTAR ACTING ON ITS BEHALF, THAT ARE NOT STATEMENTS OF HISTORICAL FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF ECHOSTAR TO BE MATERIALLY DIFFERENT FROM HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FOLLOWING: THE UNAVAILABILITY OF SUFFICIENT CAPITAL ON SATISFACTORY TERMS TO FINANCE ECHOSTAR'S BUSINESS PLAN; INCREASED COMPETITION FROM CABLE, DBS, OTHER SATELLITE SYSTEM OPERATORS AND OTHER PROVIDERS OF SUBSCRIPTION TELEVISION SERVICES; CONTINUED MARKET ACCEPTANCE FOR DBS IN ITS CURRENT BROADCASTING FORMAT AND PRICING STRUCTURE, THE INTRODUCTION OF NEW TECHNOLOGIES AND COMPETITORS INTO THE SUBSCRIPTION TELEVISION BUSINESS; INCREASED SUBSCRIBER ACQUISITION COSTS AND SUBSCRIBER PROMOTION SUBSIDIES; THE INABILITY OF ECHOSTAR TO CONTINUE TO HOLD AND TO OBTAIN ADDITIONAL NECESSARY SHAREHOLDER AND BONDHOLDER APPROVAL OF ANY STRATEGIC TRANSACTIONS; THE INABILITY OF ECHOSTAR TO OBTAIN AND HOLD NECESSARY AUTHORIZATIONS FROM THE FEDERAL COMMUNICATION COMMISSION ("FCC"); THE OUTCOME OF ANY LITIGATION IN WHICH ECHOSTAR MAY BE INVOLVED; GENERAL BUSINESS AND ECONOMIC CONDITIONS; THOSE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS"; AND OTHER RISK FACTORS DESCRIBED FROM TIME TO TIME IN ECHOSTAR'S REPORTS FILED WITH THE COMMISSION. IN ADDITION TO STATEMENTS THAT EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, READERS ARE URGED TO CONSIDER STATEMENTS THAT INCLUDE THE TERMS "BELIEVES," "BELIEF," "EXPECTS," "PLANS," "ANTICIPATES," "INTENDS" OR THE LIKE TO BE UNCERTAIN AND FORWARD-LOOKING. ALL CAUTIONARY STATEMENTS MADE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR. IN THIS CONNECTION, INVESTORS SHOULD CONSIDER THE RISKS DESCRIBED HEREIN.

OVERVIEW

    EchoStar currently operates four related businesses: (i) operation of the DISH Network and the EchoStar DBS System; (ii) design, manufacture, marketing, installation and distribution of various DTH products worldwide (including EchoStar Receiver Systems and C-band systems); (iii) domestic distribution of DTH programming services; and (iv) consumer financing of EchoStar's domestic products and programming services. During March 1996, EchoStar began broadcasting and selling programming packages available from the DISH Network. EchoStar expects to derive its future revenue principally from periodic subscription fees for DISH Network programming and, to a lesser extent, from the sale of DBS equipment. The growth of DBS service and equipment sales has had, and will continue to have, a material negative impact on EchoStar's domestic sales of C-band DTH products. However, during the year ended December 31, 1996, that negative impact was more than offset by sales of EchoStar Receiver Systems. EchoStar expects the decline in its sales of domestic C-band DTH products to continue at an accelerated rate.

    ECHOSTAR MARKETING PROMOTIONS. Since August 1996, EchoStar has introduced several marketing promotions, the most significant of which is the 1996 Promotion, which allows independent retailers to offer a standard EchoStar Receiver System to consumers for a suggested retail price of $199 (as compared to the original average retail price in March 1996 of approximately $499), conditioned upon the consumer's prepaid one-year subscription to the DISH Network's America's Top 50 CD programming package for approximately $300. Total transaction proceeds to EchoStar are less than its aggregate costs (equipment, programming and other) for the initial prepaid subscription period for DISH Network service.

    NEW MARKETING PROMOTION. Beginning June 1, 1997, EchoStar implemented a new marketing program in which independent retailers are permitted to offer standard EchoStar Receiver Systems to consumers for a suggested retail price of $199 (the "1997 Promotion"). Previously, consumers could purchase EchoStar Receiver Systems for approximately $199, but were also required to purchase a prepaid one-year subscription to the DISH Network's America's Top 50 CD programming package for $300. The 1997 Promotion allows consumers to subscribe to the DISH Network's various programming offerings on a month-to-month basis without an extended subscription commitment. While there can be no assurance, EchoStar believes that by reducing the "up front" cost to the consumer significantly and eliminating extended subscription commitments, the 1997 Promotion may significantly increase consumer demand for DISH Network services.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO THE SIX MONTHS ENDED JUNE 30,
     1996.

    REVENUE. Total revenue for the six months ended June 30, 1997 was $172.8 million, an increase of $57.8 million, or 50%, as compared to total revenue for the six months ended June 30, 1996 of $115.0 million. The increase in total revenue in 1997 was primarily attributable to the introduction of EchoStar's DISH Network service during March 1996, combined with significant DISH Network subscriber growth since the launch of service. As of June 30, 1997, EchoStar had approximately 590,000 DISH Network subscribers compared to approximately 70,000 at June 30, 1996 and 350,000 at December 31, 1996.

    The increase in total revenue for the six months ended June 30, 1997 was partially offset by a decrease in international and domestic sales of C-band satellite receivers and equipment. The domestic and international demand for C-band DTH products continued to decline during the first half of 1997.

    Revenue from domestic sales of DTH products and technical services decreased $66.2 million, or 88%, to $8.7 million for the six months ended June 30, 1997. Domestically, EchoStar sold approximately 348,000 satellite receivers during the six months ended June 30, 1997, as compared to approximately 155,000 receivers sold during the comparable period of 1996. Of the total number of satellite receivers sold during the six months ended June 30, 1997, approximately 345,000 were EchoStar Receiver Systems. Although there was a significant increase in the number of satellite receivers sold during the six months ended June 30, 1997 as compared to same period in 1996, overall revenue from domestic sales of DTH products decreased as a result of decreased prices charged for DBS satellite receivers combined with the revenue recognition policy applied to DBS satellite receivers sold under EchoStar's promotions.

    Revenue from international sales of analog DTH products for the six months ended June 30, 1997 totaled $13.0 million, a decrease of $9.2 million, or 42%, as compared to the same period in 1996. This decrease was directly attributable to a decrease in the number of analog satellite receivers sold, combined with decreased prices on products sold. Internationally, EchoStar sold approximately 91,000 analog satellite receivers during the six months ended June 30, 1997, a decrease of 28%, compared to approximately 126,000 units sold in the comparable period in 1996. As more fully described below, EchoStar expects to focus its future international efforts on the sale of digital set-top boxes and the provision of consulting services to other DBS operators. As a result, during the remainder of 1997, EchoStar expects to streamline its international operations, including selected personnel reductions and the eventual elimination of all sales of analog DTH products.

    To expand its presence in international digital and DBS markets, EchoStar has entered into distribution and consulting agreements with international digital service providers. In January 1997, EchoStar entered into an agreement (the "ExpressVu Agreement") with ExpressVu, Inc. ("ExpressVu") a majority owned subsidiary of BCE, Inc. ("Bell Canada"). The first phase of this agreement includes an initial order for 62,000 satellite receivers, and primary uplink integration payments, which combined are expected to exceed $40.0 million. Pursuant to the ExpressVu Agreement, EchoStar is assisting ExpressVu with the construction of a digital broadcast center for use in conjunction with ExpressVu's DTH service, which commenced operations in September 1997, and will act as a distributor of satellite receivers and related equipment for ExpressVu's Canadian DTH service. Among other things, EchoStar has agreed not to provide DTH service in Canada and ExpressVu has agreed not to provide DTH service, including DBS service, in the U.S. EchoStar recognized revenues of approximately $11.9 million related to the ExpressVu Agreement during the six months ended June 30, 1997 (included within the "DTH products and technical services" caption in the Company's statements of operations).

    Additionally, in June 1997, Distribuidora de Television Digital S.A. ("Telefonica"), a DBS joint venture in Spain, selected EchoStar to supply digital set-top boxes for its satellite television service which commenced operations in September 1997. Revenues from Telefonica's initial order of 100,000 digital set-top boxes are expected to approximate $40.0 million. EchoStar began delivery of set-top boxes to Telefonica and expects to fulfill approximately one-half of the contract during the remainder of 1997. EchoStar expects to fulfill the remainder of the contract during early 1998 and while there can be no assurance, hopes to receive further orders during 1998.

    While EchoStar continues to actively pursue other similar distribution opportunities, no assurance can be given that any such additional negotiations will be successful. Further, EchoStar's future revenue from the sale of DBS equipment and receivers in international markets depends largely on the success of the DBS operator in that country, which, in turn, depends on other factors, such as the level of consumer acceptance of DBS products and the intensity of competition for international subscription television subscribers. No assurance can be given regarding the level of expected future revenues which could be generated from EchoStar's alliances with these, and potentially other, foreign DBS operators.

    C-band programming revenue totaled $4.1 million for the six months ended June 30, 1997, a decrease of $2.6 million, or 39%, compared to the six months ended June 30, 1996. This decrease was primarily attributable to the industry-wide decline in demand for domestic C-band programming services.

    DTH AND DISH NETWORK EXPENSES. DTH and DISH Network expenses for the six months ended June 30, 1997 aggregated $107.3 million, an increase of $9.2 million, or 9% compared to the same period in 1996. DTH products and technical services expense decreased $62.6 million, or 69%, to $27.7 million during the six months ended June 30, 1997. These expenses include the costs of C-band systems and the costs of EchoStar Receiver Systems and related components sold prior to commencement of EchoStar's promotions. Subscriber promotion subsidies aggregated $31.0 million for the six months ended June 30, 1997. DISH Network programming expenses totaled $45.3 million for the six months ended June 30, 1997 as compared to $1.8 million for the comparable period in 1996. The increase is directly attributable to the increase in DISH Network subscribers at June 30, 1997 compared to June 30, 1996.

    C-band programming expenses totaled $3.3 million for the six months ended June 30, 1997, a decrease of $2.8 million, or 45%, as compared to the same period in 1996. This decrease is consistent with the decrease in C-band programming revenue.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, General and Administrative ("SG&A") expenses totaled $66.4 million for the six months ended June 30, 1997, an increase of $36.6 million as compared to the same period in 1996. SG&A expenses as a percentage of total revenue increased to 38% for the six months ended June 30, 1997 as compared to 26% for the same period in 1996. The increase in SG&A expenses was principally attributable to increased personnel expenses to support the growth of DISH Network service and increased expenses associated with the operation of the EchoStar DBS System. In future periods, EchoStar expects that SG&A expenses as a percentage of total revenue will decrease as subscribers are added.

    EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION. Earnings before interest, taxes, depreciation and amortization (including amortization of subscriber acquisition costs) ("EBITDA") was negative $842,000 for the six months ended June 30, 1997, an improvement of $12.1 million, compared to negative EBITDA of $12.9 million for the same period in 1996. This improvement in negative EBITDA resulted from the factors affecting revenue and expenses discussed above.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses for the six months ended June 30, 1997 (including amortization of subscriber acquisition costs of $92,000 and $61.4 million for the six months ended June 30, 1996 and June 30, 1997, respectively) aggregated $86.8 million, an increase of $77.0 million, as compared to the same period 1996. The increase in depreciation and amortization expenses primarily was attributable to amortization of subscriber acquisition costs and depreciation expense associated with its second DBS satellite ("EchoStar II") (placed in service during the fourth quarter of 1996).

    OTHER INCOME AND EXPENSE. Other expense, net totaled $39.0 million for the six months ended June 30, 1997, an increase of $15.1 million, as compared to the same period 1996. The increase in other expense in the first half of 1997 resulted primarily from an increase in interest expense associated with the March 1996 issuance of the 1996 Notes combined with the continued accretion of the 1994 Notes. Additionally, interest income decreased approximately $6.0 million as a result of a decrease in invested balances. EchoStar capitalized $16.6 million and $14.4 million of interest in the six months ended June 30, 1997 and 1996, respectively.

    INCOME TAX BENEFIT. The decrease in the income tax benefit of $16.9 million (from $16.8 million for the six months ended June 30, 1996 to an income tax provision of $44,000 for the six months ended June 30, 1997) principally resulted from EchoStar's decision to fully reserve the 1997 additions to its net deferred tax asset.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.

    REVENUE. Total revenue for 1996 was $211.4 million, an increase of $47.5 million, or 29%, as compared to total revenue for 1995 of $163.9 million. The increase in total revenue in 1996 was primarily attributable to the introduction of EchoStar's DISH Network service during March 1996. In the future, EchoStar expects to derive its revenue principally from DISH Network subscription television services. As of December 31, 1996, EchoStar had approximately 350,000 DISH Network subscribers.

    The increase in total revenue in 1996 was partially offset by a decrease in international and domestic sales of C-band satellite receivers and equipment. The domestic and international markets for C-band DTH products continued to decline during 1996. Consistent with the increases in total revenue during 1996, EchoStar experienced a corresponding increase in trade accounts receivable at December 31, 1996.

    Revenue from domestic sales of DTH products and technical services increased $4.7 million, or 5%, to $98.3 million during 1996. Domestically, EchoStar sold approximately 518,000 satellite receivers in 1996, an increase of 295% as compared to approximately 131,000 receivers sold in 1995. Of the total number of satellite receivers sold during 1996, approximately 474,000 were EchoStar Receiver Systems. Although there was a significant increase in the number of satellite receivers sold in 1996 as compared to 1995, overall revenue did not increase proportionately as a result of the revenue recognition policy applied to DBS satellite receivers sold under the 1996 Promotion, combined with decreasing sales of, and lower prices charged for, C-band products. Included in the number of DTH satellite receivers sold are sales of a competitor's DBS receiver manufactured and supplied by a third-party manufacturer. Such sales, which ceased during the second quarter of 1996 coincident with the launch of the DISH Network service, totaled approximately 19,000 units during 1996, as compared to 67,000 units sold in 1995. Revenues generated from the sale of competitor DBS receivers aggregated $8.0 million during 1996, compared to $34.0 million in 1995. No revenue will be generated from the sale of competitor DBS receivers in 1997.

    Revenue from international sales of DTH products for the year ended December 31, 1996 was $37.5 million, a decrease of $15.8 million, or 30%, as compared to 1995. This decrease was directly attributable to a decrease in the number of analog satellite receivers sold, combined with decreased prices on products sold. Internationally, EchoStar sold approximately 239,000 analog satellite receivers in 1996, a decrease of 28%, compared to approximately 331,000 units sold in 1995.

    C-band programming service revenue totaled $11.9 million in 1996, a decrease of $3.3 million, or 22%, compared to 1995. This decrease was primarily attributable to the industry-wide decline in demand for domestic C-band programming services. C-band programming revenue is expected to continue to decrease for the foreseeable future.

    Loan origination and participation income in 1996 was $3.0 million, an increase of $1.3 million or 74%, as compared to 1995. The increase in loan origination and participation income during 1996 was primarily due to an increase in the number of consumer loans and leases funded.

    DTH AND DISH NETWORK EXPENSES. DTH and DISH Network expenses in 1996 aggregated $187.0 million, an increase of $56.7 million, or 44%, as compared to 1995. This increase is directly attributable to the introduction of DISH Network service in March 1996, partially offset by decreases in other DTH expenses. DTH products and technical services expense increased $7.0 million, or 6%, to $123.8 million during 1996. These expenses include the costs of EchoStar Receiver Systems and related components sold prior to commencement of the 1996 Promotion. Subscriber promotion subsidies aggregated $33.6 million during 1996 and represent expenses associated with the 1996 Promotion. DISH Network programming expenses totaled $19.1 million for the year ended December 31, 1996.

    C-band programming expenses totaled $10.5 million during the year ended December 31, 1996, a decrease of $3.0 million, or 22%, as compared to 1995. This decrease is consistent with the decrease in C-band programming revenue. Gross margins realized on C-band programming sales remained relatively constant.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses totaled $90.4 million in 1996, an increase of $51.8 million or 135%, as compared to 1995. Such expenses as a percentage of total revenue increased to 43% in 1996 as compared to 24% in 1995. The increase in SG&A expenses was principally attributable to:
(i) increased personnel expenses as a result of introduction of DISH Network service in March 1996 (EchoStar's number of employees doubled during 1996 as compared to 1995); (ii) marketing and advertising expenses associated with the launch and ongoing operation of the DISH Network; (iii) increased expenses related to the Digital Broadcast Center, which commenced operations in the third quarter of 1995; and (iv) increased expenses associated with operation of DISH Network call centers and subscription management related services.

    EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION. EBITDA (including amortization of subscriber acquisition costs of $16.0 million for the year ended December 31, 1996) for 1996 was a negative $65.9 million, an decrease of $61.0 million compared to 1995. This decrease resulted from the factors affecting revenue and expenses described above.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the year ended December 31, 1996, including the amortization of subscriber acquisition costs, aggregated $43.4 million, an increase of $40.3 million, as compared to 1995. The increase in depreciation and amortization expenses resulted from depreciation expenses associated with the Digital Broadcast Center, EchoStar I and EchoStar II (placed in service during the fourth quarter of 1995, the first quarter of 1996, and the fourth quarter of 1996, respectively), and amortization of subscriber acquisition costs.

    OTHER INCOME AND EXPENSE. Other expense, net totaled $46.3 million in 1996, an increase of $37.1 million, as compared to 1995. The increase in other expense in 1996 resulted primarily from an increase in interest expense associated with the issuance of the 1996 Notes. This increase in interest expense was partially offset by an increase in interest income attributable to increases in invested balances as a result of the investment of proceeds received from the issuance of the 1996 Notes. Interest capitalized relating to development of the EchoStar DBS System during 1996 was $31.8 million (compared to $27.1 million during 1995).

    INCOME TAX BENEFIT. The increase in the income tax benefit of $48.9 million (from $5.7 million in 1995 to $54.7 million in 1996) principally resulted from the increase in EchoStar's loss before income taxes. EchoStar's net deferred tax assets (approximately $66.8 million at December 31, 1996) relate to temporary differences for amortization of original issue discount on the 1994 and 1996 Notes, net operating loss carryforwards, and various accrued expenses which are not deductible until paid. No valuation allowance was provided because EchoStar believed it was more likely than not that these deferred tax assets would ultimately be realized.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.

    REVENUE. Total revenue for 1995 was $163.9 million, a decrease of $27.1 million, or 14%, as compared to total revenue for 1994 of $191.0 million. Revenue from domestic sales of DTH products for 1995 was $93.6 million, a decrease of $25.4 million, or 21%, as compared to 1994. This decrease in domestic revenues was primarily due to an expected decline of $26.9 million, or 23%, in revenue from sales of satellite receivers and related accessories, during 1995, as compared to 1994. The decrease in domestic revenues for 1995 was partially offset by $12.5 million in sales of non-proprietary descrambler modules compared to $11.0 million in 1994. The domestic market for C-band DTH products continued to decline during 1995. EchoStar also decreased its emphasis on relatively high cost, low margin descrambler modules beginning in the second quarter of 1994.

    Domestically, EchoStar sold approximately 131,000 satellite receivers in 1995, an increase of 15% as compared to approximately 114,000 receivers sold in 1994. Although there was an increase in the number of satellite receivers sold in 1995 as compared to 1994, overall revenues declined as a result of a change in product mix resulting from the introduction of lower priced DBS receivers and related accessories, and an approximate 23% reduction in the average selling price of C-band receivers. Included in the number of satellite receivers sold are those sold for a competitor's DBS system ("Competitor DBS Receivers") manufactured and supplied by a third party manufacturer ("Competing DBS Manufacturer") which totaled approximately 67,000 for 1995, as compared to 21,000 for 1994. Competitor DBS Receiver revenues were $34.0 million for 1995, as compared to $15.0 million for 1994. Competitor DBS Receiver revenues were 21% of total revenues for 1995.

    Revenue from international sales of DTH products for 1995 was $53.3 million, a decrease of approximately $500,000, or 1%, as compared to 1994. The decrease for 1995 resulted principally from reduced sales to the Middle East where EchoStar's largest international DTH customer is based. This decline was partially offset by increased sales in Africa. Revenue from sales of DTH products in the Middle East suffered beginning in August 1995 as a result of restrictions implemented against imports. Historic sales levels may not be reached because of new digital service planned for the Middle East beginning in the first quarter of 1996. Internationally, EchoStar sold approximately 331,000 satellite receivers in 1995, an increase of 15%, compared to approximately 289,000 units sold during 1994. The increase was primarily due to a continued emphasis by EchoStar on lower priced products in 1995 to meet marketplace demands. For 1995, the effects of volume increases were offset by a 17% decrease in the average selling price as compared to 1994.

    In the second half of 1994 and throughout 1995, an increasing percentage of domestic DTH satellite retailers relied on attractive financing packages to generate sales. During most of 1994, certain of EchoStar's competitors offered consumer financing that retailers considered more attractive than financing offered by EchoStar. This competitive financing advantage resulted in retailers selling competing products rather than EchoStar products and was partially responsible for the decline in C-band DTH unit sales and revenue.

    Commencing in 1995, EchoStar stopped receiving monthly participation payments from Household Retail Services, Inc. ("HRSI") on its loan portfolio, contributing to a decrease in loan origination and participation income from 1994. Loan origination and participation income for 1995 was $1.7 million, a decrease of $1.9 million, or 53%, compared to 1994.

    EchoStar aggressively marketed its C-band DTH products by offering competitive pricing and financing in order to minimize the decline in domestic C-band DTH sales resulting from the increased popularity of "small dish" equipment. Additionally, EchoStar sold competitor DBS Receivers for reception

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of programming offered by other service providers. Competitor DBS Receiver sales partially offset the decline in domestic C-band sales in 1995.

    Programming revenue for 1995 was $15.2 million, an increase of $692,000, or 5%, as compared to 1994. The increase was primarily due to additional sales of programming packages through retailers and, to a lesser extent, the renewal and retention of existing customers as a result of more attractive pricing and more effective marketing.

    DTH EXPENSES. Costs of DTH products sold were $116.8 million for 1995, a decrease of $16.9 million, or 13%, as compared to 1994. The decrease in DTH operating expenses for 1995 resulted primarily from the decrease in sales of DTH products. DTH product expenses as a percentage of DTH product revenue were 79% for 1995, as compared to 77% for 1994. The increase was principally the result of declining sales prices of C-band DTH products as described above, during 1995 as compared to 1994.

    C-band programming expenses were $13.5 million for 1995, an increase of $1.9 million, or 16%, as compared to 1994. Programming expenses as a percentage of programming revenue were 89% for 1995 as compared to 80% for 1994. Programming expenses increased at a greater rate than revenues from programming principally because the prior periods included the flow through of certain volume discounts.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses totaled $38.5 million for 1995, an increase of $8.3 million, or 27%, as compared to 1994. Such expenses as a percentage of total revenue increased to 24% for 1995 as compared to 16% for 1994. The change was principally the result of the reduction of revenues from domestic sales of DTH products and increased costs to support, among other things, expansion of the EchoStar DTH product installation network and administrative costs associated with development of the DISH Network. In addition, $1.1 million of compensation expense was recorded with regard to 55,000 shares of Class A Common Stock contributed by EchoStar to EchoStar's 401(k) plan.

    Research and development costs totaled $5.0 million during 1995 as compared to $5.9 million during 1994. The decrease was principally due to the reduction in research necessary to provide C-band receivers to domestic and international markets. EchoStar expenses such costs as incurred and includes such costs in selling, general and administration expenses.

    EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION. EBITDA for 1995 was a negative $4.9 million, a decrease of $20.4 million, or 132%, as compared to 1994. The decrease resulted from the factors affecting revenue and expenses discussed above.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses totaled $3.1 million during 1995, an increase of $871,000, or 39%, as compared to 1994. The overall increase primarily resulted from depreciation on assets placed in service during the third and fourth quarters of 1995.

    OTHER INCOME AND EXPENSE. Other expense for 1995 was $9.2 million, a decrease of $3.5 million, or 28%, as compared to 1994. The difference in other income and expense for 1995 compared to 1994 resulted primarily from the amortization of original issue discount and deferred debt issuance costs of $23.5 million in 1995, and $20.7 million in 1994, net of capitalized interest, on the 1994 Notes, which were issued on June 7, 1994. Other expense was reduced by investment income on monies deposited in an escrow account of $8.8 million for 1995, and $6.5 million for 1994. Interest capitalized relating to development of the EchoStar DBS System for 1995 totaled $27.1 million as compared to $5.7 million for 1994.

    BENEFIT FROM/PROVISION FOR INCOME TAXES. An income tax benefit of $5.7 million was recognized during 1995 as compared to the income tax provision for 1994 of $399,000. This change was principally the result of changes in components of income and expenses discussed above during 1995 and 1994, respectively. EchoStar's deferred tax assets (approximately $13.9 million at December 31, 1995) relate principally to temporary differences for amortization of original issue discount on the 1994 Notes and various accrued expenses which are not deductible until paid. No valuation allowance was provided because EchoStar believed it was more likely than not that these assets would be realized.

LIQUIDITY AND CAPITAL RESOURCES

    EchoStar's working capital and capital expenditure requirements were substantial during the three-year period ended December 31, 1996. Those expenditures principally resulted from the construction of EchoStar's DBS system during 1994, 1995 and 1996, and the commercial launch of DISH Network service in March 1996. Capital expenditures, including expenditures for satellite systems under construction, totaled $119.3 million, $133.6 million and $221.9 million during the years ended December 31, 1994, 1995 and 1996, respectively, and $81.5 million and $67.1 million during the six-month periods ended June 30, 1996 and 1997, respectively. Additionally, during 1996, EchoStar expended $55.4 million for DBS authorizations obtained from the FCC, principally relating to its acquisition of 24 DBS frequencies at the 148 DEG. WL orbital slot. Those frequencies were acquired at the FCC's January 1996 auction of certain DBS frequencies.

    During 1994, 1995 and 1996 and the six months ended June 30, 1997, EchoStar's capital expenditure and working capital requirements principally were funded from proceeds of the 1994 Notes offering, the 1995 initial public offering of EchoStar's Class A Common Stock (the "IPO"), and the 1996 Notes offering. In June 1994, EchoStar issued 624,000 units consisting of $624.0 million principal amount at stated maturity of the 1994 Notes and 3,744,000 Warrants (representing 2,808,000 shares of EchoStar Class A Common Stock) for aggregate net proceeds to the Company of approximately $323.3 million. In June 1995, EchoStar completed the IPO of 4.0 million shares of its Class A Common Stock, resulting in net proceeds to EchoStar of approximately $62.9 million. In March 1996, ESBC consummated the 1996 Notes Offering. In connection therewith, ESBC issued $580.0 million principal amount at stated maturity of 1996 Notes, resulting in aggregate net proceeds to the Company of approximately $337.0 million. As of June 30, 1997, substantially all of the Warrants issued in connection with the 1994 Notes Offering had been exercised. In June 1997, DBS Corp consummated the 1997 Notes offering resulting in net proceeds of approximately $362.5 million, including approximately $109.0 million restricted to fund interest payments on the 1997 Notes through January 1, 2000 (the "Interest Escrow"). In October 1997, EchoStar consummated the Series B Preferred Stock Offering resulting in net proceeds of approximately $193.0 million.

    During the years ended December 31, 1995 and 1996, net cash flows used in operations totaled $20.3 million and $27.4 million, respectively. Net cash flows used in operations totaled $9.2 million for the six months ended June 30, 1997, compared to $20.1 million used by operations for the six months ended June 30, 1996. EchoStar anticipates that its capital expenditure and working capital requirements, including subscriber acquisition costs, will increase substantially throughout 1997 as it aggressively builds its DISH Network subscriber base. Such working capital requirements could vary if any of the following, among other factors, occur: (i) subscriptions to DISH Network programming differ from anticipated levels; (ii) actual expenses differ from present estimates; or (iii) the investment in subscriber acquisition costs increases from planned levels. EchoStar had anticipated meeting its 1997 capital requirements with $200.0 million of interim financing which was to be provided by News pursuant to the News Agreement (the "News Funding"). As a result of the litigation between News and EchoStar, EchoStar's receipt of all or any portion of the News Funding, and the timing thereof, is subject to significant uncertainty at this time. Accordingly, EchoStar consummated the 1997 Notes Offering, the Series B Preferred Stock Offering and plans to consummate the Offerings to fund its capital requirements.

    EFFECTS OF CAMPAIGNS TO ACQUIRE SUBSCRIBERS

    The 1997 Promotion will significantly increase EchoStar's working capital requirements. Transaction proceeds associated with the 1997 Promotion, which commenced in June, vary dependent on the type of EchoStar Receiver System and the number of additional outlet receivers purchased, but are expected to approximate $225 to $275 per new subscriber. Transaction costs, consisting of costs of goods sold, activation fees paid to dealers and distributors, and other promotional costs, are expected to range from $425 to $500 per new subscriber. Thus, each subscriber initially added pursuant to the 1997 Promotion will result in a net use of cash of approximately $200 to $275. Comparatively, EchoStar's prior promotion (which requires an annual prepaid DISH Network subscription) (the "1996 Promotion"), which will continue to be available to consumers, results in approximately breakeven net cash flows at the time of subscriber activation. EchoStar expects that transaction costs associated with both the 1996 and 1997 Promotions will decrease during the remainder of 1997 as additional manufacturing cost reductions for EchoStar Receiver Systems are realized, thereby reducing the initial net cash outflow per new subscriber. From time to time, EchoStar offers other promotions and incentives to attract additional DISH Network subscribers. Costs associated with these additional promotions and incentives are expensed as incurred (reported as a component of subscriber promotion subsidies). After giving effect to these other promotions and incentives, EchoStar expects that its aggregate net use of cash (i.e., subscriber acquisition costs) will approximate $300 per activation.

    The excess of transaction costs over related proceeds from the 1996 Promotion and net transaction costs resulting from the 1997 Promotion are recognized as subscriber promotion subsidies in EchoStar's statements of operations. EBITDA in future periods will be negatively affected to the extent that a larger portion of future subscriber additions result from the 1997 Promotion rather than from the 1996 Promotion. Since the 1997 Promotion was not commenced until June 1997, the majority of EchoStar's second quarter subscriber additions resulted from consumers who purchased EchoStar Receiver Systems pursuant to the 1996 Promotion rather than the 1997 Promotion. EchoStar expects that a significant percentage of its future subscriber additions will result from the 1997 Promotion. The adverse EBITDA impact of the 1997 Promotion (relative to the 1996 Promotion) results from the immediate recognition of all transaction costs at the time of subscriber activation. Comparatively, a portion of 1996 Promotion transaction costs are deferred and amortized over the initial prepaid subscription period.

    On August 1, 1997, EchoStar began offering an internally-financed lease program to consumers. The lease provides for an 18 month lease term at competitive rates to qualified consumers. At the end of the lease term, the consumer has the option of purchasing the equipment. Each subscriber activation under the lease program is expected to result in a net use of cash to EchoStar of approximately $400 to $600 (depending on the number of outlets). Accordingly, the lease program will result in a greater investment per customer than either the 1997 Promotion or the 1996 Promotion. While there can be no assurance, EchoStar believes that its investment per lease customer will significantly improve at the end of the lease term when the subscriber either continues on a month-to-month basis, purchases the equipment from EchoStar or returns the equipment to the retailer. EchoStar believes the lease program will be attractive to consumers who would otherwise subscribe to a DBS service but for the initial "up front" costs associated with DBS service. The lease program allows the consumer (for less than $100) to receive an upgraded EchoStar Receiver System, including a professional installation. Upon activation of service, the consumer is charged a low monthly equipment rental fee in addition to charges associated with programming services purchased.

    Historically, EchoStar has maintained agreements with third-party finance companies to make consumer credit available to EchoStar customers. These financing plans provide consumers the opportunity to lease or finance EchoStar Receiver Systems, including installation costs and certain DISH Network programming packages, on competitive terms. Consumer financing provided by third parties is generally non-recourse to EchoStar. EchoStar currently maintains one such agreement which expires in the near future. The third-party finance company with which EchoStar maintains the above mentioned agreement has notified the Company that it does not intend to renew the agreement. EchoStar is currently negotiating similar agreements with other third-party finance companies and expects to consummate at least one such agreement prior to the expiration of its existing consumer financing agreement. There can be no assurance that EchoStar will be successful in these negotiations, or if successful, that any such new agreements will commence prior to the termination of the existing agreement. If EchoStar is unsuccessful in executing a new agreement with a third-party finance company during 1997, growth of the DISH Network subscriber base may be negatively impacted.

    1997 CAPITAL REQUIREMENTS

    As of June 30, 1997, in addition to the working capital requirements discussed above, during the remainder of 1997 EchoStar expects to expend approximately $128.1 million in connection with the construction launch, insurance and deployment of EchoStar III ($83.6 million) and EchoStar IV ($44.5 million). Additionally, EchoStar will expend approximately $1.3 million per month to meet debt service requirements relative to deferred satellite construction payments for EchoStar I and EchoStar II. EchoStar's debt service requirements on the deferred satellite construction payments will increase to approximately $1.6 million per month during the fourth quarter of 1997 as a result of the launch of EchoStar III on October 5, 1997. Capital expenditures related to EchoStar IV may increase in the event of delays, cost overruns, increased costs associated with certain potential change orders under the Company's satellite or launch contracts, or a change in launch provider.

    EchoStar's 1997 working capital, capital expenditure and debt service requirements are expected to be funded from existing unrestricted cash and investment balances, the satellite escrow established in connection with the 1997 Notes offering (the "Satellite Escrow"), cash generated from operations, and the proceeds from the Series B Preferred Stock Offering, and the Offerings. Increases in subscriber acquisition costs, inadequate supplies of DBS receivers, or significant launch delays or failures would significantly and adversely affect EchoStar's operating results and financial condition.

    FUTURE CAPITAL REQUIREMENTS

    During 1998, EchoStar will expend approximately $64.5 million to construct, launch and support EchoStar IV, which is scheduled to be launched during the first quarter of 1998. These expenditures will be funded from the Satellite Escrow. EchoStar's debt service requirements relative to the deferred satellite construction payments will increase to approximately $1.9 million per month upon the successful launch of EchoStar IV (currently scheduled for launch in the first quarter of 1998). Additionally, beginning in January 1998, EchoStar will be required to make semi-annual interest payments of $23.4 million on the 1997 Notes. The first five such semi-annual interest payments will be funded from the Interest Escrow.

    EchoStar may require additional funds to acquire DISH Network subscribers. In addition, EchoStar has applications pending with the FCC for a two satellite Ku-band system, a two satellite FSS Ka-band system, a two satellite extended Ku-band system and a six satellite low earth orbit ("LEO") satellite system. EchoStar will need to raise additional funds for the foregoing purposes. Further, there are a number of factors, some of which are beyond EchoStar's control or ability to predict, that could require EchoStar to raise additional capital. These factors include unexpected increases in operating costs and expenses, a defect in or the loss of any satellite, or an increase in the cost of acquiring subscribers due to additional competition, among other things. There can be no assurance that additional debt, equity or other financing will be available on terms acceptable to EchoStar, or at all.

    As of June 30, 1997, EchoStar had approximately $1.3 billion of outstanding long-term debt (including the 1994 Notes, the 1996 Notes, the 1997 Notes, Deferred Payments on EchoStar I and EchoStar II, and mortgage notes payable). Interest on the 1994 Notes and the 1996 Notes accrues, but currently is not payable in cash. Semi-annual cash interest payments of approximately $40.2 million on the 1994 Notes commence December 1, 1999. The 1994 Notes Indenture requires principal reductions of $156.0 million on each of June 1, 2002 and 2003. These principal reductions will result in decreases in semi-annual cash interest payments to $30.1 million and $20.1 million, effective December 1, 2002 and December 1, 2003, respectively. Semi-annual cash interest payments of $38.1 million on the 1996 Notes commence on September 15, 2000. Semi-annual cash interest payments of $23.4 million on the 1997 Notes commence January 1, 1998. The first five such semi-annual interest payments will be funded from the Interest Escrow Account. Gross Deferred Payments totaled $64.0 million for EchoStar I and EchoStar II. As of June 30, 1997, approximately $52.2 million of such Deferred Payments was outstanding. The Deferred Payments bear interest at 8.25% and are payable in equal monthly installments over five years following launch of the respective satellites. Deferred Payments of $15.0 million will be used for each of EchoStar III and EchoStar IV. The terms of such Deferred Payments for EchoStar III and EchoStar IV will be similar to the terms associated with EchoStar I and EchoStar II.

    AVAILABILITY OF OPERATING CASH FLOW TO ECHOSTAR

    Since all of EchoStar's, DBS Corp's, ESBC's and Dish's operations are conducted through subsidiaries, the cash flow of EchoStar, DBS Corp, ESBC and Dish and their ability to service debt, including the 1994 Notes, the 1996 Notes and the 1997 Notes are dependent upon the earnings of their respective subsidiaries and, in general, the payment of funds by such subsidiaries to Dish, by the payment of funds by Dish to ESBC, by the payment of funds by ESBC to DBS Corp and by the payment of funds by DBS Corp to EchoStar in the form of loans, dividends or other payments.

    The cash flow generated by subsidiaries of Dish will only be available if and to the extent that Dish is able to make such cash available to ESBC in the form of dividends, loans or other payments. The indentures related to the 1994 Notes, 1996 Notes and the 1997 Notes impose various restrictions on the transfer of funds among EchoStar and its subsidiaries. The 1994 Notes Indenture contains restrictive covenants that, among other things, impose limitations on Dish and its subsidiaries with respect to their ability to: (i) incur additional indebtedness; (ii) issue preferred stock; (iii) sell assets; (iv) create, incur or assume liens; (v) create dividend and other payment restrictions with respect to Dish's subsidiaries; (vi) merge, consolidate or sell substantially all of its assets; and (vii) enter into transactions with affiliates. In addition, Dish, may pay dividends on its equity securities only if (1) no default exists under the 1994 Notes Indenture; and (2) after giving effect to such dividends, Dish's ratio of total indebtedness to cash flow (calculated in accordance with the 1994 Notes Indenture) would not exceed 4.0 to 1.0. Moreover, the aggregate amount of such dividends generally may not exceed the sum of 50% of Dish's consolidated net income (less 100% of consolidated net losses) from April 1, 1994, plus 100% of the aggregate net proceeds to Dish from the sale and issuance of certain equity interests of Dish (including common stock).

    The 1996 Notes Indenture contains restrictive covenants that, among other things, impose limitations on ESBC with respect to its ability to: (i) incur additional indebtedness; (ii) issue preferred stock; (iii) sell assets; (iv) create, incur or assume liens; (v) create dividend and other payment restrictions with respect to ESBC's subsidiaries; (vi) merge, consolidate or sell substantially all of its assets; and (vii) enter into transactions with affiliates. The 1996 Notes Indenture permits ESBC to pay dividends and make other distributions to DBS Corp without restrictions.

    The 1997 Notes Indenture and the Certificate of Designation for the Series B Preferred contain restrictive covenants that, among other things, impose limitations on DBS Corp with respect to its ability to: (i) incur additional indebtedness; (ii) issue preferred stock; (iii) sell assets; (iv) create, incur or assume liens; (v) create dividend and other payment restrictions with respect to EchoStar's subsidiaries; (vi) merge, consolidate or sell substantially all of its assets; (vii) enter into transactions with affiliates; and (viii) pay dividends. In general, DBS Corp may pay dividends on its equity securities only if: (i) no default exists under the 1997 Notes Indenture; and (ii) after giving effect to such dividends, DBS Corp's ratio of total indebtedness to cash flow would not exceed 6.0 to 1.0. Moreover, the aggregate amount of such dividends generally may not exceed the sum of (A) the difference of consolidated cash flow (less 100% of such deficit) minus 150% of consolidated interest expense, in each case from July 1, 1997, plus (B) 100% of the aggregate net proceeds to DBS Corp and its subsidiaries from the sale of certain equity interests of DBS Corp or EchoStar.

    The Exchange Indenture for the Senior Exchange Notes issuable upon the exchange of the Senior Preferred Stock contains restrictive covenants that, among other things, restricts the ability of EchoStar and certain of its subsidiaries to (i) pay dividends with the proceeds from the Senior Preferred Offering, (ii) pay cash dividends on any junior or parity securities and (iii) incur indebtedness or pledge the stock of certain subsidiaries as collateral. The certificate of designation associated with the Senior Preferred Stock also restricts the ability of DBS Corp and its subsidiaries to (i) make restricted payments, (ii) incur certain indebtedness or issue disqualified stock or preferred equity interests, (iii) create payment restrictions affecting subsidiaries, (iv) engage in transactions with affiliates or (v) engage in certain asset sales. A majority of the covenants contained in the certificate of designation associated with the Series B Preferred Stock and the indenture related to the Senior Exchange Notes are applicable solely to DBS Corp and its subsidiaries and do not impose restrictions or limitations on EchoStar or any of EchoStar's subsidiaries which are not also subsidiaries of DBS Corp.

    If cash generated from operation of the DISH Network is not sufficient to meet the debt service requirements of the 1994 Notes, the 1996 Notes and the 1997 Notes, EchoStar would be required to obtain cash from other financing sources. There can be no assurance that such financing would be available on terms acceptable to EchoStar, or if available, that the proceeds of such financing would be sufficient to enable EchoStar to meet all of its obligations. See "Description of Certain Indebtedness--1994 Notes," "--1996 Notes" and "--1997 Notes" for other restrictions associated with the 1994 Notes, the 1996 Notes and the 1997 Notes. See "Description of Capital Stock."

EFFECTS OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128), which supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share" ("APB No. 15"). SFAS No. 128 simplifies the requirements for reporting earnings per share ("EPS") by requiring companies only to report "basic" and "diluted" EPS. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997 but requires retroactive restatement upon adoption. EchoStar will adopt SFAS No. 128 in the fourth quarter of 1997. EchoStar does not believe such adoption will have a material effect on either its previously reported or future EPS.

    In March 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" (SFAS No. 129), which continues the existing requirements of APB No. 15 but expands the number of companies subject to portions of its requirements. Specifically, SFAS No. 129 requires that entities previously exempt from the requirements of APB No. 15 disclose the pertinent rights and privileges of all securities other than ordinary common stock. SFAS No. 129 is effective for periods ending after December 15, 1997. EchoStar was not exempt from APB No. 15; accordingly, the adoption of SFAS No. 129 will not have any effect on EchoStar.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS No. 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that the enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 will require additional disclosure in EchoStar's financial statements.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," ("SFAS No. 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 will require additional disclosure in EchoStar's financial statements.

INFLATION

    Inflation has not materially affected EchoStar's operations during the past three years. EchoStar believes that its ability to increase charges for its products and services in future periods will depend primarily on competitive pressures. EchoStar does not have any material backlog of its products.

                                    BUSINESS

GENERAL

    EchoStar is a leading provider of DBS programming services in the United States. The Company commenced its DISH Network in March 1996, after the successful launch of EchoStar I in December 1995. The Company launched EchoStar II in September 1996 and EchoStar III in October 1997. Since December 31, 1996, EchoStar has increased its DISH Network subscriber base from 350,000 to approximately 895,000 subscribers on October 31, 1997. During the third quarter of 1997, EchoStar believes that it captured approximately 40% of all new DBS satellite subscribers in the U.S. Average monthly programming revenue during 1997 has been approximately $39 per subscriber.

    The introduction of DBS receivers is widely regarded as the most successful introduction of a consumer electronics product in U.S. history, surpassing the rollout of color televisions, VCRs and compact disc players. As of October 31, 1997, approximately 5.8 million U.S. households subscribed to DBS and other digital DTH satellite service. Industry sources project that the market could grow to as many as 19 million subscribers by the year 2002.

    EchoStar believes that there is significant unsatisfied demand for high-quality, reasonably-priced television programming. Of the approximately 96 million television households in the U.S., it is estimated that more than 60 million subscribers pay an average of $34 per month for multichannel programming services. EchoStar's primary target market for the DISH Network includes cable subscribers in urban and suburban areas who are dissatisfied with the quality or price of their cable programming, or who want niche programming services not available from most cable operators. Other target markets for the DISH Network include the approximately 7 million households not passed by cable television systems and the approximately 21 million households currently passed by cable television systems with relatively limited channel capacity.

    EchoStar has rights to more U.S. licensed DBS frequencies than any of its competitors, and currently controls 90 frequencies, including 21 frequencies at an orbital slot capable of providing nationwide DBS service. The Company currently provides approximately 120 channels of digital television programming and over 30 channels of CD quality audio programming to the entire continental U.S. DISH Network subscribers can choose from a variety of programming packages that EchoStar believes have a better price-to-value relationship than packages currently offered by most pay television providers.

    DISH Network programming is available to any subscriber who purchases or leases an EchoStar Receiver System. EchoStar Receiver Systems are fully compatible with MPEG-2, the world digital standard for computers and consumer electronics products, and provide image and sound quality superior to current analog cable or wireless cable service. EchoStar Receiver Systems are designed and engineered by the Company's wholly-owned subsidiary, HTS. Satellite receivers designed by HTS have won numerous awards from dealers, retailers and industry trade publications.

    The Company's primary objective is to become the leading provider of subscription television services in the U.S. To achieve this objective, the Company will seek to:

        EXPAND PROGRAMMING OFFERINGS. The Company launched EchoStar III on October 5, 1997, and expects to launch EchoStar IV in the first quarter of 1998. EchoStar III, which will serve the eastern half of the U.S. from
   61.5 DEG. WL and EchoStar IV, which is expected to serve the western half of the U.S. from 148 DEG. WL, should enable EchoStar to retransmit local broadcast signals in 20 of the largest U.S. television markets (assuming receipt of all required retransmission consents and copyright licenses and/or congressional or regulatory actions necessary to extend and clarify the scope of the statutory compulsory license to cover local satellite-retransmission of network-affiliated station signals) and to provide subscribers with additional sports, foreign language, cultural, business, educational and other niche programming. EchoStar III and EchoStar IV will also enable EchoStar to offer subscribers HDTV and popular Internet and other computer data at high transmission speeds. By expanding its programming services EchoStar believes it may be able to differentiate itself from other providers of subscription television services, which may not be able to cost-effectively, or do not have the capacity to, offer similar services.

        CONTINUE TO EXPAND DISTRIBUTION CHANNELS. The Company continues to strengthen its sales and distribution channels, which include consumer retail outlets, consumer electronics retailers and direct sales representatives. For example, the Company recently announced an agreement with JVC, under which JVC will purchase EchoStar Receiver Systems for distribution through existing JVC channels under the JVC and DISH Network brand names. All consumers who purchase JVC branded satellite receiver systems will subscribe to DISH Network programming. In addition, on September 15, 1997, EchoStar announced that Sears will begin to carry JVC branded EchoStar Receiver Systems. Beginning in October, 1997 JVC branded EchoStar Receiver Systems are available in more than 800 full-line, mall-based Sears stores.

        PROVIDE ATTRACTIVELY PRICED PROGRAMMING AND SYSTEMS. EchoStar's entry level America's Top 40 programming package is priced at $19.99 per month, as compared to, on average, over $30 per month for comparable cable service. Consumers can add six premium movie channels for an additional $10 per month, the same amount cable subscribers typically pay for one movie channel. On June 1, 1997, the Company announced a new marketing program, offering subscribers a standard EchoStar Receiver System for $199 (as compared to an average retail price in March 1996 of $499), without requiring an extended subscription commitment or significant up front programming payments.

        EMPHASIZE ONE-STOP SHOPPING. The Company believes that providing outstanding service, convenience and value are essential to developing long-term customer relationships. The Company offers consumers a "one-stop shopping" service which includes programming, installation, maintenance, reliable customer service and satellite reception equipment. To enhance the Company's responsiveness to its customers, the Company has established a single telephone number (1-800-333-DISH), which customers can call 24 hours a day, seven days a week, to order EchoStar Receiver Systems, activate programming services, schedule installation and obtain technical support. The Company believes it is the only DBS provider to offer a comprehensive single-point customer service function.

DBS INDUSTRY OVERVIEW

    DBS, as used in this Prospectus, describes a high power satellite broadcast service in the Ku frequency band that, by international agreement, contemplates unique wide orbital spacing among satellites, permitting higher powered transmissions that can be received on an 18-inch satellite dish. Other DTH services include FSS, which describes low power (C-band) and medium power (Ku-band) satellite services. Small dish size generally increases consumer acceptance and provides a substantial competitive advantage over other DTH services.

    Although the concept of DBS was introduced in 1982, it did not become commercially viable until the last several years because available satellite technology did not allow for the power required to transmit to small dishes and digital compression technology had not been adequately developed. Today, DBS provides the most cost efficient national point to multi-point transport of video, audio and data services.

    DBS satellites operate in geosynchronous orbit above the equator, from orbital positions or "slots." Orbital slots are designated by their longitude and comprise both a physical location and an assignment of broadcast spectrum in the applicable frequency band, divided into 32 frequency channels, each with a useable bandwidth of 24 MHz. With digital compression technology, each frequency channel can be converted on average into six or more digital channels of programming. The ITU has allotted to the U.S. eight DBS orbital slots, each with 32 frequency channels, for use by U.S. licensed DBS providers. The FCC has indicated its belief that only the 101 DEG. WL, 110 DEG. WL and 119 DEG. WL slots provide full-CONUS coverage and, therefore, these three slots are considered the most strategic. With respect to a fourth orbital position,
61.5 DEG. WL, coverage of a majority of the continental U.S. is commercially possible.

    The FCC has issued or, EchoStar believes, may issue licenses or construction permits for DBS orbital locations as follows:

                                                           FREQUENCY ASSIGNMENTS FOR U.S. DBS ORBITAL SLOTS
                                           --------------------------------------------------------------------------------
                                                TOTAL
                                             FREQUENCIES     61.5 DEG.    101 DEG.     110 DEG.     119 DEG.     148 DEG.
EchoStar (1).............................            90             11                         1           21           24
DirecTv..................................            54                          27
MCI/News Corp. (2).......................            28                                       28
Continental (3)..........................            22             11
Tempo (2)................................            22                                                    11
Dominion.................................            16              8
USSB.....................................            16                           5            3                         8
Unassigned...............................             8              2
                                                                    --           --           --           --           --
                                                    ---
Totals...................................           256             32           32           32           32           32
                                                                    --           --           --           --           --
                                                                    --           --           --           --           --
                                                    ---
                                                    ---

                                            157 DEG.     166 DEG.     175 DEG.
EchoStar (1).............................                        1           32
DirecTv..................................          27
MCI/News Corp. (2).......................
Continental (3)..........................                       11
Tempo (2)................................                       11
Dominion.................................                        8
USSB.....................................
Unassigned...............................           5            1
                                                   --           --           --
Totals...................................          32           32           32
                                                   --           --           --
                                                   --           --           --

------------------------

(1) Includes 10 frequencies at 175 DEG. WL and one frequency at 166 DEG. WL that EchoStar may be assigned if the FCC finds that EchoStar has a firm satellite construction contract. There can be no assurance in this regard. EchoStar has not yet developed a business plan for the 175 DEG. WL orbital slot, which has limited utility for service to the continental U.S.

(2) Does not take into account the recently announced proposed combination of the MCI and the Tempo licenses under PrimeStar. See "Risk
    Factors--Competition from DBS and Other Satellite System Operators."

(3) On May 14, 1997, the FCC granted its consent to the transfer of Continental's permit (the "Permit") for 11 frequencies at each of 61.5 DEG. WL and 166 DEG. WL to R/L DBS Company L.L.C. (a subsidiary of Loral) ("R/L") subject to certain conditions.

    The operator of a digital satellite television service typically enters into agreements with programmers, who deliver their programming content to the digital satellite service operator via commercial satellite, fiber optics or microwave transmissions. The digital satellite service operator generally monitors such signals for quality, and may add promotional messages, public service programming or other system-specific content. The signals are then digitized, compressed, encrypted and combined with other programming sharing a given transponder and other necessary data streams (such as conditional access information). Each transponder's signal is then uplinked, or transmitted, to the transponder owned or leased by the service operator on the service's satellite, which receives and transmits the signal to consumers.

    In order to receive the programming, a subscriber requires: (i) a dish, a low noise block converter and related equipment; (ii) an integrated receiver/decoder ("IRD," sometimes referred to herein as the "satellite receiver" or "set-top box"), which receives the data stream from each broadcasting transponder, separates it into separate digital programming signals, decrypts and decompresses those signals that the subscriber is authorized to receive and converts such digital signals into analog radio frequency signals; and (iii) a television set, to view and listen to the programming contained in such analog signals. A subscriber's IRD is generally connected to the digital satellite service operator's authorization center by telephone to report the purchase of premium and pay-per-view channels.

    The Cable Act and the FCC's rules, subject to certain exceptions, require programmers affiliated with cable companies to offer programming to all multi-channel video programming distributors on non-discriminatory terms and conditions. The Cable Act and the FCC rules also prohibit certain exclusive programming contracts. EchoStar anticipates purchasing a substantial percentage of its programming from cable-affiliated programmers. Certain of the restrictions on cable-affiliated programmers will expire in 2002 unless extended by the FCC. As a result, any expiration of, amendment to, or interpretation of, the

Cable Act or the FCC's rules that permits the cable industry or programmers to discriminate in the sale of programming against competing businesses, such as that of EchoStar, could adversely affect EchoStar's ability to acquire programming or to acquire programming on a cost-effective basis. Additionally, although not required by law, in EchoStar's experience substantially all unaffiliated programmers have made their programming available on fair and reasonable terms. Pay-per-view programming has also generally been made available to DBS providers on substantially the same terms and conditions as are available to cable operators. On October 14, 1997, EchoStar filed a complaint with the FCC against Rainbow Programming Holdings, Inc. and Rainbow Media Holdings, Inc. (collectively "Rainbow") under the Communications Act's program access rules. Rainbow, a cable-affiliated programming vendor, manages several regional sports services. EchoStar's complaint alleges that Rainbow has discriminated against EchoStar in the terms and conditions (including rates, tiering restrictions and advertising availability provisions) that it has demanded to make its regional sports programming available to EchoStar; that Rainbow has effectively refused to deal with EchoStar through dilatory tactics; and that Rainbow has engaged in various unfair practices at EchoStar's expense. The complaint requests several forms of relief. There is no assurance that the complaint will succeed or that the FCC will grant EchoStar any of the requested forms of relief. If the complaint is not successful, this may adversely affect EchoStar's ability to offer Rainbow regional sports programming in its programming packages. See "Risk Factors--Risks of Adverse Effects of Government Regulation."

    On October 27, 1997, EchoStar filed a program access complaint with the FCC against Fox/Liberty Networks LLC, Fox Sports Net LLC and Fox Sports Direct (collectively "Fox Sports"), which controls certain regional sports programming services currently carried by EchoStar. In that complaint, EchoStar has alleged that Fox Sports has discriminated against EchoStar in the terms that it offered EchoStar, compared to the terms available to certain competing cable operators. There can be no assurance that EchoStar will be successful in its complaint and/or that EchoStar will attain better terms for its carriage of Fox Sports programming than the terms currently available to EchoStar. The inability of EchoStar to secure better terms may adversely affect EchoStar's relationship with Fox Sports.

MARKET FOR DIGITAL SATELLITE SERVICES

    DBS SERVICES. Digital satellite television has been one of the fastest selling consumer electronics products in U.S. history. As of October 31, 1997, approximately 5.8 million U.S. households subscribed to DBS and other digital DTH satellite services. This installed base represents a greater than 100% increase from the approximately 2.2 million DBS subscribers as of the end of 1995 and more than ten times the approximately 500,000 DBS subscribers as of the end of 1994. The Company believes that the market for digital satellite products and services is growing and that there is significant unsatisfied demand for high quality, reasonably priced television programming. Of the approximately 96 million television households in the U.S., it is estimated that more than 60 million subscribers pay an average of $34 per month for multichannel programming services. The Company believes, therefore, that the potential market in the U.S. for video, audio and data programming services consists of: (i) existing cable subscribers who desire a greater variety of programming, improved video and audio quality, better customer service and fewer transmission interruptions;
(ii) the approximately 7 million households not passed by cable and the approximately 21 million households currently underserved by cable; (iii) the approximately 8 million households headed by persons of foreign nationality living in the U.S. who demand international, cultural and niche programming typically not provided by cable television; (iv) the U.S. households which are seeking an alternative provider of high-speed Internet and other data services;
(v) the mobile, commercial and institutional markets; (vi) businesses; and (vii) the approximately 2.2 million C-band subscribers who may desire to migrate to digital services. The large base of potential subscribers enhances the Company's opportunity to significantly increase its DISH Network subscriber base.

    HOUSEHOLDS PASSED BY CABLE. EchoStar has specifically targeted the approximately 85 million households that are passed by cable television. Management believes that over 60% of the Company's DISH Network subscriber base consists of households that are passed by cable. Although programming offerings of cable systems in major metropolitan areas are significant, most cable systems have a typical analog capacity of 30 to 80 channels. In order to expand their service offering to one comparable to that offered by the DISH Network, the Company believes that cable systems would have to upgrade their analog networks to fiber-based digital service. Fiber upgrade implementation is in progress in a few cable systems in select metropolitan markets, with a resultant increase of channel capacity anticipated to be available in five to ten years. Due to the substantial capital investment required for widescale deployment of fiber-based services, several cable companies have delayed originally-announced deployment schedules. The Company believes that the cost of such upgrades, when undertaken, will ultimately be passed on to the consumer, which may further enhance the attractiveness of the service offerings of the DISH Network to the consumer. The Company believes that consumers will continue to demand the improved audio and video quality, and expanded programming offerings, that are currently available with DBS technology, but not available from over-the-air VHF and UHF broadcasters or from cable. The Company believes that the quality and variety of its DISH Network service offerings relative to even the most advanced cable television systems makes it an attractive alternative to traditional cable.

    HOUSEHOLDS UNSERVED OR UNDERSERVED BY CABLE. The Company is also targeting the approximately 7 million households which are not passed by cable and the approximately 21 million households that are in areas served by cable systems with fewer than 40 channels. Even the largest cable systems with sufficient channel capacity (generally 54 or more channels) and good quality cable plant will require costly upgrades to add bandwidth or incur significant maintenance costs in order to offer digital programming services. The Company believes however, that based on current compression technology, the number of channels that a cable system would have to remove from its existing service offerings in order to use them for digital services may, in the case of cable systems with limited channel capacity, result in the value of their analog programming offering being degraded and their subscribers alienated. Accordingly, pending the availability of advanced digital compression technology now under development, such smaller cable systems will be required to incur substantial costs to upgrade their plant and distribution systems to expand their channel capacity before they can introduce digital services. Due to the limited number of subscribers across which any plant upgrades would be spread, the smaller cable systems may find that the cost of such upgrades cannot be justified economically. The Company believes areas served by cable systems which have not been fully upgraded currently provide a prime market for digital satellite services.

    INTERNATIONAL, CULTURAL AND NICHE MARKETS. The Company believes that there are approximately 8 million households headed by persons of foreign nationality living in the U.S, encompassing approximately 23 million foreign-born persons living in the U.S. who demand international, cultural and other niche programming typically not provided by cable television, and who represent a prime market for its DISH Network service offerings. Generally, it is not cost effective for traditional broadcast television or cable companies to provide targeted programming to these households due to the relatively low number of such niche customers in any particular local market. These customers, along with other customers interested in receiving international and other cultural programming, are an important target market for the Company. The Company's incremental cost to provide multicultural and niche programming is relatively insignificant given the ability of digital DBS service to utilize a national delivery system for all programming offerings. The Company believes that, by directly marketing international programming to these potential customers, it will also sell more of its most popular programming.

    HIGH-SPEED INTERNET AND OTHER DATA SERVICES. The Company currently intends to make space available on EchoStar III to begin test-marketing its high-speed Internet and other related data services. The Company believes that there is significant unsatisfied demand for alternative providers of such services and believes that if it can provide a comparable product at a reasonable price, many of its current DISH Network subscribers would also subscribe to the Company's Internet and data services, thus leading to an increase in the average recurring revenue per subscriber. Further, the Company believes that by offering Internet and other high-speed data services, it may be able to attract additional subscribers to the DISH Network who would otherwise not have subscribed.

    MOBILE, COMMERCIAL AND INSTITUTIONAL MARKETS. Other target markets for DBS services include mobile, commercial and institutional markets. Historically, many owners of recreational vehicles own C-band satellite dishes. Management believes that the lower equipment prices and the smaller dish size will attract many more recreational vehicle owners to DBS service. The Company also believes that digital satellite services are well suited for hotels, motels, bars, multiple-dwelling units ("MDUs"), schools and other organizations within the commercial markets. In addition to the wide variety of entertainment, sports, news and other general programming desired by such commercial organizations, the Company expects that some commercial organizations will in the future provide a market for educational, foreign language, and other niche video and audio programming.

    BUSINESS COMMUNICATION NETWORKS. The Company has had success in providing its programming services to business and commercial subscribers, such as multi-level marketing organizations and legal, medical and real estate professionals. A number of large corporations are using the Company's DBS business communication services, and over 1,000 EchoStar Receiver Systems are in use for these services. The Company is in advanced discussions with numerous business and trade organizations regarding its business communications services and intends to continue the aggressive marketing of its services to business users.

    C-BAND SUBSCRIBERS. The Company believes that the lower equipment prices combined with the higher-quality digital video and audio output provided by DBS and the smaller dish size will attract many more current C-band subscribers to DBS. The Company believes that its historical presence in the C-band satellite industry has enhanced its ability to persuade current C-band subscribers to migrate to DISH Network service.

ECHOSTAR'S EXPERIENCE IN THE DBS MARKET

    The Company commenced commercial operations of the DISH Network in March 1996 and since that time has experienced rapid subscriber growth. As of October 31, 1997, the Company had approximately 895,000 subscribers to its DISH Network programming services. During the third quarter of 1997, the Company believes that it captured approximately 40% of all new DBS subscribers in the U.S. The Company also has had a significant amount of success in marketing its services to its primary target market--existing cable television subscribers. Management believes that more than 60% of current DISH Network subscribers have come from homes that are passed by cable. The DISH Network has been marketed to consumers as an alternative to traditional cable services and the Company has had much success in differentiating itself from cable providers based on its superior quality video and audio programming relative to cable, combined with a better price-to-value relationship of its programming offerings. For example, the Company's America's Top 50 CD programming package is priced at $26.99 per month. Comparatively, on a national average, a similar package of cable programming costs the consumer approximately $42 per month. Additionally, according to industry estimates, more than 75% of subscribers are satisfied with the DBS picture quality. Further, approximately 94% of those same consumers said they would recommend satellite television to their friends. This high-level of consumer satisfaction has been evident in the Company's low level of subscriber turnover, which has averaged less than 1.25% per month. EchoStar's first year of operations in the DBS industry also resulted in higher average revenue per subscriber than initial expectations. This is due largely in part to the popularity of the Company's multichannel premium service offerings, which have proven to be very popular among subscribers.

DBS AND RELATED SERVICES

    PROGRAMMING. EchoStar now provides approximately 120 channels of digital television programming and over 30 channels of CD-quality audio programming to the entire continental United States. EchoStar's America's Top 40 package is priced at $19.99 per month and America's Top 50 CD is priced at $26.99 per month. Multichannel premium services are also available for separate purchase, at prices currently ranging from $10 to $25 per month, depending upon the number of services purchased. EchoStar's DISH Network service currently offers ten channels of pay-per-view programming. EchoStar's future plans include, among other things, increasing the number of pay-per-view channels offered to subscribers.

    EchoStar's primary programming packages include:

                    AMERICA'S TOP 40                          AMERICA'S TOP 50 CD         PREMIUM SERVICES (1)
A&E                          Home & Garden Television     All of America's Top 40      Multichannel Cinemax (3)
Cartoon Network              Home Shopping Network        PLUS:                        FLIX
CNBC                         The Learning Channel         Animal Planet                Multichannel HBO (6)
CNN                          Lifetime                     BET                          The Movie Channel (2)
Court TV                     MTV                          CNN-fn                       Multichannel Showtime (3)
Comedy Central               NET--Political NewsTalk      CNN International            Sundance Channel
C-SPAN                       Network                      Game Show Network
C-SPAN 2                     Nickelodeon                  KTLA-Los Angeles
Country Music Television     Nick at Nite Classic TV      MTV2
The Discovery Channel        QVC                          Turner Classic Movies
Disney (2)                   The Sci-Fi Channel           WGN-Chicago
E!                           The Travel Channel           WPIX-New York
ESPN                         TBS                          WSBK--Boston
ESPN 2                       TBN                          One Regional Sports Network
ESPNews                      TNN
EWTN                         TNT
The Family Channel           TV Land
Food Network                 USA
Headline News                VH-1
The History Channel          The Weather Channel

------------------------
(1) Premium Services are available on an a-la-carte basis. Numbers in parentheses represent the number of channels available through each Premium Service.

    EchoStar intends to offer programming telecast by local affiliates of national television networks to certain population centers within the continental U.S. via DBS satellite. In order to retransmit this programming to any DISH Network subscriber in a particular local market, EchoStar must obtain the retransmission consent from the local affiliate, except for direct to home retransmissions to "unserved households," as this term is defined in the SHVA (see below). Furthermore, the compulsory license provided in the SHVA may not extend to EchoStar's retransmission of local network station signals, and any use of the compulsory license is subject to the restrictions of the SHVA as described below. There can be no assurance that the Company will obtain retransmission consents of any local affiliate and one of the networks (Fox) has stated it is not willing to consider EchoStar's request for retransmission consent at this time. The inability to transmit such programming into the local markets from which the programming is generated could have an adverse effect on the Company.

    The SHVA establishes a "statutory" (or compulsory) copyright license that generally allows a DBS operator, for a statutorily-established fee, to retransmit local affiliate programming to subscribers for private home viewing so long as that retransmission is limited to those persons in "unserved households." An "unserved household", with respect to a particular television network, is defined as one that cannot receive an over-the-air network signal of "grade B" intensity (a predictive standard of signal intensity employed by the FCC) of a primary network station affiliated with that network through the use of a conventional outdoor rooftop antenna and has not, within the 90 days prior to subscribing to the DBS service, subscribed to a cable service that provides the signal of an affiliate of that network. While management believes the SHVA could be read to allow the Company to retransmit this programming to certain local markets via DBS satellite, management also believes that the compulsory copyright license under the SHVA may not be sufficient to permit the Company to implement its strategy to retransmit such programming in the most efficient and comprehensive manner. On August 28, 1997, a Copyright Arbitration Royalty Panel ("CARP"), appointed to recommend royalties for satellite retransmission of network-affiliated television and superstation signals pursuant to the compulsory license of Section 119 of the Copyright Act, delivered its Report to the Librarian of Congress. In the CARP's recommendation, the CARP held it has no jurisdiction to set royalties for local satellite retransmissions of the signals of network-affiliated television stations, on the ground that the compulsory license of the Copyright Act does not extend to such retransmissions. EchoStar petitioned the Librarian to modify the CARP report. The CARP also recommended setting at zero the royalty rate for local retransmissions of superstation signals.

    The final ruling of the Librarian of Congress, reviewing the CARP's recommendation, was published in the Federal Register on October 28, 1997. With respect to "local-into-local" retransmissions, the Librarian affirmed the zero rate recommended by the CARP for secondary transmission of a superstation signal within the station's local market--a recommendation that EchoStar had supported.

    The Librarian modified the CARP's recommendation, by also establishing a zero rate for secondary transmissions of a network station's signal to "unserved households" within the station's local market. The Librarian of Congress also reviewed the CARP's recommendation on the meaning of "unserved households" (i.e., whether the statutory license covers retransmissions to a household in a network station's local market receiving a signal of Grade B intensity from that station but not from any other affiliate of the same network and satisfying all other elements of the "unserved household" definition). The CARP had determined that the statutory license does not cover such retransmissions and the CARP did not have jurisdiction to recommend a rate for them. The Librarian decided that the law is silent on the issue, and accordingly, he cannot unequivocally say that the CARP's decision is arbitrary or contrary to law. Nonetheless, the Librarian determined that the Copyright Office retains the authority to conduct a rule-making proceeding despite the CARP's determination, on the permissibility of secondary transmissions of a network station's signal to households within that station's local market that are served by that station but unserved by any other station affiliated with the same network under the "unserved household" provisions of the satellite compulsory license.

    While the modifications to the CARP's recommendations effected by the final ruling are generally favorable to EchoStar, the ruling is subject to judicial review, and there can be no assurance that these modifications will not be set aside. Moreover, there can be no assurance that the rule-making referenced in the final ruling will be conducted or that it will result in an outcome favorable to EchoStar. Further, while EchoStar is continuing its effort to secure passage of legislation that will clarify and extend the scope of the compulsory license with respect to local network signals, to protect against the possibility the Copyright Office will not conduct a rule-making proceeding or that any such rule-making may not provide a favorable result to EchoStar, there can be no assurance that EchoStar will be successful in this effort. If a court or administrative agency were to reject the interpretation of "unserved household" supported by EchoStar, and legislation does not pass which clarifies and extends the scope of the compulsory license, EchoStar may have to engage in the relatively cumbersome process of obtaining copyright licenses from all individual copyright holders instead. In the absence of the legislation sought by EchoStar and/or a favorable outcome in the rule-making referenced in the Librarian's final ruling, and failing successful negotiation of individual copyright licenses and retransmission consent agreements to the extent necessary, there can be no assurance that EchoStar would be successful in any copyright infringement or FCC litigation with copyright owners and/or broadcasters regarding the legality of certain local-into-local network retransmissions.

DBS SALES AND MARKETING

    EchoStar primarily utilizes its existing nationwide network of over 7,000 independent distribution and retail stores and outlets to market and distribute DISH Network systems and programming services to its target markets. EchoStar intends to enhance consumer awareness of its product relative to other providers of DTH services by forming alliances with nationally recognized distributors of other consumer electronics products. As discussed previously, in May 1997 EchoStar entered into a strategic alliance with JVC, pursuant to which JVC will distribute DISH Network satellite receiver systems under a private label through its JVC national retail network. EchoStar also has expanded its marketing efforts into direct sales. To enhance the Company's responsiveness to its customers, the Company has established a single telephone number (1-800-333-DISH) which customers can call 24 hours a day, seven days a week to order EchoStar Receiver Systems, activate programming services, schedule installation and obtain technical support. The Company believes it is the only DBS provider to offer a comprehensive single-point customer service function. EchoStar also is expanding into other less-traditional means of distribution such as alliances with electric and other utilities, multi-level marketing firms and other non-consumer electronic retail businesses. Based on its knowledge of these distribution channels from its marketing of C-band DTH products and services domestically over the last 15 years and its marketing of DBS products in Europe and the U.S., EchoStar believes it will be able to optimize the marketing of its DBS products and services to distinguish itself from other DBS suppliers.

    EchoStar's marketing strategy includes national and regional broadcast and print advertising, promoting the benefits of the DISH Network. EchoStar has comprehensive dealer guides describing all aspects of the DISH Network and its integrated product lines (programming, hardware, financing and installation). These dealer guides are provided to distributors during nationwide educational seminars. EchoStar expects to continue to offer a high level of retail support and to provide comprehensive point of sale literature, product displays, demonstration kiosks and signage for retail outlets. EchoStar also provides a promotional channel as well as a programming subscription for in-store viewing. EchoStar's mobile sales and marketing team visits retail outlets on a regular basis to reinforce training and ensure point-of-sale needs are quickly fulfilled. A DISH Network merchandise catalogue is also available for distributors to add to their promotional materials. Additionally, one channel of programming on the DISH Network provides information about additional services and promotions offered by the DISH Network. That channel is geared towards educating retailers, satellite dealers and current and potential subscribers.

    EchoStar offers a commission program that it believes is competitive with that offered by other DBS operators. The program pays qualified distributors and retailers a percentage of programming revenues generated by subscribers to whom they sell DISH Network systems. Commissions are earned by distributors and retailers over an extended period.

    EchoStar's marketing programs and pricing strategies, such as the 1996 Promotion and the 1997 Promotion, have significantly increased the affordability of EchoStar Receiver Systems for consumers. The primary purposes of the 1996 Promotion and the 1997 Promotion are to rapidly build a subscriber base, to expand retail distribution of EchoStar's products, and to build consumer awareness of the DISH Network brand. These promotions are consistent with, and emphasize, EchoStar's long-term business strategy which focuses on generating the majority of its future revenue through the sale of DISH Network programming to a large subscriber base. The 1996 and 1997 Promotions have resulted in, and will continue to result in, EchoStar incurring significant costs to acquire subscribers. EchoStar believes such costs will be fully recouped from future programming revenues expected to be generated from customers obtained as a result of these promotions. DISH Network reception equipment cannot be utilized with competitors' systems. Consequently, subscribers cannot seamlessly migrate to alternative DBS providers. Further, based on high DBS industry consumer satisfaction ratings, initial feedback from consumers and dealers, and low DISH Network subscriber turnover rates (to date less than 1.25% per month), EchoStar anticipates high service renewal rates leading to an expected average minimum subscriber life of at least three years. Furthermore, a majority of DISH Network subscribers have purchased premium and pay-per-view programming for incremental amounts above the prepaid minimum subscription required by the 1996 Promotion. Such incremental revenues reduce the length of time necessary to recoup the average cost of acquiring new subscribers.

    EchoStar's present marketing strategy is based on current competitive conditions, which may change; any such changes could be adverse to EchoStar. Future changes in marketing strategy may include additional promotions, including promotions geared toward further increasing the affordability to consumers of EchoStar Receiver Systems and related accessories which, among other things, could increase EchoStar's cost of acquiring new subscribers.

ECHOSTAR RECEIVER SYSTEMS

    DISH Network programming is available to consumers in the continental U.S. who purchase or lease an EchoStar Receiver System. A typical EchoStar Receiver System includes an 18-inch satellite dish, an EchoStar digital satellite receiver (which processes and descrambles signals for television viewing), a user-

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friendly remote control, and related components. EchoStar Receiver Systems are available in a variety of models. Subscribers can receive local broadcast signals, either through a standard television antenna (a traditional rooftop or set-top antenna) or by subscribing to basic cable. The standard EchoStar Receiver System incorporates infrared remote control technology, an on-screen program guide and the ability to switch between DISH Network and local programming signals using the remote control. In addition to the on-screen program guide and local programming access features of the basic model, the mid-level model features UHF remote control technology (which allows subscribers to control their EchoStar Receiver System from up to 150 feet away through walls), and a high-speed data port. EchoStar's premium receiver system includes UHF remote control technology, a high-speed data port, enhanced on-screen program guide capabilities (including local program information and seamless integration of local and satellite channels), and on-screen caller identification capability.

    The EchoStar DBS System integrates digital video and audio compression. Authorization information for subscription programming is stored on microchips placed on a credit card-sized access, or smart card. The smart card, which can easily be updated or replaced periodically at low cost, provides a simple and effective method to adjust a subscriber's level of programming services. If the receiver's smart card is authorized for a particular channel, the data is decrypted and passed on for video and audio decompression.

    While EchoStar Receiver Systems are internally designed and engineered, EchoStar does not manufacture EchoStar Receiver Systems directly. Rather, EchoStar has contracted for the manufacture of EchoStar Receiver Systems with a high-volume contract electronics manufacturer. SCI is currently EchoStar's only source of MPEG-2 DBS receivers. JVC also manufactures limited quantities of other consumer electronics products, which incorporate EchoStar Receiver Systems. EchoStar has managed its inventory levels based on its goal of reaching one million subscribers by the end of 1997. There can be no assurance that EchoStar will be successful in achieving this goal. To the extent that EchoStar exceeds this goal, it may experience shortages of certain models of EchoStar Receiver Systems. As previously described, EchoStar is negotiating with several brand-name consumer electronics manufacturers to produce receivers for use with the DISH Network. No assurances can be provided regarding the ultimate success of such negotiations.

FINANCING

    Historically, EchoStar has maintained agreements with third-party finance companies to make consumer credit available to its customers. These financing plans provide consumers the opportunity to lease or finance their EchoStar Receiver Systems, including installation costs and certain DISH Network programming packages, on competitive terms. The third-party finance company that provides the program currently utilized by EchoStar has notified EchoStar that it does not intend to renew the agreement, which expires during October 1997. On August 1, 1997, EchoStar began offering an internally-financed consumer lease plan to prospective DISH Network customers. This plan provides for an 18 month lease term at competitive rates to qualified consumers.

INSTALLATION

    Currently, a majority of EchoStar Receiver System installations are performed either by third-parties or are self-installed by consumers. A subsidiary of EchoStar also offers installation services. EchoStar anticipates that demand for its installation services may increase as demand for its DISH Network service grows.

OTHER COMPONENTS OF DBS SERVICE

    SUBSCRIBER MANAGEMENT. EchoStar outsources its subscriber management, billing and remittance services for DISH Network subscribers. Under the terms of the outsourcing agreement, EchoStar is

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provided with access to a subscriber management system maintained by the service provider. The provider facilitates the authorization of programming to the subscriber and coordinates billing and renewal functions.

    CUSTOMER CARE CALL CENTER. EchoStar currently maintains call centers in Thornton, Colorado and Harrisburg, Pennsylvania. Potential and existing subscribers can call a single phone number to receive assistance for hardware, programming, installation or service. The call center in Thornton, Colorado is owned by the Company. The Pennsylvania facility is operated by a third party.

    DIGITAL BROADCAST CENTER. The first step in the delivery of satellite programming to the customer is the uplink of that programming to the satellite. Uplink is the process by which signals are received from either the programming originator or distributor and transmitted to a satellite. EchoStar's Digital Broadcast Center is located in Cheyenne, Wyoming. The Digital Broadcast Center contains fiber optic lines and downlink antennas to receive programming and other data at the center, as well as a number of large uplink antennas and other equipment necessary to modulate and demodulate the programming and data signals. The compression and encryption of the programming signals is also performed at EchoStar's Digital Broadcast Center.

    CONDITIONAL ACCESS SYSTEM. EchoStar has contracted with Nagra Plus, SA for the provision of access control systems, including smart cards used with each EchoStar Receiver System. The smart cards contain the authorization codes necessary to receive DISH Network programming. The access control system is central to the security network that prevents unauthorized viewing of programming. Access control systems of other DBS providers have been commercially pirated. To date, the Company is unaware of any compromises of its access control system. While there can be no assurance that breaches of EchoStar's access control system will not occur in the future, the Company believes its access control system will adequately prevent commercially viable unauthorized access to programming. Further, the smart cards have been designed with the flexibility to completely change the access control system in the event of a security breach. In the event that such systems or products fail to operate as intended, EchoStar's business would be adversely affected if the vendor could not rapidly implement corrective measures.

    COMPRESSION SYSTEM. EchoStar has entered into an agreement with a third party to provide the necessary equipment to digitize, compress and encrypt the analog signals transmitted by programmers to EchoStar's digital broadcast center. Digitized signals are then multiplexed and modulated into an MPEG-2 transport stream for transmission to EchoStar's satellites. Once a customer has ordered programming from EchoStar, an authorization code is transmitted to the customer's satellite receiver, allowing the customer to receive the programming within minutes after placing the order.

    TRACKING, TELEMETRY AND CONTROL OF SATELLITES AFTER LAUNCH. Once a satellite is placed at its orbital location, ground stations control it until the end of its in-orbit lifetime. EchoStar has contracted for TT&C services with respect to EchoStar I, EchoStar II and EchoStar III, including orbital analysis and oversight of the construction phase-related to the satellite. The agreement limits the liability of the contractor if it negligently performs its services under the agreement or otherwise terminates the agreement prior to the expiration of its term. It is expected that such risks will be covered by in-orbit insurance; however, no assurances can be given that such insurance can continue to be obtained on commercially reasonable terms. While TT&C services have not yet been procured for EchoStar IV, EchoStar believes that these services can be timely obtained from a number of providers.

    The FCC has granted EchoStar conditional authority to use C-band frequencies for TT&C for EchoStar I, stating that the required coordination process with Canada and Mexico had been completed. In January 1996, however, the FCC received a communication from an official of the Ministry of Communications and Transportation of Mexico stating that EchoStar I's TT&C operations could cause unacceptable interference to Mexican satellites. Although the Company believes it is unlikely, there can be no assurance that such objections will not subsequently require EchoStar to relinquish use of such C-band

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frequencies for TT&C purposes. This could result in the inability to control
EchoStar I, and a total loss of the satellite. Further, the FCC has granted EchoStar conditional authority to use "extended" C-band frequencies for TT&C function for EchoStar II, but only until January 1, 1999, at which time the FCC will review the suitability of those frequencies for TT&C operations. There can be no assurance that the FCC will extend the authorization to use these C-band frequencies for TT&C purposes beyond that date. Such failure to extend the authorization could result in the inability to control EchoStar II and a total loss of the satellite.

DBS AND OTHER PERMITS

    EchoStar's subsidiaries have been assigned 21 DBS frequencies at 119 DEG. WL, a U.S. licensed orbital slot that provides full-CONUS coverage. Of these frequencies, 11 are held by ESC and ten are held by DirectSat. Eleven of the 16 transponders on EchoStar I and ten of the 16 transponders on EchoStar II are being utilized to operate those frequencies.

    In addition to its frequencies at 119 DEG. WL, DirectSat has been assigned 11 frequencies at 175 DEG. WL and one frequency at 110 DEG. WL. DBSC holds a conditional satellite construction permit and specific orbital slot assignments for 11 DBS frequencies at each of 61.5 DEG. WL and 175 DEG. WL. ESC has a permit for 11 unassigned western frequencies. While a firm business plan has not yet been completed, DirectSat's, DBSC's and ESC's frequencies at 175 DEG. WL could be used to provide a high power DBS service to the western continental U.S., Hawaii and Alaska. These frequencies also could provide a satellite programming link between the U.S. and the Pacific Rim, if FCC and ITU coordination can be arranged and authorizations in the receiving countries obtained.

    The FCC has granted Dominion a conditional construction permit and related rights to eight frequencies at 61.5 DEG. WL, the same orbital location where EchoStar III will be located. Dominion and certain EchoStar subsidiaries are parties to the Dominion Agreement pursuant to which Dominion, subject to appropriate FCC approvals, has the right to use eight transponders on EchoStar III to exploit the Dominion frequencies. Additionally, the Dominion Agreement provides that until EchoStar III is operational, Dominion can use an entire transponder on an EchoStar satellite located at 119 DEG. WL by paying EchoStar $1 million per month. From December 1996 through April 1997, in consideration of the use of such transponder for a period of five months, Dominion issued five $1 million promissory notes to EchoStar, each due May 10, 1997. When Dominion did not repay these notes, EchoStar exercised its right under the Dominion Agreement, subject to obtaining any necessary FCC approvals, to use and program, for the expected life of the satellite, six of the eight transponders on EchoStar III that Dominion has the right to use and that would operate on frequency channels assigned to Dominion. Dominion has pending FCC applications to modify its permit to rely on the Dominion Agreement to satisfy its due diligence and to extend its permit. These applications have not yet been approved. The Dominion Agreement may also require further FCC approval. Assuming the necessary FCC approvals are obtained and any further required approvals (including any required transfer of control approvals) are obtained, EchoStar would have the right to use a total of up to 17 transponders on EchoStar III. However, EchoStar's ability to use a total of up to 17 transponders depends on obtaining all necessary FCC approvals, and there can be no assurance that these approvals will be obtained.

    Applications to modify the permit for EchoStar III and for a launch authorization for the satellite, which was launched on October 5, 1997, were conditionally granted by International Bureau of the FCC. See "--Government Regulation--FCC Permits and Licenses."

    ESC's, DirectSat's, DBSC's and DBS Corp's permits are subject to continuing due diligence requirements imposed by the FCC. See "--Government Regulation--FCC Permits and Licenses" and "--Government Regulation--DBS Rules." Each company's applications to extend their DBS permits have been conditionally approved by the FCC and are subject to further FCC and appellate review (or, in the case of ESC's western assignments, are still pending), but there can be no assurance that the FCC will determine

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in the future that ESC, DirectSat or DBSC have complied with the due diligence requirements. Failure to comply with due diligence requirements could result in the revocation of EchoStar's DBS permits.

    During January 1996, the FCC held an auction for 24 frequencies at the 148 DEG. WL orbital slot. EchoStar acquired a DBS construction permit for the use of the 24 frequencies at the 148 DEG. WL orbital slot for $52.3 million. EchoStar will be required to complete contracting for the construction of the satellite by December 20, 1997, to complete construction of that satellite by December 20, 2000, and the satellite must be in operation by December 2002.

    EchoStar's DBS system also requires feeder link earth stations, for which EchoStar holds authorizations from the FCC. To EchoStar's knowledge, its earth station authorizations are not subject to any pending regulatory challenges.

    EchoStar has been granted a license for a two satellite FSS Ku-band system, which is conditioned on EchoStar making an additional financial showing. EchoStar has also been granted a license for a two-satellite FSS Ka-band system and has an application pending for a two-satellite extended Ku-band satellite system. EchoStar also requested a modification of its proposed Ku-band system to add C-band capabilities to one satellite. GE Americom and PrimeStar have filed petitions for reconsideration or cancellation and petitions to deny against EchoStar's Ku-band conditional license, the additional financial showing made by EchoStar, and EchoStar's C-band modification application. There can be no assurance that the FCC will consider EchoStar's additional showing to be adequate or that it will deny GE Americom's or PrimeStar's petitions. Moreover, EchoStar's Ka-band license was based on an orbital plan agreed upon by applicants in EchoStar's processing round. That plan is subject to several modification requests and a request for a stay. If the pending applications are granted, and EchoStar successfully constructs and launches Ku-band, extended Ku-band, and Ka-band satellites, those satellites might be used to complement the Company's DISH Network business, or for a variety of other uses. It is possible that the unique FSS Ku-band and Ka-band orbital locations requested by EchoStar and others could permit construction of satellites with sufficient power to allow reception of satellite signals by relatively small dishes. All of these projects are in an early stage of development, and there can be no assurance that EchoStar's applications will be granted by the FCC or that, if granted, EchoStar will be able to successfully capitalize on any resulting business opportunities. All of these applications are currently being challenged by several companies with interests adverse to those of EchoStar.

    On October 15, 1997, the FCC released service rules applicable to Ka-band licensees. Among other things, the rules impose various technical requirements and restrictions, including the obligation to protect or coordinate with certain types of services and power control requirements. The FCC also imposed implementation milestones, including commencement of construction within one year of grant, commencement of construction of second satellite within two years of grant, launch of first satellite within five years of grant, and launch of all satellites by the dates required by the ITU--generally six years from filing of the ITU "Appendix 4" information (which was filed in November 1995), with the possibility of a three-year extension. The FCC noted that EchoStar proposes to operate its system on a common carrier basis. Further, the FCC prohibited trafficking in "bare" Ka-band licenses. The FCC also imposed annual reporting requirements. There can be no assurance that these new rules will not adversely affect EchoStar's plans with respect to its licensed Ka-band system.

    An 80% owned subsidiary of EchoStar, E-Sat, has applied for authority to construct, launch and operate a six-satellite, Little LEO system, and its application has been opposed. While primary applications for the Little LEO system are unrelated to DBS, it is possible that the system could serve as a path for wireless communication with EchoStar's DBS customers, particularly for periodic polling of units for pay-per-view purchases and relatively rapid feedback on viewer pay-per-view buy rates and preferences. This project is in an early stage of development and there can be no assurance that EchoStar's application will be granted by the FCC or that, if granted, EchoStar will be able to successfully capitalize on any resulting business opportunity. In exchange for certain payments to EchoStar, EchoStar and DBSI (the

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holder of the remaining 20% interest in this subsidiary) have entered into an agreement that contemplates the grant of an option to DBSI to hold an 80.1% interest in the subsidiary, with EchoStar's holding reduced to a carried interest equivalent to approximately 19.9%. The agreement also contemplates an EchoStar right to use approximately 20% of the capacity of the subsidiary's system. Exercise of such an option would be subject to FCC approval.

    The FCC has adopted rules and policies to govern the licensing and operation of Little LEO satellite systems in the second processing round, including the system for which E-Sat has requested approval. The FCC has adopted a spectrum sharing plan which will allow licensing of all the systems proposed in that processing round subject to certain modifications to these systems. Significant coordination and technical accommodations are required by the spectrum plan. The rules prohibit Little LEO licensees from entering into exclusive service agreements with foreign countries, and provide that Little LEO licensees seeking to provide global service must first secure authorization or approval from the country to which service is proposed to be provided. The FCC indicated that it will examine transfers or assignments of Little LEO licenses to ensure that they are consistent with the public interest. The rules require all second processing round applicants, including EchoStar's subsidiary, to amend their applications by October 30, 1997 to bring them into conformance with the new rules. The FCC will then evaluate the qualifications of those applicants whose applications have been amended. Any amendments which are deemed by the FCC to be "major," including changes in beneficial ownership or control, will result in the application being deemed "newly-filed" and deferred for processing until a future time. While E-Sat has filed an amendment to its application within the window contemplated by the rules, there can be no assurance that the FCC will accept the application for filing, will find E-Sat qualified to hold a license and will grant E-Sat a license. There can be no assurance that the restrictions imposed in the rules will not adversely affect E-Sat's plans. The FCC's rules may adversely affect the ability of DBSI to exercise the option contemplated by the agreement between DBSI and EchoStar which is discussed above.

SATELLITES

    EchoStar I and EchoStar II are each Lockheed Martin Series 7000 satellites equipped with 16 Ku-band transponders. Each transponder is equipped with 130 Watts of power, approximately eight times the power of typical C-band transponders. EchoStar III is, and EchoStar IV will be, Lockheed Martin Series 2100AX satellites equipped with 32 transponders that will operate at approximately 120 watts per channel (switchable to 16 transponders operating at over 200 watts per channel). Each transponder will be capable of transmitting multiple digital video, audio and data channels. EchoStar's satellites have a minimum design life of 12 years. The majority of the purchase price for the satellites is required to be paid in progress payments, with the remainder payable in the form of Deferred Payments. The Deferred Payments bear interest at rates ranging from 7.75% to 8.25% and are due in equal monthly installments over five years following the launch of the respective satellite. The loss, damage or destruction of any EchoStar satellite as a result of military actions or acts of war, anti-satellite devices, electrostatic storm or collision with space debris would have a material adverse effect on EchoStar.

    Lockheed Martin owns each satellite (and the components thereof) it constructs for EchoStar until the launch of the satellite. Lockheed Martin also is required to pay penalties to EchoStar if it fails to deliver EchoStar IV on time.

    Satellites are subject to significant risks, including satellite defects, launch failure, destruction and damage that may result in incorrect orbital placement or prevent proper commercial operation. Approximately 15% of all commercial geosynchronous satellite launches have resulted in a total or constructive total loss. The failure rate varies by launch vehicle and manufacturer. A number of satellites constructed by Lockheed Martin over the past three years have experienced defects resulting in total or partial loss following launch. The type of failures experienced have varied widely. Lockheed Martin constructed EchoStar I, EchoStar II and EchoStar III, and is constructing EchoStar IV. Although EchoStar has been informed by Lockheed Martin that it has made changes in its satellites to rectify the defects responsible for past failures, no assurances can be given that EchoStar I, EchoStar II, EchoStar III or EchoStar IV will perform according to specifications.

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    Launch delays could result from weather conditions or technical problems with any EchoStar satellite or any launch vehicle utilized by the launch provider for EchoStar IV or from other factors beyond EchoStar's control. If the launch of EchoStar IV is delayed, the Company's strategy to provide additional programming to DISH Network subscribers using transponders on these satellites would be adversely affected.

SATELLITE LAUNCHES

    EchoStar has contracted with LKE for the launch of EchoStar IV during the first quarter of 1998 from the Baikonur Cosmodrome in the Republic of Kazakhstan. EchoStar will launch EchoStar IV on a Proton K/Block DM four stage launch vehicle. Astra 1F, the first commercial launch on a Proton K/Block DM, was successfully launched on April 9, 1996 and Inmarsat 3 F2, the second such commercial launch was successfully launched on September 6, 1996. LKE now markets commercial Proton launches through ILS, a joint venture between LKE and Lockheed Services. ILS has contracts providing for the launch of at least six non-EchoStar western satellites throughout 1997.

    The first commercial Proton launch in 1997 was successfully launched on May 24, carrying the Telestar 5 payload. ILS has a current commercial backlog of 18 satellites to be launched by the end of 1999 on Proton. However, two of the launches of the Proton four stage launch vehicle have failed in the last twelve months. In February 1996, a Proton Block DM failed during launch when its main engine did not start properly. Based on representations made by ILS, the Company believes that corrective actions have been taken that should prevent a recurrence of that failure. In November 1996, the main engine of a Proton Block D-Z failed to properly start a planned second burn during the launch of the Mars 96 spacecraft. According to ILS, an analysis of the November launch failure indicates that the improper start was most likely due to faulty guidance and control system commands from the Mars 96 spacecraft. The Proton Block DM, which will carry EchoStar IV, carries its own fully integrated and system level guidance and control system, unlike the Proton Block D-2 used in the November launch. Based on representations made by ILS, the Company believes that the differences between the Proton Block D-2 and the Proton Block DM make a recurrence of the causes of the Mars 96 launch failure unlikely during the launch of EchoStar IV.

    In order for EchoStar IV to be launched from Kazakhstan, the satellite contractor will need to obtain a technical data exchange license and a satellite export license from the U.S. government. There can be no assurance those licenses can be obtained in a timely manner to avoid a launch delay. Any political or social instability, such as that recently experienced in the former Soviet bloc countries could affect the cost, timing and overall advisability of utilizing LKE as a launch provider for EchoStar's satellites.

    Either party may request a delay in the launch period, subject to the payment of penalties based on the length of the delay and the proximity of the request to the launch date. EchoStar has the right, in its sole discretion, to terminate the LKE Contract at any time, subject to the forfeiture of certain amounts paid to LKE. In addition, EchoStar has the right to terminate the LKE Contract and receive a full refund of all amounts paid to LKE in certain circumstances, including: (i) a launch delay caused by LKE which exceeds nine months from the last day of the original launch period; (ii) an increase in the price or change in payment or other terms necessitated by compliance with, or implementation of, a trade agreement between the U.S. and Russia; (iii) EchoStar's inability to obtain necessary export licenses; (iv) the failure of Proton launch vehicles; and (v) EchoStar's inability to procure launch insurance on commercially reasonable terms. In the event termination of the LKE Contract is caused by the failure of Proton launch vehicles, however, LKE would be entitled to retain up to $15.0 million, depending on the number and proximity of Proton failures to EchoStar's scheduled launch.

INSURANCE

    Under the terms of the satellite contract for EchoStar IV, Lockheed Martin bears the risk of loss during the construction phase up to launch. At launch, title and risk of loss pass to EchoStar, at which time launch insurance becomes operative; EchoStar contracted for launch insurance coverage for EchoStar II in

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the amount of approximately $220 million and, together with the cash segregated and reserved on its balance sheet, satisfied its insurance obligations under the 1994 Notes Indenture.

    The launch insurance policy for EchoStar I and EchoStar II covered the period from launch through completion of testing and commencement of commercial operations. The policy also provided for in-orbit insurance for EchoStar II through September 9, 1997. The policy protected against losses resulting from the failure of the satellite to perform in accordance with its operational performance parameters. The 1994 Notes Indenture also requires in-orbit insurance to be kept in force for EchoStar I and EchoStar II in specified amounts. EchoStar has procured the required in-orbit insurance for EchoStar I through June 25, 1998 and for EchoStar II through September 9, 1998. The in-orbit insurance policies for EchoStar I and EchoStar II include standard commercial satellite insurance provisions, including a material change condition, that, if successfully invoked, will give insurance carriers the ability to increase the cost of the insurance (potentially to a commercially impracticable level), require exclusions from coverage that would leave the risk uninsured or rescind their coverage commitment entirely. The in-orbit insurance policies for EchoStar I and EchoStar II also are subject to annual renewal provisions. While the Company expects it will be able to renew such policies as they expire, there can be no assurance that such renewals will be at rates or on terms favorable to the Company. If renewal is not possible, there can be no assurance that EchoStar will be able to obtain replacement insurance policies on terms favorable to EchoStar. For example, if EchoStar I, EchoStar II or other similar satellites experience anomalies while in orbit, the cost to renew in-orbit insurance could increase significantly or coverage exclusions for similar anomalies could be required. Further, although EchoStar has obtained binders for the launch insurances required for EchoStar III and EchoStar IV (including in-orbit insurance for 365 days after launch), there can be no assurance that EchoStar will be able to obtain or maintain insurance for EchoStar III and EchoStar IV.

    The launch insurance policies for EchoStar III and EchoStar IV contain standard commercial satellite insurance provisions, including a material change condition, that would result in the cancellation of insurance or alter the effective rate, depending upon customary exclusions, including: (i) military or similar actions; (ii) laser, directed energy, or nuclear anti-satellite devices;
(iii) insurrection and similar acts; (iv) governmental confiscation; (v) nuclear reaction or radiation contamination; and (vi) willful or intentional acts of EchoStar or its contractors. The policies also contain provisions limiting insurance for incidental and consequential damages and third-party claims against EchoStar.

    If the launch of any EchoStar satellite is a full or partial failure or if, following launch, any EchoStar satellite does not perform to specifications, there may be circumstances in which insurance will not fully reimburse EchoStar for any loss. In addition, insurance will not reimburse EchoStar for business interruption, loss of business and similar losses that might arise from delay in the launch of any EchoStar satellite.

    The 1996 Notes Indenture requires EchoStar to obtain in-orbit insurance for EchoStar III in an amount equal to the cost to construct, launch and insure EchoStar III (in the case of in-orbit insurance with a deductible no greater than 20%). The 1997 Notes Indenture requires the Company to obtain in-orbit insurance for EchoStar IV in an amount equal to the cost to construct, launch and insure EchoStar IV (in the case of in-orbit insurance with a deductible no greater than 20%). EchoStar has bound approximately $220 million of insurance for the launch of each of EchoStar III and EchoStar IV including in-orbit insurance until 365 days after the launch.

OTHER PRODUCTS AND RELATED SERVICES

    EchoStar currently offers a broad range of products, from approximately $250 DTH systems in Europe that can receive signals from only one or two co-located satellites, to approximately $3,000 systems at retail that are capable of receiving signals from 20 or more satellites. Principal product lines include EchoStar-Registered Trademark-, HTS Premier-TM- and HTS Tracker-TM- name brands, with good, better and best options typically available for each line and each geographic reception area. EchoStar sold approximately 264,000 C-band satellite receivers worldwide in 1996. EchoStar's sales of DTH products are somewhat seasonal, with

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higher domestic sales normally occurring in the late summer and fall months in advance of increased consumer programming demand during the fall and winter months.

    DOMESTIC. Satellite retailers have historically sold large C-band satellite receiver systems to consumers in rural areas through store fronts or small home-based businesses. The decline in the number of conventional satellite retailers in the U.S., which form the core of EchoStar's distribution system, was significant during 1995 and continued during 1996 as a result of competition from the sale of DBS systems through consumer electronic outlets. Those satellite retailers who do not market DBS systems or cannot adopt to a high-volume, low-margin market, may be particularly vulnerable. However, new satellite retailers continue to enter the market, which partially offsets the aforementioned decline in the number of satellite retailers.

    INTERNATIONAL. EchoStar's international product line includes a broad range of DTH and commercial satellite equipment and accessories, including satellite receivers, integrated receiver decoders, antennas, actuators, feeds and LNBs. During 1996, the equipment was distributed, primarily with the EchoStar-Registered Trademark- brand name, through EchoStar's distribution centers. EchoStar's products are tailored to each country's standard television formats. In addition, on-screen instructions and pre-programmed channels are available in a variety of languages. EchoStar's international receivers can process C-band and Ku-band signals with both 110- and 240-volt power sources and have been designed to withstand the fluctuating power sources often found in developing countries. Prospectively, EchoStar expects to focus its international efforts on the sale of digital set-top boxes and the provision of consulting services to other DBS operators. As a result, during the remainder of 1997, EchoStar expects to streamline its international operations, including selected personnel reductions.

    EchoStar Receiver Systems are designed and engineered by HTS, the Company's wholly-owned subsidiary. HTS has entered into an agreement to sell satellite receivers to ExpressVu, Inc. ("ExpressVu") a majority-owned affiliate of BEC, Inc. (Bell Canada). The first phase of this agreement includes an initial order for 62,000 satellite receivers, and primary uplink integration payments, which combined exceed $40 million. Pursuant to this agreement, EchoStar is assisting ExpressVu with the construction of a digital broadcast center for use in conjunction with ExpressVu's DTH service, which commenced operations in September 1997, and will act as a distributor of satellite receivers and related equipment for ExpressVu's planned DTH service in Canada. Among other things, EchoStar has agreed not to provide DTH service in Canada and ExpressVu has agreed not to provide DTH service, including DBS service, in the U.S. EchoStar recognized revenues of approximately $11.9 million related to the ExpressVu Agreement during the six months ended June 30, 1997.

    On June 2, 1997, the Company announced that Telefonica has selected EchoStar to supply digital set top boxes for its satellite television service in Spain, which commenced operations in September 1997. In addition, EchoStar will license its proprietary electronic programming guide for use in connection with the digital receivers for Telefonica. Revenues from Telefonica's initial order of 100,000 digital set-top boxes are expected to approximate $40 million. EchoStar expects to fulfill approximately one-half of the contract during the remainder of 1997 and the remainder of the contract during early 1998.

    In addition to the orders described above, EchoStar has subsequently received additional purchase orders from ExpressVu and Telefonica totaling $50 million. These orders are for first quarter 1998 delivery of digital set-top boxes.

    Information regarding EchoStar's operations in different geographic areas as of December 31, 1994, 1995 and 1996, and for the years then ended, is presented in Note 13 to EchoStar's consolidated financial statements.

    PROGRAMMING. Since 1986, EchoStar has acquired DTH programming directly from programming providers, and packaged and distributed that programming throughout the U.S. to C-band system users through EchoStar's independent retailer network. EchoStar has non-exclusive affiliation agreements for the distribution of many of the most popular programming services available from domestic satellites,

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including A&E-Registered Trademark-, CNN-Registered Trademark-, The Discovery
Channel-Registered Trademark-, The Disney Channel-Registered Trademark-, ESPN-Registered Trademark-, HBO-Registered Trademark-,
MTV-Registered Trademark-, Showtime-Registered Trademark-, TBS-TM-, TNT-TM-, USA-Registered Trademark-, national networks, broadcast superstations, and other "best of cable" programming.

RESEARCH AND DEVELOPMENT AND MANUFACTURING

    Satellite receivers designed by EchoStar's research and development group have won numerous awards from dealers, retailers and industry trade publications. EchoStar's research and development personnel focus on shaping the EchoStar and HTS product lines to meet specific consumer needs and to compete effectively against products designed and manufactured by larger consumer electronics companies. EchoStar's quality assurance standards require all EchoStar product models to undergo extensive testing. EchoStar also sets and enforces product design and quality assurance requirements at non-EchoStar manufacturing facilities in the U.S., Taiwan, Hong Kong, Korea, China, Malaysia, India and the Philippines.

COMPETITION

    Each of the businesses in which EchoStar operates is highly competitive. EchoStar's existing and potential competitors include a wide range of companies offering video, audio, data, programming and entertainment services. EchoStar also faces competition from companies offering products and services that perform similar functions, including companies that offer hardwire cable television products and services, wireless cable products and services, DTH products and services, as well as DBS and other satellite programming, and companies developing new technologies. Many of EchoStar's competitors have substantially greater financial and marketing resources than EchoStar. EchoStar expects that quality and variety of programming, quality of picture and service, and cost will be the key bases of competition.

    Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. The Company cannot predict the effect that ongoing or future developments might have on the video programming distribution industry generally or the Company specifically.

    CABLE TELEVISION. Cable television service is currently available to the vast majority of U.S. television households. The U.S. cable television industry currently serves over 60 million subscribers, representing approximately 65% of U.S. television households. As an established provider of subscription television services, cable television is a formidable competitor in the overall market for television households. Cable television systems generally offer 30 to 80 analog channels of video programming. Cable television operators currently have an advantage relative to EchoStar with regard to the provision of local programming as well as the provision of service to multiple television sets within the same household. Many cable television operators have either announced their intention to, or are in the process of, upgrading their distribution systems to expand their existing channel capacity for purposes of providing digital product offerings similar to those offered by DBS providers. In addition, such expanded capacity may be used to provide interactive and other new services.

    Many of the largest cable systems in the U.S. have announced plans to offer access to telephony services through their existing cable equipment, and have entered into agreements with major telephony providers to further these efforts. In some cases, certain cable systems have actually commenced trial offerings of such services. If such trials are successful, many consumers may find cable service to be more attractive than DBS for the reception of programming.

    Since reception of DBS signals requires line of sight to the satellite, it may not be possible for some households served by cable to receive DBS signals. In addition, the DISH Network is not available to households in apartment complexes or other multiple dwelling units that do not facilitate or allow the installation of EchoStar Receiver Systems. Additionally, the initial cost required to receive DISH Network programming may reduce the demand for EchoStar Receiver Systems, since EchoStar Receiver Systems must be purchased, while cable and certain of EchoStar's satellite competitors lease their equipment to the

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consumer with little if any initial hardware payment required. The compulsory copyright license granted to satellite providers by the Satellite Home Viewer Act is narrower in scope than the compulsory license granted to cable operators, thus creating another competitive advantage for cable operators.

    In addition, TSAT has announced that it currently intends to provide digital programming to TSAT and other cable subscribers from Tempo's DBS satellite launched in March 1997. Tempo's DBS satellite would allow TSAT to provide at least 65 digital video channels to cable subscribers. These subscribers could maintain current cable programming service, including local programming. Through the use of a digital set-top receiver system, a household subscribing to cable programming and Tempo's DBS digital programming could simultaneously view digital video programming on one television and different cable programming on any number of other televisions. Currently, DISH Network subscribers must purchase multiple EchoStar Receiver Systems in order to view different programming on different televisions simultaneously. TSAT's complementary DBS service could make cable a stronger competitor to the DISH Network. As indicated below, the 11 full-CONUS frequencies assigned to Tempo are the subject of an application for FCC consent to assignment to PrimeStar.

    OTHER DBS AND HOME SATELLITE OPERATORS. In addition to EchoStar, several other companies have DBS authorizations and are positioned to compete with EchoStar for home satellite subscribers.

    DirecTv has channel assignments at a full-CONUS orbital slot. USSB owns and operates five transponders on DirecTv's first satellite and offers a programming service separate from, and complimentary to, DirecTv's service. DirecTv and USSB together offer over 150 channels of combined DBS video programming. EchoStar currently offers approximately 120 channels of digital video programming. DirecTv currently has exclusive distribution rights for out-of-market National Football League telecasts. While EchoStar intends to offer similar services in the future, its current inability to provide such programming places it at a competitive disadvantage. As of October 31, DirecTv had approximately 3.0 million subscribers, approximately one-half of whom subscribe to USSB programming. DirecTv recently filed an application with the FCC to construct, launch and operate six additional DBS satellites. DirecTv requested three orbital slots for these satellites--96.5 DEG. WL, 101 DEG. WL, and 105.5 DEG. WL. These satellites would operate on frequencies that are not currently allocated domestically for this use, and DirecTv has also requested an FCC rulemaking to secure such allocations.

    AT&T and DirecTv have entered into an exclusive agreement for AT&T to market and distribute DirecTv's DBS service. As part of the agreement, AT&T made an initial investment of approximately $137.5 million to acquire 2.5% of the equity of DirecTv with an option to increase its investment to up to 30% over a five-year period. This agreement provides a significant base of potential customers for the DirecTv DBS system and allows AT&T and DirecTv to offer customers a bundled package of digital entertainment and communications services. As a result, EchoStar is at a competitive disadvantage marketing to these customers. The AT&T and DirecTv agreement has increased the competition EchoStar encounters in the overall market for pay television customers. Affiliates of the National Rural Telecommunications Cooperative have acquired territories in rural areas of the U.S. as distributors of DirecTv programming, thereby increasing the distribution capacity of DirecTv.

    PrimeStar currently offers medium power Ku-band programming service to customers using dishes approximately three feet in diameter. PrimeStar is owned by a group of multiple-system cable operators and provides nationwide service. As a result of the successful launch and operation of a new satellite in early 1997, PrimeStar increased its medium-power programming services to approximately 150 channels. This new satellite will potentially enable PrimeStar to reduce its dishes to approximately 29 inches for most subscribers within the continental U.S. In addition, PrimeStar is expected to have access to significant DBS capacity via Tempo's DBS satellite, which is capable of providing full-CONUS service. PrimeStar has announced plans to use Tempo's DBS satellite to provide a mix of sports, multichannel movie services, pay-per-view services, and popular cable networks to traditional broadcast television, basic cable and other analog programming customers. As of October 31, 1997, PrimeStar had approximately 1.9 million subscribers.

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    On June 11, 1997, TSAT announced that a binding letter of intent had been signed for the restructuring of PrimeStar. PrimeStar, which is currently owned by a group of multiple-system cable operators including TCI, has entered into an agreement to combine its assets with ASkyB, a satellite venture formed by News and MCI, into a single DBS provider. Each PrimeStar partner will contribute its PrimeStar customers and partnership interests into the newly formed entity. ASkyB has announced that it will contribute two satellites under construction and 28 full-CONUS frequencies at the 110 DEG. WL orbital location. In addition, Tempo Satellite, Inc., a subsidiary of TSAT, has a license for a satellite using 11 full-CONUS frequencies at the 119 DEG. WL orbital location, and recently launched a satellite to that location. PrimeStar also has agreed to acquire Tempo's license.

    On July 18, 1997, PrimeStar and TSAT filed an application with the FCC requesting FCC approval for the assignment of Tempo's authorizations to PrimeStar in connection with the PrimeStar "roll-up" restructuring. On August 15, 1997, MCI and PrimeStar also filed an FCC application requesting approval for the assignment of MCI's DBS authorizations to PrimeStar. The parties to the two transactions have also initiated the antitrust clearance process with the Department of Justice for each transaction, and EchoStar understands that clearance has been obtained for one of the two transactions (the PrimeStar roll-up). The FCC applications have been placed on public notice and have been opposed by EchoStar and others, but there can be no assurance that any of these oppositions will be successful.

    The proposed restructuring of PrimeStar, if approved and consummated, would create a significant additional competitor with substantial financial and other resources, including a significantly greater number of channels capable of serving the entire continental U.S., than any other DBS provider. Several of the companies that would own interests in a restructured PrimeStar entity provide programming to cable television operators, other terrestrial systems and DBS system operators, including EchoStar. These content providers, including News, Turner, Time Warner, TCI, Cox, Comcast and US WEST would likely provide a significant amount of programming to the new PrimeStar entity and may decide to provide this programming to PrimeStar on better terms and at a lower cost than to other cable or DBS operators. Additionally, those content providers could raise programming prices to all cable, DBS and other providers (including PrimeStar), thereby increasing the Company's cost of programming to rates that are effectively higher than those borne by PrimeStar's owners. Although the current programming access provisions under the Cable Act and the FCC's rules require cable-affiliated content providers to make programming available to multi-channel video programming distributors on non-discriminatory terms, there are exceptions to these requirements and they are currently set to expire in 2002. Any amendment to, or interpretation of, the Cable Act or the FCC's rules which would revise or eliminate these provisions could adversely affect EchoStar's ability to acquire programming on a cost-effective basis.

    The FCC has allocated certain additional U.S. licensed DBS frequencies to DirecTv, USSB and other parties. These frequencies could provide additional capacity for existing DBS operators thereby enhancing their competitive position relative to the Company. Further, such presently unused frequencies could enable new competitors to enter the DBS market.

    DirecTv, USSB and PrimeStar have instituted aggressive promotional campaigns marketing their respective DBS and Ku-band services. Their marketing efforts have focused on the breadth of popular programming and cost of service. In the case of DirecTv and USSB, their marketing efforts have been joined by AT&T, RCA, Sony Electronics, Inc., and other manufacturers which market DBS receivers and related components. Several other manufacturers have begun manufacturing such equipment, including Uniden America Corp., Toshiba America Consumer Products, Inc., and Hughes Network Systems, Inc.

    Due to their substantially greater resources, earlier market entry, greater number of channels, manufacturing alliances with low-cost, high-volume manufacturers with established retail distribution, possible volume discounts for programming offerings, and, in the case of PrimeStar, relationship with cable programmers, EchoStar is currently at a competitive disadvantage to DirecTv, USSB and PrimeStar.

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    OTHER POTENTIAL PROVIDERS OF DBS OR SIMILAR SERVICES.  In addition to MCI,
DirectSat, USSB and Tempo/PrimeStar, two other companies have been granted conditional permits by the FCC for DBS but are not yet operational.

    Continental currently has an assignment of 11 frequencies at the 61.5 DEG. WL orbital slot covering the eastern and central U.S. and 11 frequencies at the 166 DEG. WL orbital slot covering the western U.S. On November 21, 1995, the FCC granted Continental an extension of its permit until August 15, 1999. On May 14, 1997 the FCC granted its consent to the assignment of Continental's permit to R/L. The FCC has granted Dominion a conditional construction permit and related rights to eight frequencies at 61.5 DEG. WL, the same orbital location where EchoStar III will be located. Dominion and certain EchoStar subsidiaries are parties to the Dominion Agreement pursuant to which Dominion, subject to appropriate FCC approvals, has the right to use eight transponders on EchoStar III to exploit the Dominion frequencies. Additionally, the Dominion Agreement provides that until EchoStar III is operational, Dominion can use an entire transponder on an EchoStar satellite located at 119 DEG. WL by paying EchoStar $1 million per month. From December 1996 through April 1997, in consideration of the use of such transponder for a period of five months, Dominion issued five $1 million promissory notes to EchoStar, each due May 10, 1997. When Dominion did not repay the notes, EchoStar exercised its right under the Dominion Agreement, subject to obtaining any necessary FCC approvals, to use and program, for the expected life of the satellite, six of the eight transponders on EchoStar III that Dominion has the right to use and that would operate on frequency channels assigned to Dominion. Dominion has pending FCC applications to modify its permit to rely on the Dominion Agreement to satisfy its due diligence and to extend its permit. These applications have not yet been approved. The Dominion Agreement may also require further FCC approval. Assuming the necessary FCC approvals are obtained and any further required approvals (including any required transfer of control approvals) are obtained, EchoStar would have the right to use a total of up to 17 transponders on EchoStar III. However, EchoStar's ability to use a total of up to 17 transponders depends on obtaining all necessary FCC approvals, and there can be no assurance that those approvals will be obtained. Dominion also has an assignment of 8 frequencies at the 166 DEG. WL orbital slot covering the western and central U.S.

    During March 1996, AlphaStar Television Network, which is owned by Tee-Comm Electronics, Inc., a Canadian company, began offering DTH programming in the U.S. on a limited basis. The service uses MPEG-2/DVB digital compression technology to receive medium power Ku-band signals via 24 to 36 inch dishes. On May 27, 1997, AlphaStar filed for bankruptcy protection under Chapter 11.

    Foreign satellite systems also are potential providers of DBS within the U.S. In May 1996, in its DISCO II proceeding, the FCC proposed permitting non-U.S. satellite systems to serve the U.S. if the home country of the foreign-licensed satellite offers open "effective competitive opportunities" ("ECO") in the same satellite service to U.S. licensed satellites. In the February 1997 World Trade Organization Agreement, the U.S. offer contained an exemption from market opening commitments for, among other things, DBS and DTH services. The FCC initiated a proceeding in July 1997 proposing to maintain the ECO test with respect to foreign-licensed satellites seeking to provide DBS and DTH service in the United States.

    The FCC has indicated that it may apply to the ITU for allocation of additional DBS orbital locations capable of providing service to the U.S. Further, Canada, Mexico, and other countries have been allocated various DBS orbital locations which are capable of providing service to part or all of the continental U.S. In general, non-U.S. licensed satellites are not allowed to provide domestic DBS or DTH service in the U.S. However, in November 1996, the U.S. and Mexico signed a Protocol for cross-border DBS and DTH service, and Mexico has indicated that it will auction one or more of its DBS orbital locations.

    Pursuant to the protocol, the FCC already has permitted a company to provide DTH services in the U.S. through a Mexican satellite. Televisa International, LLC ("Televisa") is currently in the process of developing DTH television and related services in Mexico, Latin America, North America, and Europe. Televisa received authorization from the FCC to operate one million receive-only earth stations in the U.S.

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which are capable of receiving DTH television services from Mexico's Solidaridad
II satellite. The Solidaridad II satellite operates at 113 DEG. WL providing full-CONUS coverage, and is licensed by the Mexican Government.

    The FCC authorized Televisa to operate receive dishes that are larger, and possibly less attractive to consumers, than the dishes made available by EchoStar. Further, the FCC authorization for Televisa does not provide Televisa's earth stations with protection from unacceptable radio interference from nearby satellite networks. Nevertheless, the authorization of Televisa to provide service from the 113 DEG. WL orbital slot may produce additional competition to the full-CONUS service by EchoStar from EchoStar I and EchoStar
II. In October 1997, the U.S. and Mexico signed a protocol allowing cross-border FSS service from Mexican-licensed satellites to the U.S. and vice versa. The U.S. and Mexico have announced their intention to commence discussion on a third protocol, to address mobile satellite services.

    In addition, the U.S. has indicated its willingness to enter into similar agreements with other countries in North, Central, and South America. If the U.S. government moves forward with these initiatives, or if other countries authorize DBS providers to use their orbital slots to serve the U.S., additional competition could be created, and EchoStar's DBS authorizations could become less valuable. At this time, EchoStar cannot predict whether these or other recent developments will ultimately result in any additional service to the U.S.

    In addition, it may be possible to utilize extended Ku-band spectrum and mid- and high-power FSS spectrum to serve the U.S. DTH market. A significant amount of available full-CONUS spectrum exists in these bands. Further, it may be possible to utilize Ka-band spectrum for DTH satellite applications, particularly for spot-beam applications. Finally, other potential competitors may provide television programming at any time by leasing transponders from an existing satellite operator.

    WIRELESS CABLE. Multichannel, multipoint distribution ("wireless cable") systems typically offer 20 to 40 channels of programming, which may include local programming (a potential advantage over most digital satellite systems). Developments in high compression digital statistical multiplexing technology are expected to increase significantly the number of channels and video and audio quality of wireless cable systems. Wireless cable operators currently provide an analog signal, with limited capacity and inferior image and sound quality compared to DBS. In order to upgrade their systems to implement digital transmission of high-quality video and audio signals, wireless cable operators will be required to install digital decoders in each customer's home at a cost comparable to the cost of an EchoStar Receiver System and make certain modifications to their transmission facilities. The cost of such digital upgrades will be significant and will have to be amortized over a smaller base of potential customers. Wireless cable also requires direct line of sight from the receiver to the transmission tower, which creates the potential for substantial interference from terrain, buildings and foliage in the line of sight. Wireless cable served approximately 1 million subscribers at the end of 1996.

    TELEPHONE COMPANIES. Certain telecommunications carriers, including regional bell operating companies and long distance telephone companies, could become significant competitors in the future, as they have expressed an interest in becoming subscription television and information providers. The 1996 Act, which was enacted in February 1996, permits telephone companies to provide a variety of competitive video services, including owning cable systems, with certain regulatory safeguards. It is also possible for telephone companies to provide high-power DBS service, although any telephone company desiring to become a high-power DBS broadcaster must still obtain an FCC license for an available orbital location. The 1996 Act removes barriers to entry which previously inhibited telephone companies from competing in the provision of video programming and information services. Several large telephone companies have announced plans to acquire or merge with existing cable and wireless cable systems. As more telephone companies begin to provide cable programming and other information and communications services to their customers, additional significant competition for subscribers will develop. Among other things, telephone companies have an existing relationship with virtually every household in their service area, substantial economic resources, and an existing infrastructure and may be able to subsidize the delivery of programming through their position as the sole source of telephone service to the home.

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    VHF/UHF BROADCASTERS.  Most areas of the U.S. are covered by traditional terrestrial VHF/UHF television broadcasts that typically include three to ten channels. These broadcasters are often low to medium power operators with a limited coverage area and provide local, network and syndicated programming. The local content nature of the programming may be important to the consumer, and VHF/ UHF programming is typically free of charge. The FCC has allocated additional digital spectrum to licensed broadcasters. During a transition period ending in 2006, each existing television station will be able to transmit programming on a digital channel that may permit multiple programming services per channel.

    PRIVATE CABLE. Private cable is a multi-channel subscription television service where the programming is received by a satellite receiver and then transmitted via coaxial cable throughout private property, often MDUs, without crossing public rights of way. Private cable generally operates under an agreement with a private landowner to service a specific MDU, commercial establishment or hotel. These agreements are often exclusive arrangements with lengthy (E.G., ten-year) terms, and private cable systems generally are not subject to substantial federal, state or local regulations. The FCC recently amended its rules to allow the provision of point-to-point delivery of video programming by private cable operators and other video delivery systems in the 18 GHz bandwidth. Private cable operators compete with EchoStar for customers within the general market of consumers of subscription television services.

    LOCAL MULTI-POINT DISTRIBUTION SERVICE. In March 1997, the FCC announced its intention to offer two LMDS licenses, one for 1150 MHz and the other for 150 MHz, in each of 493 Basic Trading Areas ("BTAs") pursuant to an auction in the case of mutually exclusive applications. Incumbent local exchange carriers and cable operators will not be allowed to obtain in-region licenses for the larger spectrum block for three years. The LMDS auction is scheduled to occur in December 1997. The broadband 28 GHz LMDS spectrum allocation may enable LMDS providers to offer subscribers a wide variety of audio, video and interactive service options.

    UTILITIES. The 1996 Act also authorizes registered utility holding companies and their subsidiaries to provide video programming services, notwithstanding the Public Utility Holding Company Act. Utilities must establish separate subsidiaries and must apply to the FCC for operating authority. Several such utilities have been granted broad authority by the FCC to engage in activities which could include the provision of video programming.

    DTH PRODUCTS. EchoStar faces competition in the sale of satellite receivers in North America from other manufacturers and distributors. EchoStar, General Instrument Corporation and Uniden America Corporation comprise the three largest competitors in the North American DTH products market (exclusive of DBS products).

    Most major manufacturers of satellite receivers in North America offer a variety of models, from relatively low-priced units to more expensive receivers with a greater number of features. There are few patented components in DTH systems. Competition in the sale of DTH products occurs primarily on the basis of quality, price, service, marketing and features. EchoStar believes that it generally competes effectively in all of these areas. In recent years, EchoStar has consistently been highly rated in most of these categories by polls conducted by industry trade publications.

    EchoStar also faces competition in the distribution of DTH systems from approximately 30 distributors in North America. The large number of distributors creates intense competition, primarily with respect to price, marketing and service. EchoStar responds to that competition by offering 24-hour turnaround time on repairs, same day order fulfillment, and what it believes to be one of the top satellite retailer incentive programs in the industry.

    In addition, EchoStar competes against DBS technology and medium power Ku-band DTH systems. As a result of the smaller dish size, DBS and medium power Ku-band systems are more widely accepted than C-band systems, particularly in urban areas. DBS and medium power Ku-band competition have

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negatively affected, and will continue to negatively affect, C-band sales.
However, EchoStar believes that many consumers may continue to choose to purchase C-band systems for the next several years because of the remaining orbital life of existing C-band satellites, the amount and quality of programming available, and the continuing marketing efforts by programmers and others designed to attract and retain C-band subscribers, among other factors.

    Internationally, EchoStar competes against a variety of manufacturers and distributors in different countries. In certain regions, EchoStar has a small market share, while in others, such as Africa, EchoStar believes that it has a larger market share than any of its competitors. In some markets, EchoStar cannot effectively compete due to local restrictions on foreign companies and due to the necessity of using proprietary products for which EchoStar does not hold licenses.

    DTH PROGRAMMING. EchoStar competes with many large DTH programming packages, some of which are affiliated with well-known, large program originators, and some of which are affiliated with cable operators. EchoStar competes by offering promotional programming packages in conjunction with its sales of DTH systems. Since a significant portion of EchoStar's programming sales are generated through DTH retailers, EchoStar also competes for retailer relationships on the basis of commission rates and quality of service offered to the retailer and its customers. In addition, the programming market faces competition from cable television as well as emerging technologies such as DBS services, wireless cable systems, and others. The largest competitors of EchoStar in programming distribution include NetLink Satellite USA, owned by TCI, SuperStar Satellite Entertainment, National Programming Service, Turner Home Satellite, Inc., HBO Direct, Inc. and Showtime Satellite Networks. These competitors have substantially greater financial resources than EchoStar, have substantially more subscribers, and are therefore able to obtain more favorable pricing from programmers than EchoStar.

GOVERNMENT REGULATION

    THE FOLLOWING SUMMARY OF REGULATORY DEVELOPMENTS AND LEGISLATION DOES NOT PURPORT TO DESCRIBE ALL PRESENT AND PROPOSED GOVERNMENT REGULATION AND LEGISLATION AFFECTING THE VIDEO PROGRAMMING DISTRIBUTION INDUSTRY. OTHER EXISTING GOVERNMENT REGULATIONS ARE CURRENTLY THE SUBJECT OF JUDICIAL PROCEEDINGS, LEGISLATIVE HEARINGS OR ADMINISTRATIVE PROPOSALS THAT COULD CHANGE, IN VARYING DEGREES, THE MANNER IN WHICH THIS INDUSTRY OPERATES. NEITHER THE OUTCOME OF THESE PROCEEDINGS NOR THEIR IMPACT UPON THE INDUSTRY OR THE COMPANY CAN BE PREDICTED AT THIS TIME. THIS SECTION SETS FORTH A BRIEF DESCRIPTION OF REGULATORY ISSUES PERTAINING TO OPERATIONS OF THE COMPANY.

    Authorizations and permits issued by the FCC and foreign regulatory agencies performing similar functions are required for the construction, launch and operation of satellites and other components of the EchoStar DBS System, and the sale of satellite receivers and other EchoStar products in certain countries. In addition, as the operator of a privately owned U.S. satellite system, EchoStar is subject to the regulatory authority of the FCC and the Radio Regulations promulgated by the ITU. As a distributor of television programming, EchoStar is also affected by numerous laws and regulations, including the Communications Act. EchoStar believes that it remains free to set prices and serve customers according to its business judgment, without rate regulation or the statutory obligation under Title II of the Communications Act to avoid undue discrimination among customers. Even if, under a future interpretation of the 1996 Act, EchoStar were to be classified as a telecommunications carrier subject to Title II, EchoStar believes that such reclassification would not likely increase substantially the regulatory burdens imposed on EchoStar or have an adverse impact on EchoStar's DBS operations, although there can be no assurance in this regard. EchoStar believes that, because it is engaged in a subscription programming service, it is not subject to many of the regulatory obligations imposed upon broadcast licensees. However, there can be no assurances that the FCC will not find in the future that EchoStar should be treated as a broadcast licensee with respect to its current and future operations. If the FCC were to determine that EchoStar is, in fact, a broadcast licensee, EchoStar could be required to comply with all regulatory obligations imposed upon broadcast licensees. EchoStar also requires import and general destination export licenses issued by the

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U.S. Department of Commerce for the delivery of its manufactured products to overseas destinations. Finally, because EchoStar has engaged a Russian launch provider for EchoStar IV, U.S. export regulations apply to the delivery of the satellite and to providing related technical information to the launch provider.

    FCC PERMITS AND LICENSES. As the operator of a DBS system, EchoStar is subject to FCC jurisdiction and review primarily for: (i) assignment of frequencies and orbital slots; (ii) compliance with the terms and conditions of such assignments and authorizations, including required timetables for construction and operation of satellites; (iii) authorization of individual satellites (I.E., meeting minimum financial, legal and technical standards) and earth stations; (iv) avoiding interference with other radio frequency emitters;
(v) compliance with rules the FCC has established specifically for holders of U.S. DBS satellite and earth station authorizations, including construction milestones and due diligence requirements; and (vi) compliance with applicable provisions of the Communications Act. The FCC has granted ESC a license to cover 11 specified frequencies for EchoStar I at 119 DEG. WL. ESC also has a conditional construction permit for 11 unspecified western frequencies. EchoStar's subsidiary DirectSat has a license to cover ten additional frequencies at the 119 DEG. WL orbital location. The FCC also has issued DirectSat a conditional permit for one frequency at 110 DEG. WL and 11 frequencies at 175 DEG. WL. DBSC holds a conditional construction permit and specific orbital slot assignments for 11 DBS frequencies at each of 61.5 DEG. WL and 175 DEG. WL.

    During January 1996, the FCC held an auction for 24 frequencies at the 148 DEG. WL orbital slot. EchoStar acquired a DBS construction permit for the use of the 24 frequencies at the 148 DEG. WL orbital slot for $52.3 million. EchoStar will be required to complete contracting for the construction of the satellite by December 20, 1997, to complete construction of that satellite by December 20, 2000, and the satellite must be in operation by December 20, 2002.

    EchoStar's FCC permits are conditioned on satisfaction of ongoing due diligence, construction, reporting and related obligations. There can be no assurance that EchoStar will be able to comply with the FCC's due diligence obligations or that the FCC will determine that it has complied with such due diligence obligations. EchoStar's permits and extension requests have been and may continue to be contested in FCC proceedings and in court by several companies with interests adverse to EchoStar's, including Dominion, PrimeStar, Advanced, Tempo, DirecTv and others.

    By an Order released January 11, 1996 in File No. 129-SAT-EXT-95, the International Bureau of the FCC granted an extension of ESC's permit to August 15, 1996 with respect to the 119 DEG. WL orbital location. It deferred decision on ESC's request for an extension of time with respect to ESC's permit for western assignments pending the FCC's analysis of EchoStar's 1992 due diligence showing for these assignments. By separate Order released January 11, 1996, File No. DBS-88-1, the FCC's International Bureau conditionally granted ESC launch and positioning authority for EchoStar I. ESC and DirectSat have licenses to cover their satellites at 119.2 DEG. WL and 118.8 DEG. WL. The precise location of ESC's and DirectSat's licensed EchoStar I and EchoStar II satellites may be outside the parameters set forth in their licenses. Therefore, ESC and DirectSat have filed a joint request for an STA to enable them to operate, for 180 days, EchoStar I at 119.05 DEG. WL and EchoStar II at 118.95 DEG. WL, which also would improve signal quality and facilitate better customer service. That application was not timely opposed. The FCC has not yet ruled on ESC's and DirectSat's request. The 180 day STA, if granted, would commence contemporaneous with an FCC ruling in ESC's and DirectSat's favor. On February 26, 1997, the FCC staff notified EchoStar of its concern that the requested STA might cause interference to the Tempo satellite at 118.8 DEG. WL. The FCC required EchoStar to submit a technical analysis in support of the request. EchoStar has submitted such analysis, and Tempo has submitted its own technical analysis supporting a contrary position. There can be no assurance that the FCC will grant or, if granted, renew EchoStar's request. Failure of the FCC to grant EchoStar's request would require EchoStar to take steps to ensure that EchoStar I and EchoStar II are positioned consistent with present FCC authorizations, or to reposition the satellites, and could have an adverse effect on the operation of these satellites. If EchoStar I and EchoStar II were found to have been operated outside their authorized parameters, the FCC could impose monetary forfeitures or other

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penalties on EchoStar. If the FCC denied the STA, EchoStar believes that this event would not have a material impact on the Company.

    The FCC has granted EchoStar conditional authority to use C-band frequencies for TT&C functions for EchoStar I, stating that the required coordination process with Canada and Mexico has been completed. In January 1996, the FCC received a communication from an official of the Ministry of Communications and Transportation of Mexico stating that EchoStar I's TT&C operations could cause unacceptable interference to Mexican satellites. While EchoStar believes that it is unlikely that the FCC will subsequently require EchoStar to relinquish the use of such C-band frequencies for TT&C purposes, such relinquishment could result in the inability to control EchoStar I and the total loss of the satellite.

    Among other regulatory requirements, all of EchoStar's DBS systems are required to conform to the ITU Region 2 Plan for Broadcast Satellite Service ("BSS Plan"). Any operations that are not consistent with the BSS Plan (including, among other things, the EchoStar system's digital transmissions) can only be authorized on a non-interference basis pending successful modification of the BSS Plan or the agreement of all affected administrations to the non-conforming operations. Accordingly, unless and until the BSS Plan is modified to include the technical parameters of a DBS applicant's operations, non-standard satellites must not cause harmful electrical interference to, and are not entitled to any protection from, interference caused by other assignments that are in conformance with the BSS Plan. The ITU has requested certain technical information in order to process the requested modification of the BSS plan for EchoStar I and EchoStar II, and EchoStar has cooperated, and continues to cooperate, with the FCC in the preparation of its responses to any ITU requests. The Company cannot predict when the ITU will act upon this request for modification or if it will be granted.

    By an Order released January 11, 1996 in File No. 131-SAT-EXT-95, the International Bureau extended the construction permit of DirectSat to August 15, 1999. This grant was subject to the condition that DirectSat make significant progress toward construction and operation of its DBS system substantially in compliance with the timetable submitted pursuant to Amendment No. 7 of its satellite construction contract, dated June 17, 1995, or with a more expedited timetable. The International Bureau also urged DirectSat to expedite construction and launch of additional satellites for its DBS system. PrimeStar has filed an application for review requesting that the FCC reverse the International Bureau's decision to extend DirectSat's construction permit. By Order released on September 9, 1996, in File No. DBS-88-02/94-01M, the International Bureau granted DirectSat's request for authority to launch the EchoStar II satellite to 118.8 DEG. WL and for approval of certain modifications made to the design of that satellite. In a separate order issued on the same date in File No. 53-SAT-ML-95, the International Bureau granted DirectSat conditional authority to use extended C-band frequencies to perform TT&C functions for the EchoStar II satellite until January 1, 1999, subject to the condition that it cause no harmful interference to other satellites, at which time the FCC will review the suitability of those frequencies for TT&C operations. There can be no assurance that the FCC will extend the authorization to use these C-band frequencies for TT&C purposes. The FCC's refusal to extend such authorization could result in the inability to control EchoStar II and a total loss of the satellite unless the satellite could be moved to another orbital slot with FCC approval.

    By an Order released December 8, 1995, DA 95-2439, in File No. 129-SAT-EXT-95, the FCC has also conditionally granted the request of DBSC for an extension of its permit to November 30, 1998 subject to the condition that the FCC may reconsider the extension and modify or cancel it if DBSC fails to progress towards construction and operation of its system in accordance with the timetable DBSC has submitted to the FCC. PrimeStar has filed an application for review requesting that the FCC reverse the International Bureau's decision to extend DBSC's construction permit. By Order released August 30, 1996, DA-96-1482, in File Nos. DBS 87-01, 55-SAT-AL-96, the FCC consented to the assignment of DBSC's permit to a subsidiary of EchoStar. ESC has a pending application for assignment of western frequencies and an orbital position, which has been opposed. In 1992, the FCC held that ESC had not completed contracting for its western assignments, which is a prerequisite to the grant of specific assignments. The FCC asked

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ESC to submit amended contract documentation. While EchoStar has submitted such documentation, the FCC has not yet ruled on whether ESC has completed contracting for that satellite. There are no assurances that the FCC will rule favorably on this issue to enable ESC to receive western assignments. The FCC has also deferred action on whether to extend ESC's permit for the western assignments pending a ruling on completion of contracting. The FCC also has declared that it will carefully monitor the semi-annual reports required to be filed by DBS permittees. Failure of EchoStar to file adequate semi-annual reports or to demonstrate timely progress in the construction of its DBS systems may result in cancellation of its permits. EchoStar has not filed all required progress reports with the FCC, and there is a risk that the filed reports may be found by the FCC not to comply fully with its due diligence requirements.

    EchoStar III was launched on October 5, 1997 pursuant to FCC authority which was conditionally granted by the September 29, 1997 order of the FCC's International Bureau. The International Bureau's September 29, 1997 order also conditionally granted DBSC an STA to test all transponders on EchoStar III for the earlier of eight weeks after launch or seven days prior to the launch of a satellite to that orbital location by an authorized entity. The International Bureau's order is subject to review by the full Commission and ultimately the Court of Appeals, and there can be no assurance that the order will not be challenged, or that any such challenges will not be successful. EchoStar also expects to file applications for authority to operate the satellite as well as feeder link earth stations and antennas for TT&C communications with EchoStar
III. On October 3, 1997 EchoStar filed an application for authority to operate one of the earth station antennas that it plans to deploy for TT&C and feeder link communications with EchoStar III. On October 27, 1997, EchoStar filed a request for a 180 day STA to operate the satellite after testing, and expects to file an application for a license to operate the satellite. There can be no assurance that any of these current or future requests will be granted. On that same date, EchoStar filed a request for an STA to allow it to begin testing that antenna immediately upon the launch of EchoStar III. On the same date, the FCC staff verbally gave EchoStar a 90-day STA to conduct such testing subject to certain power restrictions.

    In the event of a failure or loss of any of EchoStar I, EchoStar II, or EchoStar III, and subject to FCC consent, EchoStar may relocate EchoStar IV and utilize the satellite as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that EchoStar IV would not cause additional interference compared to EchoStar I, EchoStar II, or EchoStar III. Should EchoStar choose to utilize EchoStar IV in this manner, there can be no assurances that such use would not adversely affect EchoStar's ability to meet the construction, launch and operation deadlines associated with its permits. Failure to meet such deadlines could result in the loss of such permits and would have an adverse effect on EchoStar's planned operations.

    The licenses which the FCC issues for an operational DBS system to use frequencies at a specified orbital location are for a term of ten years. At the expiration of the initial license term, the FCC may renew the satellite operator's license or authorize the operator to operate for a period of time on special authority, but there can be no assurance that the FCC will take such actions. In the event the FCC declines to renew the operator's license, the operator would be required to cease operations and the frequencies would revert to the FCC. EchoStar also requires FCC authority to operate earth stations, including the earth stations necessary to uplink programming to its satellites.

    On July 18, 1997, EchoStar filed a request for an STA to use the 11 channels assigned to Tempo at the 119 DEG. WL orbital location, on the ground that Tempo, while it launched a satellite to that location on March 8, 1997, has not yet started providing service. Tempo has opposed this request on several grounds, including that it is currently testing its satellite. There can be no assurance that the FCC will grant EchoStar's request.

    On November 21, 1996, EchoStar was granted conditional authorization for two-Ku-band FSS satellites to be located at 83 WL and 121 WL, subject, among other things, to submitting additional proof of its financial qualifications (the "ESC License"). While ESC has submitted such proof, PrimeStar and

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GE Americom have challenged it, and on March 10, 1997 and March 12, 1997, respectively, have separately filed petitions to cancel the ESC License on the ground that the supplemental financial information, filed by ESC in response to the condition set forth in the ESC License, is not adequate. If the FCC granted these petitions, ESC would lose the ESC License. On December 23, 1996, PrimeStar and GE Americom separately filed petitions for reconsideration of the ESC License and the reassignment of one EchoStar satellite to a different orbital slot on the ground that the satellite in dispute will interfere with the GE Americom satellite used by PrimeStar for its medium-power Ku-band service. If the FCC granted these petitions, the satellite in dispute may be reassigned to another orbital location or it may become subject to significant limitation on its power. Finally, PrimeStar and GE Americom have opposed ESC's request for authorization to add C-band capabilities to one satellite of its Ku-band system (the "C-band Capabilities") by separately filing petitions to deny ESC's application to add the C-band Capabilities (on March 10, 1997) on similar grounds set forth in their petitions outlined above. If the FCC granted these petitions, ESC will not get the requested authorization to add the C-band Capabilities. There can be no assurances as to how the FCC will rule with respect to any of these challenges. While EchoStar has not finalized a business plan which incorporates use of this spectrum and is not relying on this spectrum for the generation of future revenues, if the FCC were to rule against EchoStar, a potential future business opportunity would be lost.

    On October 15, 1997, the Commission released service rules applicable to Ka-band licensees. Among other things, the rules impose various technical requirements and restrictions, including the obligation to protect or coordinate with certain types of services and power control requirements. The Commission also imposed implementation milestones, including commencement of construction within one year of grant, commencement of construction of second satellite within two years of grant, launch of first satellite within five years of grant, and launch of all satellites by the dates required by the ITU--generally six years from filing of the ITU "Appendix 4" information (which was filed in November 1995), with the possibility of a three-year extension. The Commission noted that EchoStar proposes to operate its system on a common carrier basis. Further, the Commission prohibited trafficking in "bare" Ka-band licenses. The Commission also imposed annual reporting requirements. There can be no assurance that these new rules will not adversely affect EchoStar's plans with respect to its licensed Ka-band system.

    EchoStar has also been granted a conditional license for a two-satellite FSS Ka-band system. That license was based on an orbital plan agreed upon by applicants in EchoStar's processing round. Certain of these applicants have now requested changes to that orbital plan. One company (Norris) has requested a stay of the plan, and petitions for reconsideration are pending against certain of the licenses covered by the plan. There can be no assurance that review of the recently granted Ka-band licenses and orbital plan by the International Bureau and the full FCC will not eliminate the basis for EchoStar's conditional license and result in loss of that license.

    EchoStar also has an application pending with the FCC for two extended Ku-band FSS satellites to be located at 85 DEG. WL and 91 DEG. WL. EchoStar also has requested FCC authorization to modify its proposed Ku-band system to add C-band capabilities to one satellite. These applications and requests for modification have been opposed by various parties. There can be no assurance that the FCC will grant any of these applications or requests for modifications. Any such initial applications that are granted would have a ten-year license term and the same renewal obligations as pertain to DBS licenses.

    On August 20, 1997, GE Americom filed an application requesting modification of its license for a C-band/Ku-band satellite currently located at 89 DEG. WL, to allow relocation of that satellite to 83 DEG. WL. In support of that request, GE has argued that the license for that satellite is set to expire before EchoStar's FSS satellite is expected to be launched to that location. EchoStar has opposed the modification application, but has stated that it would not oppose a request for temporary relocation of GE's satellite to that slot on an STA basis.

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    DBS RULES.  Once the FCC grants a conditional construction permit, the permittee must proceed with due diligence in constructing the system. The FCC has adopted specific milestones that must be met in order to retain the permit, unless the FCC determines that an extension or waiver is appropriate, and permittees must file semi-annual reports on the status of their due diligence efforts. The due diligence milestones require holders of conditional permits to complete contracting for construction of their systems within one year of grant of the permit (with no unresolved contingencies that could preclude substantial construction of the satellites), and to place all satellite stations comprising the system in operation within six years of grant of the permit. In addition, holders of permits received after January 19, 1996 must complete construction of the first satellite in their system within four years of grant of the permit. The FCC also may impose other conditions on the grant of the permit. The holders of new DBS authorizations issued on or after January 19, 1996 must also provide DBS service to Alaska and Hawaii where the service is technically feasible from the acquired orbital locations, which includes 148 DEG. WL. Those holding DBS permits as of January 1996 must either provide DBS service to Hawaii or Alaska from at least one of their orbital locations or relinquish their western assignments. Subject to applicable regulations governing non-DBS operations, a licensee may make unrestricted use of its assigned frequencies for non-DBS purposes during the first five years of the ten-year license term. After the first five years, the licensee may continue to provide non-DBS service so long as at least half of its total capacity at a given orbital location is used each day to provide DBS service.

    Failure to comply with applicable Communications Act requirements and FCC rules, regulations, policies, and orders may result in the FCC's revoking, conditioning, or declining to review or extend an authorization.

    FOREIGN OWNERSHIP LIMITATIONS. The Communications Act of 1934, as amended, and the FCC's implementing regulations provide that, where subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own in excess of 25% of the total equity of the holding company, considered on a fully-diluted basis, except upon an FCC public interest determination. While the FCC's International Bureau has ruled that these limitations do not apply to DBS authorizations, the ruling has been challenged and the question remains open. Furthermore, the limitations will apply to EchoStar's FSS authorizations if EchoStar holds itself out as a common carrier or if the FCC decides to treat it as such a carrier. The FCC has noted that EchoStar proposes to operate some of its proposed fixed satellite services on a common carrier as well as a non-common carrier basis.

    A recent survey of EchoStar's equity owners discloses that EchoStar's foreign ownership in May of this year was under 5%, well below these limitations, if they were to apply. However, if the purchase by foreigners or their representatives of EchoStar's existing or new equity securities or exercise of any right to convert existing or new securities, including the securities issued in the Offerings, would cause the foreign ownership limitations to be exceeded, a separate FCC determination that such ownership was consistent with the public interest would be required in order to avoid a violation of the Act and/or the FCC's rules.

    LIMITATIONS ON TRANSFER OF CONTROL AND ASSIGNMENT OF LICENSES. The Communications Act of 1934, as amended, requires prior FCC approval of transfers of control over, or assignment of Title III licenses. If the purchase of the securities subject to the Offerings (or exercise of the right to convert the Preferred Stock) would result in a transfer of control over the FCC licenses and permits, such transfer would require prior approval of the FCC.

    THE 1996 ACT. The 1996 Act clarifies that the FCC has exclusive jurisdiction over DTH satellite services and that criminal penalties may be imposed for piracy of DTH satellite services. The 1996 Act also offers DBS operators relief from private and local government-imposed restrictions on the placement of receiving antennae. In some instances, DBS operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules, or restrictive property covenants banning the installation of antennae on or near homes. The FCC recently promulgated rules designed to implement Congress' intent by prohibiting any restriction, including zoning, land use or building regulation, or any private covenant, homeowners' association rule, or similar restriction on property within the exclusive use or control of the

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antenna user where the user has a direct or indirect ownership interest in the property, to the extent it impairs the installation, maintenance or use of a DBS receiving antenna that is one meter or less in diameter or diagonal measurement, except where such restriction is necessary to accomplish a clearly defined safety objective or to preserve a recognized historic district. Local governments and associations may apply to the FCC for a waiver of this rule based on local concerns of a highly specialized or unusual nature. The FCC also issued a further notice of proposed rulemaking seeking comment on whether the 1996 Act applies to restrictions on property not within the exclusive use or control of the viewer and in which the viewer has no direct or indirect property interest. The 1996 Act also preempted local (but not state) governments from imposing taxes or fees on DTH services, including DBS. Finally, the 1996 Act required that multichannel video programming distributors such as DBS operators fully scramble or block channels providing indecent or sexually explicit adult programming. If a multi-channel video programming distributor cannot fully scramble or block such programming, it must restrict transmission to those hours of the day when children are unlikely to view the programming (as determined by the FCC). On March 24, 1997, the U.S. Supreme Court let stand a lower court ruling that allows enforcement of this provision pending a constitutional challenge. In response to this ruling, the FCC declared that its rules implementing the scrambling provision would become effective on May 18, 1997.

    THE CABLE ACT. In addition to regulating pricing practices and competition within the franchise cable television industry, the Cable Act was intended to establish and support existing and new multi-channel video services, such as wireless cable and DBS, to provide subscription television services. EchoStar has benefited from the programming access provisions of the Cable Act and implementing rules, in that it has been able to gain access to previously unavailable programming services and, in some circumstances, has obtained certain programming services at reduced cost. Any amendment to, or interpretation of, the Cable Act or the FCC's rules that would permit cable companies or entities affiliated with cable companies to discriminate against competitors such as EchoStar in making programming available (or to discriminate in the terms and conditions of such availability) could adversely affect EchoStar's ability to acquire programming on a cost-effective basis. Certain of the restrictions on cable-affiliated programmers will expire in 2002 unless the FCC extends such restrictions.

    On October 14, 1997, EchoStar filed a complaint with the FCC against Rainbow Programming Holdings, Inc. and Rainbow Media Holdings, Inc. (collectively "Rainbow") under the Communications Act's program access rules. Rainbow, a cable-affiliated programming vendor, manages several regional sports services. EchoStar's complaint alleges that Rainbow has discriminated against EchoStar in the terms and conditions (including rates, tiering restrictions and advertising availability provisions) that it has demanded to make its regional sports programming available to EchoStar; that Rainbow has effectively refused to deal with EchoStar through dilatory tactics; and that Rainbow has engaged in various unfair practices at EchoStar's expense. The complaint requests several forms of relief. There is no assurance that the complaint will succeed or that the Commission will grant EchoStar any of the requested forms of relief. If the complaint is not successful, this may adversely affect EchoStar's ability to offer Rainbow regional sports programming in its programming packages.

    On October 27, 1997, EchoStar filed a program access complaint with the FCC against Fox/Liberty Networks LLC, Fox Sports Net LLC and Fox Sports Direct (collectively "Fox Sports"), which controls certain regional sports programming services currently carried by EchoStar. In that complaint, EchoStar has alleged that Fox Sports has discriminated against EchoStar in the terms that it offered EchoStar, compared to the terms available to certain competing cable operators. There can be no assurance that EchoStar will be successful in its complaint and/or that EchoStar will attain better terms for its carriage of Fox Sports programming than the terms currently available to EchoStar. The inability of EchoStar to secure better terms may adversely affect EchoStar's relationship with Fox Sports.

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    The Cable Act also requires the FCC to conduct a rulemaking that will impose public interest requirements for providing video programming by DBS licensees, including, at a minimum, reasonable and non-discriminatory access by qualified candidates for election to public office and the obligation to set aside four to seven percent of the licensee's channel capacity for non-commercial programming of an educational or informational nature. Within this set-aside requirement, DBS providers must make capacity available to "national educational programming suppliers" at below-cost rates. The FCC is conducting a rulemaking to implement this statutory provision.

    While DBS operators like EchoStar currently are not subject to the "must carry" requirements of the Cable Act, the cable industry has argued that DBS operators should be subject to these requirements. In the event the "must carry" requirements of the Cable Act are revised to include DBS operators, or to the extent that new legislation of a similar nature is enacted, EchoStar's future plans to provide local programming will be adversely affected, and such must-carry requirements could cause the displacement of possibly more attractive programming.

    SATELLITE HOME VIEWER ACT. The SHVA establishes a "statutory" (or compulsory) copyright license that generally allows a DBS operator, for a statutorily-established fee, to retransmit local affiliate programming to subscribers for private home viewing so long as that retransmission is limited to those persons in "unserved households." An "unserved household", with respect to a particular television network, is defined as one that cannot receive an over-the-air network signal of "grade B" intensity (a predictive standard of signal intensity employed by the FCC) of a primary network station affiliated with that network through the use of a conventional outdoor rooftop antenna and has not, within the 90 days prior to subscribing to the DBS service, subscribed to a cable service that provides the signal of an affiliate of that network. While management believes the SHVA could be read to allow the Company to retransmit this programming to certain local markets via DBS satellite, management also believes that the compulsory copyright license under the SHVA may not be sufficient to permit the Company to implement its strategy to retransmit such programming in the most efficient and comprehensive manner. On August 28, 1997, a Copyright Arbitration Royalty Panel ("CARP"), appointed to recommend royalties for satellite retransmission of network-affiliated television and superstation signals pursuant to the compulsory license of
Section 119 of the Copyright Act, delivered its Report to the Librarian of Congress. In the CARP's recommendation, the CARP held it has no jurisdiction to set royalties for local satellite retransmissions of the signals of network-affiliated television stations, on the ground that the compulsory license of the Copyright Act does not extend to such retransmissions. EchoStar petitioned the Librarian to modify the CARP report. The CARP also recommended setting at zero the royalty rate for local retransmissions of superstation signals.

    The final ruling of the Librarian of Congress, reviewing the Panel's recommendation, was published in the Federal Register on October 28, 1997. With respect to "local-into-local" retransmissions, the Librarian affirmed the zero rate recommended by the Panel for secondary transmission of a superstation signal within the station's local market--a recommendation that EchoStar had supported.

    The Librarian modified the Panel's recommendation, by also establishing a zero rate for secondary transmissions of a network station's signal to "unserved households" within the station's local market. The Librarian of Congress also reviewed the Panel's recommendation on the meaning of "unserved households" (i.e., whether the statutory license covers retransmissions to a household in a network station's local market receiving a signal of Grade B intensity from that station but not from any other affiliate of the same network and satisfying all other elements of the "unserved household" definition). The Panel had determined that the statutory license does not cover such retransmissions and the Panel did not have jurisdiction to recommend a rate for them. The Librarian decided that the law is silent on the issue, and accordingly, he cannot unequivocally say that the Panel's decision is arbitrary or contrary to law. Nonetheless, the Librarian determined that the Copyright Office retains the authority to conduct a rule-making proceeding despite the Panel's determination, on the permissibility of secondary transmissions of a network station's signal to households within that station's local market that are served by that station but

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unserved by any other station affiliated with the same network under the
"unserved household" provisions of the satellite compulsory license.

    While modifications to the Panel's recommendations effected by the final ruling are generally favorable to EchoStar, the ruling is subject to judicial review, and there can be no assurance that these modifications will not be set aside. Moreover, there can be no assurance that the rulemaking referenced in the final ruling will be conducted or that it will result in an outcome favorable to EchoStar. Further, while EchoStar is continuing its effort to secure passage of legislation that will clarify and extend the scope of the compulsory license with respect to local network signals, to protect against the possibility the Copyright Office will not conduct a rulemaking proceeding or that any such rulemaking may not provide a favorable result to EchoStar, there can be no assurance that EchoStar will be successful in this effort. If a court or administrative agency were to reject the interpretation of "unserved household" supported by EchoStar, and legislation does not pass which clarifies and extends the scope of the compulsory license, EchoStar may have to engage in the relatively cumbersome process of obtaining copyright licenses from all individual copyright holders instead. In the absence of the legislation sought by EchoStar and/or a favorable outcome in the rulemaking referenced in the Librarian's final ruling, and failing successful negotiation of individual copyright licenses and retransmission consent agreements to the extent necessary, there can be no assurance that EchoStar would be successful in any copyright infringement or FCC litigation with copyright owners and/or broadcasters regarding the legality of certain local-into-local network retransmissions.

    Subject to the foregoing considerations, EchoStar intends to offer local programming, including local network programming, to certain population centers within the continental U.S. In order to retransmit local programming into a market, EchoStar generally must obtain the retransmission consent of the local stations, except for direct to home retransmissions to "unserved households", as this term is defined in the SHVA (see above), in addition to any requisite copyright licenses. There can be no assurance that EchoStar will obtain the retransmission consents of any local affiliate, and one of the networks (Fox) has stated it is not willing to consider EchoStar's request for retransmission consent at this time. EchoStar's ability to transmit local programming via satellite into the markets from which the programming is generated may attract incremental subscribers who would not otherwise be willing to purchase satellite systems.

    In addition, in its August 28, 1997 report, the CARP recommended that the royalty rate for satellite retransmissions of distant network-affiliated station and distant superstation signals be set at 27 cents per subscriber per month--a substantial increase compared to the previously applicable rates, which ranged from 6 to 17.5 cents. The Satellite Broadcasting & Communications Association, of which EchoStar is a member, requested modifications to the CARP report.

    The final ruling of the Librarian of Congress, reviewing the Panel's recommendation, was published in the FEDERAL REGISTER on October 28, 1997. The Librarian, among other things, affirmed the Panel's recommendation of a 27 cent per subscriber per month royalty rate for retransmissions of distant superstation and network station signals, but delayed the effective date for the increase to January 1, 1998 (instead of making the increase retroactive, as the Panel had recommended).

    EchoStar believes that it may be able to pass through the increases to its customers by separately tiering the channels involved, so that its operating margins are not substantially affected. However, the increases may adversely affect the competitiveness of EchoStar vis-a-vis cable operators, which pay lower rates to copyright holders.

    EXPORT REGULATION. From time to time, EchoStar requires import licenses and general destination export licenses to receive and deliver components of DTH systems. EchoStar has contracted with LKE for the launch of EchoStar IV from the Republic of Kazakhstan. Export licenses will be required to be obtained from the Department of Commerce for the transport of any satellites to the Republic of Kazakhstan. Lockheed Martin will be required to obtain technical data exchange licenses from the

Department of Commerce permitting the exchange between Lockheed Martin and LKE of certain information necessary to prepare the satellites for launch. No assurances can be given that the data exchange or export licenses will be granted, or that implementation of a trade agreement between the U.S. and Russia will not negatively affect EchoStar's ability to launch EchoStar IV. LKE has advised EchoStar, however, that, while no assurances can be given, it believes the necessary technical data and hardware export licenses can be obtained in time for the scheduled launch of EchoStar IV. There can be no assurance those licenses will be obtained in a timely manner to avoid a launch delay.

PATENTS AND TRADEMARKS

    EchoStar uses a number of trademarks for its products and services, including "EchoStar-Registered Trademark-," "DISH Network-TM-," "DISH Network," "America's Top 40," "America's Top 50 CD," and others. Certain of these trademarks are registered by EchoStar, and those trademarks that are not registered are generally protected by common law and state unfair competition laws. Although EchoStar believes that these trademarks are not essential to EchoStar's business, EchoStar has taken affirmative legal steps to protect its trademarks in the past and intends to actively protect these trademarks in the future.

    EchoStar is the assignee of certain patents for products and product components manufactured and sold by EchoStar, none of which EchoStar considers to be significant to its continuing operations. In addition, EchoStar has obtained and, although no assurances can be given, expects to obtain, licenses for certain patents necessary to the manufacture and sale by EchoStar and others of DBS receivers and related components. EchoStar has been notified that certain features of the EchoStar Receiver System allegedly infringe on patents held by others, and that royalties are therefore required to be paid. EchoStar is investigating allegations of infringement and, if appropriate, intends to vigorously defend against any suit filed by the parties. There can be no assurance that the Company will be able to successfully defend any suit, if brought, or that the Company will be able to obtain a license for any patent that might be required. See "Business--Legal Proceedings."

EMPLOYEES

    EchoStar had approximately 1,650 employees at September 30, 1997, of which approximately 1,575 worked in EchoStar's domestic operations and approximately 75 of which worked in EchoStar's international operations. EchoStar is not a party to any collective bargaining agreement and considers its relations with its employees to be good. EchoStar intends to hire additional personnel as required.

PROPERTIES

    EchoStar owns its corporate headquarters, its future corporate headquarters, its Digital Broadcast Center in Cheyenne, Wyoming, its customer call center in Thornton, Colorado, and office/warehouse facilities in three additional locations. The following table sets forth certain information concerning EchoStar's properties.

                                                                                         APPROXIMATE       OWNED
DESCRIPTION/USE                                                     LOCATION            SQUARE FOOTAGE   OR LEASED
Future Corporate Headquarters...........................  Littleton, Colorado                156,000         Owned
Corporate Headquarters and Warehouse Distribution         Englewood, Colorado
  Center................................................                                     155,000         Owned
Office and Distribution Center..........................  Sacramento, California              78,500         Owned
Digital Broadcast Center................................  Cheyenne, Wyoming                   55,000         Owned
Customer Call Center....................................  Thornton, Colorado                  55,000         Owned
European Headquarters and Warehouse.....................  Almelo, The Netherlands             53,800         Owned
Warehouse Facility......................................  Denver, Colorado                    40,000         Owned
Office and Distribution Center..........................  Bensenville, Illinois               19,000        Leased
Office and Distribution Center..........................  Miami, Florida                      16,500        Leased
Office and Distribution Center..........................  Norcross, Georgia                   16,000        Leased
Office and Distribution Center..........................  Columbia, Maryland                  17,600        Leased
Office and Distribution Center..........................  Dallas, Texas                       11,200        Leased
Office and Distribution Center..........................  Phoenix, Arizona                    10,000        Leased
Asian Distribution Center...............................  Singapore                            7,000        Leased
Office..................................................  Madrid, Spain                        2,100        Leased
Asian Headquarters......................................  Singapore                            1,900        Leased
Office..................................................  Bombay, India                        1,200        Leased
Office..................................................  Beijing, China                       1,000        Leased
Office..................................................  Bangalore, India                     1,200        Leased

LEGAL PROCEEDINGS

    On July 29, 1996, EAC, DNCC, ESC and Echosphere Corporation (collectively, "EchoStar Credit"), filed a civil action against Associates which is currently pending in the U.S. District Court in the District of Colorado. EchoStar Credit alleges that Associates, among other things, breached its contract with EchoStar Credit pursuant to which Associates agreed to finance the purchase of EchoStar Receiver Systems by consumers. EchoStar Credit alleges that Associates' refusal to finance certain prospective consumers has resulted in the loss of prospective customers to EchoStar's competitors. In addition, EchoStar Credit alleges that the loss of sales due to Associate's action forced EchoStar to lower the price on its products. Associates filed counterclaims against EAC for fraud and breach of contract. Associates seeks approximately $10.0 million by way of its counterclaims. EAC intends to vigorously defend against such counterclaims. A trial date has not yet been set. It is too early in the litigation to make an assessment of the probable outcome.

    On April 25, 1997, ESC and Sagem, S.A., ("Sagem"), a French corporation, signed a settlement and release agreement under which Sagem agreed to return a $10.0 million down payment made to Sagem and agreed to release the $15.0 million placed in escrow with a bank in connection with a manufacturing agreement entered into in April 1995. ESC and Sagem have released all claims against each other.

    Certain purchasers of C-band and DISH Network systems have filed actions in various state courts in Alabama naming EchoStar, EAC or Echosphere Corporation as a defendant and seeking actual and punitive damages. At least ten actions have been filed. EchoStar believes additional actions may be filed. Plaintiffs' attorneys also may attempt to certify a class and/or add additional plaintiffs to the existing actions and seek greater damages. A trial date (March 2, 1998) has been established for only one of the aforementioned actions. The actions filed to date also name as defendants the dealer and its employees who sold the equipment and the EAC financing source, which owns the consumer loans, made to the purchasers. Four of the actions involve EAC and HRSI and six claims involve EAC and Bank One Dayton, N.A. EchoStar denies liability and intends to vigorously defend against the claims, which include allegations of fraud and lending law violations. While the actual damages claimed are not material, EchoStar is aware that juries in Alabama have recently issued a number of verdicts awarding substantial punitive damages on actual damage claims of less than $10,000.

    EAC and HRSI entered into a Merchandise Financing Agreement in 1989 (the "Merchant Agreement") pursuant to which HRSI acted as a consumer financing source for the purchase of, among other things, satellite systems distributed by Echosphere Corporation, a subsidiary of EchoStar, to consumers through EAC dealers. HRSI terminated the Merchant Agreement as of December 31, 1994. During February 1995, EAC and Echosphere (the "EAC Parties") filed suit against HRSI. The case is pending in U.S. District Court in Colorado (the "HRSI Litigation"). The EAC Parties have alleged, among other things, breach of contract, breach of fiduciary duty, fraud and wanton and willful conduct by HRSI in connection with termination of the Merchant Agreement and related matters. The EAC parties are seeking damages in excess of $10.0 million. HRSI's counterclaims have been dismissed with prejudice. Summary judgment motions have been pending on all remaining issues since May 1996. A trial date has not been set.

    On February 24, 1997, EchoStar and News announced the News Agreement pursuant to which, among other things, News agreed to acquire approximately 50% of the outstanding capital stock of EchoStar. News also agreed to make available for use by EchoStar the DBS permit for 28 frequencies at 110 DEG. WL purchased by MCI for over $682 million following a 1996 FCC auction. During late April 1997, substantial disagreements arose between the parties regarding their obligations under the News Agreement.

    On May 8, 1997, EchoStar filed a Complaint in the Court, Civil Action No. 97-960, requesting that the Court confirm EchoStar's position and declare that News is obligated pursuant to the News Agreement to lend $200 million to EchoStar without interest and upon such other terms as the Court orders.

    On May 9, 1997, EchoStar filed a First Amended Complaint significantly expanding the scope of the litigation, to include breach of contract, failure to act in good faith, and other causes of action. EchoStar seeks specific performance of the News Agreement and damages, including lost profits based on, among other things, a jointly prepared ten-year business plan showing expected profits for EchoStar in excess of $10 billion based on consummation of the transactions contemplated by the News Agreement.

    On June 9, 1997, News filed an answer and counterclaims seeking unspecified damages. News' answer denies all of the material allegations in the First Amended Complaint and asserts numerous defenses, including bad faith, misconduct and failure to disclose material information on the part of EchoStar and its Chairman and Chief Executive Officer, Charles W. Ergen. The counterclaims, in which News is joined by its subsidiary American Sky Broadcasting, L.L.C., assert that EchoStar and Ergen breached their agreements with News and failed to act and negotiate with News in good faith. EchoStar has responded to News' answer and denied the allegations in their counterclaims. EchoStar also has asserted various affirmative defenses. EchoStar intends to diligently defend against the counterclaims. The parties are now in discovery. The case has been set for a five week trial commencing June 1998, but that date could be postponed.

    While EchoStar is confident of its position and believes it will ultimately prevail, the litigation process could continue for many years and there can be no assurance concerning the outcome of the litigation.

    EchoStar is a party to certain other legal proceedings arising in the ordinary course of its business. EchoStar does not believe that any of these proceedings will have a material adverse affect on EchoStar's financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The following table sets forth information concerning certain officers and directors of EchoStar:

NAME                                               AGE                                POSITION
Charles W. Ergen.............................          44   Chairman, Chief Executive Officer, President and Director
Alan M. Angelich.............................          53   Director
Raymond L. Friedlob..........................          52   Director
James DeFranco...............................          44   Executive Vice President and Director
R. Scott Zimmer..............................          41   Vice Chairman and Vice President
David K. Moskowitz...........................          39   Senior Vice President, General Counsel and Secretary
Michael T. Dugan.............................          48   Senior Vice President, Consumer Products Division
Steven B. Schaver............................          43   Chief Financial and Chief Operating Officer
John R. Hager................................          35   Treasurer and Controller

    CHARLES W. ERGEN. Mr. Ergen has been Chairman of the Board of Directors, Chief Executive Officer and President of EchoStar since its formation and, during the past five years, has held various positions with EchoStar's subsidiaries, including President and Chief Executive Officer of Echosphere, Echonet Business Network, Inc. ("EBN") and ESC, and Director of Echosphere, HTS, EchoStar International Corporation ("EIC"), ESC and EBN. Mr. Ergen, along with his spouse and James DeFranco, was a co-founder of EchoStar in 1980. Commencing in March 1995, Mr. Ergen also became a director of SSET, a company principally engaged in the manufacture and sale of satellite telecommunications equipment.

    ALAN M. ANGELICH. Mr. Angelich has been a director of EchoStar and a member of its Audit and Executive Compensation Committees since October 1995. Mr. Angelich is presently a principal with Janco Partners, Inc., an investment banking firm specializing in the telecommunications industry. From May 1982 to October 1993, Mr. Angelich served in various executive capacities with Jones Intercable, Inc., including Vice Chairman of its Board of Directors from December 1988 to October 1993. From August 1990 to October 1993, Mr. Angelich was also the Chief Executive Officer of Jones Capital Markets, Inc.

    RAYMOND L. FRIEDLOB. Mr. Friedlob has been a director of EchoStar and a member of its Audit and Executive Compensation Committees since October 1995. Mr. Friedlob is presently a member of the law firm of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC. Prior to 1995, Mr. Friedlob was a partner of Raskin & Friedlob, where he had practiced since 1970. Mr. Friedlob specializes in federal securities law, corporate law, leveraged acquisitions, mergers and taxation.

    JAMES DEFRANCO. Mr. DeFranco, currently the Executive Vice President of EchoStar, has been a Vice President and a Director of EchoStar since its formation and, during the past five years, has held various positions with EchoStar's subsidiaries, including President of HTS, EAC and HT Ventures, Inc. ("HTV"), Executive Vice President of ESC, Senior Vice President of Echosphere and EBN, and Director of SSI, Echosphere, HTS, EAC, EBN and HTV. Mr. DeFranco, along with Mr. Ergen and Mr. Ergen's spouse, was a co-founder of EchoStar in 1980.

    R. SCOTT ZIMMER. Mr. Zimmer has been a Vice President and a Director of EchoStar since its formation. For the past five years, Mr. Zimmer has managed the international operations of EchoStar and its subsidiaries.

    DAVID K. MOSKOWITZ. Mr. Moskowitz is the Senior Vice President, Secretary and General Counsel of EchoStar. Mr. Moskowitz joined EchoStar in March 1990. Mr. Moskowitz is responsible for all legal and certain of the business affairs of EchoStar and its subsidiaries. From June 1986 to March 1990,

Mr. Moskowitz was corporate counsel for M.D.C. Holdings, Inc., a publicly-held home builder and mortgage finance company.

    MICHAEL T. DUGAN. Mr. Dugan is the Senior Vice President of the Consumer Products Division of EchoStar. In that capacity, Mr. Dugan is responsible for all engineering and manufacturing operations at EchoStar. Mr. Dugan has been with EchoStar since 1990.

    STEVEN B. SCHAVER. Mr. Schaver was named the Chief Financial Officer of EchoStar in February 1996. In November 1996, Mr. Schaver also was named Chief Operating Officer. From November 1993 to February 1996, Mr. Schaver was the Vice President of EchoStar's European and African operations. From July 1992 to November 1993, Mr. Schaver was the Director of Sales and Marketing for EchoStar's largest Spanish customer, Internacional de Telecomunicaciones, S.A. in Madrid, Spain. Prior to July 1992 and since joining EchoStar in 1984, he has held various positions with subsidiaries of EchoStar, including Vice President of European operations. Prior to joining EchoStar Mr. Schaver was a Banking Officer with Continental Illinois National Bank.

    JOHN R. HAGER. Mr. Hager has been Treasurer and Controller of EchoStar since February 1997. From August 1993 to February 1997, Mr. Hager was Controller of American Telecasting, Inc., a national operator of multiple wireless cable systems. Previously, Mr. Hager was with the Denver office of Ernst & Young from May 1984 until August 1993, most recently as Audit Senior Manager.

    The Board of Directors of EchoStar currently has an Audit Committee and an Executive Compensation Committee, both of which were established in October 1995. The present members of the Audit and Executive Compensation Committees are Messrs. Angelich and Friedlob. The principal functions of the Audit Committee are: (i) to recommend to the Board of Directors the selection of independent public accountants; (ii) review management's plan for engaging EchoStar's independent public accountants during the year to perform non-audit services and consider what effect these services will have on the independence of the accountants; (iii) review the annual financial statements and other financial reports which require approval by the Board of Directors; (iv) review the adequacy of EchoStar's system of internal accounting controls; and (v) review the scope of the independent public accountants' audit plans and the results of the audit. The principal function of the Executive Compensation Committee is to award grants under and administer EchoStar's Stock Incentive Plan.

EXECUTIVE COMPENSATION

    Executive Officers are compensated by certain subsidiaries of EchoStar. The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 1996, 1995 and 1994 for the Named Executive Officers.

                                                                         SUMMARY COMPENSATION TABLE
                                              --------------------------------------------------------------------------------
                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS/
                                                                                OTHER ANNUAL    SECURITIES
                                                                                COMPENSATION    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR       SALARY      BONUS         (1)          OPTIONS     COMPENSATION (2)
Charles W. Ergen............................       1996  $  190,000  $      --   $        --        17,030       $  140,680
  Chairman and                                     1995     190,000         --            --        14,705           15,158
  Chief Executive Officer                          1994     177,578         --            --        53,568              888
Carl E. Vogel (3)...........................       1996     166,923         --            --            --           12,798
  President                                        1995     150,000         --            --        21,641           11,346
                                                   1994     107,300         --            --       375,776              500

R. Scott Zimmer.............................       1996     160,000         --        36,265            --           22,461
  Vice Chairman and                                1995     160,000         --        88,229        14,705           32,390
  Vice President                                   1994     148,006         --        74,396        42,855           18,990

James DeFranco..............................       1996     160,000         --            --            --           48,990
  Executive Vice President and Director            1995     156,923         --            --        11,764           15,158
                                                   1994     154,461         --            --        42,855            1,000

Steven B. Schaver...........................       1996     142,498     11,787        14,340            --           12,516
  Chief Operating Officer and Chief                1995     116,755     21,012         4,777        23,240           10,597
  Financial Officer                                1994      85,602         --            --        10,713               --

David K. Moskowitz..........................       1996     142,692     10,000            --         7,495           12,994
  Senior Vice President and General                1995     130,000     10,000            --        28,048           13,270
  Counsel                                          1994     125,384         --            --        53,568            1,000

------------------------

(1) With respect to Mr. Zimmer and Mr. Schaver, "Other Annual Compensation" includes housing and car allowances related to their overseas assignments. While each Named Executive Officer enjoys certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of each Officer's salary and bonus.

(2) "All Other Compensation" includes amounts contributed to the EchoStar's 401(k) plan and health insurance premiums paid on behalf of the Named Executive Officers. With respect to Mr. Ergen, Mr. DeFranco and Mr. Zimmer, "All Other Compensation" also includes payments made in connection with a tax indemnification agreement between the Corporation and such individuals. With respect to Mr. Zimmer, "All Other Compensation" also includes home leave and education allowances related to his overseas assignment.

(3) Mr. Vogel tendered his resignation in March 1997.

    The following table provides information concerning grants of options to purchase shares of Class A Common Stock of EchoStar made in 1996 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            NUMBER OF     PERCENT OF
                                           SECURITIES    TOTAL OPTIONS
                                           UNDERLYING     GRANTED TO      EXERCISE
                                             OPTIONS      EMPLOYEE IN     PRICE PER                       GRANT DATE
NAME                                         GRANTED         1996           SHARE      EXPIRATION DATE   PRESENT VALUE
Charles W. Ergen.........................    17,030(1)          12.3%     $   29.36   August 1, 2006     $   280,804(2)
David K. Moskowitz.......................     7,495(1)           5.4%         26.69   August 1, 2006         127,601(2)

------------------------

(1) In August 1996, the Company granted options to the Named Executive Officers, among other key employees, to purchase shares of Class A Common Stock. The options vest 20% on August 1, 1997, and 20% thereafter on August 1, 1998, 1999, 2000 and 2001. See "--Stock Incentive Plan." The options expire five years from the date on which each portion of the option first becomes exercisable, subject to early termination in certain circumstances.

(2) Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 62%, risk free rate of return of 6.8%, dividend yield of 0%, and time to exercise of six years.

    The following table provides information as of December 31, 1996, concerning unexercised options to purchase Class A Common Stock:

                         FISCAL YEAR END OPTION VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                           NUMBER OF                         OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                            SHARES                       DECEMBER 31, 1996          DECEMBER 31, 1996(1)
                                           ACQUIRED       VALUE      --------------------------  --------------------------
NAME                                      ON EXERCISE    REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
Charles W. Ergen........................          --   $         --      24,367        60,936     $ 268,108    $   465,963
R. Scott Zimmer.........................      17,000        300,589       3,082        37,478        16,499        384,532
Carl E. Vogel...........................     322,208      8,566,272      25,753        49,456       286,619        468,031
James DeFranco..........................          --             --      19,494        35,125       228,898        372,767
Steven B. Schaver.......................          --             --       8,931        25,022        76,524        170,486
David K. Moskowitz......................          --             --      27,034        62,077       289,817        480,824

------------------------

(1) The dollar value of each exercisable and unexercisable option was calculated by multiplying the number of shares of Class A Common Stock underlying the option by the difference between the exercise price of the option and the closing price (as quoted in the Nasdaq National Market) of a share of Class A Common Stock on December 31, 1996.

    EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Prior to October 1995, the Company did not have an Executive Compensation Committee, and its Board of Directors determined all matters concerning executive compensation.

    DIRECTOR COMPENSATION. Directors of the Company who are not also Executive Officers of the Company receive $500 for each meeting of the Board of Directors attended and are reimbursed for reasonable travel expenses related to attendance at Board meetings. Directors of the Company are elected annually by the stockholders of the Company. Directors of the Company are not compensated for their services as Directors. Directors who are not also employees of the Company are granted shares of options under the 1995 Nonemployee Director Stock Option Plan (the "Director Plan") to acquire 1,000 shares of Class A Common Stock of the Company upon election to the Board. Each of Messrs. Angelich and Friedlob was granted options to acquire 1,000 shares of Class A Common Stock of the Company on December 22, 1995 pursuant to the Director Plan. These options were 100% vested upon issuance and have an exercise price of $20.25 per share and a term of five years. Additionally, in February 1997, each of Messrs. Angelich and Friedlob was granted options to acquire 5,000 shares of Class A Common Stock of the Company. These options were 100% vested upon issuance and have an exercise price of $17.00 and a term of five years.

    STOCK INCENTIVE PLAN. The Company adopted the Incentive Plan to provide incentives to attract and retain Executive Officers and other key employees. The Company's Executive Compensation Committee administers the Incentive Plan. Key employees are eligible to receive awards under the Incentive Plan, in the Committee's discretion.

    Awards available under the Incentive Plan include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. The Company has reserved up to 10.0 million shares of Class A Common Stock for granting awards under the Incentive Plan. Under the terms of the Incentive Plan, the Executive Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards.

    Pursuant to the Incentive Plan, the Company has granted options to its Executive Officers and other key employees for the purchase of a total of 1,303,147 shares of Class A Common Stock. These options generally vest at the rate of 20% per year, commencing one year from the date of grant and 20% thereafter on each anniversary of the date of grant. The exercise prices of these options range between $9.33 and $29.36 per share of Class A Common Stock. Effective July 1, 1997, the Executive Compensation Committee of the Board of Directors (the "Executive Compensation Committee") voted to reprice all outstanding options with an exercise price greater than $17.00 per share of Class A Common Stock to $17.00 per share of Class A Common Stock. The price to which the options were repriced exceeded the fair market value of EchoStar's Class A Common Stock as of the date of the repricing. Options to purchase approximately 288,000 shares of Class A Common Stock were affected by this repricing.

    LAUNCH BONUS PLAN. Effective September 9, 1996 EchoStar granted a performance award of ten shares of Class A Common Stock to all full-time employees with more than 90 days of service. The total number of shares granted relative to the September performance award approximated 7,390 shares. EchoStar granted a performance award of ten shares of its Class A Common Stock to all full-time employees with more than 90 days of service in connection with the launch of EchoStar III, which occurred on October 5, 1997. The total number of shares granted relative to the October performance award approximated 12,250.

    401(K) PLAN. In 1983 EchoStar adopted a defined-contribution tax-qualified 401(k) plan. EchoStar's employees become eligible for participation in the 401(k) plan upon completing six months of service with the Corporation and reaching age 21. 401(k) plan participants may contribute an amount equal to not less than 1% and not more than 15% of their compensation in each contribution period. EchoStar may make a 50% matching contribution up to a maximum of $1,000 per participant per calendar year. EchoStar may also make an annual discretionary profit sharing or employer stock contribution to the 401(k) plan with the approval of the Board of Directors.

    401(k) plan participants are immediately vested in their voluntary contributions, plus actual earnings thereon. The balance of the vesting in 401(k) plan participants' accounts is based on years of service. A participant becomes 10% vested after one year of service, 20% vested after two years of service, 30% vested after three years of service, 40% vested after four years of service, 60% vested after five years of service, 80% vested after six years of service, and 100% vested after seven years of service.

    In March 1997, EchoStar contributed an additional 55,000 shares of Class A Common Stock to the 401(k) plan as a discretionary employer stock contribution. A total of 60,000 shares of Class A Common Stock (including 5,000 shares of Class A Common Stock which were contributed for plan year 1995 but not allocated) were allocated to individual participant 401(k) accounts in proportion to their 1996 eligible compensation. These shares are subject to the seven-year vesting schedule previously described. Shares of Class A Common Stock allocated to the 401(k) accounts of the Named Executive Officers pursuant to the 1996 discretionary employer stock contribution were as follows: (i) Charles W. Ergen, 677 shares; (ii) Carl E. Vogel, 677 shares; (iii) R. Scott Zimmer, 677 shares; (iv) James DeFranco, 677 shares; (v) Steven B. Schaver, 676 shares; (vi) David K. Moskowitz, 677 shares; and (vii) all Officers and Directors as a group, 4,736 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain subsidiaries of EchoStar have agreed to indemnify Charles W. Ergen, Chairman and Chief Executive Officer of EchoStar, James DeFranco, Executive Vice President of EchoStar, R. Scott Zimmer, Vice Chairman and Vice President of EchoStar, and Cantey M. Ergen, a former Director of HTS and the spouse of Charles W. Ergen, for any adjustments to such individuals' federal, state or local income taxes resulting from adjustments to EchoStar's subsidiaries' taxable income or loss, tax credits or tax credit recapture for years during which such individuals were shareholders of such subsidiaries and such subsidiaries elected to be taxed as Subchapter S corporations. This indemnity agreement also covers interest, penalties and additions to tax, as well as fees and expenses, including attorneys' and accountants' fees, if any.

    As of December 31, 1996 and June 30, 1997, accrued dividends on the Series A Preferred Stock payable to Messrs. Ergen and DeFranco aggregated $3.18 million and $3.75 million, and $167,000 and $198,000, respectively.

    Since March 1995, Mr. Ergen has served on the Board of Directors of SSET. In 1994, EchoStar purchased $8.75 million of SSET's seven-year, 6.5% subordinated convertible debentures. In December 1994, DirectSat Corporation, a subsidiary of SSET, was merged with a wholly-owned subsidiary of EchoStar. As a result of this merger, SSET acquired 800,780 shares of Class A Common Stock of EchoStar. On September 6, 1996, SSET repurchased $3.5 million of the outstanding convertible debentures and paid all outstanding accrued interest through that date. As of December 31, 1996, the SSET debentures, if converted, would have represented approximately 5% of SSET's outstanding common stock. The total amount owed by SSET to EchoStar as of December 31, 1996 and June 30, 1997 related to the convertible debentures was approximately $3.6 million and $4.1 million, respectively.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, to the best knowledge of the EchoStar, the beneficial ownership of the EchoStar's equity securities as of August 31, 1997 by: (i) each person known by EchoStar to be the beneficial owner of more than five percent of any class of EchoStar's capital stock; (ii) each Director of EchoStar; (iii) each person acting as an executive officer of EchoStar; and (iv) all Directors and Executive Officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person's name.

                                                                                         NUMBER OF     PERCENTAGE OF
NAME(1)                                                                                    SHARES          CLASS
SERIES A PREFERRED STOCK:
  Charles W. Ergen(2).................................................................     1,535,847          95.0%
  James DeFranco......................................................................        80,834           5.0%
  All Directors and Executive Officers as a Group (nine persons)......................     1,616,681         100.0%
CLASS A COMMON STOCK:
  Charles W. Ergen(3),(4),(5).........................................................    31,387,620          72.0%
  James DeFranco(6),(4)...............................................................     1,525,320           3.5%
  FMR Corp.(7)........................................................................     1,186,459           2.7%
  R. Scott Zimmer(8),(4)..............................................................       819,836           1.9%
  SSE Telecom, Inc.(9)................................................................       709,780           1.6%
  Chancellor LGT Asset Management, Inc.(10)...........................................       609,200           1.4%
  David K. Moskowitz(11),(4)..........................................................        49,521             *
  Steven B. Schaver(12),(4)...........................................................        12,781             *
  All Directors and Executive Officers as a Group (nine persons)(4),(14)..............    33,831,528          77.6%
CLASS B COMMON STOCK:
  Charles W. Ergen....................................................................    29,804,401         100.0%
  All Directors and Executive Officers as a Group (nine persons)......................    29,804,401         100.0%

------------------------

*   Less than 1%.

(1) Except as otherwise noted, the address of each such person is 90 Inverness Circle East, Englewood, Colorado 80112-5300.

(2) Includes 1,125,000 Series A Preferred Stock held in trust for the benefit of Mr. Ergen's minor children and other members of his family. Mr. Ergen's spouse is the trustee for that trust.

(3) Includes: (i) the right to acquire 41,428 shares of Class A Common Stock within 60 days upon the exercise of employee stock options; (ii) 29,804,401 shares of Class A Common Stock issuable upon conversion of Mr. Ergen's shares of Class B Common Stock; (iii) 410,847 shares of Class A Common Stock issuable upon conversion of Mr. Ergen's Series A Preferred Stock; and (iv) 1,125,000 shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock held in trust for the benefit of Mr. Ergen's minor children and other members of his family.

(4) Beneficial ownership percentage was calculated assuming exercise or conversion of all shares of Class B Common Stock, Series A Preferred Stock, Warrants and employee stock options exercisable within 60 days (collectively, the "Derivative Securities") into shares of Class A Common Stock by all holders of such Derivative Securities. Assuming exercise or conversion of Derivative Securities by such person, and only by such person, the beneficial ownership of shares of Class A Common Stock would be as follows: Mr. Ergen, 72.6%; Mr. DeFranco, 12.8%; Mr. Zimmer, 6.9%; Mr. Moskowitz and Mr. Schaver, less than one percent, and all Officers and Directors as a group, 77.9%.

(5) The percentage of total voting power held by Mr. Ergen is 95.8% after giving effect to the exercise of the Warrants and employee stock options.

(6) Includes: (i) the right to acquire 30,417 shares of Class A Common Stock within 60 days upon the exercise of employee stock options; (ii) 80,834 shares of Class A Common Stock issuable upon conversion of Mr. DeFranco's Series A Preferred Stock; (iii) 751 shares of Class A Common Stock held as custodian for his minor children; and (iv) 375,000 shares of Class A Common Stock controlled by Mr. DeFranco as general partner of a partnership.

(7) Based on information available to the Company, FMR Corp. owned 10.0% of the shares of Class A Common Stock. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(8) Includes: (i) the right to acquire 14,593 shares of Class A Common Stock within 60 days upon the exercise of employee stock options; (ii) 700 shares of Class A Common Stock owned jointly with members of his family; and (iii) 100,000 shares of Class A Common Stock held in trust for the benefit of Mr. Zimmer's children and other members of his family. Mr. Zimmer's spouse is the trustee for that trust.

(9) Based on information available to the Company, SSET owns 6.0% of the shares of Class A Common Stock. The address of SSET is 8230 Leesburg Pike, Suite 710, Vienna, Virginia 22182.

(10) Based on information available to the Company, Chancellor LGT Asset Management, Inc. owned 5.1% of the shares of Class A Common Stock. The address of Chancellor LGT Asset Management, Inc. is 1166 Avenue of the Americas, New York, New York 10036.

(11) Includes (i) the right to acquire 41,893 shares of Class A Common Stock within 60 days upon the exercise of employee stock options; (ii) 166 shares of Class A Common Stock held as custodian for his minor children; (iii) 1,023 shares of Class A Common Stock held as trustee for Mr. Ergen's children; and (iv) 3,000 shares of Class A Common Stock owned jointly with Mr. Moskowitz's spouse.

(12) Includes the right to acquire 12,761 shares of Class A Common Stock within 60 days upon the exercise of employee stock options.

(13) Includes: (i) the right to acquire 177,274 shares of Class A Common Stock within 60 days upon the exercise of employee stock options; (ii) 375,000 shares of Class A Common Stock held in a partnership; (iii) 1,616,681 shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock; (iv) 29,804,401 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock; (v) 102,041 shares of Class A Common Stock held in the name of, or in trust for, minor children and other family members; and (vi) 3,700 shares of Class A Common Stock owned by or jointly with family members.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    Set forth below is a summary of certain indebtedness to which Dish, ESBC and DBS Corp are subject. This summary does not purport to be complete and is qualified in its entirety by reference to the applicable agreements, copies of which may be obtained from EchoStar.

1994 NOTES

    On June 7, 1994, Dish issued 624,000 units, consisting of the 12 7/8% Senior Secured Discount Notes due 2004 (the "1994 Notes"), and 3,744,000 Class A Common Stock Purchase Warrants (the "Warrants"). Issuance of the 1994 Notes resulted in net proceeds to Dish of approximately $323.3 million (including amounts attributable to issuance of the Warrants and after payment of underwriting discount and other issuance costs aggregating approximately $12.6 million). The 1994 Notes bear interest at a rate of 12 7/8%, computed on a semi-annual bond equivalent basis. Interest on the 1994 Notes will not be payable in cash prior to June 1, 1999, with the 1994 Notes accreting to a principal amount at stated maturity of $624.0 million by that date. Commencing December 1, 1999, interest on the 1994 Notes will be payable in cash on December 1 and June 1 of each year. The 1994 Notes mature on June 1, 2004.

    The 1994 Notes rank senior in right of payment to all subordinated indebtedness of Dish and PARI PASSU in right of payment with all other senior indebtedness of Dish, subject to the terms of an Intercreditor Agreement between Dish, certain of its principal subsidiaries, and certain creditors thereof. The 1994 Notes are secured by liens on certain assets of Dish and its subsidiaries, including EchoStar I and EchoStar II and all other components of the EchoStar DBS System owned by Dish and its subsidiaries. The 1994 Notes are further guaranteed by each material direct subsidiary of Dish. Although the 1994 Notes are titled "Senior": (i) Dish has not issued, and does not have any current arrangements to issue, any significant indebtedness to which the 1994 Notes would be senior and (ii) the 1994 Notes are subordinated to certain obligations of Dish's subsidiaries with respect to deferred payments on EchoStar I and EchoStar II. The 13 1/8% Senior Secured Discount Notes due 2004 (the "1996 Notes") and the 12 1/2% Senior Secured Notes due 2004 (the "1997 Notes") are effectively subordinated to the 1994 Notes and all other liabilities of Dish and its subsidiaries.

    Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 1994 Notes are not redeemable at Dish's option prior to June 1, 1999. Thereafter, the 1994 Notes will be subject to redemption, at the option of Dish, in whole or in part, at redemption prices ranging from 104.828% during the year commencing June 1, 1999 to 100% of principal amount at stated maturity on or after June 1, 2002, together with accrued and unpaid interest thereon to the redemption date. On each of June 1, 2002 and June 1, 2003, Dish will be required to redeem 25% of the original aggregate principal amount of 1994 Notes at a redemption price equal to 100% of principal value at stated maturity thereof, together with accrued and unpaid interest thereon to the redemption date. The remaining principal of the 1994 Notes matures on June 1, 2004.

    In the event of a change of control and upon the occurrence of certain other events, as described in the indenture relating to the 1994 Notes (the "1994 Notes Indenture"), Dish will be required to make an offer to each holder of 1994 Notes to repurchase all or any part of such holder's 1994 Notes at a purchase price equal to 101% of the accreted value thereof on the date of purchase, if prior to June 1, 1999, or 101% of the aggregate principal amount at stated maturity thereof, together with accrued and unpaid interest thereon to the date of purchase, if on or after June 1, 1999.

    The 1994 Notes Indenture contains restrictive covenants that, among other things, impose limitations on Dish and its subsidiaries with respect to their ability to: (i) incur additional indebtedness (including the guarantee of indebtedness); (ii) issue preferred stock; (iii) sell assets; (iv) create, incur or assume liens; (v) create dividend and other payment restrictions with respect to Dish's subsidiaries; (vi) merge, consolidate or sell substantially all of their assets; and (vii) enter into transactions with affiliates. In addition, Dish, may pay dividends on its equity securities only if (1) no default exists under the 1994 Notes

Indenture; and (2) after giving effect to such dividends, Dish's ratio of total indebtedness to cash flow (calculated in accordance with the 1994 Notes Indenture) would not exceed 4.0 to 1.0. Moreover, the aggregate amount of such dividends generally may not exceed the sum of 50% of Dish's consolidated net income (less 100% of consolidated net losses) (calculated in accordance with the 1994 Notes Indenture) from April 1, 1994, plus 100% of the aggregate net proceeds received by Dish from the sale and issuance of certain equity interests of Dish (including common stock). As of the date of this Prospectus, Dish does not meet the above specified ratios and is therefore unable to pay dividends or make other distributions to EchoStar.

    The Warrants became separately transferable and exercisable on December 1, 1994. Each Warrant entitles the registered holder thereof to purchase from Dish one share of Class A Common Stock at a purchase price of $0.01 per share, which price has been paid in advance. No additional amounts are required to be paid upon exercise of the Warrants. The Warrants expire on June 1, 2004. Substantially all of the Warrants have been exercised.

1996 NOTES

    On March 25, 1996, ESBC completed the offering related to the 1996 Notes (the "1996 Notes Offering") consisting of $580.0 million aggregate principal amount at stated maturity of the 1996 Notes. The 1996 Notes Offering resulted in net proceeds to ESBC of approximately $336.9 million (after payment of underwriting discount and other issuance costs aggregating approximately $13.1 million). The 1996 Notes bear interest at a rate of 13 1/8%, computed on a semi-annual bond equivalent basis. Interest on the 1996 Notes will not be payable in cash prior to March 15, 2000, with the 1996 Notes accreting to a principal amount at stated maturity of $580.0 million by that date. Commencing September 15, 2000, interest on the 1996 Notes will be payable in cash on September 15 and March 15 of each year. The 1996 Notes mature on March 15, 2004.

    The 1996 Notes rank PARI PASSU in right of payment with all senior indebtedness of ESBC. The 1996 Notes are guaranteed on a subordinated basis by EchoStar and are secured by liens on certain assets of ESBC, EchoStar and certain of EchoStar's subsidiaries, including all of the outstanding capital stock of Dish, which currently owns substantially all of EchoStar's operating subsidiaries. Although the 1996 Notes are titled "Senior": (i) ESBC has not issued, and does not have any plans to issue, any indebtedness to which the 1996 Notes would be senior; and (ii) the 1996 Notes are effectively subordinated to all liabilities of EchoStar (except liabilities to general creditors) and its other subsidiaries (except liabilities of ESBC), including liabilities to general creditors.

    Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 1996 Notes are not redeemable at ESBC's option prior to March 15, 2000. Thereafter, the 1996 Notes are subject to redemption, at the option of ESBC, in whole or in part, at redemption prices ranging from 106.5625% during the year commencing March 15, 2000 to 100% on or after March 15, 2003 of principal amount at stated maturity, together with accrued and unpaid interest thereon to the redemption date. The entire principal balance of the 1996 Notes will mature on March 15, 2004.

    In the event of a change of control, as described in the 1996 Notes Indenture, ESBC will be required to make an offer to each holder of 1996 Notes to repurchase all of such holder's 1996 Notes at a purchase price equal to 101% of the accreted value thereof on the date of purchase, if prior to March 15, 2000, or 101% of the aggregate principal amount at stated maturity thereof, together with accrued and unpaid interest thereon to the date of purchase, if on or after March 15, 2000.

    The indenture relating to the 1996 Notes (the "1996 Notes Indenture") contains restrictive covenants that, among other things, impose limitations on ESBC with respect to its ability to: (i) incur additional indebtedness (including the guarantee of indebtedness); (ii) issue preferred stock; (iii) sell assets; (iv) create, incur or assume liens; (v) create dividend and other payment restrictions with respect to ESBC's subsidiaries; (vi) merge, consolidate or sell assets; and (vii) enter into transactions with affiliates.

The 1996 Notes Indenture permits ESBC to pay dividends and make other distributions to EchoStar, or any of EchoStar's wholly-owned subsidiaries, without restrictions, but restricts the ability of EchoStar to pay dividends and make other distributions.

1997 NOTES

    On June 25, 1997, DBS Corp completed the offering related to the 1997 Notes (the "1997 Notes Offering") consisting of $375.0 million aggregate principal amount of the 1997 Notes. The 1997 Notes Offering resulted in net proceeds to DBS Corp of approximately $362.5 million (after payment of underwriting discount and other issuance costs aggregating approximately $12.5 million). The 1997 Notes bear interest at a rate of 12 1/2%, computed on a semi-annual bond equivalent basis. Interest on the 1997 Notes is payable in cash semi-annually on January 1 and July 1 of each year, commencing January 1, 1998. The 1997 Notes mature July 1, 2002.

    The 1997 Notes rank PARI PASSU in right of payment with all senior indebtedness of DBS Corp. The 1997 Notes are guaranteed on a subordinated basis by EchoStar, and contingent upon the occurrence of certain events, will be guaranteed by ESBC and Dish and certain other subsidiaries of DBS Corp and EchoStar. The 1997 Notes are secured by liens on the capital stock of DBS Corp, the EchoStar IV satellite and certain other assets of DBS Corp and EchoStar. Although the 1997 Notes are titled "Senior": (i) DBS Corp has not issued, and does not have any plans to issue, any indebtedness to which the 1997 Notes would be senior; and (ii) the 1997 Notes are effectively subordinated to all liabilities of DBS Corp's subsidiaries, including liabilities to general creditors (except to the extent that any subsidiary of DBS Corp may guarantee the 1997 Notes), and the guarantee of EchoStar is effectively subordinated to all liabilities of EchoStar, except liabilities to general creditors.

    Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 1997 Notes are not redeemable at DBS Corp's option prior to July 1, 2000. Thereafter, the 1997 Notes are subject to redemption, at the option of DBS Corp, in whole or in part, at redemption prices ranging from 106.5625% during the twelve month period commencing July 1, 2000 to 100% on or after July 1, 2002.

    In the event of a change of control, as described in the 1997 Notes Indenture, DBS Corp will be required to make an offer to each holder of 1997 Notes to repurchase all of such holder's 1997 Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

    The indenture relating to the 1997 Notes (the "1997 Notes Indenture") contains restrictive covenants that, among other things, impose limitations on DBS Corp with respect to its ability to: (i) incur additional indebtedness (including the guarantee of indebtedness); (ii) issue preferred stock; (iii) sell assets; (iv) create, incur or assume liens; (v) create dividend and other payment restrictions with respect to DBS Corp's subsidiaries; (vi) merge, consolidate or sell assets; and (vii) enter into transactions with affiliates.

                     DESCRIPTION OF ECHOSTAR CAPITAL STOCK

GENERAL

    Pursuant to EchoStar's Amended and Restated Articles of Incorporation, as in effect on the date hereof, EchoStar's authorized capital stock consists of: (i) 400,000,000 shares of common stock, of which 200,000,000 shares are designated "Class A Common Stock," 100,000,000 shares are designated "Class B Common Stock," and 100,000,000 shares are designated "Class C Common Stock;" and (ii) 20,000,000 shares of preferred stock, including the following series which have been authorized: 1,616,681 shares of Series A Preferred Stock and 900,000 shares of Series B Preferred Stock. As of October 7, 1997, 11,870,521 shares of Class A Common Stock were issued and outstanding and held of record by 2,334 stockholders, 29,804,401 shares of Class B Common Stock were issued and outstanding and held of record by Charles W. Ergen, EchoStar's President and Chief Executive Officer, and no shares of Class C Common Stock were issued and outstanding. At October 7, 1997, there were 1,616,681 shares of Series A Preferred Stock outstanding held by Messrs. Ergen and DeFranco, and 200,000 shares of Series B Preferred Stock outstanding held by certain qualified institutional buyers. See "Security Ownership of Certain Beneficial Owners and Management." All outstanding shares of the Class A Common Stock and Class B Common Stock are fully paid and nonassessable. The designation and the powers, preferences and rights of the shares of each class of common stock and each series of preferred stock and the qualifications, limitations and restrictions thereof are as set forth below.

    EchoStar's Board of Directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations, or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The Board of Directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and could have certain anti-takeover effects.

    The transfer agent for EchoStar's capital stock, including the Class A Common Stock, is American Securities Transfer & Trust, Inc.

CLASS A COMMON STOCK

    Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock owned of record on all matters submitted to a vote of stockholders. Except as otherwise required by law, the Class A Common Stock votes together with the Class B Common Stock, the Class C Common Stock and the Series A Preferred Stock on all matters submitted to a vote of stockholders. Subject to the preferential rights of any outstanding series of Preferred Stock and to the restrictions on payment of dividends imposed by the 1994 Notes, the 1996 Notes and the 1997 Notes (see "Description of Certain Indebtedness") and any other indebtedness of EchoStar, the holders of Class A Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and, together with the holders of the Class B Common Stock, are entitled, after payment of all prior claims, to receive pro rata all assets of EchoStar upon the liquidation, dissolution or winding up of EchoStar. Holders of Class A Common Stock have no redemption, conversion or preemptive rights.

CLASS B COMMON STOCK

    Each holder of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock on all matters submitted to a vote of stockholders. Except as otherwise required by law, the Class B Common Stock votes together with the Class A Common Stock, the Class C Common Stock and the Series A Preferred Stock on all matters submitted to a vote of the stockholders. Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock. The conversion ratio is subject to adjustment from time to time upon the occurrence of certain events, including: (i) dividends or distributions on Class A Common Stock payable in Class A Common Stock or certain other capital stock; (ii) subdivisions, combinations or certain reclassifications of Class A Common Stock; and (iii) issuances of rights, warrants or options to purchase Class A Common Stock at a price per share less than the fair market value of the Class A Common Stock. Each share of Class B Common Stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the Class A Common Stock.

CLASS C COMMON STOCK

    Each holder of Class C Common Stock is entitled to one vote for each share of Class C Common Stock on all matters submitted to a vote of stockholders. Except with respect to transactions involving the issuance of capital stock which negatively affect the rights of holders of Series A Preferred Stock, or as otherwise required by law, the Class C Common Stock votes together with Class A Common Stock, the Class B Common Stock and the Series A Preferred Stock on all matters submitted to a vote of the stockholders. Each share of Class C Common Stock is convertible into Class A Common Stock on the same terms as the Class B Common Stock. Each share of Class C Common Stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the Class A Common Stock. Upon a Change of Control (as defined) of EchoStar, each holder of outstanding shares of Class C Common Stock is entitled to cast ten votes for each share of Class C Common Stock held by such holder. "Change of Control" has the same meaning as set forth in each of the Notes Indentures. See "Description of Certain Indebtedness." EchoStar has no present intention to issue any shares of Class C Common Stock and, under current NASD rules, will not be able to issue so long as the Class A Common Stock is quoted on the Nasdaq National Market.

SERIES A PREFERRED STOCK

    Each share of Series A Preferred Stock is convertible, at the option of the holder, into one share of Class A Common Stock, subject to adjustment from time to time upon the occurrence of certain events, including: (i) dividends or distributions on Class A Common Stock payable in Class A Common Stock or certain other capital stock; (ii) subdivisions, combinations or certain reclassifications of Class A Common Stock; and (iii) issuances of rights, warrants or options to purchase Class A Common Stock at a price per share less than the liquidation preference per share. The aggregate liquidation preference for all outstanding shares of Series A Preferred Stock is limited to approximately $15.1 million plus cumulative unpaid dividends. At June 30, 1997, accrued and unpaid dividends on the Series A Preferred Stock totaled $3.9 million. The holders of the Series A Preferred Stock contractually subordinated their rights to receive dividends to the Series B Preferred Stock.

    Each share of Series A Preferred Stock is entitled to receive dividends equal to eight percent per annum of the liquidation preference for such share calculated from May 6, 1994. The 1994 Notes Indenture, the 1996 Notes Indenture, the 1997 Notes Indenture and the Series B Preferred Stock Certificate of Designation restrict the Company's ability to pay dividends on the Series A Preferred Stock. The Company currently has no intention to begin paying dividends on the Series A Preferred Stock.

    Shares of Series A Preferred Stock automatically convert into shares of Class A Common Stock if they are transferred to any person other than permitted transferees. Each share of Series A Preferred Stock is entitled to the equivalent of ten votes for each share of Class A Common Stock into which it is convertible and, except with respect to transactions involving the issuance of capital stock which negatively affects the rights of holders of Series A Preferred Stock (as more particularly described in the Certificate of Designations, Preferences and Rights for the Series A Preferred Stock) or as otherwise required by law, votes together with the Class A Common Stock, Class B Common Stock and Class C Common Stock as a single class on all matters submitted to a vote of stockholders.

SERIES B PREFERRED STOCK

    In 1997, EchoStar established from authorized preferred stock its Series B Preferred Stock consisting of 900,000 shares authorized, and issued 200,000 shares to qualified institutional buyers. Each share of Series B Preferred Stock is entitled to dividends at 12 1/8% per annum, payable when, as, and if declared quarterly in cash or, at the sole discretion of EchoStar, in additional shares of Series B Preferred Stock, on each January 1, April 1, July 1 and October 1 of each year, commencing January 1, 1998. The liquidation preference of the Series B Preferred Stock is $1,000 per share, plus accumulated and unpaid dividends. On or after July 1, 2000, the Series B Preferred Stock will be redeemable in cash, at the option of EchoStar, in whole or in part, at a price equal to the redemption price (expressed as a percentage of the liquidation preference thereof), together with accumulated and unpaid dividends thereon to the applicable redemption date. At any time prior to July 1, 2000, EchoStar may, subject to and upon compliance with certain conditions, redeem shares of Series B Preferred Stock at a redemption price, payable in cash (expressed as a percentage of the liquidation preference thereof, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date), with the net proceeds of one public or private sale of equity interests of EchoStar or any of its subsidiaries. The Series B Preferred Stock will be subject to mandatory redemption in whole on July 1, 2004 at a price, payable in cash, equal to the liquidation preference thereof, plus all accumulated and unpaid dividends to the date of redemption.

    Upon the occurrence of a Change of Control (as such term is defined in the Certificate of Designation for the Series B Preferred Stock), EchoStar will be required, provided certain conditions are met, to make an offer to each holder of Series B Preferred Stock to repurchase all or any part of such holder's Series B Preferred Stock at a cash purchase price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of repurchase.

    The Series B Preferred Stock ranks: (i) senior to all common stock of EchoStar and to each series of preferred stock existing on September 26, 1997 and to each other class of capital stock or series of preferred stock issued by EchoStar, which is established after September 26, 1997, the terms of which do not expressly provide that it ranks senior to or on a parity with Series B Preferred Stock; (ii) subject to certain conditions, on a parity with any class of capital stock or series of preferred stock issued by EchoStar, which is established after September 26, 1997, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock; and (iii) subject to certain conditions, junior to each class of capital stock or series of preferred stock issued by EchoStar, which is established after September 26, 1997, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock.

    Holders of the Series B Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or set forth in the certificate of designation for the Series B Preferred Stock. The certificate of designation for the Series B Preferred Stock restricts, among other things, the ability of EchoStar and certain of its subsidiaries to (i) pay dividends with the proceeds from the offering of the Series B Preferred Stock, (ii) pay cash dividends on any junior or parity securities and (iii) incur indebtedness or pledge the stock of certain subsidiaries as collateral. The Series B Preferred Stock has not been registered under the Securities Act and is subject to certain conditions on transfer.

    Subject to certain conditions, the Series B Preferred Stock is exchangeable into additional shares of Series B Preferred Stock or shares of a new series of preferred stock with substantially identical rights and preferences or into Series B Exchange Notes, in an aggregate principal amount equal to the aggregate liquidation preference of, plus accumulated but unpaid dividends on, the Series B Preferred Stock to the date of exchange, at any time at the option of EchoStar, in whole, but not in part. Each Series B Exchange Note will bear interest at 12 1/8% per annum and interest is payable on April 1 and October 1 of each year. EchoStar will pay interest on the Series B Exchange Notes in additional Series B Exchange Notes or in cash. On or after July 1, 2000, the Series B Exchange Notes will be redeemable in cash, at the option of

EchoStar, in whole or in part, at a price equal to the redemption price (expressed as a percentage of the principal amount thereof), together with accrued and unpaid interest thereon to the applicable redemption date. At any time prior to July 1, 2000, EchoStar may redeem Series B Exchange Notes at a redemption price, payable in cash, equal to 112.125% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date, with net proceeds of one public or private sale of equity interests of EchoStar or any of its subsidiaries.

    Upon the occurrence of a Change of Control (as such term is defined in the Indenture for the Series B Exchange Notes), EchoStar will be, provided certain conditions are met, required to make an offer to each holder of Series B Exchange Notes to repurchase all or any portion of such holder's Series B Exchange Notes at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. In addition, upon the occurrence of certain events, EchoStar will be, provided certain conditions are met, required to make an offer to repurchase one-half of all outstanding Series B Exchange Notes at a cash purchase price of 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of purchase. The holders of the Series B Preferred Stock are entitled to certain registration rights pursuant to a Registration Rights Agreement.

SERIES C PREFERRED STOCK

    During November 1997, EchoStar consummated the Series C Offering of 2,300,000 shares of 6 3/4% Series C Preferred Stock. The liquidation preference of the Series C Preferred Stock is $50 per share (the "Liquidation Preference").

    Simultaneously with the closing of the Series C Offering, the purchasers of the Series C Preferred Stock deposited approximately $14.6 million into an account (the "Deposit Account"), and will be entitled to a quarterly cash payment from the Deposit Account in an amount equal to $0.844 per share of Preferred Stock (the "Quarterly Return Amount"), commencing February 1, 1998 and continuing until November 1, 1999. After such date, dividends will begin to accrue on the Series C Preferred Stock. EchoStar may, prior to the date on which any Quarterly Return Amount would otherwise be payable, deliver notice instructing the deposit agent (i) to purchase from EchoStar, for transfer to each holder of Series C Preferred Stock, in lieu of the Quarterly Return Amount, that number of whole shares of Class A Common Stock determined by dividing the Quarterly Return Amount by 95% of the Market Value of the Class A Common Stock as of the date of such notice or (ii) defer delivery of the Quarterly Return Amount to holders of Series C Preferred Stock on such quarterly payment date until the next quarterly payment date or any subsequent payment date. However, no later than November 1, 1999 (the "Deposit Expiration Date"), any amounts remaining in the Deposit Account, as of such date, or which have previously been deferred, will be (i) paid to the holders of the Series C Preferred Stock or
(ii) used to purchase from EchoStar for transfer to each holder of Series C Preferred Stock that number of whole shares of Class A Common Stock determined by dividing the balance remaining in the Deposit Account by 95% of the Market Value of the shares of Class A Common Stock as of the Deposit Expiration Date.

    Dividends on the Series C Preferred Stock will accrue from November 2, 1999, and holders of the Series C Preferred Stock will be entitled to receive cumulative dividends at an annual rate of 6 3/4% of the Liquidation Preference, payable quarterly in arrears, commencing February 1, 2000. Dividends may, at the option of EchoStar, be paid in cash, by delivery of fully paid and nonassessable shares of Class A Common Stock, or a combination thereof. The Series C Preferred Stock is redeemable at any time on or after November 1, 2000, in whole or in part, at the option of EchoStar, in cash, by delivery of fully paid and nonassessable shares of Class A Common Stock, or a combination thereof, initially at a redemption premium of 103.857% and thereafter at redemption premiums declining to 100.000% per share on or after November 1, 2004, plus in each case all accumulated and unpaid dividends to the redemption date.

    Upon any Change of Control holders of Series C Preferred Stock will, in the event that the Market Value at such time is less than the Conversion Price, have a one time option to convert all of their outstanding shares into shares of Class A Common Stock at an adjusted conversion price equal to the greater of (i) the Market Value as of the Change of Control Date and (ii) 66.67% of the Market Value as of the date of this Prospectus. In lieu of issuing the shares of Class A Common Stock issuable upon conversion in the event of a Change of Control, EchoStar may, at its option, make a cash payment equal to the Market Value of such Class A Common Stock otherwise issuable.

    The Series C Preferred Stock is convertible at any time, unless previously redeemed, at the option of the holder thereof, into such number of whole shares of Class A Common Stock as is equal to the Liquidation Preference divided by an initial conversion price of $24 3/8, subject to adjustment under certain circumstances.

    The Series C Preferred Stock ranks prior to the Class A Common Stock and senior or PARI PASSU with other existing and future offerings of preferred stock in right of payment. Holders of the Series C Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designation for the Series C Preferred Stock. The affirmative vote or consent of holders of at least 66 2/3% of the outstanding Series C Preferred Stock will be required for the issuance of any class or series of stock (or security convertible into stock) of EchoStar ranking senior to or PARI PASSU with the Series C Preferred Stock as to dividends or liquidation rights (other than additional shares of Series B Preferred Stock or certain PARI PASSU securities with an aggregate liquidation preference not to exceed $100 million) and for amendments to EchoStar's Articles of Incorporation that would affect adversely the rights of holders of the Series C Preferred Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Amended and Restated Articles of Incorporation provide that a director of EchoStar will not be personally liable to EchoStar or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Nevada General Corporate Law ("NGCL"). The provision has no effect on any non-monetary remedies that may be available to EchoStar or its stockholders, nor does it relieve EchoStar or its directors from compliance with federal or state securities laws. The Amended and Restated Articles of Incorporation and the By-Laws of EchoStar provide for indemnification, to the fullest extent permitted by the NGCL, of any person who is or was involved in any manner in any investigation, claim or other proceeding by reason of the fact that such person is or was a director or officer of EchoStar, or is or was serving at the request of EchoStar as a director or officer of another corporation, against all expenses and liabilities actually and reasonably incurred by such person in connection with the investigation, claim or other proceeding except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to EchoStar.

NEVADA LAW AND LIMITATIONS ON CHANGES IN CONTROL

    The NGCL prevents an "interested stockholder" (defined in Section 78.423 of the NGCL, generally, as a person owning 10% or more of a corporation's outstanding voting stock) from engaging in a "combination" (as defined in
Section 78.416) with a publicly-held Nevada corporation for three years following the date such person became an interested stockholder unless, before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approves the combination.

    The provisions authorizing the Board of Directors to issue Preferred Stock without stockholder approval and the provisions of the NGCL relating to combinations with interested stockholders could have the effect of delaying, deferring or preventing a change in control of EchoStar or the removal of existing management. Each of the Notes Indentures for the 1994, 1996 and 1997 Notes also contains provisions with respect to a change of control of EchoStar. See "Description of Certain Indebtedness." The Series B Preferred Stock certificate of designation also contains certain change of control provisions.

    Charles W. Ergen, President and Chief Executive Officer of EchoStar, owns 29,804,401 shares of Class B Common Stock, which constitute all of the outstanding shares of such stock. These shares are transferable to other persons subject to securities laws limitations. If Mr. Ergen transferred approximately 50.8% or more of his shares of Class B Common Stock, a change in control of EchoStar would result and Mr. Ergen would receive any premium paid for control of EchoStar. In addition, any such change in control would result in an obligation on the part of EchoStar to offer to purchase at a premium all 1994 Notes. See "Description of Certain Indebtedness."

                     DESCRIPTION OF SENIOR PREFERRED STOCK

    The summary contained herein of certain provisions of the Senior Preferred Stock applies equally to the Exchange Shares as to the Old Series B Shares, both of which are governed by the same Certificate of Designation. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designation for the Senior Preferred Stock (the "Certificate of Designation"). The Exchange Shares, when issued in exchange for the Old Series B Shares, will be fully paid and non-assessable, and there are no subscription or preemptive rights related thereto. The definitions of certain terms used in the Certificate of Designation are set forth below under "--Certain Definitions."

    Certain of the covenants described below are applicable solely to DBS Corp, a wholly owned subsidiary of the Issuer, and do not impose any restrictions or limitations on the Issuer. In addition, holders of Senior Preferred Stock will be entitled to elect two directors as their sole remedy for the breach of any covenant contained in the Certificate of Designation, and will not be entitled to seek early redemption of their Senior Preferred Stock. See "Risk Factors--Applicability of Certain Covenants; Availability of Certain Remedies."

DIVIDENDS

    Holders of Senior Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Senior Preferred Stock at a rate per annum equal to 12 1/8% of the liquidation preference per share. All dividends will be cumulative, whether or not earned or declared, compounded on a quarterly basis on January 1, April 1, July 1 and October 1 of each year from the Issue Date, commencing January 1, 1998. Subject to the next paragraph, the Issuer may pay dividends, at its option, in cash or in additional fully paid and non-assessable shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The 1996 Notes Indenture currently prohibits the Issuer from paying any dividends in cash. See "Risk Factors-- Other Restrictive Covenants" and "Description of Certain Indebtedness."

    Subject to the next sentence, no full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (as defined) for any period unless full cumulative dividends on the Senior Preferred Stock shall have been or contemporaneously are declared and paid in full through the immediately preceding dividend payment date and, if the dividend on the Parity Securities is declared as payable in cash, a sum in cash is set apart for the next succeeding payment on the Senior Preferred Stock at the next succeeding dividend payment date. If full dividends are not so paid, the Senior Preferred Stock will share dividends pro rata with any Parity Securities. No dividends may be paid or set apart for payment on Parity Securities or Junior Securities (as defined), except dividends on Junior Securities payable in additional shares of Junior Securities and dividends on Parity Securities payable in additional shares of Parity Securities or Junior Securities; provided, however, that notwithstanding the provisions of the previous sentence and this sentence, whether or not full dividends have been or will be paid in cash on the shares of Senior Preferred Stock, the Issuer shall be entitled to declare and pay cash dividends on Parity Securities and Junior Securities to the extent that the funds for such cash dividend payments are derived, directly or indirectly, from the proceeds of an offering of Parity Securities or Junior Securities with respect to which such cash dividends are to be paid (or a concurrent offering of related Securities) and provided that in connection with such offering it is disclosed to the purchasers of such Parity Securities or Junior Securities, as the case may be, in an offering memorandum, prospectus or similar communication that a portion of the proceeds thereof may be used for the payment of cash dividends on such securities (any transaction in which the Issuer obtains the right to make cash dividend payments on Parity Securities or Junior Securities pursuant to this provision being referred to as a "Self-funding Event"). No Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in cash on the Senior Preferred Stock through the immediately preceding dividend payment date or contemporaneously provided for; provided that, notwithstanding the foregoing: (x) cash dividends may be paid on Parity Securities and Junior Securities to the extent permitted by the immediately preceding sentence and (y) the Issuer may repurchase, redeem or otherwise retire or set aside funds for those purposes with respect to any Parity Securities or Junior Securities in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Issuer) of other Parity Securities or Junior Securities (other than Disqualified Stock), as the case may be, of the Issuer.

    If the Issuer shall at any time pay any dividend on any Equity Interest (as defined) other than the Senior Preferred Stock in cash, then the Issuer shall be required to make a cash dividend payment on the next succeeding dividend payment date with respect to the Senior Preferred Stock and shall be required to continue to make such payments in cash until the Issuer shall have made a dividend payment on its other outstanding Equity Interests in a form other than cash; provided that (i) the requirements of this sentence shall not be applicable if the source of the cash dividend payment in respect of any such Equity Interest was a Self-funding Event and (ii) subject to the foregoing, the Issuer shall not be prohibited from making dividend payments in cash or kind on different dividend payment dates.

    The Senior Preferred Stock will be exchangeable, at the option of the Issuer, into the Senior Exchange Notes, unissued shares of Senior Preferred Stock, or a newly authorized Series of Preferred Stock, at any time, after the Issue Date. See "--Exchange" below.

RANKING

    With respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Issuer, the Senior Preferred Stock ranks: (i) senior to all classes of common stock and to each series of preferred stock existing on the date of the Certificate of Designation and each other class of capital stock or series of preferred stock issued by the Issuer, which is established after the date of the Certificate of Designation, the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Senior Preferred Stock as to dividend distributions and distribution upon the liquidation, winding-up or dissolution of the Issuer (collectively, with the common stock, referred to as the "Junior Securities");
(ii) subject to certain conditions, on a parity with any class of capital stock or series of preferred stock issued by the Issuer, which is established after the date of the Certificate of Designation by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Issuer (collectively, referred to as "Parity Securities"); and (iii) subject to certain conditions, junior to each class of capital stock or series of preferred stock issued by the Issuer, which is established after the date of the Certificate of Designation, the terms of which expressly provide that such class or series will rank senior to the Senior Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution of the Issuer (collectively referred to as "Senior Securities"). In addition, creditors and preferred stockholders of the Issuer's Subsidiaries will have priority over the Issuer with respect to claims on, or interests in, the assets of such Subsidiaries. The Issuer will be entitled to amend its articles of incorporation to authorize additional series of preferred stock, file Certificates of Designation and issue without restriction, from time to time, any series of Junior Securities, Parity Securities or Senior Securities, provided, however, that the Issuer may not issue any new class of Parity Securities or Senior Securities without the prior approval of the holders of at least 50% of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class, except that without the approval of the holders of Senior Preferred Stock, the Issuer may amend its articles of incorporation to authorize additional series of preferred stock, file certificates of designation and issue and have outstanding shares of Parity Securities (x) issued from time to time in exchange for, or the proceeds of which are used to redeem or repurchase, any or all of the shares of Senior Preferred Stock or other Parity Securities or (y) with an aggregate liquidation preference, at any one time outstanding, not to exceed $100 million. The Issuer's Series A Senior Preferred Stock has been subordinated to the Senior Preferred Stock with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Issuer. The Issuer's Series C Preferred Stock is defined by its Certificate of Designation to be a Junior Security.

REDEMPTION OF SENIOR PREFERRED STOCK

    OPTIONAL REDEMPTION. Except as provided in the next paragraph, shares of Senior Preferred Stock will not be redeemable prior to July 1, 2000. Thereafter, the Senior Preferred Stock will be subject to redemption at the option of the Issuer in cash, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below, together with accumulated and unpaid dividends thereon to the applicable redemption date, (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date) if redeemed during the 12-month period beginning on July 1 of the years indicated below (provided that the Issuer may pay the amount of any prorated or accumulated dividend in additional shares of Senior Preferred Stock if the Issuer is, at such time, contractually prohibited from paying dividends in cash):

YEAR                                                                                PERCENTAGE
2000..............................................................................    106.0625%
2001..............................................................................    104.0417%
2002..............................................................................    102.0208%
Thereafter........................................................................    100.0000%

    Notwithstanding the foregoing, at any time prior to July 1, 2000, the Issuer may redeem shares of Senior Preferred Stock at a redemption price, payable in cash, equal to 112.125% of the liquidation preference thereof, plus an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date (subject to the right of holders of Senior Preferred Stock on any relevant record dates to receive dividends due on relevant dividend payment dates), with the net proceeds of one public or private sale of Equity Interests (other than Disqualified Stock) of the Issuer or any of its Subsidiaries (other than proceeds from a sale to the Issuer or any of its Subsidiaries); provided that (a) Senior Preferred Stock representing at least two-thirds in aggregate liquidation preference of all Senior Preferred Stock originally issued remains outstanding immediately after the occurrence of such redemption and (b) such redemption occurs within 120 days of the date of the closing of any such sale; and, provided, further, that the Issuer may pay the amount of any prorated or accumulated dividend in additional shares of Senior Preferred Stock if the Issuer is, at such time, contractually prohibited from paying dividends in cash.

    In the event of a partial redemption of the Senior Preferred Stock, the shares to be redeemed will be selected on a pro rata basis, except that the Issuer may redeem all shares of Senior Preferred Stock held by any holder of fewer than ten shares (or all shares of Senior Preferred Stock owned by any holder who would hold less than ten shares as a result of such redemption), as determined by the Issuer. No partial redemption of the Senior Preferred Stock may be authorized or made unless prior thereto all accumulated and unpaid dividends thereon shall have been paid in cash or declared and a sum set apart for such payment (provided that the Issuer may pay the amount of any prorated or accumulated dividend in additional shares of Senior Preferred Stock if the Issuer is, at such time, contractually prohibited from paying dividends in cash). The 1996 Notes Indenture restricts the Issuer's ability to redeem the Senior Preferred Stock and any other future agreements of the Issuer, or one of its subsidiaries, may contain similar provisions.

    MANDATORY REDEMPTION. The Senior Preferred Stock will be subject to mandatory redemption (subject to the legal availability of funds therefor but without regard to any contractual or other restrictions with respect thereto) in whole on July 1, 2004 at a price, payable in cash, equal to the liquidation preference thereof, plus all accumulated and unpaid dividends to the date of redemption.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Issuer will be required (subject to any contractual and other restrictions with respect thereto and the legal availability of funds therefor) to make an Offer to Purchase to each holder of Senior Preferred Stock to repurchase all or any part of such holder's Senior Preferred Stock at a cash purchase price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends (if any) to the date of repurchase (the "Change of Control Payment") ; provided that any obligation to make such an offer shall not become effective until such time as the 1997 Notes and the 1996 Notes have been paid in full or have otherwise matured. The Offer to Purchase must be made within 30 days following a Change of Control, or the date the offer becomes effective (if later), must remain open for at least 30 and not more than 40 days and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

    None of the Provisions in the Certificate of Designation relating to a purchase upon a Change of Control are waivable by the Board of Directors. The Issuer could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control, but would increase the amount of Indebtedness outstanding at such time. There can be no assurance that the Issuer would have sufficient funds to pay the purchase price for all Senior Preferred Stock that the Issuer would be required to purchase if a Change of Control with respect to the Senior Preferred Stock is deemed to occur. In the event that the Issuer were required to purchase outstanding Senior Preferred Stock pursuant to an Offer to Purchase, the Issuer expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Issuer would be able to obtain such financing. In addition, the Issuer's ability to purchase the Senior Preferred Stock may be limited by other then-existing agreements and by restrictions imposed by Nevada law.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, holders of Senior Preferred Stock will be entitled to be paid, out of assets of the Issuer available for distribution, the liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, the common stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, the amounts payable with respect to the Senior Preferred Stock and all other Parity Securities are not paid in full, the holders of the Senior Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Issuer in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Senior Preferred Stock will not be entitled to any further participation in any distribution of assets of the Issuer. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer nor the consolidation or merger of the Issuer with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of the Issuer.

    The Certificate of Designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Senior Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Senior Preferred Stock. In addition, the Issuer is not aware of any provision of Nevada law or any controlling decision of the courts of the State of Nevada (the state of incorporation of the Issuer) that requires a restriction upon the surplus of the Issuer solely because the liquidation preference of the Senior Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of the Issuer solely because the liquidation preference of the

Senior Preferred Stock will exceed the par value and there will be no remedies available to holders of the Senior Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Issuer, solely by reason of the fact that such dividend would reduce the surplus of the Issuer to an amount less than the difference between the liquidation preference of the Senior Preferred Stock and its par value.

VOTING RIGHTS

    Holders of the Senior Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designation. The Certificate of Designation provides that:
(a) if (i) dividends on the Senior Preferred Stock are in arrears and unpaid for four consecutive quarterly periods or six quarterly periods (whether or not consecutive); (ii) the Issuer fails to discharge any redemption obligation with respect to the Senior Preferred Stock; (iii) a breach or violation of the provisions described under the caption "--Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more; (iv) an Orbital Event occurs; or (v) a default occurs on the obligation to pay principal of, interest on or any other payment obligation when due (a "Default Payment") at final maturity on one or more classes of Indebtedness of the Issuer, DBS Corp or any Restricted Subsidiary of DBS Corp, whether such Indebtedness exists on the Issue Date or is incurred thereafter, having individually or in the aggregate an outstanding principal amount of $5,000,000 or more, or any other Default Payment occurs on one or more such classes of Indebtedness having individually or in the aggregate an outstanding principal amount of $5,000,000 or more and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, then, in each such case, the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding Senior Preferred Stock, voting separately as a class, to elect two directors; (b) in addition, the approval of holders of a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, will be required for any merger, consolidation or sale of substantially all of the assets of the Issuer, except as permitted pursuant to the covenant entitled "Merger or Consolidation." Each such event described in clause (a) above is referred to herein as a "Voting Rights Triggering Event." Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Senior Preferred Stock are paid in full and any failure, breach or default referred to in clause
(a) is remedied.

    In addition, the Certificate of Designation provides that, except as stated above under "--Ranking," the Issuer will not authorize any class of Senior Securities or Parity Securities without the affirmative vote or consent of holders of at least a majority of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that the Issuer may not amend the Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Senior Preferred Stock, or authorize the issuance of any additional shares of Senior Preferred Stock (other than shares of Senior Preferred Stock which are used to pay accrued dividends on the Senior Preferred Stock and other than as stated above under "--Ranking), without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Senior Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Senior Preferred Stock.

    Under Nevada law, holders of Senior Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Certificate of Designation, whether or not entitled to vote thereon by the Certificate of Designation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares or such class so as to affect them adversely.

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    Any exercise of rights will be subject to applicable provisions of the
Communications Act, including, without limitation, the requirements of prior approval for transfer of control or assignment of Title III licenses.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS. DBS Corp shall not, and shall not permit any of its Restricted Subsidiaries, to, directly or indirectly:

(a) declare or pay any dividend or make any distribution on account of any Equity Interests of DBS Corp or any of its Subsidiaries, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of DBS Corp or dividends or distributions payable to any Wholly Owned Subsidiary of DBS Corp (other than Unrestricted Subsidiaries of DBS Corp);

(b) purchase, redeem or otherwise acquire or retire for value any outstanding Equity Interests of DBS Corp, any of its Subsidiaries or any other Affiliate of DBS Corp, other than any such Equity Interests owned by DBS Corp or any of its Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries of DBS Corp); or

(c) make any Restricted Investment

(all such prohibited payments and other actions set forth in clauses (a), (b), and (c) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

    (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (ii) after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Indebtedness to Cash Flow Ratio of DBS Corp would not have exceeded 6.0 to 1; and

    (iii) such Restricted Payment, together with the aggregate of all other Restricted Payments made by DBS Corp after the Issue Date, is less than the sum of: (A) the difference of cumulative (x) Consolidated Cash Flow determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) minus (y) 150% of Consolidated Interest Expense of DBS Corp, each as determined for the period (taken as one accounting period) from October 1, 1997 to the end of DBS Corp's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus (B) an amount equal to 100% of the aggregate net cash proceeds received by DBS Corp and its Subsidiaries from the issue or sale of Equity Interests (other than Disqualified Stock) of DBS Corp or the Issuer (other than Equity Interests sold to a Subsidiary of DBS Corp or the Issuer, and provided that any sale of Equity Interests of the Issuer shall only be included in such calculation to the extent that the proceeds thereof are contributed to the capital of DBS Corp other than as Disqualified Stock or Indebtedness), since June 25, 1997.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Certificate of Designation;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of DBS Corp in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of DBS Corp) of other Equity Interests of DBS Corp (other than Disqualified Stock);

(3) the payment of dividends on, or the redemption of, the Dish Senior Preferred Stock;

(4) Investments in an aggregate amount not to exceed $20 million; provided that such Investments are in businesses of the type described under "--Activities of EchoStar";

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(5) Investments to fund the financing activity of DNCC in the ordinary course of its business in an amount not to exceed, as of the date of determination, the sum of (A) $25.0 million plus (B) 30% of the aggregate cost to DNCC for each Satellite Receiver purchased by DNCC and leased by DNCC to a retail consumer in excess of 100,000 units;

(6) the purchase of employee stock options, or capital stock issued pursuant to the exercise of employee stock options, in an aggregate amount not to exceed $2 million in any calendar year and in an aggregate amount not to exceed $10 million since the Issue Date;

(7) a Permitted Refinancing (as defined below in "--Incurrence of Indebtedness, Issuance of Disqualified Stock and Issuance of Preferred Equity Interests of Subsidiaries");

(8) Investments in an amount equal to the net proceeds received by DBS Corp or any of its Restricted Subsidiaries from the issue and sale of Equity Interests of the Issuer (other than Equity Interests sold to a Subsidiary of the Issuer and other than Disqualified Stock), since June 25, 1997; provided that the entity making such Investment (if other than the Issuer) receives a capital contribution from the Issuer in an amount greater than or equal to the amount of such Investment;

(9) the purchase of odd-lots of Equity Interests of the Issuer, in an amount not to exceed $1 million in the aggregate;

(10) Investments in ExpressVu Inc. or an Affiliate thereof, in an amount not to exceed the amount necessary to exercise the purchase options granted, through the Issue Date, to the Issuer or its Subsidiaries with respect to ExpressVu, Inc.;

(11) Investments in ABCN, Inc. or an Affiliate thereof, in an amount not to exceed the amount necessary to exercise the purchase options granted, through the Issue Date, to the Issuer or its Subsidiaries with respect to ABCN, Inc.; or

(12) the payment of any dividend, or making of any distribution or Investment, the proceeds of which are, within five Business Days of receipt thereof, used to pay (x) for the construction, launch, operation or insurance of EchoStar III, provided that at the time of any such payment, distribution or Investment, EchoStar III shall be owned by the Issuer or any Wholly Owned Subsidiary of the Issuer, or (y) any cash dividend on the Senior Preferred Stock.

    Restricted Payments made pursuant to clauses (1) and (8) shall be included as Restricted Payments in any computation made pursuant to clause (c) (iii) above.

    In addition, the Issuer shall not use any proceeds from the offering of the Senior Preferred Stock to pay any dividends or make any distributions on any common stock of the Issuer or any series of preferred stock other than the Senior Preferred Stock.

    Not later than the date of making any Restricted Payment, DBS Corp shall deliver an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations shall be based upon the Issuer's latest available financial statements.

    INCURRENCE OF INDEBTEDNESS, ISSUANCE OF DISQUALIFIED STOCK AND ISSUANCE OF PREFERRED EQUITY INTERESTS OF SUBSIDIARIES. DBS Corp shall not, and DBS Corp shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or issue any Disqualified Stock and DBS Corp shall not permit any of its Restricted Subsidiaries to issue any Preferred Equity Interest; provided, however, that notwithstanding the foregoing DBS Corp and each of its Restricted Subsidiaries may incur Indebtedness or issue Disqualified Stock or Preferred Equity Interests if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Equity Interests and the application of the net proceeds thereof, the Indebtedness to Cash Flow Ratio of DBS Corp would not have exceeded 6.0 to 1.

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    The foregoing limitation will not apply to:

    (i) the incurrence of the Deferred Payments and letters of credit with respect thereto;

    (ii) the incurrence of Bank Debt;

    (iii) the incurrence of Indebtedness in an aggregate amount not to exceed $15 million upon a finding by DBS Corp (evidenced by a resolution of the Board of Directors of the Issuer set forth in an Officers' Certificate) that such Indebtedness is necessary to finance costs in connection with the development, construction, launch or insurance of EchoStar III or IV (or any permitted replacements thereof);

    (iv) Indebtedness between and among DBS Corp and each of its Restricted Subsidiaries;

    (v) Acquired Debt of a Person incurred prior to the date upon which such Person was acquired by DBS Corp or any of its Subsidiaries (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) in an aggregate principal amount not to exceed $15 million, provided that such Indebtedness and the holders thereof do not at any time have direct or indirect recourse to any property or assets of DBS Corp or any of its Restricted Subsidiaries other than the property and assets of such acquired entity and its Subsidiaries;

    (vi) Existing Indebtedness;

    (vii) additional Indebtedness in an aggregate amount not to exceed $15 million at any one time outstanding;

   (viii) the incurrence of Purchase Money Indebtedness by DBS Corp and any Restricted Subsidiary in an aggregate amount not to exceed $30 million at any one time outstanding; or

    (ix) the incurrence by DBS Corp or any of its Restricted Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness referred to in clauses (i), (iii), (v), (vi), (vii) and (viii) above ("Refinancing Indebtedness"); PROVIDED, HOWEVER, that (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded; and (B) the Refinancing Indebtedness shall have a final maturity later than, and a Weighted Average Life to Maturity equal to or greater than; the final maturity and Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded.

    In addition, the Issuer shall not incur any Indebtedness (including Acquired
Debt), and the Issuer shall not permit any Subsidiary of the Issuer which owns any Equity Interests (including for these purposes any debt security that is convertible into, or exchangeable for, Capital Stock) in DBS Corp (a "Bound Subsidiary") to issue Disqualified Stock or Preferred Equity Interests or incur any Indebtedness (including Acquired Debt); PROVIDED, HOWEVER, that, notwithstanding the foregoing the Issuer may incur Indebtedness, and Bound Subsidiaries may incur Indebtedness or issue Disqualified Stock or Preferred Equity Interests if, after giving effect to the incurrence of such Indebtedness or the issuance of the Disqualified Stock or Preferred Equity Interests, and the application of the net proceeds thereof, the Indebtedness to Cash Flow Ratio of the Issuer would not have exceeded 6.0 to 1.

    The foregoing limitation will not apply to any of the following:

    (i) Indebtedness between and among the Issuer and each of its Subsidiaries;

    (ii) Acquired Debt of a person incurred prior to the date upon which such person was acquired by the Issuer or any of its Bound Subsidiaries (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity

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       being so acquired) in an aggregate principal amount not to exceed $15 million, provided that such Indebtedness and the holders thereof do not at any time have direct or indirect recourse to any property or assets of the Issuer or any of its Bound Subsidiaries other than the property and assets of such acquired entity and its subsidiaries;

    (iii) Existing Indebtedness or Indebtedness incurred in connection with the exchange of the Senior Preferred Stock for the Senior Exchange Shares;

    (iv) Additional Indebtedness in an aggregate amount not to exceed $25 million at any one time outstanding;

    (v) The incurrence of Purchase Money Indebtedness by the Issuer or any Bound Subsidiary in an aggregate amount not to exceed $10 million at any one time outstanding;

    (vi) The incurrence by the Issuer or any of its Bound Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness referred to in clauses (ii), (iii), (iv) and (v) above ("Refinancing Indebtedness"), PROVIDED, HOWEVER, that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded; (B) the refinancing Indebtedness shall have a final maturity later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded; and (C) the Refinancing Indebtedness shall be subordinated in right of payment to the debt being refinanced, if at all, on terms at least as favorable to the holders of such debt as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced or refunded; (a "Permitted Refinancing").

    ASSET SALES. If DBS Corp or any of its Restricted Subsidiaries, in a single transaction or a series of related transactions:

    (a) sells, leases, conveys or otherwise disposes of any assets (including by way of a sale-and-leaseback transaction), other than (i) sales of inventory in the ordinary course of business, (ii) sales to DBS Corp or a Wholly Owned Restricted Subsidiary of DBS Corp by any Restricted Subsidiary of DBS Corp, (iii) sales of accounts receivable by EAC or DNCC for cash in an amount at least equal to the fair market value of such accounts receivable or (iv) sales of rights to satellite launches (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer shall be governed by the provisions of the Exchange Indenture described below under the caption "Merger, Consolidation, or Sale of Assets");

    (b) issue or sell equity securities of any Restricted Subsidiary of DBS Corp, in either case, which assets or securities (i) have a fair market value (as determined in good faith by the Board of Directors of the Issuer evidenced by a resolution of the Board of Directors of the Issuer and set forth in an Officers' Certificate; PROVIDED, HOWEVER, that if the fair market value of such assets exceeds $20 million, the fair market value shall be determined by an investment banking firm of national standing selected by the Issuer) in excess of $10 million or (ii) are sold or otherwise disposed of for net proceeds in excess of $10 million (each of the foregoing, an "Asset Sale") then:

       (A) DBS Corp or such Restricted Subsidiary, as the case may be, must receive consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors of the Issuer evidenced by a resolution of the Board of Directors of the Issuer and set forth in an Officers' Certificate; PROVIDED, HOWEVER, that if the fair market value of such assets exceeds $20 million, the fair market value shall be determined by an investment banking firm of national standing selected by the Issuer) of the assets sold or otherwise disposed of; and

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       (B) at least 80% of the consideration therefor received by DBS Corp or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, that DBS Corp may consider up to $15 million of non-cash assets at any one time to be cash for purposes of this clause (B), provided that the provisions of the next paragraph are complied with as such non-cash assets are converted to cash.

    Any Net Proceeds from any Asset Sale that are not applied or invested in the business of the Issuer as described under "--Activities of the Issuer" within 180 days after such Asset Sale, or not applied to an offer to repurchase 1994 Notes required by the 1994 Notes Indenture, 1996 Notes required by the 1996 Notes Indenture and 1997 Notes required by the 1997 Notes Indenture shall be applied to an offer to purchase Senior Preferred Stock at a purchase price of 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of purchase; provided that any obligation to make such an offer shall not become effective until such time as the 1997 Notes and the 1996 Notes have been paid in full or have otherwise matured.

    Notwithstanding the foregoing, any transaction which would not constitute an Asset Sale, or which would not be subject to the terms of the Asset Sale covenant contained in the 1997 Notes Indenture, shall not constitute an Asset Sale for purposes of this Asset Sale covenant.

    MERGER OR CONSOLIDATION. Without the affirmative vote or consent of holders of a majority of the issued and outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, as one class, the Issuer shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless: (A) either (i) the Issuer is surviving or continuing Person or (2) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Issuer as an entirety or substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Issuer have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, the Senior Preferred Stock had immediately prior to such transaction; and (C) the Issuer has delivered to the transfer agent for the Senior Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

    ACTIVITIES OF THE ISSUER. Neither the Issuer nor any of its Subsidiaries may engage in any business other than developing, owning, engaging in and dealing with all or any part of the business of domestic and international satellite communications, and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, the acquisition, transmission, broadcast, production and other provision of programming therewith and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. DBS Corp shall not, and DBS Corp shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or

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suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (a) pay dividends or make any other distributions to DBS Corp or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to DBS Corp or any of its Subsidiaries;

    (b) make loans or advances to DBS Corp or any of its Subsidiaries; or

    (c) transfer any of its properties or assets to DBS Corp or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of:

       (i) Existing Indebtedness and existing agreements as in effect on the Issue Date;

       (ii) any Credit Agreement containing any encumbrances or restrictions that are no more restrictive with respect to the provisions set forth in clauses (a), (b) and (c) above than the 1994 Credit Agreement as in effect on the date of its expiration;

       (iii) applicable law or regulation;

       (iv) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person shall not be taken into account in determining whether such acquisition was permitted by the terms of the Certificate of Designation;

       (v) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; or

       (vi) Refinancing Indebtedness, as defined in "--Incurrence of Indebtedness, Issuance of Disqualified Stock and Issuance of Preferred Equity Interests of Subsidiaries"), provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

ACCOUNTS RECEIVABLE SUBSIDIARY. DBS Corp:

    (a) may, and may permit any of its Subsidiaries to, notwithstanding the provisions of the covenant entitled "Restricted Payments," or any other requirement of this Certificate of Designation make Investments in an Accounts Receivable Subsidiary: (i) the proceeds of which are applied within five Business Days of the making thereof solely to finance: (A) the purchase of accounts receivable of DBS Corp and its Subsidiaries or
       (B) payments required in connection with the termination of all then existing arrangements relating to the sale of accounts receivable or participation interests therein by an Accounts Receivable Subsidiary (provided that the Accounts Receivable Subsidiary shall receive cash, Cash Equivalents and accounts receivable having an aggregate fair market value not less than the amount of such payments in exchange therefor) and
       (ii) in the form of Accounts Receivable Subsidiary Shares to the extent permitted by clause (b) below;

    (b) shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to an Accounts Receivable Subsidiary except for consideration in an amount not less than that which would be obtained in an arm's length transaction and solely in the form of cash or Cash Equivalents; provided that an Accounts Receivable Subsidiary may pay the purchase price for any such accounts receivable in the form of Accounts Receivable Subsidiary Notes so long as, after giving

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       effect to the issuance of any such Accounts Receivable Subsidiary Notes, the aggregate principal amount of all Accounts Receivable Subsidiary Notes outstanding shall not exceed 20% of the aggregate purchase price paid for all outstanding accounts receivable purchased by an Accounts Receivable Subsidiary since the Issue Date (and not written-off or required to be written off in accordance with the normal business practice of an Accounts Receivable Subsidiary);

    (c) shall not permit an Accounts Receivable Subsidiary to sell any accounts receivable purchased from DBS Corp and its Subsidiaries or participation interests therein to any other Person except on an arm's length basis and solely for consideration in the form of cash or Cash Equivalents or certificates representing undivided interests of a Receivables Trust; provided an Accounts Receivable Subsidiary may not sell such certificates to any other Person except on an arm's length basis and solely for consideration in the form of cash or Cash Equivalents;

    (d) shall not, and shall not permit any of its Subsidiaries to, enter into any Guarantee, subject any of their respective properties or assets (other than the accounts receivable sold by them to an Accounts Receivable Subsidiary) to the satisfaction of any liability or obligation or otherwise incur any liability or obligation (contingent or otherwise), in each case, on behalf of an Accounts Receivable Subsidiary or in connection with any sale of accounts receivable or participation interests therein by or to an Accounts Receivable Subsidiary, other than obligations relating to breaches of representations, warranties, covenants and other agreements of DBS Corp or any of its Subsidiaries with respect to the accounts receivable sold by DBS Corp or any of its Subsidiaries to an Accounts Receivable Subsidiary or with respect to the servicing thereof; provided that neither DBS Corp nor any of its Subsidiaries shall at any time guarantee or be otherwise liable for the collectibility of accounts receivable sold by them;

    (e) shall not permit an Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase and sale of accounts receivable or participation interests therein of DBS Corp and its Subsidiaries and activities incidental thereto;

    (f) shall not permit an Accounts Receivable Subsidiary to incur any Indebtedness other than the Accounts Receivable Subsidiary Notes, Indebtedness owed to DBS Corp and Non-Recourse Indebtedness; provided that the aggregate principal amount of all such Indebtedness of an Accounts Receivable Subsidiary shall not exceed the book value of its total assets as determined in accordance with GAAP;

    (g) shall cause any Accounts Receivable Subsidiary to remit to DBS Corp or a Subsidiary of DBS Corp on a monthly basis as a distribution all available cash and Cash Equivalents not held in a collection account pledged to acquirors of accounts receivable or participation interests therein, to the extent not applied to (i) pay interest or principal on the Accounts Receivable Subsidiary Notes or any Indebtedness of such Accounts Receivable Subsidiary owed to DBS Corp, (ii) pay or maintain reserves for reasonable operating expenses of such Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements or (iii) to finance the purchase of additional accounts receivable of DBS Corp and its Subsidiaries; and

    (h) shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to, or enter into any other transaction with or for the benefit of, an Accounts Receivable Subsidiary (i) if such Accounts Receivable Subsidiary pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes general assignment for the benefit of its creditors, or (E) generally is not paying its debts as they become due; or (ii) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against such Accounts Receivable Subsidiary in an involuntary case, (B) appoints a Custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary,

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       or (C) orders the liquidation of such Accounts Receivable Subsidiary, and, with respect to clause (ii) hereof, the order or decree remains unstayed and in effect for 60 consecutive days.

    PROHIBITION ON STOCK PLEDGE. EchoStar shall not, and shall not permit any Subsidiary to, grant any lien on, or security interest in, or otherwise pledge as collateral, any of the capital stock of DBS Corp or any Bound Subsidiary, except for any lien, security interest or pledge which may be granted in connection with an extension, renewal, refinancing or refunding of Indebtedness existing on the Issue Date provided that no additional capital stock of DBS Corp. or any Bound Subsidiary is used as collateral for such extension, renewal, refinancing or refunding.

    TRANSACTIONS WITH AFFILIATES. The Issuer shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an "Affiliate Transaction"), unless:

    (a) such Affiliate Transaction is on terms that are no less favorable to DBS Corp or its Subsidiaries than those that would have been obtained in a comparable transaction by DBS Corp or such Subsidiaries with an unrelated Person;

    (b) if such Affiliate Transaction involves aggregate payments in excess of $500,000, DBS Corp delivers to the transfer agent a resolution of the Board of Directors of DBS Corp set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of disinterested members of the Board of Directors of the Issuer; and

    (c) if such Affiliate Transaction involves aggregate payments in excess of $15 million, DBS Corp delivers to the transfer agent an opinion as to the fairness to DBS Corp or such Subsidiaries from a financial point of view of such Affiliate Transaction issued by an investment banking firm of national standing;

PROVIDED, HOWEVER, that (i) the payment of compensation to directors and management of the Issuer in amounts approved by the Compensation Committee of the Board of Directors of the Issuer (which shall consist of a majority of outside directors); (ii) transactions between or among DBS Corp and its Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries of DBS Corp); (iii) the transfer of rights and interests in any permits or licenses relating to the use of channels at the 166 DEG. West Longitude or 175 DEG. WL orbital slot; (iv) transactions permitted by clauses (1), (3), (5), (6), (7), (9) and (12) of the second paragraph of the covenant "Restricted Payments"; and (v) any transactions between or among the Issuer and any Subsidiary of the Issuer which is not also a Subsidiary of DBS Corp, shall, in each case, not be deemed Affiliate Transactions.

    REPORTS. Whether or not required by the rules and regulations of the SEC, so long as any shares of Senior Preferred Stock remain outstanding, the Issuer shall cause copies of all quarterly and annual financial reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (including all information that would be required to be contained in Forms 10-Q and 10-K) to be filed with the SEC and mailed to the holders of Senior Preferred Stock, in each case, within 15 days of filing with the SEC. If the Issuer is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall nevertheless continue to cause the annual and quarterly financial statements, including any notes thereto (and, with respect to annual reports, an auditors' report by an accounting firm of established national reputation) and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," comparable to that which would have been required to appear in annual or quarterly reports filed under Section 13 or 15(d) of the Exchange Act (including all information that would be required to be contained in Forms 10-Q and 10-K),

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to be so filed with the SEC for public availability and mailed to the holders of
Senior Preferred Stock within 120 days after the end of the Issuer's fiscal years and within 60 days after the end of each of the first three quarters of each such fiscal year.

    PAYMENTS FOR CONSENTS. None of the Issuer, DBS Corp nor any of their Subsidiaries may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of Senior Preferred Stock for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Certificate of Designation unless such consideration is offered to be paid or agreed to be paid to all holders of Senior Preferred Stock that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND
  STOCKHOLDERS.

    No director, officer, employee, incorporator or stockholder of DBS Corp, the Issuer or any of their Affiliates, as such, shall have any liability for any obligations of DBS Corp, the Issuer and any of their Affiliates under the Senior Preferred Stock or the Certificate of Designation or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Preferred Stock waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Preferred Stock. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Issuer may, at its option and at any time, elect to have all obligations discharged with respect to the outstanding Senior Preferred Stock ("Legal Defeasance"). Such Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire obligation under the outstanding Senior Preferred Stock, except for: (a) the rights of holders of outstanding Senior Preferred Stock to receive dividend, distribution and premium payments when such payments are due, or on the redemption date, as the case may be; (b) the Issuer's obligations with respect to the Senior Preferred Stock concerning issuing temporary Certificates, registration of Certificates, mutilated, destroyed, lost or stolen Certificates, and the maintenance of an office or agency for payment and money for security payments held in trust; and (c) the Legal Defeasance provisions of the Certificates. In addition, the Issuer may, at its option and at any time, elect to have all obligations released with respect to certain covenants that are described in the Certificate of Designation ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a breach of any covenant with respect to the Certificates.

    In order to exercise either Legal Defeasance or Covenant Defeasance: (i) the Issuer must irrevocably deposit with a Trustee, in trust, for the benefit of the holders of the Senior Preferred Stock, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the trustee, to pay the aggregate liquidation preference, premium (if any), plus all accumulated and unpaid dividends to the redemption date, (ii) in the case of Legal Defeasance, the Issuer shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (A) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the Issue Date, there has been a change in the applicable Federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Senior Exchange Shares will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance, and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to such trustee confirming that the holders of such Senior Preferred Stock will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been

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
the case if such Covenant Defeasance had not occurred; (iv) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Certificate of Designation or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party; (v) the Issuer shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of such Senior Preferred Stock over the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others; and (vii) the Issuer shall have delivered to the Trustee an Officers' Certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Without the consent of any holder of Senior Preferred Stock, the Issuer may amend or supplement the Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Preferred Stock in addition to or in place of certificated Senior Preferred Stock, to provide for the assumption of the Issuer's obligations to holders of the Senior Preferred Stock in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Senior Preferred Stock or that does not adversely affect the legal rights under the Certificate of Designation of any such holder.

BOOK-ENTRY; DELIVERY AND FORM

    THE DEPOSITORY TRUST CO. The certificates representing the Senior Preferred Stock will be issued in fully registered form.

    Senior Preferred Stock sold in reliance on Rule 144A will be represented by a single, permanent global Senior Preferred Stock Certificate, in definitive, fully registered form (the "Restricted Global Senior Preferred Stock Certificate") and will be deposited with a custodian for DTC and registered in the name of a nominee of DTC. The Global Senior Preferred Stock Certificate (as defined) (and any Senior Preferred Stock issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under a "Notice to Investors." Owners of beneficial interests in Global Senior Preferred Stock Certificate will generally not be entitled to receive physical delivery of a physical certificate for their Senior Preferred Stock ("Certificated Senior Preferred Stock"). The Senior Preferred Stock is not issuable in bearer form.

    Upon the issuance of the Restricted Global Senior Preferred Stock Certificate, DTC or its custodian will credit, on its internal system, the respective liquidation preference of the individual beneficial interests represented by such Restricted Global Senior Preferred Stock Certificate, to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Restricted Global Senior Preferred Stock Certificate will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Restricted Global Senior Preferred Stock Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in the Restricted Global Senior Preferred Stock Certificate directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

    So long as DTC or its nominee is the registered owner or holder of the Restricted Global Senior Preferred Stock Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Preferred Stock represented by such Restricted Global Senior Preferred Stock Certificate for all purposes under the Certificate of Designation and the Senior Preferred Stock. No beneficial owner of an interest in the Restricted Global Senior Preferred Stock Certificate will be able to

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
transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Purchase Agreement.

    Payments made with respect to the Restricted Global Senior Preferred Stock Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither EchoStar nor the Initial Purchasers will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Restricted Global Senior Preferred Stock Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Issuer expects that DTC or its nominee, upon receipt of any payments made with respect to the Restricted Global Senior Preferred Stock Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the amount of such Restricted Global Senior Preferred Stock Certificate as shown on the records of DTC or its nominee. The Issuer also expects that payment by participants to owners of beneficial interests in such Restricted Global Senior Preferred Stock Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary in accordance with DTC rules and will be settled in same-day funds.

    The Issuer understands that DTC will take any action permitted to be taken by a holder of Senior Preferred Stock (including the presentation of Senior Preferred Stock for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Restricted Global Senior Preferred Stock Certificate is credited and only in respect of such portion of the aggregate liquidation preference of Senior Preferred Stock as to which such participant or participants has or have given such direction.

    The Issuer understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transaction between participant through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Restricted Global Senior Preferred Stock certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Initial Purchasers will have any responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

CERTIFICATED SENIOR PREFERRED STOCK.

    If DTC is at any time unwilling or unable to continue as a depository for the Restricted Global Senior Preferred Stock Certificate and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue Certificated Senior Preferred Stock in exchange for the Restricted Global Senior Preferred Stock Certificate, which will bear the legend referred to under the hearing "Notice to Investors."

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
CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Certificate of Designation and in the Exchange Indenture. Reference is made to the Certificate of Designation and Exchange Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACCOUNTS RECEIVABLE SUBSIDIARY" means one Unrestricted Subsidiary of DBS Corp specifically designated as an Accounts Receivable Subsidiary for the purpose of financing the accounts receivable of DBS Corp or any Subsidiary, and provided that any such designation shall not be deemed to prohibit DBS Corp or any Subsidiary from financing accounts receivable through any other entity, including without limitation, any other Unrestricted Subsidiary.

    "ACCOUNTS RECEIVABLE SUBSIDIARY NOTES" means the Shares to be issued by the Accounts Receivable Subsidiary for the purchase of accounts receivable.

    "ACQUIRED DEBT" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, or Indebtedness incurred by such Person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

    "ADDITIONAL PAYMENT OBLIGATIONS" means the portion of the payment obligations, under any vendor financing arrangements, of any of DBS Corp, the Issuer or any of DBS Corp's Subsidiaries with respect to the construction, launch or insurance of EchoStar IV in excess of $15.0 million.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control; PROVIDED FURTHER that no individual, other than a director of the Issuer or an officer of the Issuer with a policy making function, shall be deemed an Affiliate of the Issuer or any of its Subsidiaries, solely by reason of such individual's employment, position or responsibilities by or with respect to the Issuer or any of its Subsidiaries.

    "BANK DEBT" means Indebtedness incurred pursuant to the Credit Agreement in an aggregate amount not to exceed 90% of the accounts receivable of the borrowers under the Credit Agreement eligible for inclusion in the borrowing base under the Credit Agreement, plus 75% of the inventory of the Credit Agreement borrowers under the Credit Agreement eligible for inclusion in the borrowing base under the Credit Agreement, plus 100% of the cash collateral and marketable securities of the Borrowers under the Credit Agreement eligible for inclusion in the borrowing base under the Credit Agreement.

    "BANKRUPTCY LAW" means title 11, U.S. Code or any similar federal or state law for the relief of debtors.

    "BUSINESS DAY" means any day other than a Legal Holiday.

    "CAPITAL LEASE" means, at the time any determination thereof is made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment would be capitalized on a balance sheet of the lessee in accordance with GAAP.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

    "CASH EQUIVALENTS" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; and (e) commercial paper rated P-1, A-l or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and in each case maturing within six months after the date of acquisition.

    "CHANGE OF CONTROL" means: (a) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that the Principals and their Related Parties or an entity controlled by the Principals and their Related Parties cease to (i) be the "beneficial owners" (as defined in Rule 13(d)(3) under the Exchange Act) of at least 30% of the total Equity Interests in the Issuer and (ii) have the voting power to elect at least a majority of the Board of Directors of the Issuer; (b) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors; (c) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that the Principals and their Related Parties or any entity controlled by the Principals and their Related Parties cease to be the "beneficial owners" (as defined in Rule 13(d)(3) under the Exchange Act) of at least 30% of the total Equity Interests in DBS Corp and have the voting power to elect at least a majority of the Board of Directors of DBS Corp, or (d) the first day on which a majority of the members of the Board of Directors of DBS Corp are not Continuing Directors.

    "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

    "CONSOLIDATED CASH FLOW" means, with respect to any person for any period, the Consolidated Net Income of such person for such period, plus, to the extent deducted in computing Consolidated Net Income: (a) provision for taxes based on income or profits; (b) Consolidated Interest Expense; (c) depreciation and amortization (including amortization of goodwill and other intangibles) of such person for such period; and (d) any extraordinary loss and any net loss realized in connection with any Asset Sale, in each case, on a consolidated basis determined in accordance with GAAP, provided that Consolidated Cash Flow shall not include interest income derived from the net proceeds of the offering of the 1997 Notes.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, consolidated interest expense of such Person for such period, whether paid or accrued (including amortization of original issue discount and deferred financing costs, non-cash interest payments and the interest component of Capital Lease Obligations), on a consolidated basis determined in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to such person, in the case of a gain, or to the extent of

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
any contributions or other payments by the referent Person, in the case of a loss; (b) the Net Income of any Person that is a Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person; (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (d) the Net Income of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; and (e) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person, the sum of: (a) the stockholders' equity of such Person; plus (b) the amount reported on such Person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less: (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Exchange Indenture in the book value of any asset owned by such person or a consolidated Subsidiary of such person; and (ii) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined in accordance with GAAP.

    "CONTINUING DIRECTOR" means, as of any date of determination, any member of the Board of Directors of DBS Corp or the Issuer, as the case may be, who: (a) was a member of such Board of Directors on the Issue Date; or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT AGREEMENT" means any one or more credit agreements (which may include or consist of revolving credits) between DBS Corp, the Issuer or any of DBS Corp's Restricted Subsidiaries and one or more banks or other financial institutions providing financing for the business of DBS Corp, the Issuer and DBS Corp's Restricted Subsidiaries, provided that the lenders party to the Credit Agreement may not be Affiliates of the Issuer.

    "DBS" means direct broadcast satellite.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DEFERRED PAYMENTS" means Indebtedness to satellite contractors incurred in connection with the construction and launch of EchoStar I, EchoStar II, EchoStar III and EchoStar IV in an amount not to exceed $135.0 million.

    "DISH" means Dish, Ltd., a Nevada corporation.

    "DISH SENIOR PREFERRED STOCK" means Dish's 8% Series A Cumulative Senior Preferred Stock having an aggregate liquidation preference not in excess of $15.1 million.

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to July 1, 2004.

    "DNCC" means DISH Network Credit Corporation, a Colorado corporation.

    "DBS CORP" means EchoStar DBS Corporation, a Colorado corporation.

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    "ECHOSTAR DBS SYSTEM" means the digital direct broadcast satellite system of the Issuer.

    "ECHOSTAR I" means DBS Corp's high-powered direct broadcast satellite designated as EchoStar I in the Prospectus.

    "ECHOSTAR II" means DBS Corp's high-powered direct broadcast satellite designated as EchoStar II in the Prospectus.

    "ECHOSTAR III" means the high-powered direct broadcast satellite being constructed by DBSC as of the Issue Date, and any replacement satellite thereof to the extent permitted by the 1997 Notes Indenture.

    "ECHOSTAR IV" means the high-powered direct broadcast satellite being constructed which is designated as EchoStar IV in the Prospectus, and any replacement satellite thereof to the extent permitted by the terms of the 1997 Notes Indenture.

    "ECHOSTAR RECEIVER SYSTEM" means a satellite dish, digital satellite receiver, remote control and related components, used in connection with the DBS service provided by the Issuer and its Subsidiaries.

    "ELIGIBLE INSTITUTION" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated Investment Grade at the time as of which any investment or rollover therein is made.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "ESBC" means EchoStar Satellite Broadcasting Corporation.

    "ESC" means EchoStar Satellite Corporation.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXISTING INDEBTEDNESS" means any Indebtedness of the Issuer and its Subsidiaries in existence on the Issue Date or any Indebtedness arising after the Issue Date if such Indebtedness resulted from a contractual commitment outstanding on the Issue Date which related to the construction, launch or insurance of any satellite owned by, or under contract to, the Issuer or any of its Subsidiaries as of the Issue Date, until such amounts are repaid.

    "FCC" means Federal Communications Commission.

    "FULL-CONUS ORBITAL SLOT" means the 101, 110 or 119 degrees West Longitude orbital slot.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the U.S., which are applicable as of the date of determination; PROVIDED, HOWEVER; that these definitions and all ratios and calculations contained in the covenants "Restricted Payments," "Incurrence of Indebtedness, Issuance of Disqualified Stock and Issuance of Preferred Equity Interests of Subsidiaries," "Asset Sales," and "Dividend and Other Payment Restrictions Affecting Subsidiaries" shall be determined in accordance with GAAP as in effect and applied by the Issuer and its Subsidiaries on the Issue Date, consistently applied; PROVIDED, FURTHER, that in the event of any change in GAAP or in any change by the Issuer or any of its Subsidiaries in GAAP applied that would result in any change in any such ratio or calculation, the Issuer shall deliver to the Trustee, each time any such ratio or calculation is required to be determined or made, an Officers' Certificate setting forth the computations showing the effect of such change or application on such ratio or calculation.

    "GLOBAL NOTE" means a note evidencing all or part of the Senior Exchange Notes issued to the Depository for such Senior Exchange Shares.

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
    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "GUARANTOR" means any entity that executes a Guarantee of the obligations of the Issuer under the Senior Exchange Notes, and their respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any person, the obligations of such person under: (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (b) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

    "HOLDER" means a Person in whose name an Exchange Note is registered.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition.

    "INDEBTEDNESS TO CASH FLOW RATIO" means, with respect to any Person, the ratio of: (a) the Indebtedness of such Person and its Subsidiaries as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter; to (b) such person's Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the "Measurement Period"), PROVIDED, HOWEVER, that: (i) in making such computation, Indebtedness shall include the total amount of funds outstanding and available under any revolving credit facilities; and (ii) in the event that DBS Corp or any of its Subsidiaries consummates a material acquisition or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period.

    "INVESTMENT GRADE" means with respect to a security, that such security is rated, by at least two nationally recognized statistical rating organizations, in one of each such organization's four highest generic rating categories.

    "INVESTMENTS" means, with respect to any Person, all investments by such person in other persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "ISSUE DATE" means the date on which the Senior Preferred Stock is originally issued under the Certificate of Designation.

    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a

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
payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

    "MARKETABLE SECURITIES" means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Issuer) with an Investment Grade rating, at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers acceptances or money market deposit accounts issued or offered by an Eligible Institution; and
(e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by the Issuer, DBS Corp or any Restricted Subsidiaries of DBS Corp, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred, as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by DBS Corp or any Restricted Subsidiary of DBS Corp to cash.

    "1994 NOTES INDENTURE" means the Indenture relating to the 1994 Notes.

    "1994 NOTES" means the 12 7/8% Senior Discount Notes due 2004 of Dish.

    "1994 CREDIT AGREEMENT" has the meaning set forth in the 1996 Notes
Indenture.

    "1996 NOTES INDENTURE" means the Indenture relating to the 1996 Notes.

    "1996 NOTES" means the 13 1/8% Senior Discount Notes due 2004 of ESBC.

    "1997 NOTES INDENTURE" means the Indenture relating to the 1997 Notes.

    "1997 NOTES" means the 12 1/2% Senior Secured Notes due 2002 of DBS Corp.

    "NON-RECOURSE INDEBTEDNESS" of any person means Indebtedness of such Person that: (i) is not guaranteed by any other Person (except a Wholly Owned Subsidiary of the referent Person); (ii) is not recourse to and does not obligate any other person (except a Wholly Owned Subsidiary of the referent Person) in any way; (iii) does not subject any property or assets of any other person (except a Wholly Owned Subsidiary of the referent Person), directly or indirectly, contingently or otherwise, to the satisfaction thereof; and (iv) is not required by GAAP to be reflected on the financial statements of any other person (other than a Subsidiary of the referent Person) prepared in accordance with GAAP.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICER" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice-President of such Person.

    "OFFICERS' CERTIFICATE" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, principal financial officer, treasurer or principal accounting officer of the Issuer.

    "OPINION OF COUNSEL" means an opinion from legal counsel, who may be an employee of or counsel to the Issuer (or any Guarantor, if applicable), any Subsidiary of the Issuer (or any Guarantor, if applicable) or the Trustee.

    "ORBITAL EVENT" means the first date on which the Issuer and its Subsidiaries do not have the right to use orbital slot authorizations granted by the FCC covering a minimum of 21 transponders at a single Full-CONUS Orbital Slot.

    "PERMITTED INVESTMENTS" means: (a) Investments in DBS Corp or in a Wholly Owned Subsidiary of DBS Corp, other than Unrestricted Subsidiaries of DBS Corp,
(b) Investments in Cash Equivalents and Marketable Securities; (c) conversion of debentures of SSET and DBS Industries, Inc. ("DBSI"), in accordance with their terms, into Equity Interests of SSET and DBSI; and (d) Investments by DBS Corp or any Subsidiary of DBS Corp in a Person if, as a result of such Investment:
(i) such Person becomes a Wholly Owned Restricted Subsidiary of DBS Corp, or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, DBS Corp or a Wholly Owned Subsidiary of DBS Corp that is not an Unrestricted Subsidiary of DBS Corp.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "PREFERRED EQUITY INTEREST", in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.

    "PRINCIPALS" means Charles W. Ergen, James DeFranco, R. Scott Zimmer, Steven
B. Schaver and David K. Moskowitz.

    "PURCHASE MONEY INDEBTEDNESS" means indebtedness of the Issuer, any of its Bound Subsidiaries, DBS Corp or any Restricted Subsidiaries of DBS Corp, incurred (within 180 days of such purchase) to finance the purchase of any assets of the Issuer, any Bound Subsidiary, DBS Corp or any of Restricted Subsidiaries of DBS Corp: (a) to the extent the amount of Indebtedness thereunder does not exceed 80% of the purchase cost of such assets; (b) to the extent the purchase cost of such assets is or should be included in "additions to property, plant and equipment" in accordance with GAAP; (c) to the extent that such Indebtedness is not recourse to the Issuer, any Bound Subsidiary, DBS Corp or any Restricted Subsidiaries of DBS Corp or any of their respective assets, other than the assets so purchased; and (d) if the purchase of such assets is not part of an acquisition of any Person.

    "RECEIVER SUBSIDY" means a subsidy, rebate or other similar payment by the Issuer or any of its Subsidiaries, in the ordinary course of business, to subscribers, vendors or distributors, relating to an EchoStar Receiver System, not to exceed the cost of such EchoStar Receiver System, together with the cost of installation of such EchoStar Receiver System.

    "RECEIVABLES TRUST" means a trust organized solely for the purpose of securitizing the accounts receivable held by the Accounts Receivable Subsidiary that (a) shall not engage in any business other than (i) the purchase of accounts receivable or participation interests therein from the Accounts Receivable Subsidiary and the servicing thereof, (ii) the issuance of and distribution of payments with respect to the securities permitted to be issued under clause (b) below and (iii) other activities incidental to the foregoing,
(b) shall not at any time incur Indebtedness or issue any securities, except (i) certificates representing undivided interests in the Trust issued to the Accounts Receivable Subsidiary and (ii) debt securities issued in an arm's length transaction for consideration solely in the form of cash and Cash

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
Equivalents, all of which (net of any issuance fees and expenses) shall promptly be paid to the Accounts Receivable Subsidiary, and (c) shall distribute to the Accounts Receivable Subsidiary as a distribution on the Accounts Receivable Subsidiary's beneficial interest in the Receivables Trust no less frequently than once every six months all available cash and Cash Equivalents held by it, to the extent not required for reasonable operating expenses or reserves therefor or to service any securities issued pursuant to clause (b) above that are not held by the Accounts Receivable Subsidiary.

    "RELATED PARTY" means, with respect to any Principal, (a) the spouse and each immediate family member of such Principal and (b) each trust, corporation, partnership or other entity of which such Principal beneficially holds an 80% or more controlling interest.

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement among the Issuer, Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc.

    "RESPONSIBLE OFFICER," when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

    "RESTRICTED INVESTMENT" means an Investment other than Permitted
Investments.

    "RESTRICTED SUBSIDIARY" means, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by DBS Corp or one or more Subsidiaries of DBS Corp or a combination thereof, other than Unrestricted Subsidiaries.

    "SATELLITE RECEIVER" means any satellite receiver capable of receiving programming from the EchoStar DISH Network.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SSET" means Satellite Systems Engineering Technologies, Inc. and its Affiliates.

    "SUBSIDIARY" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

    "TIA" means the Trust Indenture Act of 1939 as in effect on the date on which the Indenture is qualified under the TIA.

    "TRUSTEE" means the party named as such above until a successor replaces it in accordance with the applicable provisions of the Exchange Indenture and thereafter means the successor serving hereunder.

    "TT&C" means telemetry, tracking and control.

    "UNRESTRICTED SUBSIDIARY" means; (A) EchoStar Real Estate Corporation, EchoStar Real Estate Corporation II, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing and Distribution Pvt. Ltd. and Satrec Mauritius Ltd.; and
(B) any Subsidiary of DBS Corp designated as an Unrestricted Subsidiary in a resolution of the Board of Directors of DBS Corp: (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, at the time of such designation: (i) is guaranteed by DBS Corp or any other Subsidiary of DBS Corp (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates DBS Corp or any other Subsidiary of DBS Corp (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of DBS Corp or any other Subsidiary of DBS

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
Corp (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof; (b) with which neither DBS Corp nor any other Subsidiary of DBS Corp (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to DBS Corp or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of DBS Corp; (c) with which neither DBS Corp nor any other Subsidiary of DBS Corp (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein; or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results and (d) which does not provide direct broadcast services in any capacity other than as a selling, billing and collection agent for one or more of DBS Corp and its Restricted Subsidiaries; PROVIDED, HOWEVER, that none of DBS Corp, EchoStar Satellite Broadcasting Corporation, Dish, EchoStar Satellite Corporation, DirectSat Corporation, Echo Acceptance Corporation, Houston Tracker Systems, Inc., EchoStar International Corporation and Echosphere Corporation may be designated as Unrestricted Subsidiaries. At the time that DBS Corp designates a Subsidiary as an Unrestricted Subsidiary, DBS Corp will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by the Board of Directors of DBS Corp evidenced by a resolution of the Board of Directors of DBS Corp and set forth in an Officers' Certificate delivered to the Trustee; PROVIDED, HOWEVER, that if the fair market value of such Subsidiary exceeds $10 million, the fair market value shall be determined by an investment banking firm of national standing selected by DBS Corp) of such Subsidiary; provided that DBS Corp may designate DNCC as an Unrestricted Subsidiary at any time and such designation shall not be deemed a Restricted Investment if, but only if, the provisions of clauses (B) (a), (b), (c) and (d) shall have been complied with prior to such designation. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary of DBS Corp if, at the time of such designation after giving pro forma effect thereto as if such designation had occurred at the beginning of the applicable four-quarter period, DBS Corp would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Cash Flow Ratio test set forth in the covenant entitled "--Incurrence of Indebtedness, Issuance of Disqualified Stock and Issuance of Preferred Equity Interest of Subsidiaries."

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" means a Wholly Owned Subsidiary of DBS Corp that is a Restricted Subsidiary of the Issuer.

    "WHOLLY OWNED SUBSIDIARY" means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors' qualifying shares) of which is owned by such person, directly or indirectly.

EXCHANGE

    Even following the completion of this Exchange Offer, the Issuer may, at the sole option of the Board of Directors (subject to the legal availability of funds therefor), at any time after the Issue Date, exchange all, but not less than all, of the outstanding shares of Senior Preferred Stock, including any shares of Senior Preferred Stock issued as payment for dividends, into Senior Exchange Notes, subject to the conditions set forth in the next succeeding paragraph.

    In order to effectuate such exchange, the Issuer shall send a written notice of exchange by mail to each holder of record of Senior Preferred Stock, which notice shall state: (i) that the Issuer is exchanging the Senior Preferred Stock into Senior Exchange Notes pursuant to the Certificate of Designation, and (ii) the date fixed for exchange (the "Exchange Date"), which date shall not, subject to compliance with applicable laws, be less than 10 days nor more than 60 days following the date on which such notice is mailed (except as provided in the last sentence of this paragraph). On the Exchange Date, if the conditions set forth in clauses (A) through (E) below are satisfied, the Issuer shall issue Senior Exchange Notes in exchange for the Senior Preferred Stock as provided in the next paragraph, provided that on the Exchange Date: (A) there shall be legally available funds sufficient therefor (including, without limitation, legally available funds sufficient therefor under Nevada law); (B) a registration statement relating to the Senior Exchange Notes shall have been declared effective under the Securities Act prior to such exchange and shall continue to be effective on the Exchange Date or the Issuer shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Senior Exchange Notes pursuant to such exchange made in accordance with such exemption, each holder of an Exchange Note that is not an Affiliate of the Issuer will not be subject to any restrictions imposed by the Securities Act upon the resale of such Senior Exchange Notes, and such exemption is relied upon by the Issuer for such exchange; (C) the Exchange Indenture and the trustee thereunder shall have been qualified under the TIA; (D) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture; and
(E) the Issuer shall have delivered to the Trustee under the Exchange Indenture a written opinion of counsel, dated the Exchange Date, regarding the satisfaction of the conditions set forth in clauses (A), (B), and (C). In the event that: (i) the issuance of the Senior Exchange Notes is not permitted on the Exchange Date or (ii) any of the conditions set forth in clauses (A) through
(E) of the preceding sentence are not satisfied on the Exchange Date, the Issuer shall use commercially reasonable efforts to satisfy such conditions and effect such exchange as soon as practicable thereafter.

    Upon any exchange pursuant to the preceding paragraph, the holders of outstanding shares of Senior Preferred Stock will be entitled to receive a principal amount of Senior Exchange Notes for shares of Senior Preferred Stock, the liquidation preference of which, plus the amount of accumulated and unpaid dividends related thereto (including a prorated dividend for the period from the immediately preceding dividend payment due to the Exchange Date) equals such principal amount; provided that the Issuer at its option may pay cash for any or all accrued and unpaid dividends in lieu of issuing Senior Exchange Notes in respect of such dividends. The Senior Exchange Notes will be issued in registered form, without coupons. Senior Exchange Notes issued in exchange for Senior Preferred Stock will be in principal amounts of $1,000 and integral multiples thereof to the extent practicable, and will also be issued in principal amounts less than $1,000 so that each holder of Senior Preferred Stock will receive certificates representing the entire principal amount of Senior Exchange Notes to which its shares of Senior Preferred Stock entitle it, provided that the Issuer may, at the sole option of the Board of Directors, pay cash in lieu of issuing an Exchange Note in a principal amount less than $1,000. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Senior Preferred Stock, and all rights of the holders of Senior Preferred Stock (except the right to receive the Senior Exchange Notes, an amount in cash, to the extent applicable, equal to the accrued and unpaid dividends to the Exchange Date, and, if the Issuer so elects, cash in lieu of any Exchange Note which is in an amount that is not an integral multiple of $1,000) will terminate; holders of Senior Preferred Stock will be required to surrender their certificates, if any, for cancellation immediately prior to the receipt of Senior Exchange Notes. The person entitled to receive the Exchange
Note issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Note.

    The Issuer will comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

                      DESCRIPTION OF SENIOR EXCHANGE NOTES

    The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is qualified in its entirety by reference to the Exchange Indenture.

GENERAL

    The Senior Exchange Notes will, if and when issued, be issued pursuant to an indenture among the Issuer and a trustee selected by the Issuer (the "Trustee"). The terms of the Senior Exchange Notes include those stated in the Exchange Indenture and those made part of the Exchange Indenture by the TIA. The Senior Exchange Notes are subject to all such terms, and Holders are referred to the Exchange Indenture and the TIA for a statement thereof.

    The Senior Exchange Notes will rank PARI PASSU in right of payment with all senior indebtedness of the Issuer. Although the Senior Exchange Notes would be titled "Senior": (i) the Issuer has not issued, and does not have any plans to issue, any indebtedness to which the Senior Exchange Notes would be senior; and
(ii) the Senior Exchange Notes will be effectively subordinated to all liabilities of the Issuer's Subsidiaries, including liabilities to general creditors (except to the extent that any subsidiary of the Issuer may guarantee the Senior Exchange Notes). Holders of the Senior Exchange Notes will not be permitted to exercise any remedies (other than to pursue a claim in bankruptcy) against the Issuer prior to the date on which the 1997 Notes and the 1996 Notes have been paid in full or have otherwise matured. See "Limitation on Suits."

PRINCIPAL, MATURITY AND INTEREST

    The Senior Exchange Notes will mature on July 1, 2004. The Senior Exchange Notes will accrue interest at 12 1/8% per annum from the Exchange Date or from the most recent interest payment date to which interest has been paid or duly provided for. Interest will be payable semiannually on April 1, and October 1 of each year beginning on the first such date to occur after the Exchange Date, to the holders of record on the immediately preceding March 15 and September 15, respectively. Interest on the Senior Exchange Notes may, at the option of the Issuer, be paid in cash or by issuing additional Senior Exchange Notes in an aggregate principal amount equal to the amount of such interest. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal to the rate borne by the Senior Exchange Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The Senior Exchange Notes will be payable both as to principal and interest at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the holders of the Senior Exchange Notes at their respective addresses set forth in the register of holders of Senior Exchange Notes. Until otherwise designated by the Issuer, the Issuer's office or agency will be the office of the Trustee maintained for such purpose.

OPTIONAL REDEMPTION

    Except as provided in the next paragraph, the Issuer shall not have the option to redeem the Senior Exchange Notes prior to July 1, 2000. Thereafter, the Issuer shall have the option to redeem the Senior Exchange Notes, in cash, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on July 1 of the years indicated below:

YEAR                                                                               PERCENTAGE
2000............................................................................     106.0625%
2001............................................................................     104.0417%
2002............................................................................     102.0208%
Thereafter......................................................................     100.0000%

    Notwithstanding the foregoing, at any time prior to July 1, 2000, the Issuer may redeem Senior Exchange Notes at a redemption price, payable in cash, equal to 112.125% of the principal amount thereof on the repurchase date, plus an amount equal to accrued and unpaid interest thereon to the repurchase date, with the net proceeds of one public or private sale of Equity Interests (other than Disqualified Stock) of the Issuer or any of its Subsidiaries (other than proceeds from a sale to the Issuer or any of its Subsidiaries); provided that
(a) at least two-thirds in aggregate principal amount of the Senior Exchange Notes originally issued remain outstanding immediately after the occurrence of such redemption; and (b) such redemption occurs within 120 days of the date of the closing of any such sale.

SELECTION AND NOTICE

    If less than all of the Senior Exchange Notes are to be redeemed at any time, the selection of Senior Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Exchange Notes are listed, or if the Senior Exchange Notes are not so listed on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate, provided that no Senior Exchange Notes with a principal amount of $1,000 or less shall be redeemed in part. In the event of partial redemption by lot, the particular Senior Exchange Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Senior Exchange Notes not previously called for redemption.

    The Trustee shall promptly notify the Issuer in writing of the Senior Exchange Notes selected for redemption and, in the case of any Exchange Note selected for partial redemption, the principal amount thereof to be redeemed. Senior Exchange Notes and portions of them selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Senior Exchange Notes of a Holder are to be redeemed, the entire outstanding amount of Senior Exchange Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.

OFFER TO PURCHASE UPON CHANGE OF CONTROL OR ORBITAL EVENT

    The provisions of the Exchange Indenture relating to a Change of Control Offer upon a Change of Control will be substantially the same as the provisions of the Certificate of Designation relating to such matters. In addition, upon the occurrence of an Orbital Event, the Issuer will make an offer to repurchase one-half of all outstanding Senior Exchange Notes at a purchase price of 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of purchase. In either of the foregoing circumstances, the Issuer will be entitled to defer any such offer to repurchase until such time as both the 1996 and the 1997 Notes have been paid in full or have otherwise matured.

    The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Exchange Notes in connection with an Offer to Purchase.

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SIGNIFICANT TRANSACTIONS

    The Issuer or any of its Subsidiaries may enter into a transaction or series of transactions (a "Significant Transaction") with another entity (a "Strategic Partner"), notwithstanding the fact that such Significant Transaction would otherwise be prohibited under the terms of the Exchange Indenture, in which the Issuer or any such Subsidiary: (i) sells, leases, conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction) to such Strategic Partner or (ii) makes an Investment in or receives an Investment from such Strategic Partner; provided that:

    (i) the Issuer or such Subsidiary receives fair market value for any property or assets (including capital stock) transferred in such Significant Transaction in the opinion of a majority of the Board of Directors of the Issuer as evidenced by an Officers' Certificate delivered to the Trustee and an investment banking firm of national standing selected by the Issuer; and

    (ii) prior to the consummation of such Significant Transaction, the Issuer makes an offer (a "Special Offer to Purchase") to each Holder of Senior Exchange Notes to repurchase, within 15 days following the consummation of such Significant Transaction, all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Exchange Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of purchase (in either case, the "Special Offer Payment"); provided that any obligation to make such an offer shall not become effective until such time as the 1997 Notes and the 1996 Notes have been paid in full or have otherwise matured.

    At least 30 days prior to the consummation of such Significant Transaction, the Issuer shall mail a notice to each Holder stating:

(a) that the Special Offer to Purchase is being made pursuant to the covenant entitled "Significant Transactions";

(b) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days after the date such notice is mailed (the "Special Offer Payment Date");

(c) that any Senior Exchange Notes tendered will only be repurchased in the event that such Significant Transaction is consummated;

(d) that any Senior Exchange Notes not tendered or not repurchased will continue to accrue interest in accordance with the terms of the Exchange Indenture;

(e) that, if such Significant Transaction is consummated, unless the Issuer defaults in the payment of the Special Offer Payment, all Senior Exchange Notes accepted for payment pursuant to the Special Offer to Purchase shall cease to accrue interest after the Special Offer Payment Date;

(f) that Holders electing to have any Senior Exchange Notes purchased pursuant to an Offer to Purchase will be required to surrender the Senior Exchange Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Exchange Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Special Offer Payment Date;

(g) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Special Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Exchange Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Senior Exchange Notes purchased;

(h) that Holders whose Senior Exchange Notes are being purchased only in part will be issued new Senior Exchange Notes equal in principal amount to the unpurchased portion of the Senior Exchange Notes

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    surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and

(i) a description of such Significant Transaction, as well as any other information material to such Holder's decision to tender Senior Exchange Notes.

    The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Exchange Notes pursuant to a Special Offer to Purchase.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS. The provisions of the Exchange Indenture relating to "Restricted Payments" will be substantially the same as the provisions of the Certificate of Designation.

    INCURRENCE OF INDEBTEDNESS, ISSUANCE OF DISQUALIFIED STOCK AND ISSUANCE OF PREFERRED EQUITY INTERESTS OF SUBSIDIARIES. The provisions of the Exchange Indenture relating to "Incurrence of Indebtedness, Issuance of Disqualified Stock and Issuance of Preferred Equity Interests of Subsidiaries" will be substantially the same as the Certificate of Designation.

    ASSET SALES. The provisions of the Exchange Indenture relating to "Asset Sales" will be substantially the same as the provisions of the Certificate of Designation.

    ACTIVITIES OF THE ISSUER. The provisions of the Exchange Indenture relating to "Activities of the Issuer" will be substantially the same as the Certificate of Designation.

    SUBSIDIARY GUARANTEES. The Exchange Indenture will provide that if DBS Corp or any Guarantor transfers or causes to be transferred, in one or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) having a fair market value (as determined in good faith by the Board of Directors of the Issuer evidenced by a resolution of the Board of Directors of the Issuer and set forth in an Officers' Certificate delivered to the Trustee; PROVIDED, HOWEVER that if the fair market value exceeds $10 million, the fair market value shall be determined by an investment banking firm of national standing selected by DBS
Corp) exceeding $500,000 to any Restricted Subsidiary of DBS Corp that is neither a Subsidiary of ESBC nor a Guarantor, the Issuer, to the extent not otherwise precluded by obligations set forth in the 1997 Notes Indenture, 1996 Notes Indenture or the 1994 Notes Indenture, shall, or shall cause the owner of such Subsidiary to: (a) enter into a pledge agreement in order to pledge all of the issued and outstanding Capital Stock of such Subsidiary as security to the Trustee for the benefit of the Holders of the Senior Exchange Notes; and (b) cause such Subsidiary to: (i) execute and deliver to the Trustee a Supplemental Indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally Guarantee all of the Issuer's obligations under the Senior Exchange Notes and execute a notation in form and substance reasonably satisfactory to the Trustee; and (ii) deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee that such pledge agreement and such Supplemental Indenture have been duly authorized, executed and delivered by and are valid and binding obligations of such Subsidiary or such owner, as the case may be; PROVIDED, HOWEVER, that the foregoing provisions shall not apply to transfers of property or assets (other than cash) by DBS Corp or any Guarantor in exchange for cash or Cash Equivalents in an amount equal to the fair market value (as determined in good faith by the Board of Directors of the Issuer evidenced by a resolution of the Board of Directors of the Issuer and set forth in an Officers' Certificate delivered to the Trustee; PROVIDED, HOWEVER, that if the fair market value exceeds $10 million, the fair market value shall be determined by an investment banking firm of national standing selected by the Issuer) of such property or assets.

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    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.  The
provisions of the Exchange Indenture relating to "Dividend and Other Payment Restrictions Affecting Subsidiaries" will be substantially the same as the Certificate of Designation.

    ACCOUNTS RECEIVABLE SUBSIDIARY. The provisions of the Exchange Indenture relating to "Accounts Receivable Subsidiary" will be substantially the same as the Certificate of Designation.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS. The Exchange Indenture will provide that DBS Corp may not consolidate or merge with or into (whether or not DBS Corp is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

    (a) DBS Corp is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than DBS Corp) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (b) the Person formed by or surviving any such consolidation or merger (if other than DBS Corp) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of DBS Corp, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Senior Exchange Notes and the Exchange Indenture;

    (c) immediately after such transaction no Default or Event of Default exists; and

    (d) DBS Corp or the Person formed by or surviving any such consolidation or merger (if other than DBS Corp), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (i) shall have a Consolidated Net Worth immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Consolidated Net Worth of DBS Corp immediately preceding the transaction and (ii) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant entitled "Incurrence of Indebtedness, Issuance of Disqualified Stock and Issuance of Preferred Equity Interests of Subsidiaries."

    Notwithstanding the foregoing, DBS Corp may merge with another Person if:

    (i) DBS Corp is the surviving Person;

    (ii) the consideration issued or paid by DBS Corp in such merger consists solely of Equity Interests (other than Disqualified Stock) of DBS Corp; and

   (iii) immediately after giving effect to such merger, DBS Corp's Indebtedness to Cash Flow Ratio does not exceed DBS Corp's Indebtedness to Cash Flow Ratio immediately prior to such merger.

    The Exchange Indenture will also provide that the Issuer may not consolidate or merge with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

    (a) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (b) the Person formed by or surviving any such consolidation or member or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all

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       the obligations of the Issuer, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the Senior Exchange Notes and the Exchange Indenture;

    (c) immediately after such transaction, no Default or Event of Default exists; and

    (d) the Issuer or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made: (i) will have a Consolidated Net Worth immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Consolidated Net Worth of the Issuer immediately preceding the transaction; and (ii) will have an Indebtedness to Cash Flow Ratio immediately after the transaction that does not exceed the Issuer's Indebtedness to Cash Flow Ratio immediately preceding the transaction.

    PROHIBITION ON STOCK PLEDGE. The provisions of the Exchange Indenture relating to the "Prohibition on Stock Pledge" will be substantially the same as the Certificate of Designation.

    TRANSACTIONS WITH AFFILIATES. The provisions of the Exchange Indenture relating to "Transactions with Affiliates" will be substantially the same as the Certificate of Designation.

    REPORTS. The provisions of the Exchange Indenture relating to "Reports" will be substantially the same as the Certificate of Designation.

    PAYMENTS FOR CONSENTS. The provisions of the Exchange Indenture relating to "Payment of Consents" will be substantially the same as the Certificate of Designation.

    EXCESS PROCEEDS OFFER. The provisions of the Exchange Indenture relating to "Excess Proceeds Offer" will be substantially the same as the Certificate of Designation.

EVENTS OF DEFAULT AND REMEDIES

    The Exchange Indenture will provide that each of the following constitutes an Event of Default (unless the provisions described under "--Significant Transactions" are applicable and DBS Corp or the Issuer complies with such provisions):

    (a) default for 30 days in the payment when due of interest on the Senior Exchange Notes;

    (b) default in payment when due of principal on the Senior Exchange Notes at maturity, upon repurchase, redemption or otherwise;

    (c) failure by the Issuer, DBS Corp or any of their Subsidiaries to comply with the provisions described under "--Offer to Purchase upon Change of Control or Orbital Event" "--Significant Transactions," "--Certain Covenants--Transactions with Affiliates," or "--Certain Covenants-- Asset Sales";

    (d) default under the provisions described under "--Certain Covenants--Restricted Payments" or "--Certain Covenants--Incurrence of Indebtedness, and Issuance of Disqualified Stock and Issuance of Preferred Equity of Subsidiaries" which default remains uncured for 15 days, or the breach of any representation or warranty, or the making of any untrue statement, in any certificate delivered by the Issuer pursuant to the Exchange Indenture;

    (e) failure by the Issuer for 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the Senior Exchange Notes then outstanding to comply with any of its other agreements in the Exchange Indenture or the Senior Exchange Notes;

    (f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or

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
       any of its Subsidiaries other than an Independent Subsidiary (or the payment of which is guaranteed by the Issuer or any of its Subsidiaries other than an Independent Subsidiary), other than any Credit Agreement, which default is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $5 million or more;

    (g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Subsidiaries other than an Independent Subsidiary (or the payment of which is guaranteed by the Issuer or any of its Subsidiaries other than an Independent Subsidiary), other than any Credit Agreement, which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more;

    (h) failure by the Issuer or any of its Subsidiaries (other than an Independent Subsidiary) to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $2.0 million, which judgments are not stayed within 60 days after their entry; and

    (i) certain events of bankruptcy or insolvency with respect to the Issuer or certain of its Subsidiaries (other than an Independent Subsidiary) (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days).

    If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Exchange Notes may declare all the Senior Exchange Notes to be due and payable immediately (plus, in the case of an Event of Default that is the result of an action by the Issuer or any of its Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Senior Exchange Notes contained in the Exchange Indenture or the Senior Exchange Notes, an amount of premium that would have been applicable pursuant to the Senior Exchange Notes or as set forth in the Exchange Indenture). Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to the Issuer or any of its Subsidiaries described in (i) above, all outstanding Senior Exchange Notes will become due and payable without further action or notice. Holders of the Senior Exchange Notes may not enforce the Exchange Indenture or the Senior Exchange Notes except as provided in the Exchange Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Senior Exchange Notes may direct the Trustee in its exercise of any trust or power. See "Limitation on Suits and Exercise of Remedies." The Trustee may withhold from holders of the Senior Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

    The holders of a majority in aggregate principal amount of the Senior Exchange Notes then outstanding, by notice to the Trustee, may on behalf of the holders of all of the Senior Exchange Notes waive any existing Default or Event of Default and its consequences under the Exchange Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of the Senior Exchange Notes.

    The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Exchange Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

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    All powers of the Trustee will be subject to applicable provisions of the
Communications Act, including without limitation, the requirements of prior approval for transfer of control or assignment of Title III licenses.

    WAIVER OF PAST DEFAULTS. Holders of not less than a majority in aggregate principal amount of Senior Exchange Notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the Senior Exchange Notes waive an existing Default or Event of Default and its consequences under the Exchange Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Senior Exchange Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Exchange Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

    CONTROL BY MAJORITY. Holders of a majority in principal amount of the then outstanding Senior Exchange Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with the law or the Exchange Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Senior Exchange Notes or that may involve the Trustee in personal liability.

    LIMITATION ON SUITS AND EXERCISE OF REMEDIES. A Holder of a Senior Exchange Note may pursue a remedy with respect to the Exchange Indenture or the Senior Exchange Shares only if:

    (a) the Holder of a Senior Exchange Note gives to the Trustee written notice of a continuing Event of Default;

    (b) the Holders of at least 25% in principal amount of the then outstanding Senior Exchange Notes make a written request to the Trustee to pursue the remedy;

    (c) such Holder of a Senior Exchange Note or Holders of Senior Exchange Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

    (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

    (e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Senior Exchange Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Senior Exchange Note may not use the Exchange Indenture to prejudice the rights of another Holder of an Exchange Note or to obtain a preference or priority over another Holder of a Senior Exchange Note.

    Notwithstanding the foregoing or anything else to the contrary in the Exchange Indenture, neither the Trustee nor any Holder may seek any remedy (other than pursuit of a claim in bankruptcy) against the Issuer, including any acceleration of the maturity thereof, until both the 1997 Notes and the 1996 Notes have been paid in full or have otherwise matured.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND
  STOCKHOLDERS.

    No director, officer, employee, incorporator or stockholder of the Issuer, DBS Corp or any of their Affiliates, as such, shall have any liability for any obligations of the Issuer, DBS Corp and any of their Affiliates under the Senior Exchange Notes or the Exchange Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Senior Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Exchange Notes. Such waiver may not be effective to waive

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liabilities under the federal securities laws and it is the view of the
Commission that such waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Issuer may, at its option and at any time, elect to have all obligations discharged with respect to the outstanding Senior Exchange Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Exchange Notes, except for: (a) the rights of holders of outstanding Senior Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Exchange Notes when such payments are due, or on the redemption date, as the case may be; (b) the Issuer's obligations with respect to the Senior Exchange Notes concerning issuing temporary Senior Exchange Notes, registration of Senior Exchange Notes, mutilated, destroyed, lost or stolen Senior Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (c) the rights, powers, trust, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith; and (d) the Legal Defeasance provisions of the Exchange Indenture. In addition, the Issuer may, at its option and at any time, elect to have all obligations released with respect to certain covenants that are described in the Exchange Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Senior Exchange Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance: (i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Exchange Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Senior Exchange Notes on the stated maturity or on the applicable optional redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the U.S. reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Exchange Indenture, there has been a change in the applicable Federal income tax law, in each case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of such Senior Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance, and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to such Trustee confirming that the holders of such Senior Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Exchange Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; (vi) the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of such Senior Exchange Notes over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others; and (vii) the Issuer shall have delivered to the Trustee an Officers' Certificate

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stating that all conditions precedent provided for or relating to the Legal
Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next paragraph, the Exchange Indenture and the Senior Exchange Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Exchange Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Exchange Notes), and any existing default or compliance with any provision of the Exchange Indenture or the Senior Exchange Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Senior Exchange Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Exchange Notes).

    Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Exchange Note held by a non-consenting holder):

    (a) reduce the aggregate principal amount of Senior Exchange Notes whose holders must consent to an amendment, supplement or waiver;

    (b) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Senior Exchange Notes;

    (c) reduce the rate of or change the time for payment of interest on any Senior Exchange Notes;

    (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Exchange Notes (except a rescission of acceleration of the Senior Exchange Notes by the holders of at least a majority in aggregate principal amount of the Senior Exchange Notes and a waiver of the payment default that resulted from such acceleration);

    (e) make any Exchange Note payable in money other than that stated in the Senior Exchange Notes;

    (f) make any change in the provisions of the Exchange Indenture relating to waivers of past Defaults or the rights of holders of Senior Exchange Notes to receive payments of principal of or interest on the Senior Exchange Notes;

    (g) waive a redemption payment with respect to any Exchange Note; or

    (h) make any change in the foregoing amendment and waiver provisions.

In addition, without the consent of at least 66 2/3% of the Senior Exchange Notes then outstanding, an amendment or a waiver may not make any change to the covenants in the Exchange Indenture entitled "Offer to Purchase upon Change of Control or Orbital Event," "Asset Sales" and "Excess Proceeds Offer" (including, in each case, the related definitions).

    Notwithstanding the foregoing, without the consent of any holder of Senior Exchange Notes, the Issuer and the Trustee may amend or supplement the Exchange Indenture and the Senior Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Exchange Notes in addition to or in place of certificated Senior Exchange Notes, to provide for the assumption of the Issuer's obligations to holders of the Senior Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Senior Exchange Notes or that does not adversely affect the legal rights under the Exchange Indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Exchange Indenture under the TIA.

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CONCERNING THE TRUSTEE

    The Exchange Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuer; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

    The holders of a majority in principal amount of the then outstanding Senior Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Exchange Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that: (i) this sentence shall not limit the preceding sentence of this paragraph; (ii) the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request of any holder of Senior Exchange Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

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                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of the principal United States federal income tax consequences of the purchase, ownership, exchange and disposition of the Senior Preferred Stock and the Senior Exchange Notes, and does not purport to be a complete analysis of all of the potential tax effects of such purchase, ownership, exchange or disposition. This summary deals only with Senior Preferred Stock and Senior Exchange Notes held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") by U.S. Holders (as defined below). It does not address all aspects of the U.S. federal income tax consequences of purchasing, owning, exchanging or disposing of the Senior Preferred Stock or the Senior Exchange Notes that may be relevant to a particular investor in the context of such investor's individual investment circumstances or to investors in special situations, such as life insurance companies, financial institutions, tax-exempt organizations, dealers in securities and currencies, persons holding Senior Preferred Stock or Senior Exchange Notes as a part of a hedging or conversion transaction or a straddle, U.S. Holders whose "functional currency" is not the U.S. dollar or Non-U.S. Holders (as defined). This summary also does not discuss tax consequences under state, local, or foreign tax laws. Persons considering the purchase of the Senior Preferred Stock should consult their own tax advisors concerning the application of and the potential changes in United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situation. Furthermore, the discussion below is based upon the provisions of the Code and existing and proposed Treasury regulations, administrative rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

    As used herein, a "U.S. Holder" means a beneficial owner that is a citizen or resident of the United States, a corporation, partnership or other entity used for the conduct of business, created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source or a trust over which a court within the United States is able to exercise primary supervision or as to which one or more United States fiduciaries have the authority to control all substantial decisions. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the United States for certain purposes by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

    ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, EXCHANGE AND DISPOSITION OF THE SENIOR PREFERRED STOCK OR THE SENIOR EXCHANGE NOTES.

DISTRIBUTIONS ON THE SENIOR PREFERRED STOCK

    Distributions of cash or, under Section 305(b)(4) of the Code, of additional shares of Senior Preferred Stock on the Senior Preferred Stock will be treated as dividends taxable as ordinary income to U.S. Holders to the extent of EchoStar's current and accumulated earnings and profits as determined under U.S. federal income tax principles. The amount of a distribution of additional shares of Senior Preferred Stock will equal the fair market value of the shares of Senior Preferred Stock distributed as of the date of such distribution. To the extent that the amount of a distribution on the Senior Preferred Stock exceeds EchoStar's current and accumulated earnings and profits, such distributions will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of such Senior Preferred Stock in the hands of each U.S. Holder (but not below zero), thus increasing the amount of any gain (or

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reducing the amount of any loss) which would otherwise be recognized by such
U.S. Holder upon the sale or other taxable disposition of such Senior Preferred Stock. The amount of any such distribution which exceeds the adjusted tax basis of the Senior Preferred Stock in the hands of the U.S. Holder will be treated as capital gain and will be either long-term, mid-term or short-term capital gain depending on the U.S. Holder's holding period for the Senior Preferred Stock. The initial tax basis of additional Senior Preferred Stock in the hands of a holder who received such additional Senior Preferred Stock as a distribution on Senior Preferred Stock will equal the fair market value of such additional Senior Preferred Stock at the time of distribution.

    EchoStar presently does not have any current or accumulated earnings and profits as determined under United States federal income tax principles and it is unlikely to have current or accumulated earnings and profits in the foreseeable future. As a result, until such time as EchoStar does have earnings and profits, distributions of cash and additional Senior Preferred Stock on the Senior Preferred Stock will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis (but not below zero) in the hands of each holder of the shares of Senior Preferred Stock on which such distribution is made, thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by such holder upon the sale or other disposition of such shares of Senior Preferred Stock. In the case of distributions of additional Senior Preferred Stock, such basis reduction should be offset on an overall standpoint by a corresponding amount of tax basis for a holder in the additional Senior Preferred Stock. Further, until such time, distributions with respect to the Senior Preferred Stock will not be treated as dividends for United States federal income tax purposes and, thus, will not qualify for any dividends received deduction generally available to U.S. corporate holders as described below. U.S. Holders would recognize gain to the extent that any distribution was to exceed current or accumulated earnings and profits and basis in the Senior Preferred Stock.

    Under Section 243 of the Code, corporate U.S. Holders generally will be able to deduct 70% of the amount of any distribution qualifying as a dividend. There are, however, many exceptions and restrictions relating to the availability of such dividends-received deduction. Section 246A of the Code reduces the dividends-received deduction allowed to a corporate U.S. Holder that has indebtedness "directly attributable" to its investment in portfolio stock.
Section 246(c) of the Code requires that, in order to be eligible for the dividends-received deduction, a corporate U.S. Holder generally must hold the shares of Senior Preferred Stock for a 91-day minimum holding period or a 181-day holding period in certain circumstances. A taxpayer's holding period for these purposes is suspended during any period in which a U.S. Holder has certain options or contractual obligations with respect to substantially identical stock or holds one or more other positions with respect to substantially identical stock that diminishes the risk of loss from holding the Senior Preferred Stock.

    Under Section 1059 of the Code, a corporate U.S. Holder is required to reduce its tax basis (but not below zero) in the Senior Preferred Stock by the non-taxed portion of any "extraordinary dividend" if such stock has not been held for more than two years before the earliest of the date such dividend is declared, announced or agreed to. Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction provisions of Section 243 of the Code. An extraordinary dividend on the Senior Preferred Stock generally would be a dividend that (i) equals or exceeds 5% of the corporate U.S. Holder's adjusted tax basis in the Senior Preferred Stock, generally treating all dividends received by the U.S. Holder and having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the corporate U.S. Holder's adjusted tax basis in such Senior Preferred Stock, generally treating all dividends received by the U.S. Holder and having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Senior Preferred Stock is an extraordinary dividend, a corporate U.S. Holder may elect to substitute the fair market value of the Senior Preferred Stock for such U.S. Holders' tax basis for purposes of applying these tests, provided such fair market value is established to the satisfaction of the Secretary of Treasury (the "Secretary") as of the day before the ex-dividend date. An extraordinary dividend also includes any amount treated as a

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dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the redeeming corporation, regardless of the stockholder's holding period and regardless of the size of the dividend. If any part of the non-taxed portion of an extraordinary dividend is not applied to reduce the corporate U.S. Holder's tax basis as a result of the limitation on reducing such basis below zero, such part will be treated as gain in the taxable year in which the extraordinary dividend is received. CORPORATE U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION TO
SECTION 1059 TO THEIR PURCHASE, OWNERSHIP, EXCHANGE AND DISPOSITION OF THE SENIOR PREFERRED STOCK.

    A corporate U.S. Holder's liability for alternative minimum tax may be affected by the portion of the dividends received which such corporate U.S. Holder deducts in computing taxable income. This results from the fact that corporate stockholders are required to increase alternative minimum taxable income by 75% of the excess of the current earnings and profits (with certain adjustments) over alternative minimum taxable income (determined without regard to earnings and profit adjustments or the alternative tax net operating loss deduction).

REDEMPTION PREMIUM

    Under Section 305 of the Code and the applicable Treasury regulations thereunder, if the redemption price of Senior Preferred Stock exceeds its issue price, the difference ("redemption premium") may be taxable as a constructive distribution of additional Senior Preferred Stock to the U.S. Holder (treated as a dividend to the extent of EchoStar's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over a certain period.

    Because the Senior Preferred Stock provides for optional rights of redemption by EchoStar at prices in excess of the issue price, U.S. Holders could be required to recognize such redemption premium under a constant yield method similar to that described below for accruing OID (see "--Interest and OID on the Senior Exchange Notes--Original Issue Discount") if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances. Applicable Treasury regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if (i) the issuer and the holder are not related within the meaning of the Treasury regulations; (ii) there are no plans, arrangements or agreements that effectively require or are intended to compel the issuer to redeem the stock (disregarding, for this purpose, a separate mandatory redemption); and
(iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under the Treasury regulations. Further, the Treasury regulations provide that such redemption premium is not taxable as a constructive distribution if it is solely in the nature of a penalty for premature redemption. A redemption premium is solely in the nature of a penalty for premature redemption if it is paid as a result of changes in economic or market conditions over which neither the issuer nor the holder has control. Regardless of whether the optional redemption is more likely than not to occur, or whether the redemption premium is solely in the nature of a penalty for premature redemption, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount. Based on the Treasury regulations, EchoStar intends to take the position that the existence of EchoStar's optional redemption rights do not result in a constructive distribution to the U.S. Holders.

    Further, because the Senior Preferred Stock provides for an optional right of the U.S. Holders to require EchoStar to acquire the Senior Preferred Stock at a price equal to 101% of the liquidation value upon a Change in Control, U.S. Holders could be required to recognize such redemption premium under the constant yield method discussed above unless, very generally, the likelihood of redemption is remote. Here, too, regardless of whether the likelihood of redemption is remote, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount of 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity. EchoStar intends to

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take the position that the existence of U.S. Holders' optional redemption right does not result in a constructive distribution to the Holders.

    Moreover, the Senior Preferred Stock provides for a mandatory redemption at a redemption price equal to the liquidation value of the Senior Preferred Stock, plus accrued and unpaid dividends. If at the time of issuance of Senior Preferred Stock, there is no intention for dividends to be paid currently, the IRS may treat the payment of such dividends on redemption as disguised redemption premium subject to the constant yield rules discussed above. Dividends on the Senior Preferred Stock are payable in cash or in additional shares of Senior Preferred Stock. EchoStar intends to pay all such dividends currently. Thus, while the appropriate treatment of unpaid cumulative dividends has not yet been addressed in Treasury regulations and no assurance can be given as to the outcome of such guidance, EchoStar intends to take the position that the terms of the mandatory redemption should not result in a constructive distribution to the U.S. Holders.

    Finally, in the event that additional Senior Preferred Stock is distributed on the Senior Preferred Stock and such additional Senior Preferred Stock has a fair market value at the time of distribution that is less than its redemption price, such additional Senior Preferred Stock would have a redemption premium that may be taxable as a constructive distribution of additional stock to a U.S. Holder (treated as a dividend to the extent of EchoStar's current and accumulated earnings and profits) under the constant yield method over the term of such additional Senior Preferred Stock. In such case, shares of additional Senior Preferred Stock may not be fungible with other shares of Senior Preferred Stock because income could accrue in different amounts.

REDEMPTION, SALE OR EXCHANGE OF SENIOR PREFERRED STOCK

    EXCHANGE OR DISTRIBUTION CHARACTERIZATION. The sale of the Senior Preferred Stock by a U.S. Holder will be a taxable transaction. Likewise, a redemption of shares of the Senior Preferred Stock for cash or an exchange of the Senior Preferred Stock for Senior Exchange Notes will be a taxable transaction. For U.S. federal income tax purposes, the exchange of the Senior Preferred Stock for Senior Exchange Notes will be treated as if EchoStar made a distribution of the Senior Exchange Notes in redemption of the Senior Preferred Stock. Under Section 302(b) of the Code, such a redemption for cash or the Senior Exchange Notes will be treated as a sale or exchange transaction on which a U.S. Holder generally will recognize capital gain or loss (except to the extent of amounts received on the exchange that are attributable to declared dividends, which will be treated in the same manner as distributions described above) provided that the redemption (i) results in complete termination of the holder's stock interest in EchoStar under Section 302(b)(3) of the Code; (ii) is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2) of the Code or (iii) is not "essentially equivalent to a dividend" under Section 302(b)(1) of the Code because it results in a "meaningful reduction" in a U.S. Holder's stock interest in EchoStar. Whether a redemption will result in a meaningful reduction depends on the particular holder's facts and circumstances. In determining whether any of these results have been met, the holder is deemed, under the constructive ownership rules of Section 302(c) of the Code, to own any shares of EchoStar stock that are owned, or deemed owned, by certain related persons and entities and any shares that such holder, or related person or entity, has the right to acquire by exercise of an option.

    On the other hand, an exchange of the Old Series B Shares for the Exchange shares will be considered to be a "like-kind" exchange pursuant to Section 1035 of the Code and will not be a taxable event to the holder making such an exchange.

    DISTRIBUTION TREATMENT. If the redemption of the Senior Preferred Stock does not result in a complete termination or meaningful reduction and is not substantially disproportionate, the transaction will be treated as a distribution of cash or Senior Exchange Notes, as the case may be. The amount of such distribution will be measured by the amount of cash received by the U.S. Holder or the "issue price," as defined below, of the Senior Exchange Notes received by the U.S. Holder, and such distribution will be

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treated in the same manner as distributions described above. Corporate U.S.
Holders should be aware that to the extent such distribution is treated as a dividend it may be treated as an extraordinary dividend under Section 1059 of the Code. A U.S. Holder's aggregate tax basis in the Senior Exchange Notes will be equal to the issue price of the Senior Exchange Notes received by the U.S. Holder.

    SALE OR EXCHANGE TREATMENT. If a U.S. Holder sells the Senior Preferred Stock, or the redemption of the Senior Preferred Stock results in a complete termination or meaningful reduction or is substantially disproportionate, the gain or loss recognized on such sale or exchange (subject, for corporate U.S. Holders, to the rules of section 1059 of the Code) generally will be equal to the difference between the amount realized by the U.S. Holder and such U.S. Holder's adjusted tax basis in the Senior Preferred Stock surrendered. In the case of a sale or redemption for cash, the amount realized will be the amount of cash received on such sale or redemption. In the case of an exchange of Senior Preferred Stock for Senior Exchange Notes, the amount realized on receipt of the Senior Exchange Notes will be equal to the "issue price" of the Senior Exchange Notes. Thus, the amount realized on the exchange will be equal to the issue price of the Senior Exchange Notes plus any cash received on the exchange (other than amounts received with respect to declared dividends). Generally speaking, if, as of the exchange date, the Senior Exchange Notes or the Senior Preferred Stock are traded on an established securities market on or at any time during the 60-day period ending 30 days after the exchange date, the issue price of an Exchange Note would be equal to the fair market value of the traded instrument as of the exchange date. If neither the Senior Preferred Stock nor the Senior Exchange Notes are so traded, the issue price of an Exchange Note would be the stated principal amount of the Exchange Note provided that the yield on the Exchange Note is equal to or greater than the "applicable federal rate" in effect at the time the Exchange Note is issued. If the yield on the Senior Exchange Notes is less than such applicable federal rate, its issue price under
Section 1274 of the Code would be equal to the present value, as of the issue date, of all payments to be made on the Senior Exchange Notes, discounted at the applicable federal rate. It cannot be determined at the present time whether the Senior Preferred Stock or the Senior Exchange Notes will be, at the relevant time, traded on an established securities market within the meaning of the OID Regulations or whether the yield on the Senior Exchange Notes will equal or exceed the applicable federal rate, as discussed above. However, EchoStar does not expect a public market for the Senior Preferred Stock (or the Senior Exchange Notes) to develop in the foreseeable future. A U.S. Holder's adjusted tax basis in the Senior Preferred Stock surrendered in the redemption will equal the amount paid for such stock plus the fair market value of any distributions of additional Senior Preferred Stock and any amount included in gross income as a constructive distribution of redemption premium, in each case under Section 305 of the Code, as described in "--Distributions on the Senior Preferred Stock" and "--Redemption Premium," and reduced by the amount of any distribution treated as a nontaxable return of capital that reduced the adjusted tax basis of the Senior Preferred Stock, as described in "--Distributions on the Senior Preferred Stock." Such gain or loss will be either long-term, mid-term or short-term capital gain depending on the U.S. Holder's holding period for the Senior Preferred Stock at the time of redemption, sale, exchange or retirement of the Senior Preferred Stock.

    Depending upon a U.S. Holder's particular circumstances, the tax consequences of holding Senior Exchange Notes may be less advantageous than the tax consequences of holding Senior Preferred Stock because, for example, payments of interest on the Senior Exchange Notes will not be eligible for any dividends-received deduction that may be available to corporate U.S. Holders.

INTEREST AND OID ON THE SENIOR EXCHANGE NOTES

    The tax treatment of the Senior Exchange Notes will turn on whether or not they are issued with original issue discount ("OID"). Senior Exchange Notes will not be issued with OID unless, generally, their stated redemption price at maturity, as defined below, exceeds their issue price, as defined above. Senior Exchange Notes issued with OID will be referred to as "OID Notes." PROSPECTIVE INVESTORS ARE

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URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF PURCHASING,
OWNING AND DISPOSING OF SENIOR EXCHANGE NOTES.

    STATED INTEREST. Payments of interest on a debt instrument generally will be includible in a U.S. Holder's income as ordinary income under the holder's method of accounting for U.S. federal income tax purposes. However, Senior Exchange Notes (including Senior Exchange Notes issued in exchange for Senior Preferred Stock) likely will be treated as issued with OID, and stated interest on such Senior Exchange Notes would not be treated as interest for U.S. federal income tax purposes, but instead will be subject to the OID rules described below. If Senior Exchange Notes were not issued with OID, then interest on such Senior Exchange Notes generally would be includible in a U.S. Holder's income as ordinary income under the U.S. Holder's method of accounting.

    ORIGINAL ISSUE DISCOUNT. U.S. Holders of OID Notes will be subject to special tax accounting rules, as described in greater detail below. U.S. Holders of OID Notes should be aware that they generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their method of accounting. As a result, U.S. Holders will include OID in income in advance of the receipt of cash attributable to such income. However, U.S. Holders of OID Notes generally will not be required to include separately in income cash payments received on such Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below).

    The amount of OID, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily defined de minimis exception. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest." For this purpose, "qualified stated interest" generally means stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the debt instrument that appropriately takes into account the length of intervals between payments. The "issue price" of a Senior Exchange Note will be determined as described under "--Redemption, Sale or Exchange of Senior Preferred Stock."

    Since EchoStar has the option to pay interest in additional Senior Exchange Notes, the Senior Exchange Notes should be treated as having been issued without qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on such Senior Exchange Notes over the entire term should be included (along with the stated principal) in the stated redemption price at maturity of such Senior Exchange Notes. Any Senior Exchange Notes likely will be treated as OID Notes, and none of the stated interest on such OID Notes will be treated as qualified stated interest. Any OID Notes so issued would be treated as having been issued with OID equal to the excess of their stated redemption price at maturity (which will be equal to the sum of the principal amount plus all payments of stated interest) over their issue price (which will be as described under "--Redemption, Sale or Exchange of Senior Preferred Stock" above). Any additional OID Notes issued in lieu of cash would not be treated as debt instruments separate from the OID Notes upon which they were issued, but instead would be aggregated with such OID Notes for OID purposes.

    If the issue price of the Senior Exchange Notes is at least equal to their principal amount, the yield to maturity of the Senior Exchange Notes, if the option to pay interest with additional Senior Exchange Notes is exercised, will be no less than the yield to maturity would be, if the option is not exercised. Accordingly, for purposes of calculating OID, it would be assumed that EchoStar will not exercise the option because exercise of the option will not minimize the yield. If the option was in fact subsequently exercised and additional Senior Exchange Notes were issued by EchoStar in lieu of cash, such additional Senior Exchange Notes would be aggregated with the Senior Exchange Notes upon which they were issued, and OID would be calculated for the remainder of the term of the Senior Exchange Notes based upon an adjusted issue price which includes the principal amount of the additional Senior Exchange Notes. As a

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result of such exercise, U.S. Holders of Senior Exchange Notes would include OID in income in advance of the receipt of cash, regardless of such U.S. Holders' regular method of accounting.

    If the issue price of Senior Exchange Notes is less than their principal amount, the yield to maturity of the Senior Exchange Notes, if the option to pay interest with additional Senior Exchange Notes is exercised, will be less than the yield to maturity, if the option is not exercised. Accordingly, for purposes of calculating OID, it would be assumed that EchoStar will exercise the option because to do so will minimize the yield. If EchoStar does in fact exercise its option and issues additional Senior Exchange Notes in lieu of cash, U.S. Holders of Senior Exchange Notes will include OID in income in advance of the receipt of cash, regardless of such U.S. Holders' regular method of accounting.

    If EchoStar makes a cash payment instead of exercising its option of issuing additional Senior Exchange Notes, the cash payment made will be treated as a prepayment of the Senior Exchange Notes, partially retiring such Senior Exchange Notes on a pro rata basis on the date of such payment. Such retirement would be a taxable event to a U.S. Holder of the Senior Exchange Notes.

    The amount of OID includible in income by an initial U.S. Holder of an OID
Note is the sum of the "daily portions" of OID with respect to the OID Note for such day during the taxable year or portion of the taxable year in which such U.S. Holder holds such note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to the accrual period. The "accrual period" for an OID Note may be of any length and may vary in length over the term of the OID Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occur on the first day or final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the OID Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the actual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition bond premium, as described below) and reduced by any payments made on such note (other than qualified stated interest) on or before the first day of the accrual period.

    Senior Exchange Notes may be redeemed prior to their stated maturity at the option of EchoStar and at a redemption price in excess of their issue price. For purposes of computing the yield of such instruments, EchoStar will be deemed to exercise or not exercise its option to redeem the OID Notes in a manner that minimizes the yield on the OID Notes. Since it is anticipated that the issue price of the Senior Exchange Notes will equal their stated principal amount and, therefore, the Senior Exchange Notes will be issued with a redemption premium, it is not anticipated that EchoStar's ability to redeem prior to stated maturity would affect the yield of an OID Note.

    U.S. Holders may elect to treat all interest on any Senior Exchange Notes as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the U.S. Holder acquired the Senior Exchange Notes, and may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors about this election.

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MARKET DISCOUNT ON SENIOR EXCHANGE NOTES

    If a U.S. Holder acquires Senior Exchange Notes (other than an OID Note) for an amount less than its stated redemption price at maturity or, in the case of an OID Note, for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on Senior Exchange Notes, or any gain on the sale, exchange, retirement or other disposition of, Senior Exchange Notes as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Senior Exchange Notes at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the Senior Exchange Notes or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Senior Exchange Notes.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Senior Exchange Notes, unless the U.S. Holder elects to accrue on a constant interest method. A U.S. Holder of Senior Exchange Notes may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

    A U.S. Holder that is treated as acquiring Senior Exchange Notes with OID for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Senior Exchange Notes after the purchase date, other than qualified stated interest, will be considered to have purchased such Senior Exchange Notes at an "acquisition premium." Under the acquisition premium rules, the amount of OID, if any, which such U.S. Holder must include in its gross income with respect to such Senior Exchange Notes for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

    If immediately after the time the Senior Preferred Stock is exchanged for Senior Exchange Notes or immediately after the time a subsequent U.S. Holder acquires Senior Exchange Notes, the U.S. Holder's tax basis in any such Senior Exchange Notes exceeds the sum of all amounts payable on the Senior Exchange Notes after the exchange date or purchase date, other than qualified stated interest, such excess may constitute "premium" and such U.S. Holder will not be required to include any OID in income. A U.S. Holder generally may elect to amortize bond premium over the remaining term of the Senior Exchange Notes on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income, including OID, from the Senior Exchange Notes.

    Bond premium on Senior Exchange Notes held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Senior Exchange Notes. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

REDEMPTION, SALE OR EXCHANGE OF SENIOR EXCHANGE NOTES

    Upon the redemption, sale, exchange or retirement of Senior Exchange Notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement (less any accrued qualified stated interest, not previously taken into account, which will be taxable as such) and the adjusted tax basis of the Senior Exchange Notes. The adjusted tax basis of a

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U.S. Holder who received Senior Exchange Notes in exchange for Senior Preferred
Stock will, in general, be equal to the issue price of such Senior Exchange Notes, increased by OID and market discount previously included in income by the U.S. Holder and reduced by any amortized premium and any cash payments on the Senior Exchange Notes other than qualified interest. Such gain or loss will be either long-term, mid-term or short-term capital gain depending on the U.S. Holder's holding period for the Senior Exchange Notes at the time of redemption, sale, exchange or retirement of the Senior Exchange Notes.

APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

    If (x) the term of the OID Notes is more than five years, (y) the yield-to-maturity of the OID Notes, computed as of their issue date, equals or exceeds the sum of (A) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the month in which the OID Notes are issued (the "AFR") and (B) 5% and (z) the OID on such OID Notes is "significant," the OID Notes will be considered applicable high yield debt obligations ("AHYDOs") under Section 163(i) of the Code. OID is significant if the aggregate amount includible in gross income for periods before the close of any accrual period ending more than five years after the issue date exceeds the sum of the aggregate amount of interest to be paid before the close of such accrual period plus the product of the issue price and the yield to maturity. If the OID Notes are AHYDOs, EchoStar would not be allowed to take a deduction for OID accrued on the OID Notes for U.S. federal income tax purposes until such time as EchoStar actually paid such OID in cash or in other property (other than stock or debt of EchoStar or a person deemed to be related to EchoStar under
Section 453(f)(1) of the Code).

    Moreover, if the yield-to-maturity on the OID Notes were to exceed the sum of the AFR and 6% (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for OID accrued on the OID Notes would be permanently disallowed for U.S. federal income tax purposes (regardless of whether EchoStar actually paid such OID in cash or in other property) to the extent such OID is attributable to such Disqualified Yield ("Dividend-Equivalent Interest"). For the purposes of the dividends-received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of EchoStar's current or accumulated earnings and profits.

    Because the amount of OID, if any, attributable to the OID Notes will be determined at the time such OID Notes are issued and the AFR at the time such OID Notes are issued in exchange for Senior Preferred Stock is not predictable, it is impossible to determine at the present time whether an OID Note will be treated as an AHYDOs.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of dividends, principal, interest, OID, and premium and to the proceeds of sales of Senior Exchange Notes, and Senior Preferred Stock made to U.S. Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, the U.S. Holder fails to report in full dividend and interest income and the IRS notifies the payor of such underreporting.

    Any amounts withheld under the backup withholding rules will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS.

CONSEQUENCES TO FOREIGN HOLDERS OF PREFERRED STOCK

    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of the Senior Preferred Stock by a person who is a "Non-U.S. Holder." For this purpose, a "Non-U.S. Holder" means a beneficial owner of the Senior Preferred Stock

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that for United States federal income tax purposes is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the law of the United States or any political subdivision thereof (other than any partnership treated as foreign under U.S. Treasury regulations which may be issued under recently enacted amendments to the Code), (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) in certain circumstances, a former citizen or resident of the United States.

    DIVIDENDS AND INTEREST. Generally, dividends on the Senior Preferred Stock and interest on the Senior Exchange Notes paid to a Non-U.S. Holder are subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or interest payment or such lower rate as may be specified by an applicable tax treaty. To the extent EchoStar elects to make dividend payments in Shares of Senior Preferred Stock or interest payments in Senior Exchange Notes, EchoStar intends to withhold a number of shares of Senior Preferred Stocks or Senior Exchange Notes with a fair market value equal to the withholding tax.

    Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax (provided the Non-U.S. Holder files appropriate documentation, including, under current law, Form 4224, with EchoStar or its agent), but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    In order to claim the benefit of an applicable tax treaty, EchoStar (or its agent) may require a Non-U.S. Holder of Senior Preferred Stock or Senior Exchange Notes to provide EchoStar or its agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of the treaty. In addition, backup withholding, as discussed below, may apply in certain circumstances if applicable certification and other requirements are not met.

    A Non-U.S. Holder of Senior Preferred Stock or Senior Exchange Notes eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

    SALE OR EXCHANGE. A Non-U.S. Holder will not be subject to United States income tax on any gain realized upon the sale or exchange of the Senior Preferred Stock or Senior Exchange Notes if such holder has no connection with the United States other than holding the Preferred Stock or Senior Exchange Notes and in particular (i) such gain is not effectively connected with a trade or business in the United States of the Non-U.S. Holder, and (ii) in the case of a Non-U.S. Holder who is an individual which has a "tax home" (as defined in Section 911(d)(3) of the Code) in the the United States, such Non-U.S. Holder is not present in the United State for 183 days or more in the taxable year of such disposition.

    A Non-U.S. Holder engaged in a trade or business in the United States whose income from the Senior Preferred Stock (including gain from the sale or exchange thereof) is effectively connected with the conduct of such trade or business will generally be subject to regular United States federal income tax on such income in the same manner as if it were a U.S. Person. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

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    FEDERAL ESTATE TAX

    An individual Non-U.S. Holder who is treated as the owner of the Senior Preferred Stock or Senior Exchange Notes at the time of such individual's death or has made certain lifetime transfers of an interest in the Senior Preferred Stock or Senior Exchange Notes will be required to include the value of such Preferred Stock or Senior Exchange Notes in such individual's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable tax treaty provides otherwise.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Under certain circumstances, the Internal Revenue Service requires "information reporting" and "backup withholding" at a rate of 31% with respect to payments of dividends and interest. Non-U.S. Holders generally would be exempt from Internal Revenue Service reporting requirements and United States backup withholding with respect to dividends payable on the Senior Preferred Stock or interest payable in Senior Exchange Notes. A Non-U.S. Holder of Senior Preferred Stock or Senior Exchange Notes that fails to certify its Non-U.S. Holder status in accordance with the requirements of the proposed regulations, would under certain circumstances be subject to United States backup withholding at a rate of 31% on payments of dividends and interest. The application for exemption is available by providing a properly completed Internal Revenue Service Form W-8.

    The payment of the proceeds of the disposition of the Senior Preferred Stock or Senior Exchange Notes by a Non-U.S. Holder to or through the United States office of a broker or through a non-United States branch of a United States broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of Senior Preferred Stock or Senior Exchange Notes to or through a non-United States office of a non-United States broker will not be subject to backup withholding or information reporting unless the non-United States broker has certain United States relationships.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded (or credited against the holder's United States federal income tax liability, if any) provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

    Based on interpretation by the Staff set forth in no-action letters issued to third parties, the Issuer believes that Exchange Shares issued pursuant to the Exchange Offer in exchange for the Old Series B Shares may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an affiliate of the Issuer, (ii) a broker-dealer who acquired Old Series B Shares directly from the Issuer or (iii) a broker-dealer who acquired Old Series B Shares as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Shares are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Shares; provided further that broker-dealers ("Participating Broker-Dealers") receiving Exchange Shares in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Shares. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Series B Shares to the Initial Purchasers) with the prospectus contained in the Registration Statement. Pursuant to the Registration Rights Agreement, the Issuer has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Shares. The Issuer has agreed that, for a period

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of 180 days after the Exchange Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

    Each holder of the Old Series B Shares who wishes to exchange its Old Series B Shares for Exchange Shares in the Exchange Offer will be required to make certain representations to the Issuer as set forth in "The Exchange Offer--Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives Exchange Shares for its own account in exchange for Old Series B Shares that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a Prospectus in connection with any resale by it of such Exchange Shares.

    The Issuer will not receive any proceeds from any sale of Exchange Shares by broker-dealers. Exchange Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Shares. Any broker-dealer that resells Exchange Shares that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Shares may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Issuer has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Shares (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

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                              NOTICE TO INVESTORS

    Because the following instructions will apply to any Old Series B Shares held by holders who do not participate in the Exchange Offer, holders of the Old Series B Shares are advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Old Series B Shares.

    The Old Series B Shares have not been registered under the Securities Act and may not be offered or sold within the United States or to U.S. Persons (as such terms as defined under the Securities Act) except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act. Accordingly, the Old Series B Shares were offered only to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A, and to a limited number of institutional "accredited investors" within the meaning of Rule 501(a)(1), (2), (3) and (7) under the Securities Act.

    Each purchaser of Old Series B Shares purchased in a sale made in reliance on Rule 144A has been deemed to have represented and agreed as follows (terms used in this paragraph that are defined in Rule 144A are used herein as defined therein):

        (1) The purchaser is either (A) a qualified institutional buyer and is aware that the sale to it is being made in reliance on Rule 144A, and such qualified institutional buyer has acquired such Old Series B Shares for its own account or for the account of another qualified institutional buyer or,
    (B) an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an "accredited investor") or, (C) if the Old Series B Shares are to be purchased for one or more accounts ("investor accounts") for which it is acting as fiduciary or agent, each such account is an accredited investor on a like basis.

        (2) The purchaser understands that the Old Series B Shares were offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that the Old Series B Shares have not been registered under the Securities Act and that: (A) the Old Series B Shares may be offered, resold, pledged or otherwise transferred only: (i) to a person who the seller reasonable believes is a qualified institutional buyer in the transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, outside the United States to a foreign person in a transaction meeting the requirement of Rule 904 under the Securities Act or in accordance with another exemption form the registration requirements of the Securities Act (and based upon an Opinion to Counsel if the Issuer so requests); (ii) to the Issuer; or (iii) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction; and (B) the purchaser will, and each subsequent holder is required to, notify any subsequent purchaser from it of the resale restrictions set forth in (A) above.

        (3) The purchaser understands that the certificates evidencing the Old Series B Shares bear, and if not exchanged pursuant to the Exchange Offer will continue to bear, a legend substantially to the following effect unless otherwise agreed by the Issuer and the holder thereof:

        "THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A "QIB"), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(k) (TAKING INTO

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    ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF
    APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY, RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT
    (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND."

        (4) The purchaser acknowledged that none of the Issuer, the Initial Purchasers, or any person representing the Issuer or the Initial Purchasers made any representations to it with respect to the Issuer or the offering or sale of the Old Series B Shares, other than the information contained in the Offering Memorandum dated September 26, 1997, relating to the Old Series B Shares (the "Offering Memorandum"), which was delivered to it and upon which it relied in making its investment decision with respect to the Old Series B Shares. The purchaser had access to such financial and other information concerning the Issuer and the Old Series B Shares as it deemed necessary in connection with its decision to purchase the Old Series B Shares, including an opportunity to ask questions of and request information from the Issuer and the Initial Purchasers.

        (5) The purchaser acknowledged that the Issuer and the Initial Purchasers, and others relied upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that, if any of the foregoing acknowledgements, representations or agreements deemed to have been made by it are no longer accurate, it shall promptly notify the Initial Purchasers. If such purchaser acquired Old Series B Shares as a fiduciary or agent for one or more investor accounts, such purchaser represented that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

    Each purchaser of Old Series B Shares that is an institutional accredited investor executed and delivered a purchaser's letter for the benefit of the Initial Purchasers and the Issuer, substantially in the form included as Appendix A to the Prospectus, whereby such institutional accredited investor (a) agreed to the restrictions on transfer set forth in clause (2) above, (b) confirmed that it: (i) acquired Old Series B Shares having a minimum purchase price of at least $100,000 for its own account and for each separate account for which it is acting; (ii) acquired such Old Series B Shares for its own account or for certain qualified institutional accounts, as specified therein; and (iii) did not acquire the Shares with a view to distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; and (c) acknowledged that the registrar and transfer agent for the Old Series B Shares will not be required to accept for registration of transfer any Old Series B Shares acquired by them, except upon presentation of evidence satisfactory to the Issuer that the restriction on transfer set forth in clause (2) above have been complied with, and that any such Old Series B Shares will be in the form of definitive physical certificates bearing the legend set forth in clause (3) above.

    The Old Series B Shares may not be sold or transferred to, and each purchaser, by its purchase of the Old Series B Shares has been deemed to have represented and covenanted that it did not acquire the Old Series B Shares for or on behalf of, and will not transfer the Old Series B Shares to, any pension or welfare

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plan (as defined in Section 3 of the Employee Retirement Income Security Act of
1974, as amended ("ERISA"), except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:

    (a) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which (i) no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of ten percent (10%) of the total assets in such collective investment fund and (ii) the conditions of Section III of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

    (b) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which (i) at any time while the Senior Preferred Stock is held by the purchaser, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of ten percent (10%) of the total assets in such pooled separate account and (ii) the conditions of Section III of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

    (c) to the extent such purchase is made on behalf of a plan by (i) an investment adviser registered under the Investment Advisors Act of 1940 that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50,000,000 and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, (ii) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year or (iii) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a plan, which insurance company has as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies. In any case, such investment adviser, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Exception 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment adviser, bank or insurance company do not represent more than twenty percent (20%) of the total client assets managed by such investment adviser, bank or insurance company and the conditions of Part I of such exemption are satisfied;

    (d) to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title 1 of ERISA or
       Section 4975 of the Code;

    (e) to the extent such purchase is made by or on behalf of an insurance company with assets in its insurance company general account, and the conditions of Prohibited Transaction Class Exemption 95-60 issued by the Department of Labor are satisfied; or

    (f) to the extent such purchase is made on behalf of a plan by an in-house asset manager and the conditions of Part I of Prohibited Class Exemption 96-23 issued by the Department of Labor are satisfied.

                                 LEGAL MATTERS

    The legality of the Exchange Shares to be exchanged for the outstanding Old Series B Shares will be passed upon for the Issuer by Friedlob Sanderson Raskin Paulson & Tourtillott, LLC (the "Firm"). Mr. Friedlob, a member of the Firm, is also a member of the Board of Directors of EchoStar, and owns options to purchase 6,000 Shares of Class A Common Stock of EchoStar.

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                            INDEPENDENT ACCOUNTANTS

    The audited financial statements of the Issuer included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving such reports.

                             AVAILABLE INFORMATION

    EchoStar is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by EchoStar may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W. Washington D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Class A Common Stock is traded on the Nasdaq National Market and reports and other information herein and therein concerning EchoStar can also be inspected at the Nasdaq National Market Exchange, 1735 K Street, N.W., Washington, D.C. 20546. Such material may also be accessed electronically by means of the Commission's home page on the Internet at HTTP://WWW.SEC.GOV.

    EchoStar has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to EchoStar and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission are incorporated by reference into this Prospectus:

            (i) EchoStar's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996;

            (ii) EchoStar's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997;

           (iii) EchoStar's Current Reports on Form 8-K dated March 3, 1997, April 28, 1997, and September 11, 1997;

            (iv) EchoStar's definitive proxy statement for its annual meeting of shareholders held on September 12, 1997.

    All documents filed by EchoStar pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Common Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

    EchoStar hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Investor Relations, EchoStar Communications Corporation, 90 Inverness Circle East, Englewood, Colorado 80112, telephone number (303) 799-8222.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                      ECHOSTAR COMMUNICATIONS CORPORATION

Consolidated Financial Statements:
  Report of Independent Public Accountants............................................        F-2
  Consolidated Balance Sheets at December 31, 1995 and 1996 and June 30, 1997.........        F-3
  Consolidated Statements of Operations for the years ended December 31, 1994, 1995
    and 1996, and the six months ended June 30, 1996 and 1997.........................        F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
    December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997..........        F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995
    and 1996, and the six months ended June 30, 1996 and 1997.........................        F-6
  Notes to Consolidated Financial Statements..........................................        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To EchoStar Communications Corporation:

    We have audited the accompanying consolidated balance sheets of EchoStar Communications Corporation (a Nevada corporation) and subsidiaries, as described in Note 1, as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EchoStar Communications Corporation and subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Denver, Colorado,

March 14, 1997.

                      ECHOSTAR COMMUNICATIONS CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                    DECEMBER 31,
                                                                                --------------------   JUNE 30,
                                                                                  1995       1996        1997
                                                                                ---------  ---------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents...................................................  $  21,754  $  39,231   $ 182,852
  Marketable investment securities............................................     15,670     18,807       4,952
  Trade accounts receivable, net of allowance for uncollectible accounts of
    $1,106, $1,494 and $1,642, respectively...................................      9,179     13,516      29,475
  Inventories.................................................................     38,769     72,767      63,043
  Income tax refund receivable................................................      3,554      4,830         145
  Deferred tax assets.........................................................      1,779          -           -
  Subscriber acquisition costs, net...........................................          -     68,129      68,584
  Other current assets........................................................     13,037     18,356      10,177
                                                                                ---------  ---------  -----------
Total current assets..........................................................    103,742    235,636     359,228
Restricted Cash and Marketable Investment Securities:
  1994 Notes escrow...........................................................     73,291          -           -
  1996 Notes escrow...........................................................          -     47,491           -
  Satellite Escrow............................................................          -          -     112,086
  Interest Escrow.............................................................          -          -     109,084
  Other.......................................................................     26,400     31,800       8,445
                                                                                ---------  ---------  -----------
Total restricted cash and marketable investment securities....................     99,691     79,291     229,615
Property and equipment, net...................................................    354,000    590,621     728,237
FCC authorizations, net.......................................................     11,309     72,667      94,386
Deferred tax assets...........................................................     12,109     79,339      79,339
Other noncurrent assets.......................................................     42,240     83,826      43,675
                                                                                ---------  ---------  -----------
    Total assets..............................................................  $ 623,091  $1,141,380  $1,534,480
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Trade accounts payable......................................................  $  19,063  $  40,819   $  49,752
  Deferred revenue--DISH Network subscriber promotions........................          -     97,959     117,121
  Deferred programming revenue -- DISH Network................................          -      4,407       5,269
  Deferred programming revenue--C-band........................................        584        734         588
  Accrued expenses and other current liabilities..............................     26,314     30,495      78,186
  Deferred tax liabilities....................................................          -     12,563      12,198
  Current portion of long-term obligations....................................      4,782     11,334      12,332
                                                                                ---------  ---------  -----------
Total current liabilities.....................................................     50,743    198,311     275,446
Long-term obligations, net of current portion:
  Long-term deferred signal carriage revenue..................................          -      5,949       7,366
  1994 Notes..................................................................    382,218    437,127     467,210
  1996 Notes..................................................................          -    386,165     411,256
  1997 Notes..................................................................          -          -     375,000
  Mortgage and other notes payable, excluding current portion.................     33,444     51,428      45,379
  Other long-term obligations.................................................          -      1,203       5,691
                                                                                ---------  ---------  -----------
Total long-term obligations, net of current portion...........................    415,662    881,872   1,311,902
                                                                                ---------  ---------  -----------
    Total liabilities.........................................................    466,405  1,080,183   1,587,348
Commitments and Contingencies (Note 11)
Stockholders' Equity (Deficit) (Notes 2 and 9):
  Preferred Stock, 20,000,000 shares authorized, 1,616,681 shares of 8% Series
    A Cumulative Preferred Stock issued and outstanding, including accrued
    dividends of $2,143, $3,347 and $3,949, respectively......................     17,195     18,399      19,001
  Class A Common Stock, $.01 par value, 200,000,000 shares authorized,
    10,535,003, 11,115,582 and 11,821,513 shares issued and outstanding,
    respectively..............................................................        105        111         118
  Class B Common Stock, $.01 par value, 100,000,000 shares authorized,
    29,804,401 shares issued and outstanding..................................        298        298         298
  Class C Common Stock, $.01 par value, 100,000,000 shares authorized, none
    outstanding...............................................................          -          -           -
  Common Stock Warrants.......................................................        714         16          11
  Additional paid-in capital..................................................    151,674    158,113     170,701
  Unrealized holding gains (losses) on available-for-sale securities, net of
    deferred taxes............................................................        239        (11)        (11)
  Accumulated deficit.........................................................    (13,539)  (115,729)   (242,986)
                                                                                ---------  ---------  -----------
Total stockholders' equity (deficit)..........................................    156,686     61,197     (52,868)
                                                                                ---------  ---------  -----------
    Total liabilities and stockholders' equity (deficit)......................  $ 623,091  $1,141,380  $1,534,480
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------

          See accompanying Notes to Consolidated Financial Statements.

                      ECHOSTAR COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,               JUNE 30,
                                                     -----------------------------------  -----------------------
                                                        1994        1995        1996         1996        1997
                                                     ----------  ----------  -----------  ----------  -----------

                                                                                                (UNAUDITED)
REVENUE:
  DTH products and technical services..............  $  172,753  $  146,910  $   135,812  $   97,199  $    33,649
  DISH Network promotions -- subscription
    television services and products...............          --          --       22,746          --       76,251
  DISH Network subscription television services....          --          --       37,898       6,046       57,588
  C-band programming...............................      14,540      15,232       11,921       6,643        4,079
  Loan origination and participation income........       3,690       1,748        3,034       5,103        1,278
                                                     ----------  ----------  -----------  ----------  -----------
Total revenue......................................     190,983     163,890      211,411     114,991      172,845

EXPENSES:
  DTH products and technical services..............     133,635     116,758      123,790      90,278       27,718
  DISH Network programming.........................          --          --       19,079       1,769       45,259
  C-band programming...............................      11,670      13,520       10,510       6,058        3,308
  Selling, general and administrative..............      30,219      38,525       90,372      29,816       66,389
  Subscriber promotion subsidies...................          --          --       33,591          --       31,013
  Amortization of subscriber acquisition costs.....          --          --       15,991          92       61,418
  Depreciation and amortization....................       2,243       3,114       27,423       9,664       25,357
                                                     ----------  ----------  -----------  ----------  -----------
Total expenses.....................................     177,767     171,917      320,756     137,677      260,462
                                                     ----------  ----------  -----------  ----------  -----------
Operating income (loss)............................      13,216      (8,027)    (109,345)    (22,686)     (87,617)
Other Income (Expense):
  Interest income..................................       8,420      14,059       15,630       9,383        3,343
  Interest expense, net of amounts capitalized.....     (21,408)    (23,985)     (61,487)    (33,184)     (42,043)
  Minority interest in loss of consolidated joint
    venture and other..............................         261         722         (477)       (134)        (294)
                                                     ----------  ----------  -----------  ----------  -----------
Total other income (expense).......................     (12,727)     (9,204)     (46,334)    (23,935)     (38,994)
                                                     ----------  ----------  -----------  ----------  -----------
Income (loss) before income taxes..................         489     (17,231)    (155,679)    (46,621)    (126,611)
Income tax (provision) benefit, net................        (399)      5,745       54,693      16,846          (44)
                                                     ----------  ----------  -----------  ----------  -----------
Net income (loss)..................................  $       90  $  (11,486) $  (100,986) $  (29,775) $  (126,655)
                                                     ----------  ----------  -----------  ----------  -----------
                                                     ----------  ----------  -----------  ----------  -----------
Net loss attributable to common shares.............  $     (849) $  (12,690) $  (102,190) $  (30,377) $  (127,257)
                                                     ----------  ----------  -----------  ----------  -----------
                                                     ----------  ----------  -----------  ----------  -----------
Weighted-average common shares outstanding.........      32,442      35,562       40,548      40,404       41,265
                                                     ----------  ----------  -----------  ----------  -----------
                                                     ----------  ----------  -----------  ----------  -----------
Loss per common and common equivalent share........  $    (0.03) $    (0.36) $     (2.52) $    (0.75) $     (3.08)
                                                     ----------  ----------  -----------  ----------  -----------
                                                     ----------  ----------  -----------  ----------  -----------

          See accompanying Notes to Consolidated Financial Statements.

                      ECHOSTAR COMMUNICATIONS CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                                                              ACCUMULATED
                                                                                                              DEFICIT AND
                                           SHARES OF                                                           UNREALIZED
                                            COMMON                                    COMMON     ADDITIONAL     HOLDING
                                             STOCK         PREFERRED     COMMON        STOCK       PAID-IN       GAINS
                                          OUTSTANDING        STOCK        STOCK      WARRANTS      CAPITAL      (LOSSES)
                                       -----------------  -----------  -----------  -----------  -----------  ------------
                                        (NOTES 1 AND 9)
Balance, December 31, 1993...........         32,221       $       -    $     322    $       -    $  49,378    $        -
  Issuance of Class A Common Stock:
    For acquisition of DirectSat,
      Inc. ..........................            999               -           11            -        8,989             -
    For cash.........................            324               -            3            -        3,830             -
  Issuance of 1,616,681 shares of 8%
    Series A Cumulative Preferred
    Stock............................              -          15,052            -            -            -             -
  Issuance of Common Stock
    Warrants.........................              -               -            -       26,133            -             -
  8% Series A Cumulative Preferred
    Stock dividends..................              -             939            -            -            -          (939)
  Net income.........................              -               -            -            -            -            90
                                              ------      -----------       -----   -----------  -----------  ------------
Balance, December 31, 1994...........         33,544          15,991          336       26,133       62,197          (849)
  8% Series A Cumulative Preferred
    Stock dividends..................              -           1,204            -            -            -        (1,204)
  Issuance of Class A Common Stock
    pursuant to initial public
    offering, net of stock issuance
    costs of $5,067..................          4,004               -           40            -       62,893             -
  Exercise of Common Stock
    Warrants.........................          2,731               -           26      (25,419)      25,393             -
  Employee Savings Plan contribution
    and launch bonuses funded by
    issuance of Class A Common
    Stock............................             60               -            1            -        1,191             -
  Unrealized holding gains on
    available-for-sale securities,
    net..............................              -               -            -            -            -           239
  Net loss...........................              -               -            -            -            -       (11,486)
                                              ------      -----------       -----   -----------  -----------  ------------
Balance, December 31, 1995...........         40,339          17,195          403          714      151,674       (13,300)
  8% Series A Cumulative Preferred
    Stock dividends..................              -           1,204            -            -            -        (1,204)
  Exercise of Class A Common Stock
    options..........................            442               -            4            -        2,255             -
  Exercise of Common Stock
    Warrants.........................             75               -            1         (698)         697             -
  Income tax benefit of deduction for
    income tax purposes on exercise
    of Class A Common Stock
    options..........................              -               -            -            -        2,372             -
  Employee Savings Plan contribution
    issuable and launch bonuses
    funded by issuance of Class A
    Common Stock.....................             64               -            1            -        1,115             -
  Unrealized holding losses on
    available-for-sale securities,
    net..............................              -               -            -            -            -          (250)
  Net loss...........................              -               -            -            -            -      (100,986)
                                              ------      -----------       -----   -----------  -----------  ------------
Balance, December 31, 1996...........         40,920          18,399          409           16      158,113      (115,740)
  Issuance of Class A Common Stock
    for acquisition of Direct
    Broadcasting Satellite
    Corporation (unaudited)..........            647               -            6            -       11,986             -
  8% Series A Cumulative Preferred
    Stock dividends (unaudited)......              -             602            -            -            -          (602)
  Exercise of Class A Common Stock
    options (unaudited)..............             58               -            1            -          543             -
  Exercise of Common Stock Warrants
    (unaudited)......................              -               -            -           (5)           5             -
  Employee incentives funded by
    issuance of Class A Common Stock
    (unaudited)......................              1               -            -            -           54             -
  Net loss (unaudited)...............              -               -            -            -            -      (126,655)
                                              ------      -----------       -----   -----------  -----------  ------------
Balance, June 30, 1997 (unaudited)...         41,626       $  19,001    $     416    $      11    $ 170,701    $ (242,997)
                                              ------      -----------       -----   -----------  -----------  ------------
                                              ------      -----------       -----   -----------  -----------  ------------


                                         TOTAL
                                       ---------

Balance, December 31, 1993...........  $  49,700
  Issuance of Class A Common Stock:
    For acquisition of DirectSat,
      Inc. ..........................      9,000
    For cash.........................      3,833
  Issuance of 1,616,681 shares of 8%
    Series A Cumulative Preferred
    Stock............................     15,052
  Issuance of Common Stock
    Warrants.........................     26,133
  8% Series A Cumulative Preferred
    Stock dividends..................          -
  Net income.........................         90
                                       ---------
Balance, December 31, 1994...........    103,808
  8% Series A Cumulative Preferred
    Stock dividends..................          -
  Issuance of Class A Common Stock
    pursuant to initial public
    offering, net of stock issuance
    costs of $5,067..................     62,933
  Exercise of Common Stock
    Warrants.........................          -
  Employee Savings Plan contribution
    and launch bonuses funded by
    issuance of Class A Common
    Stock............................      1,192
  Unrealized holding gains on
    available-for-sale securities,
    net..............................        239
  Net loss...........................    (11,486)
                                       ---------
Balance, December 31, 1995...........    156,686
  8% Series A Cumulative Preferred
    Stock dividends..................          -
  Exercise of Class A Common Stock
    options..........................      2,259
  Exercise of Common Stock
    Warrants.........................          -
  Income tax benefit of deduction for
    income tax purposes on exercise
    of Class A Common Stock
    options..........................      2,372
  Employee Savings Plan contribution
    issuable and launch bonuses
    funded by issuance of Class A
    Common Stock.....................      1,116
  Unrealized holding losses on
    available-for-sale securities,
    net..............................       (250)
  Net loss...........................   (100,986)
                                       ---------
Balance, December 31, 1996...........     61,197
  Issuance of Class A Common Stock
    for acquisition of Direct
    Broadcasting Satellite
    Corporation (unaudited)..........     11,992
  8% Series A Cumulative Preferred
    Stock dividends (unaudited)......          -
  Exercise of Class A Common Stock
    options (unaudited)..............        544
  Exercise of Common Stock Warrants
    (unaudited)......................          -
  Employee incentives funded by
    issuance of Class A Common Stock
    (unaudited)......................         54
  Net loss (unaudited)...............   (126,655)
                                       ---------
Balance, June 30, 1997 (unaudited)...  $ (52,868)
                                       ---------
                                       ---------

          See accompanying Notes to Consolidated Financial Statements.

                      ECHOSTAR COMMUNICATIONS CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                           SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,            JUNE 30,
                                                        -------------------------------  --------------------
                                                          1994       1995       1996       1996       1997
                                                        ---------  ---------  ---------  ---------  ---------

                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).....................................  $      90  $ (11,486) $(100,986) $ (29,775) $(126,655)
Adjustments to reconcile net income (loss) to net cash
  flows from operating activities:
    Depreciation and amortization.....................      2,243      3,114     27,423      9,664     25,357
    Amortization of subscriber acquisition costs......          -          -     15,991         92     61,418
    Deferred income tax benefit.......................     (7,330)    (4,763)   (50,365)   (11,534)      (365)
    Amortization of debt discount and deferred
      financing costs.................................     20,662     23,528     61,695     24,530     38,731
    Employee benefits funded by issuance of Class A
      Common Stock....................................          -      1,192      1,116          -          -
    Change in reserve for excess and obsolete
      inventory.......................................        502      1,212      2,866        634      1,987
    Change in long-term deferred signal carriage
      revenue.........................................          -          -      5,949      4,163      1,417
    Change in accrued interest on notes receivable
      from DBSC.......................................          -          -     (3,382)         -          -
    Change in accrued interest on convertible
      subordinated debentures from SSET...............       (279)      (860)      (484)         -          -
    Other, net........................................        (37)       375      1,215       (666)     4,542
    Changes in current assets and current liabilities,
      net(see Note 2).................................      8,354    (32,640)    11,537    (17,163)   (15,623)
                                                        ---------  ---------  ---------  ---------  ---------
Net cash flows provided by (used in) operating
  activities..........................................     24,205    (20,328)   (27,425)   (20,055)    (9,191)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities.........    (15,100)   (25,230)  (138,295)   (44,782)    (4,706)
Sales of marketable investment securities.............      4,439     40,563    135,176     15,479     18,561
Purchases of restricted marketable investment
  securities..........................................    (11,400)   (15,000)   (21,100)    (9,800)    (1,645)
Funds released from restricted cash and marketable
  investment securities -- other......................          -          -     15,700          -          -
Purchases of property and equipment...................     (3,507)    (4,048)   (50,954)    (7,537)   (19,129)
Offering proceeds and investment earnings placed in
  escrow..............................................   (329,831)    (9,589)  (193,972)  (181,778)  (221,654)
Funds released from escrow accounts...................    144,400    122,149    219,352     71,545     72,975
Investment in SSET....................................     (8,750)         -          -
Payments received on (investments in) convertible
  subordinated debentures from SSET...................          -          -      6,445          -       (500)
Investment in convertible subordinated debentures from
  DBSI................................................          -     (1,000)    (3,640)    (3,000)         -
Long-term notes receivable from and investment in
  DBSC................................................     (4,210)   (16,000)   (30,000)   (12,500)         -
Expenditures for satellite systems under
  construction........................................   (115,752)  (129,506)  (170,935)   (73,932)   (47,975)
Expenditures for FCC authorizations...................       (159)      (458)   (55,419)   (13,652)      (129)
Other.................................................      1,305          -          -          -       (478)
                                                        ---------  ---------  ---------  ---------  ---------
Net cash flows used in investing activities...........   (338,565)   (38,119)  (287,642)  (259,957)  (204,680)
CASH FLOWS FROM FINANCING ACTIVITIES:
Minority investor investment in and loan to
  consolidated joint venture..........................      1,000          -          -          -          -
Net proceeds from issuance of 1994 Notes and Common
  Stock Warrants......................................    323,325          -          -          -          -
Net proceeds from issuance of Class A Common Stock....      3,833     62,933          -          -          -
Net proceeds from issuance of 1996 Notes..............          -          -    336,916    337,043          -
Net proceeds from issuance of 1997 Notes..............          -          -          -          -    362,500
Expenditures from escrow for offering costs...........       (837)         -          -          -          -
Proceeds from refinancing of mortgage indebtedness....      4,200          -          -          -          -
Repayments of mortgage indebtedness and notes
  payable.............................................     (3,435)      (238)    (6,631)    (1,082)    (5,551)
Loans from stockholder, net...........................      4,000          -          -          -          -
Repayment of loans from stockholder...................     (4,075)         -          -          -          -
Stock options exercised...............................          -          -      2,259        722        543
Dividends paid........................................     (3,000)         -          -          -          -
                                                        ---------  ---------  ---------  ---------  ---------
Net cash flows provided by financing activities.......    325,011     62,695    332,544    336,683    357,492
                                                        ---------  ---------  ---------  ---------  ---------
Net increase in cash and cash equivalents.............     10,651      4,248     17,477     56,671    143,621
Cash and cash equivalents, beginning of year..........      6,855     17,506     21,754     21,754     39,231
                                                        ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of year................  $  17,506  $  21,754  $  39,231  $  78,425  $ 182,852
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------

          See accompanying Notes to Consolidated Financial Statements.

                      ECHOSTAR COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 1996 AND JUNE 30, 1997 IS UNAUDITED)

1. ORGANIZATION AND BUSINESS ACTIVITIES

PRINCIPAL BUSINESS

    EchoStar Communications Corporation ("ECC"), and together with its subsidiaries ("EchoStar" or the "Company"), currently is one of only three direct broadcast satellite ("DBS") companies in the United States with the capacity to provide comprehensive nationwide DBS programming service. EchoStar's DBS service (the "DISH Network") commenced operations in March 1996 after the successful launch of its first satellite ("EchoStar I") in December 1995. EchoStar launched its second satellite ("EchoStar II") on September 10, 1996. EchoStar II significantly increased the channel capacity and programming offerings of the DISH Network when it became fully operational in November 1996. EchoStar currently provides approximately 120 channels of near laser disc quality digital video programming and over 30 channels of near CD quality audio programming to the entire continental United States. In addition to its DISH Network business, EchoStar is engaged in the design, manufacture, distribution and installation of satellite direct-to-home ("DTH") products, domestic distribution of DTH programming, and consumer financing of EchoStar's DISH Network and domestic DTH products and services.

    EchoStar's business objective is to become one of the leading providers of subscription television and other satellite-delivered services in the United States. EchoStar had approximately 350,000 and 590,000 subscribers to DISH Network programming as of December 31, 1996 and June 30, 1997, respectively.

RECENT DEVELOPMENTS

SERIES B SENIOR REDEEMABLE EXCHANGEABLE PREFERRED OFFERING

    On October 2, 1997, EchoStar consummated an offering (the "Preferred Offering") of 12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock due 2004, par value $0.01 per share (including any additional shares of such stock issued from time to time in lieu of cash dividends, (the "Senior Preferred Stock"). The Preferred Offering resulted in net proceeds to EchoStar of approximately $193.0 million. The Senior Preferred Stock was issued in a private placement pursuant to Rule 144A of the Securities Act. Each share of Senior Preferred Stock will have a liquidation preference of $1,000 per share. Dividends on the Senior Preferred Stock are payable quarterly in arrears, commencing on January 1, 1998. EchoStar may, at its option, pay dividends in cash or by issuing additional shares of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. EchoStar may, at its option, exchange all, but not less than all, of the shares of Senior Preferred Stock then outstanding for EchoStar's 12 1/8% Senior Exchange Notes due 2004 (including any such senior notes issued from time to time in lieu of cash interest, the "Senior Exchange Notes"). The Senior Exchange Notes will bear interest at a rate of 12 1/8 per annum, payable semiannually in arrears on April 1 and October 1 of each year, commencing with the first such date to occur after the date of the exchange. Interest on the Senior Exchange Notes may, at the option of EchoStar, be paid in cash or by issuing additional Senior Exchange Notes in an aggregate principal amount equal to the amount of such interest. EchoStar presently intends to use the net proceeds of the Preferred Offering to fund subscriber acquisition and marketing expenses and for other general corporate purposes.

                      ECHOSTAR COMMUNICATIONS CORPORATION

1. ORGANIZATION AND BUSINESS ACTIVITIES (CONTINUED)
1997 NOTES OFFERING

    As more fully described in Note 7, on June 25, 1997, EchoStar DBS Corporation ("DBS Corp"), a wholly-owned subsidiary of EchoStar, consummated an offering (the "1997 Notes Offering") of 12 1/2% Senior Secured Notes due 2002 (the "1997 Notes"). The 1997 Notes Offering resulted in net proceeds to the Company of approximately $362.5 million. Interest on the 1997 Notes is payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1998. Approximately $109.0 million of the net proceeds of the 1997 Notes Offering were placed in an escrow account to fund the first five semi-annual interest payments (through January 1, 2000). The 1997 Notes were issued in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended. The Company agreed to exchange the privately issued notes for publicly registered notes and on September 15, 1997 filed an amendment to a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission. Upon the effectiveness of the Registration Statement, the Company will make an offer to exchange the 1997 Notes for publicly registered notes with substantially identical terms (including principal amount, interest rate, maturity, security and ranking). Prior to consummation of the 1997 Notes Offering, EchoStar contributed (the "Contribution") all of the outstanding capital stock of its wholly-owned subsidiary EchoStar Satellite Broadcasting Corporation ("ESBC") to DBS Corp. As a result of the Contribution, ESBC is a wholly-owned subsidiary of DBS Corp.

NEWS CORPORATION LITIGATION

    On February 24, 1997, EchoStar and The News Corporation Limited ("News") announced an agreement (the "News Agreement") pursuant to which, among other things, News agreed to acquire approximately 50% of the outstanding capital stock of EchoStar. News also agreed to make available for use by EchoStar the DBS permit for 28 frequencies at 110 DEG. West Longitude ("WL") purchased by MCI Communications Corporation ("MCI") for over $682 million at a Federal Communications Commission ("FCC") auction. During late April 1997, substantial disagreements arose between the parties regarding their obligations under the News Agreement.

    During May 1997, EchoStar initiated litigation alleging, among other things, breach of contract, failure to act in good faith, and other causes of action. News has denied all of EchoStar's material allegations and has asserted numerous counterclaims against EchoStar and its Chairman and Chief Executive Officer, Charles W. Ergen. While EchoStar is confident of its position and believes it will ultimately prevail, the litigation process could continue for many years and there can be no assurance concerning the outcome of the litigation.

    While EchoStar is confident of its position and believes it will ultimately prevail, the litigation could continue for many years and there can be no assurance concerning the outcome of the litigation.

ORGANIZATIONAL HISTORY AND LEGAL STRUCTURE

    Certain companies principally owned and controlled by Mr. Charles W. Ergen were reorganized in 1993 into Dish, Ltd., formerly known as EchoStar Communications Corporation (together with its subsidiaries, "Dish, Ltd."). The principal reorganized entities, Echosphere Corporation (formed in 1980) and Houston Tracker Systems, Inc. (acquired in 1986), are primarily engaged in the design, assembly, marketing and worldwide distribution of direct-to-home ("DTH") satellite television products. Satellite Source, Inc. contracts for rights to purchase C-band satellite delivered television programming for resale to

                      ECHOSTAR COMMUNICATIONS CORPORATION

1. ORGANIZATION AND BUSINESS ACTIVITIES (CONTINUED) consumers and other DTH retailers. Through January 1996, Echo Acceptance Corporation ("EAC") arranged nationwide consumer financing for purchasers of DTH systems and programming. The FCC has granted EchoStar Satellite Corporation ("ESC") licenses for certain DBS frequencies. The reorganized group also includes other less significant domestic enterprises and several foreign entities involved in related activities outside the United States.

    During 1994, Dish, Ltd. merged one of its subsidiaries with DirectSat Corporation ("DirectSat"), an approximately 80% owned subsidiary of SSE Telecom, Inc. ("SSET") at that time. DirectSat's stockholders received an approximate 3% equity interest in Dish, Ltd. (subsequently exchanged for stock of ECC) in exchange for all of DirectSat's then outstanding stock. DirectSat's principal assets are a conditional satellite construction permit and frequency assignments for ten DBS frequencies.

    In June 1994, Dish, Ltd. completed an offering of 12 7/8% Senior Secured Discount Notes due 2004 (the "1994 Notes," see Note 6) and Common Stock Warrants (the "Warrants") (collectively, the "1994 Notes Offering"), resulting in net proceeds of approximately $323.3 million. Dish, Ltd. and its subsidiaries are subject to the terms and conditions of the indenture related to the 1994 Notes (the "1994 Notes Indenture"). The assets of ECC are not subject to the 1994 Notes Indenture. Separate parent company only financial information for ECC is supplementally provided in Note 16. As described in Note 6, the 1994 Notes Indenture places significant restrictions on the payment of dividends or other transfers by Dish, Ltd. to ECC.

    In June 1995, ECC completed an initial public offering (the "IPO") of its Class A Common Stock, which resulted in net proceeds to the Company of approximately $62.9 million. Concurrently, Charles W. Ergen, President and Chief Executive Officer of both ECC and Dish, Ltd., exchanged all of his then outstanding shares of Class B Common Stock and 8% Series A Cumulative Preferred Stock of Dish, Ltd. for like shares of ECC (the "Exchange") in the ratio of 0.75 shares of ECC for each share of Dish, Ltd. capital stock (the "Exchange Ratio"). All employee stock options of Dish, Ltd. were also assumed by ECC, adjusted for the Exchange Ratio. In December 1995, ECC merged Dish, Ltd. with a wholly-owned subsidiary of ECC (the "Merger") and all outstanding shares of Dish, Ltd. Class A Common Stock and 8% Series A Cumulative Preferred Stock (other than those held by ECC) were automatically converted into the right to receive like shares of ECC in accordance with the Exchange Ratio. Also effective with the Merger, all outstanding Warrants for the purchase of Dish, Ltd. Class A Common Stock automatically became exercisable for shares of ECC's Class A Common Stock, adjusted for the Exchange Ratio. As a result of the Exchange and Merger, ECC owns all outstanding shares of Dish, Ltd. capital stock.

    In March 1996, EchoStar Satellite Broadcasting Corporation ("ESBC"), a wholly-owned subsidiary of ECC, completed an offering (the "1996 Notes Offering") of 13 1/8% Senior Secured Discount Notes due 2004, which resulted in net proceeds to the Company of approximately $337.0 million. In connection with the 1996 Notes Offering, EchoStar contributed all of the outstanding capital stock of Dish, Ltd. to ESBC. This transaction was accounted for as a reorganization of entities under common control whereby Dish, Ltd. was treated as the predecessor to ESBC. ESBC is subject to all, and ECC is subject to certain of, the terms and conditions of the indenture related to the 1996 Notes (the "1996 Notes Indenture"). EchoStar DBS Corporation ("DBS Corp") was formed in January 1996 as a wholly-owned subsidiary of ECC for the initial purpose of participating in a Federal Communications Commission auction. On January 26, 1996, DBS Corp submitted the winning bid of $52.3 million for 24 DBS frequencies at 148 DEG. WL. Funds necessary to complete the purchase of the DBS frequencies and commence construction of the Company's fourth DBS satellite, EchoStar IV, have been loaned to DBS Corp by ECC and ESBC.

                      ECHOSTAR COMMUNICATIONS CORPORATION

1. ORGANIZATION AND BUSINESS ACTIVITIES (CONTINUED)
    The following summarizes the Company's organizational structure for EchoStar and its significant subsidiaries as described above as of June 30, 1997.

                                             REFERRED TO HEREIN
LEGAL ENTITY                                         AS                   OWNERSHIP
------------------------------------------  --------------------  -------------------------
EchoStar Communications Corporation                     ECC       Publicly owned
EchoStar DBS Corporation                           DBS Corp       Wholly-owned by ECC
EchoStar Satellite Broadcasting                                   Wholly-owned by DBS Corp
  Corporation                                          ESBC
Dish Network Credit Corporation                        DNCC       Wholly-owned by ECC
Dish, Ltd.                                       Dish, Ltd.       Wholly-owned by ESBC
EchoStar Satellite Corporation                                    Wholly-owned by Dish,
                                                        ESC       Ltd.
Echosphere Corporation                                            Wholly-owned by Dish,
                                                   EchoCorp       Ltd.
Houston Tracker Systems, Inc.                                     Wholly-owned by Dish,
                                                        HTS       Ltd.
EchoStar International Corporation                                Wholly-owned by Dish,
                                                        EIC       Ltd.

    Substantially all of EchoStar's operating activities are conducted by subsidiaries of Dish, Ltd.

SIGNIFICANT RISKS AND UNCERTAINTIES

    The commencement of EchoStar's DBS business has dramatically changed EchoStar's operating results and financial position as compared to its historical results. EchoStar consummated the 1994 Notes Offering, the 1996 Notes Offering and the IPO to partially satisfy the capital requirements for the construction, launch and operation of its first four DBS satellites (EchoStar I, EchoStar II, EchoStar III, and EchoStar IV). As a result, annual interest expense on the 1994 and 1996 Notes, and depreciation of the investment in the satellites and related assets each exceeds historical levels of income before income taxes. Consequently, beginning in 1995, EchoStar reported significant net losses and expects such net losses to continue through at least 1999. As of December 31, 1996, EchoStar expects to invest approximately an additional $344 million to fund contractor financing obligations with respect to its first four satellites and to complete the construction phase and launch of EchoStar III and EchoStar IV (see Note 11). EchoStar's plans also include the financing, construction and launch of two fixed service satellites, additional DBS satellites, and Ku-band and KuX-band satellites, assuming receipt of all required FCC licenses and permits.

    In accordance with its agreement with News, as described above, EchoStar had expected to meet its short- and medium-term capital needs through financial commitments from News. As a result of the failure by News to honor its obligations under the News Agreement, EchoStar was required to raise additional capital to execute its contemplated business plan. In connection therewith, in June 1997 DBS Corp issued the 1997 Notes. The 1997 Notes Offering resulted in net proceeds to the Company of approximately $362.5 million, including approximately $109.0 million restricted for certain interest payments on the Notes. EchoStar intends to seek recovery from News for any costs of financing, including those costs associated with the offering of the Notes, in excess of the costs of the financing committed to by News under the News Agreement.

                      ECHOSTAR COMMUNICATIONS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The financial statements for 1995 present the consolidation of Dish, Ltd. and its subsidiaries through the date of the Exchange (see Note 1) and the consolidation of ECC and its subsidiaries, including Dish, Ltd., thereafter. The Exchange and Merger was accounted for as a reorganization of entities under common control and the historical cost basis of consolidated assets and liabilities was not affected by the transaction. All significant intercompany accounts and transactions have been eliminated.

    The Company accounts for investments in 50% or less owned entities using the equity method. At December 31, 1995 and 1996 and June 30, 1997, these investments were not material to the consolidated financial statements.

    The consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSACTION GAINS AND LOSSES

    The functional currency of the Company's foreign subsidiaries is the U.S. dollar because their sales and purchases are predominantly denominated in that currency. Transactions denominated in currencies other than U.S. dollars are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period end translation) or realized (upon settlement of the transaction). Net transaction gains (losses) during the years ended December 31, 1994, 1995 and 1996 and the six-month periods ended June 30, 1996 and 1997 were not material to the Company's results of operations.

CASH AND CASH EQUIVALENTS

    The Company considers all liquid investments purchased with an original maturity of ninety days or less to be cash equivalents. Cash equivalents as of December 31, 1995 and 1996 and June 30, 1997 consist of money market funds, corporate notes and commercial paper; such balances are stated at cost which equates to market value.

                      ECHOSTAR COMMUNICATIONS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STATEMENTS OF CASH FLOWS DATA

    The following summarizes net cash flows from changes in the Company's current assets and current liabilities:

                                                           YEARS ENDED DECEMBER 31,
                                                        -------------------------------
                                                          1994       1995       1996
                                                        ---------  ---------  ---------
Trade accounts receivable.............................  $     372  $  (1,082) $  (4,337)
Inventories...........................................      3,049    (19,654)   (36,864)
Income tax refund receivable..........................          -     (3,554)    (1,276)
Subscriber acquisition costs..........................          -          -    (84,120)
Other current assets..................................       (183)   (10,464)    (5,319)
Trade accounts payable................................      2,648      4,111     21,756
Deferred revenue--DISH Network subscriber
  promotions..........................................          -          -     97,959
Deferred programming revenue..........................        564     (1,009)     4,557
Accrued expenses and other current liabilities........      1,670       (988)    19,181
Other, net............................................        234          -          -
                                                        ---------  ---------  ---------
Net increase (decrease) in current assets and current
  liabilities.........................................  $   8,354  $ (32,640) $  11,537
                                                        ---------  ---------  ---------
                                                        ---------  ---------  ---------

    The following presents the Company's supplemental cash flow statement disclosure:

                                                                                                    SIX MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                 -------------------------------  --------------------
                                                                   1994       1995       1996       1996       1997
                                                                 ---------  ---------  ---------  ---------  ---------

                                                                                                      (UNAUDITED)
Cash paid for interest, net of amounts capitalized.............  $     436  $     461  $   3,007  $   7,953  $   2,352
Cash paid for income taxes.....................................      7,140      3,203          -          -          -
8% Series A Cumulative Preferred Stock dividends...............        939      1,204      1,204        602        602
Accrued satellite contract costs...............................          -     15,000          -          -     32,950
Satellite launch payment for EchoStar II applied to EchoStar I
  launch.......................................................          -          -     15,000     15,000          -
Exchange of note payable to stockholder, and interest thereon,
  for 8% Series A Cumulative Preferred Stock...................     15,052          -          -          -          -
Issuance of Class A Common Stock to acquire investment in
  DirectSat Corporation........................................      9,000          -          -          -          -
Property and equipment acquired under capital leases...........        934          -          -          -          -
Note payable issued for deferred satellite construction
  payments for EchoStar I......................................          -     32,833      3,167      3,167          -
Note payable issued for deferred satellite construction
  payments for EchoStar II.....................................          -          -     28,000          -          -
Employee Savings Plan Contribution and launch bonuses funded by
  issuance of Class A Common Stock.............................          -      1,192      1,116          8         20
The purchase price of DBS was allocated as follows in the
  realted purchase accounting:
    EchoStar III satellite under construction..................         --         --         --         --     51,321
    FCC authorizations.........................................         --         --         --         --     16,543
    Notes receivable from DBSC, including accrued interest of
      $3,382...................................................         --         --         --         --    (49,382)
    Investment in DBSC.........................................         --         --         --         --     (4,044)
    Accounts payable and accrued expenses......................         --         --         --         --     (1,946)
    Other notes payable........................................         --         --         --         --       (500)
    Common stock and additional paid-in capital................         --         --         --         --    (11,992)

                      ECHOSTAR COMMUNICATIONS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
MARKETABLE INVESTMENT SECURITIES AND RESTRICTED CASH AND MARKETABLE INVESTMENT
  SECURITIES

    At December 31, 1995 and 1996 and June 30, 1997, the Company has classified all marketable investment securities as available-for-sale. Accordingly, these investments are reflected at market value based on quoted market prices. Related unrealized gains and losses are reported as a separate component of stockholders' equity, net of related deferred income taxes of $146,000 and $6,000 at December 31, 1995 and 1996, respectively, and $6,000 at June 30, 1997. The specific identification method is used to determine cost in computing realized gains and losses.

    Marketable investment securities as of December 31, 1995 and 1996 are as follows (in thousands):

                                                                DECEMBER 31, 1995                      DECEMBER 31, 1996
                                                      -------------------------------------  -------------------------------------
                                                                    UNREALIZED                             UNREALIZED
                                                                      HOLDING                                HOLDING
                                                       AMORTIZED       GAIN        MARKET     AMORTIZED       GAIN        MARKET
                                                         COST         (LOSS)        VALUE       COST         (LOSS)        VALUE
                                                      -----------  -------------  ---------  -----------  -------------  ---------
Commercial paper....................................   $   1,126     $       -    $   1,126   $  16,065     $       -    $  16,065
Corporate notes.....................................      12,353           (19)      12,334           -             -            -
Government bonds....................................       2,038             -        2,038       2,540             -        2,540
Mutual funds........................................         188           (16)         172         219           (17)         202
                                                      -----------          ---    ---------  -----------          ---    ---------
                                                       $  15,705     $     (35)   $  15,670   $  18,824     $     (17)   $  18,807
                                                      -----------          ---    ---------  -----------          ---    ---------
                                                      -----------          ---    ---------  -----------          ---    ---------

    Restricted Cash and Marketable Investment Securities in Escrow Accounts as reflected in the accompanying consolidated balance sheets represent the remaining net proceeds received from the 1994 Notes Offering, and a portion of the proceeds from the 1996 Notes Offering, plus investment earnings, less amounts expended to date in connection with the development, construction and continued growth of the DISH Network. These proceeds are held in separate escrow accounts (the "Dish Escrow Account" and the "ESBC Escrow Account") as required by the respective indentures, and invested in certain permitted debt and other marketable investment securities until disbursed for the express purposes identified in the respective indentures.

    Other Restricted Cash includes balances totaling $11.4 million, $5.7 million and $5.7 million at December 31, 1995 and 1996 and June 30, 1997, respectively, which were restricted to satisfy certain covenants in the 1994 Notes Indenture regarding launch insurance for EchoStar I and EchoStar II. In addition, as of each of December 31, 1995 and 1996 and June 30, 1997, $15.0 million was held in escrow relating to a non-performing manufacturer of DBS receivers (see Note 3). Also, as of December 31, 1996 and June 30, 1997, $10.0 million was on deposit in a separate escrow account established, pursuant to an additional DBS receiver manufacturing agreement, to provide for EchoStar's future payment obligations. The $15.0 million and $10.0 million deposits were both released from these escrow accounts during May 1997.

                      ECHOSTAR COMMUNICATIONS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The major components of Restricted Cash and Marketable Investment Securities are as follows (in thousands):

                                                      DECEMBER 31, 1995                    DECEMBER 31, 1996
                                             -----------------------------------  -----------------------------------
                                                          UNREALIZED                           UNREALIZED
                                                            HOLDING                              HOLDING
                                              AMORTIZED      GAIN       MARKET     AMORTIZED      GAIN       MARKET
                                                COST        (LOSS)       VALUE       COST        (LOSS)       VALUE
                                             -----------  -----------  ---------  -----------  -----------  ---------
Commercial paper...........................   $  66,214    $       -   $  66,214   $  77,569    $       -   $  77,569
Government bonds...........................      32,904          420      33,324         368            -         368
Certificates of deposit....................           -            -           -       1,100            -       1,100
Accrued interest...........................         153            -         153         254            -         254
                                             -----------  -----------  ---------  -----------  -----------  ---------
                                              $  99,271    $     420   $  99,691   $  79,291    $       -   $  79,291
                                             -----------  -----------  ---------  -----------  -----------  ---------
                                             -----------  -----------  ---------  -----------  -----------  ---------

INVENTORIES

    Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Proprietary products are manufactured by outside suppliers to the Company's specifications. EchoStar also distributes non-proprietary products purchased from other manufacturers. Manufactured inventories include materials, labor and manufacturing overhead. Cost of other inventories includes parts, contract manufacturers' delivered price, assembly and testing labor, and related overhead, including handling and storage costs. Inventories consist of the following (in thousands):

                                                                                    DECEMBER 31,
                                                                                --------------------    JUNE 30,
                                                                                  1995       1996         1997
                                                                                ---------  ---------  ------------
                                                                                                      (UNAUDITED)
EchoStar Receiver Systems.....................................................  $       -  $  32,799   $   46,499
Consigned DBS receiver components.............................................          -     23,525       15,201
DBS receiver components.......................................................      9,615     15,736        2,681
Finished goods--C-band........................................................     11,161        600        4,181
Finished goods--International.................................................      9,297      3,491          359
Competitor DBS Receivers......................................................      9,404          -            -
Spare parts...................................................................      2,089      2,279        1,771
Reserve for excess and obsolete inventory.....................................     (2,797)    (5,663)      (7,649)
                                                                                ---------  ---------  ------------
                                                                                $  38,769  $  72,767   $   63,043
                                                                                ---------  ---------  ------------
                                                                                ---------  ---------  ------------

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Cost includes interest capitalized of $5.7 million, $25.8 million and $25.7 million during the years ended December 31, 1994, 1995 and 1996, respectively and $12.8 million and $11.4 million during the six-month periods ended June 30, 1996 and 1997, respectively. The costs of satellites under construction are capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite. If a satellite were to fail during launch or while in-orbit, the resultant loss would be charged to expense in the period such loss was realized. The amount of any such loss would be reduced to the extent of insurance proceeds received as a result of the launch or in-

                      ECHOSTAR COMMUNICATIONS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) orbit failure. Depreciation is recorded on a straight-line basis for financial reporting purposes. Repair and maintenance costs are charged to expense when incurred. Renewals and betterments are capitalized.

FCC AUTHORIZATIONS

    FCC authorizations are recorded at cost and amortized using the straight-line method over a period of 40 years. Such amortization commences at the time the related satellite becomes operational; capitalized costs are written off at the time efforts to provide services are abandoned. FCC authorizations include interest capitalized of $1.3 million and $6.1 million during the years ended December 31, 1995 and 1996, respectively, and $1.6 million and $5.2 million during the six-month periods ended June 30, 1996 and 1997, respectively. The merger with DirectSat described in Note 1 was accounted for as a purchase. DirectSat's assets were valued at $9.0 million by the Company at the time of the merger and are included in FCC authorizations in the accompanying balance sheets.

REVENUE RECOGNITION

    Revenue from sales of DTH products is recognized upon shipment to customers. Revenue from the provision of DISH Network service and C-band programming service to subscribers is recognized as revenue in the period such programming is provided.

SUBSCRIBER PROMOTION SUBSIDIES, SUBSCRIBER ACQUISITION COSTS, AND DISH NETWORK
  PROMOTIONS--SUBSCRIPTION TELEVISION SERVICES AND PRODUCTS

    Total transaction proceeds to EchoStar from DISH Network programming and equipment sold as a package under EchoStar promotions are initially deferred and recognized as revenue over the related service period (normally one year), commencing upon authorization of each new subscriber. The excess of EchoStar's aggregate cost of the equipment, programming and other expenses for the initial prepaid subscription period for DISH Network service over proceeds received ("subscriber promotion subsidies") is expensed upon shipment of the equipment. Remaining costs, less programming costs and the amount expensed upon shipment as per above, are capitalized and reflected in the accompanying consolidated balance sheets as subscriber acquisition costs. Such costs are amortized over the related prepaid subscription term of the customer. Programming costs are expensed as service is provided. Excluding expected incremental revenues from premium and Pay-Per-View programming, the accounting followed results in revenue recognition over the initial period of service equal to the sum of programming costs and amortization of subscriber acquisition costs.

    DISH Network programming and equipment not sold as a package under EchoStar promotions are separately presented in the accompanying consolidated statements of operations.

DEFERRED DEBT ISSUANCE COSTS AND DEBT DISCOUNT

    Costs of completing the 1994 Notes Offering and 1996 Notes Offering were deferred (Note 5) and are being amortized to interest expense over their respective terms. The original issue discounts related to the 1994 Notes and the 1996 Notes (Note 6) are being accreted to interest expense so as to reflect a constant rate of interest on the accreted balance of the 1994 Notes and the 1996 Notes.

DEFERRED PROGRAMMING REVENUE

    Deferred programming revenue consists of prepayments received from subscribers to DISH Network programming. Such amounts are recognized as revenue in the period the programming is provided to the

                      ECHOSTAR COMMUNICATIONS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) subscriber. Similarly, EchoStar defers prepayments received from subscribers to C-band programming sold by EchoStar as an authorized distributor.

LONG-TERM DEFERRED SIGNAL CARRIAGE REVENUE

    Long-term deferred signal carriage revenue consists of advance payments from certain programming providers for carriage of their programming content on the DISH Network. Such amounts are deferred and recognized as revenue on a straight-line basis over the related contract terms (up to ten years).

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses and other current liabilities consist of the following (in thousands):

                                                                                    DECEMBER 31,
                                                                                --------------------    JUNE 30,
                                                                                  1995       1996         1997
                                                                                ---------  ---------  ------------
                                                                                                      (UNAUDITED)
Accrued expenses..............................................................  $   3,850  $  20,269   $   32,378
Accrued satellite contract costs..............................................     15,000          -       32,950
Accrued programming...........................................................      4,979      9,463       12,095
Reserve for warranty costs....................................................      1,013        763          763
Other.........................................................................      1,472          -            -
                                                                                ---------  ---------  ------------
                                                                                $  26,314  $  30,495   $   78,186
                                                                                ---------  ---------  ------------
                                                                                ---------  ---------  ------------

    The Company's C-band proprietary products are under warranty against defects in material and workmanship for a period of one year from the date of original retail purchase. The reserve for warranty costs is based upon historical units sold and expected repair costs. The Company does not have a warranty reserve for its DBS products because the warranty is provided by the contract manufacturer.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and totaled $2.3 million, $1.9 million and $16.5 million for the years ended December 31, 1994, 1995 and 1996, respectively.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs, which are expensed as incurred, totaled $5.9 million, $5.0 million and $6.0 million for the years ended December 31, 1994, 1995 and 1996, respectively.

NET LOSS ATTRIBUTABLE TO COMMON SHARES

    Net loss attributable to common shares is calculated based on the weighted-average number of shares of common stock issued and outstanding for the respective periods. Common stock equivalents (warrants and employee stock options) are excluded as they are antidilutive. Net loss attributable to common shares is also adjusted for cumulative dividends on the 8% Series A Cumulative Preferred Stock.

RECLASSIFICATIONS

    Certain amounts from the prior years consolidated financial statements have been reclassified to conform with the 1996 presentation.

                      ECHOSTAR COMMUNICATIONS CORPORATION

3. OTHER CURRENT ASSETS

    Other current assets consist of the following (in thousands):

                                                                                     DECEMBER 31,
                                                                                 --------------------   JUNE 30,
                                                                                   1995       1996        1997
                                                                                 ---------  ---------  -----------
                                                                                                       (UNAUDITED)
Deposit held by non-performing manufacturer....................................  $  10,000  $  10,000   $       -
Other..........................................................................      3,037      8,356      10,177
                                                                                 ---------  ---------  -----------
                                                                                 $  13,037  $  18,356   $  10,177
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

    EchoStar previously maintained agreements with two manufacturers for DBS receivers. Only one of the manufacturers produced receivers acceptable to EchoStar. EchoStar previously deposited $10.0 million with the non-performing manufacturer and, as of December 31, 1996 and June 30, 1997, had an additional $15.0 million on deposit in an escrow account as security for EchoStar's payment obligations under that contract. During 1996 EchoStar provided the non-performing manufacturer notice of its intent to terminate the contract and filed suit against that manufacturer. On April 25, 1997, the Company and the non-performing manufacturer executed a settlement and release agreement under which the non-performing manufacturer agreed to return the $10.0 million deposit and to release the $15.0 million held in escrow. The Company received these amounts in May 1997.

    EchoStar is currently dependent on one manufacturing source for its receivers. The performing manufacturer presently manufactures receivers in sufficient quantities to meet currently expected demand. If EchoStar's sole manufacturer is unable for any reason to produce receivers in a quantity sufficient to meet demand, EchoStar's liquidity and results of operations would be adversely affected.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                                      DECEMBER 31,
                                                                      LIFE       ----------------------   JUNE 30,
                                                                   (IN YEARS)       1995        1996        1997
                                                                  -------------  ----------  ----------  -----------
                                                                                                         (UNAUDITED)
EchoStar I......................................................           12    $        -  $  201,607   $ 201,607
EchoStar II.....................................................           12             -     228,694     228,694
Furniture, fixtures and equipment...............................         2-12        35,127      72,945      82,083
Buildings and improvements......................................         7-40        21,006      26,035      27,488
Tooling and other...............................................            2         2,039       3,253       3,781
Land............................................................            -         1,613       2,295       2,317
Vehicles........................................................            7         1,310       1,323       1,334
Construction in progress........................................            -       303,174      89,733     241,189
                                                                                 ----------  ----------  -----------
Total property and equipment....................................                    364,269     625,885     788,493
Accumulated depreciation........................................                    (10,269)    (35,264)    (60,256)
                                                                                 ----------  ----------  -----------
Property and equipment, net.....................................                 $  354,000  $  590,621   $ 728,237
                                                                                 ----------  ----------  -----------
                                                                                 ----------  ----------  -----------

                      ECHOSTAR COMMUNICATIONS CORPORATION

4. PROPERTY AND EQUIPMENT (CONTINUED)
    Construction in progress consists of the following (in thousands):

                                                                                   DECEMBER 31,
                                                                               ---------------------   JUNE 30,
                                                                                  1995       1996        1997
                                                                               ----------  ---------  -----------
                                                                                                      (UNAUDITED)
Progress amounts for satellite construction, launch, launch insurance, and capitalized interest:
  EchoStar I.................................................................  $  193,629  $       -   $       -
  EchoStar II................................................................      88,634          -           -
  EchoStar III...............................................................      20,801     29,123     151,570
  EchoStar IV................................................................           -     56,320      77,002
Other........................................................................         110      4,290      12,617
                                                                               ----------  ---------  -----------
                                                                               $  303,174  $  89,733   $ 241,189
                                                                               ----------  ---------  -----------
                                                                               ----------  ---------  -----------

    Construction in progress for each of EchoStar III and EchoStar IV, includes capitalized costs related to the construction, insurance and launch of such satellites. EchoStar III was launched on October 5, 1997; EchoStar IV is currently scheduled to launch during the first quarter of 1998.

5. OTHER NONCURRENT ASSETS

    Other noncurrent assets consist of the following (in thousands):

                                                                                     DECEMBER 31,
                                                                                 --------------------   JUNE 30,
                                                                                   1995       1996        1997
                                                                                 ---------  ---------  -----------
                                                                                                       (UNAUDITED)
Long-term notes receivable from DBSC and accrued interest......................  $  16,000  $  49,382   $       -
Deferred debt issuance costs...................................................     10,622     21,284      33,619
SSET convertible subordinated debentures and accrued interest..................      9,610      3,649       4,075
Investment in DBSC.............................................................      4,111      4,044           -
DBSI convertible subordinated debentures.......................................      1,000      4,640       4,640
Other, net.....................................................................        897        827       1,341
                                                                                 ---------  ---------  -----------
                                                                                 $  42,240  $  83,826   $  43,675
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

    In 1994, the Company purchased $8.75 million of SSET's 6.5% convertible subordinated debentures. During 1996, EchoStar received $6.4 million of payments from SSET ($5.2 million principal and $1.2 million interest) related to these convertible debentures. As of December 31, 1996, the debentures, if converted, would represent approximately 5% of SSET's common stock, based on the number of shares of SSET common stock outstanding at December 31, 1996. Management estimates that the fair value of the SSET debentures approximates their carrying value in the accompanying financial statements based on current interest rates and the conversion features contained in the debentures. SSET is a reporting company under the Securities Exchange Act of 1934 and is engaged in the manufacture and sale of satellite telecommunications equipment. In March 1994, the Company purchased an approximate 6% ownership interest in the stock of Direct Broadcasting Satellite Corporation ("DBSC") and certain of DBSC's notes and accounts receivable from SSET for $1.25 million.

                      ECHOSTAR COMMUNICATIONS CORPORATION

5. OTHER NONCURRENT ASSETS (CONTINUED)
    In November 1994, the Company resolved a lawsuit brought by the Company against DBSC regarding enforceability of the notes and accounts receivable. Such receivables were exchanged for shares of DBSC common stock and the Company purchased additional DBSC shares for $2,960,000 such that, together with the shares of DBSC acquired from SSET, the Company owned approximately 40% of the outstanding common stock of DBSC. DBSC's principal assets include an FCC conditional satellite construction permit and specific orbital slot assignments for a total of 22 DBS frequencies.

    In December 1995, the Company advanced DBSC $16.0 million in the form of a note receivable to enable DBSC to make required payments under its satellite construction contract (EchoStar III). Additionally, during 1996, the Company made monthly advances to DBSC, in the form of additional notes receivable, to enable DBSC to meet the commitments under its satellite construction contract. Such advances made during 1996 aggregated $30.0 million. The $16.0 million note receivable from DBSC bears interest at 11.5% and the additional $30.0 million of notes receivable from DBSC bears interest at 11.25%. These notes receivable mature monthly, beginning December 29, 2003. Under the terms of the promissory notes, equal installments of principal and interest are due annually commencing December 1997. As of December 31, 1996, these notes receivable totaled $49.4 million, including accrued interest of $3.4 million. These notes are secured by all of DBSC's assets, as defined in the Security Agreement. Management estimates that the fair value of these notes approximates carrying value in the accompanying financial statements based on current risk adjusted interest rates. On January 8, 1997, EchoStar consummated the merger of DBSC with a wholly-owned subsidiary of EchoStar ("New DBSC"). Through June 30, 1997 EchoStar had issued approximately 647,000 shares (and expects to issue an additional 11,000 shares) of its Class A Common Stock to acquire the remaining 60% of DBSC which it did not previously own. This transaction was accounted for as a purchase and the excess of the purchase price over the fair value of DBSC's tangible assets was allocated to DBSC's FCC authorizations. DBSC's principal assets include an FCC conditional construction permit and specific orbital slot assignments for certain DBS frequencies. During 1997, upon consummation of the DBSC merger, the aforementioned notes receivable were eliminated, on a consolidated basis, in the related purchase accounting.

    In 1995, the Company purchased $1.0 million of DBS Industries, Inc.'s ("DBSI") convertible subordinated debentures, which mature July 1, 1998. In January and December 1996, the Company purchased an additional $3.0 million (maturing January 12, 1999), and $640,000 (maturing December 12, 1999), respectively, of DBSI's convertible subordinated debentures. If EchoStar were to convert these debentures, it would own approximately 14% of DBSI's common stock, based on the number of shares of DBSI common stock outstanding at December 31, 1996. Each of the debentures bears interest at the prime rate plus 2%, adjusted and payable quarterly (aggregate rate of 10.25% at December 31, 1996). DBSI, which is a reporting company under the Securities Exchange Act of 1934, is engaged in the development of satellite and radio systems for use in automating the control and distribution of gas and electric power by utility companies. Management believes the fair value of the DBSI debentures approximates carrying value in the accompanying financial statements based on current interest rates and the conversion features contained in the debentures.

                      ECHOSTAR COMMUNICATIONS CORPORATION

6. LONG-TERM DEBT

1994 NOTES

    On June 7, 1994, Dish, Ltd. issued the 1994 Notes which mature on June 1, 2004. The 1994 Notes issuance resulted in net proceeds to Dish, Ltd. of $323.3 million (including amounts attributable to the issuance of the Warrants (see
Note 9) and after payment of underwriting discount and other issuance costs aggregating approximately $12.6 million).

    The 1994 Notes bear interest at a rate of 12 7/8%, computed on a semi-annual bond equivalent basis. Interest on the 1994 Notes will not be payable in cash prior to June 1, 1999, with the 1994 Notes accreting to a principal value at stated maturity of $624.0 million by that date. Commencing December 1, 1999, interest on the 1994 Notes will be payable in cash on December 1 and June 1 of each year.

    The 1994 Notes rank senior in right of payment to all subordinated indebtedness of Dish, Ltd. and PARI PASSU in right of payment with all other senior indebtedness of Dish, Ltd., subject to the terms of an Intercreditor Agreement between Dish, Ltd., certain of its principal subsidiaries, and certain creditors thereof. The 1994 Notes are secured by liens on certain assets of Dish, Ltd., including EchoStar I and EchoStar II and all other components of the EchoStar DBS System owned by Dish, Ltd. and its subsidiaries. The 1994 Notes are further guaranteed by each material direct subsidiary of Dish, Ltd. (see Note
12). Although the 1994 Notes are titled "Senior," Dish, Ltd. has not issued, and does not have any current arrangements to issue, any significant indebtedness to which the 1994 Notes would be senior; however, the 1996 Notes are effectively subordinated to the 1994 Notes and all other liabilities of Dish, Ltd. and its subsidiaries. Furthermore, at December 31, 1995 and 1996, the 1994 Notes were effectively subordinated to approximately $5.4 million and $5.1 million of mortgage indebtedness, respectively, with respect to certain assets of Dish, Ltd.'s subsidiaries, not including the EchoStar DBS System, and rank PARI PASSU with the security interest of approximately $30.0 million of contractor financing.

    Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 1994 Notes are not redeemable at Dish, Ltd.'s option prior to June 1, 1999. Thereafter, the 1994 Notes will be subject to redemption, at the option of Dish, Ltd., in whole or in part, at redemption prices ranging from 104.828% during the year commencing June 1, 1999 to 100% of principal value at stated maturity on or after June 1, 2002 together with accrued and unpaid interest thereon to the redemption date. On each of June 1, 2002 and June 1, 2003, Dish, Ltd. will be required to redeem 25% of the original aggregate principal amount of 1994 Notes at a redemption price equal to 100% of principal value at stated maturity thereof, together with accrued and unpaid interest thereon to the redemption date. The remaining principal of the 1994 Notes matures on June 1, 2004.

    In the event of a change of control and upon the occurrence of certain other events, as described in the 1994 Notes Indenture, Dish, Ltd. will be required to make an offer to each holder of 1994 Notes to repurchase all or any part of such holder's 1994 Notes at a purchase price equal to 101% of the accreted value thereof on the date of purchase, if prior to June 1, 1999, or 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of purchase, if on or after June 1, 1999.

    The 1994 Notes Indenture contains restrictive covenants that, among other things, impose limitations on Dish, Ltd. and its subsidiaries with respect to their ability to: (i) incur additional indebtedness; (ii) issue preferred stock;
(iii) apply the proceeds of certain asset sales; (iv) create, incur or assume liens; (v) create dividend and other payment restrictions with respect to Dish, Ltd.'s subsidiaries; (vi) merge, consolidate or sell assets; (vii) incur subordinated or junior debt; and (viii) enter into transactions with affiliates. In

                      ECHOSTAR COMMUNICATIONS CORPORATION

6. LONG-TERM DEBT (CONTINUED)
addition, Dish, Ltd., may pay dividends on its equity securities only if (1) no default is continuing under the 1994 Notes Indenture; and (2) after giving effect to such dividend, Dish, Ltd.'s ratio of total indebtedness to cash flow (calculated in accordance with the 1994 Notes Indenture) would not exceed 4.0 to
1.0. Moreover, the aggregate amount of such dividends generally may not exceed the sum of 50% of Dish, Ltd.'s consolidated net income (calculated in accordance with the 1994 Notes Indenture) from the date of issuance of the 1994 Notes, plus 100% of the aggregate net proceeds to Dish, Ltd. from the issuance and sale of certain equity interests of Dish, Ltd. (including common stock).

1996 NOTES

    On March 25, 1996, ESBC completed the 1996 Notes Offering consisting of $580.0 million aggregate principal amount at stated maturity of the 1996 Notes. The 1996 Notes Offering resulted in net proceeds to ESBC of approximately $336.9 million (after payment of underwriting discount and other issuance costs aggregating approximately $13.1 million). The 1996 Notes bear interest at a rate of 13 1/8%, computed on a semi-annual bond equivalent basis. Interest on the 1996 Notes will not be payable in cash prior to March 15, 2000, with the 1996 Notes accreting to a principal amount at stated maturity of $580.0 million by that date. Commencing September 15, 2000, interest on the 1996 Notes will be payable in cash on September 15 and March 15 of each year. The 1996 Notes mature on March 15, 2004.

    The 1996 Notes rank PARI PASSU in right of payment with all senior indebtedness of ESBC. The 1996 Notes are guaranteed on a subordinated basis by ESBC's parent, EchoStar, and are secured by liens on certain assets of ESBC, EchoStar and certain of EchoStar's subsidiaries, including all of the outstanding capital stock of Dish, Ltd., which currently owns substantially all of EchoStar's operating subsidiaries. Although the 1996 Notes are titled "Senior,": (i) ESBC has not issued, and does not have any current arrangements to issue, any significant indebtedness to which the 1996 Notes would be senior; and (ii) the 1996 Notes are effectively subordinated to all liabilities of ECC (except liabilities to general creditors) and its other subsidiaries (except liabilities of ESBC), including liabilities to general creditors. As of December 31, 1996, the liabilities of EchoStar and its subsidiaries, exclusive of the 1996 Notes, aggregated approximately $694.0 million. In addition, net cash flows generated by the assets and operations of ESBC's subsidiaries will be available to satisfy the obligations of the 1996 Notes only at any time after payment of all amounts due and payable at such time under the 1994 Notes.

    Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 1996 Notes are not redeemable at ESBC's option prior to March 15, 2000. Thereafter, the 1996 Notes will be subject to redemption, at the option of ESBC, in whole or in part, at redemption prices ranging from 106.5625% during the year commencing March 15, 2000 to 100% on or after March 15, 2003 of principal amount at stated maturity, together with accrued and unpaid interest thereon to the redemption date. The entire principal balance of the 1996 Notes will mature on March 15, 2004.

    The 1996 Notes Indenture contains restrictive covenants that, among other things, impose limitations on ESBC with respect to its ability to: (i) incur additional indebtedness; (ii) issue preferred stock; (iii) apply the proceeds of certain asset sales; (iv) create, incur or assume liens; (v) create dividend and other payment restrictions with respect to ESBC's subsidiaries; (vi) merge, consolidate or sell assets; (vii) incur subordinated or junior debt; and (viii) enter into transactions with affiliates. In addition, ESBC may pay dividends on its equity securities only if (1) no default is continuing under the 1996 Notes Indenture; and (2) after giving effect to such dividend, ESBC's ratio of total indebtedness to cash flow (calculated in accordance with the 1996 Notes Indenture) would not exceed 5.0 to 1.0. Moreover, the

                      ECHOSTAR COMMUNICATIONS CORPORATION

6. LONG-TERM DEBT (CONTINUED)
aggregate amount of such dividends generally may not exceed the sum of 50% of ESBC's consolidated net income (calculated in accordance with the 1996 Notes Indenture) from January 1, 1996, plus 100% of the aggregate net cash proceeds received by ESBC and its subsidiaries from the issue or sale of certain equity interests of EchoStar (including common stock). The 1996 Notes Indenture permits ESBC to pay dividends and make other distributions to EchoStar without restrictions.

    In the event of a change of control, as described in the 1996 Notes Indenture, ESBC will be required to make an offer to each holder of 1996 Notes to repurchase all of such holder's 1996 Notes at a purchase price equal to 101% of the accreted value thereof on the date of purchase, if prior to March 15, 2000, or 101% of the aggregate principal amount at stated maturity thereof, together with accrued and unpaid interest thereon to the date of purchase, if on or after March 15, 2000.

1997 NOTES

    On June 25, 1997, DBS Corp completed the 1997 Notes Offering consisting of $375.0 million aggregate principal amount of the 1997 Notes. The 1997 Notes Offering resulted in net proceeds to DBS Corp of approximately $362.5 million (after payment of underwriting discounts and other issuance costs aggregating approximately $12.5 million). The 1997 Notes bear interest at a rate of 12 1/2%, computed semi-annually. Interest on the 1997 Notes will be payable in cash semi-annually on January 1 and July 1 of each year, with the first interest payment due January 1, 1998. Approximately $109.0 million of the net proceeds of the 1997 Notes Offering were placed in the Interest Escrow account to fund the first five semi-annual interest payments (through January 1, 2000). Approximately $112.0 million of the net proceeds of the 1997 Notes Offering were placed in the Satellite Escrow account to fund the construction launch and insurance of EchoStar's fourth DBS satellite ("EchoStar IV"). The 1997 Notes mature on July 1, 2002.

    The 1997 Notes rank PARI PASSU in right of payment with all senior indebtedness of DBS Corp. The 1997 Notes are guaranteed on a subordinated basis by DBS Corp's parent, EchoStar, and, contingent upon the occurrence of certain events, will be guaranteed by ESBC and Dish, Ltd. and certain other subsidiaries of DBS Corp and EchoStar. The 1997 Notes are secured by liens on the capital stock of DBS Corp, EchoStar IV, and certain other assets of DBS Corp and EchoStar. Although the 1997 Notes are titled "Senior:" (i) DBS Corp has not issued, and does not have any plans to issue, any significant indebtedness to which the 1997 Notes would be senior; and (ii) the 1997 Notes are effectively subordinated to all liabilities of ECC (except liabilities to general creditors). In addition, the ability of Dish, Ltd. to make distributions to DBS Corp is severely limited by the terms of an indenture to which it is subject, and the cash flow generated by the assets and operations of DBS Corp's subsidiaries will only be available to satisfy DBS Corp's obligations on the 1997 Notes to the extent that such subsidiaries are able to make distributions, directly or indirectly, to DBS Corp.

    Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 1997 Notes are not redeemable at DBS Corp's option prior to July 1, 2000. Thereafter, the 1997 Notes will be subject to redemption, at the option of DBS Corp, in whole or in part, at redemption prices decreasing from 106.25% during the year commencing July 1, 2000 to 100% on or after July 1, 2002, together with accrued and unpaid interest thereon to the redemption date.

    The 1997 Notes Indenture contains restrictive covenants that, among other things, impose limitations on the ability of DBS Corp to: (i) incur additional indebtedness; (ii) issue preferred stock; (iii) apply the proceeds of certain asset sales; (iv) create, incur or assume liens; (v) create dividend and other payment

                      ECHOSTAR COMMUNICATIONS CORPORATION

6. LONG-TERM DEBT (CONTINUED)
restrictions with respect to DBS Corp's subsidiaries; (vi) merge, consolidate or sell assets; (vii) incur subordinated or junior debt; and (viii) enter into transactions with affiliates. In addition, DBS Corp may pay dividends on its equity securities only if: (1) no default is continuing under the 1997 Notes Indenture; and (2) after giving effect to such dividend and the incurrence of any indebtedness (the proceeds of which are used to finance the dividend), DBS Corps's ratio of total indebtedness to cash flow (calculated in accordance with the 1997 Notes Indenture) would not exceed 6.0 to 1.0. Moreover, the aggregate amount of such dividends generally may not exceed the sum of the difference of cumulative consolidated cash flow (calculated in accordance with the 1997 Notes Indenture) minus 150% of consolidated interest expense of DBS Corp (calculated in accordance with the 1997 Notes Indenture) plus an amount equal to 100% of the aggregate net cash proceeds received by DBS Corp and its subsidiaries from the issuance or sale of equity interests of DBS Corp or EchoStar (other than equity interests sold to a subsidiary of DBS Corp or EchoStar, since June 25, 1997).

    In the event of a change of control, as defined in the 1997 Notes Indenture, DBS Corp will be required to make an offer to repurchase all of the 1997 Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

                      ECHOSTAR COMMUNICATIONS CORPORATION

6. LONG-TERM DEBT (CONTINUED)
OTHER LONG-TERM DEBT

    In addition to the 1994 Notes, the 1996 Notes and the 1997 Notes, other long-term debt consists of the following (in thousands, except monthly payment data):

                                                                                     DECEMBER 31,
                                                                                 --------------------   JUNE 30,
                                                                                   1995       1996        1997
                                                                                 ---------  ---------  -----------
                                                                                                       (UNAUDITED)
8.25% note payable for deferred satellite contract payments for EchoStar I due in equal monthly installments of $722,027, including interest, through
  February 2001................................................................  $  32,833  $  30,463   $  27,333
8.25% note payable for deferred satellite contract payments for EchoStar II due in equal monthly installments of $561,577, including interest, through
  November 2001................................................................          -     27,161      24,873
8.0% mortgage note payable due in equal monthly installments of $41,635, including interest, through May 2008; secured by land and office building
  with a net book value of approximately $4.1 million..........................      3,909      3,715       3,613
10.5% mortgage note payable due in equal monthly installments of $9,442, including interest, through November 1998; final payment of $854,000 due
  November 1998, secured by land and warehouse building with a net book value
  of approximately $886,000....................................................        910        892         882
9.9375% mortgage note payable due in equal quarterly principal installments of
  $10,625 plus interest through April 2009, secured by land and office building
  with a net book value of approximately $802,000..............................        574        531         510
9.5% note payable due 90 days following the successful launch and checkout of
  EchoStar III.................................................................          -          -         500
                                                                                 ---------  ---------  -----------
Total long-term debt, excluding the 1994 Notes, 1996 Notes and 1997 Notes......     38,226     62,762      57,711
Less current portion...........................................................     (4,782)   (11,334)    (12,332)
                                                                                 ---------  ---------  -----------
Long-term debt, excluding current portion......................................  $  33,444  $  51,428   $  45,379
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

                      ECHOSTAR COMMUNICATIONS CORPORATION

6. LONG-TERM DEBT (CONTINUED)
    Future maturities of amounts outstanding under the Company's long-term debt facilities as of December 31, 1996 are summarized as follows (in thousands):

                                                                            DEFERRED
                                                                            SATELLITE
                                                                            CONTRACT      MORTGAGE
                                                 1994 NOTES   1996 NOTES    PAYMENTS    NOTES PAYABLE     TOTAL
                                                 -----------  -----------  -----------  -------------  ------------
YEAR ENDING DECEMBER 31,
  1997.........................................  $         -  $         -   $  11,061     $     273    $     11,334
  1998.........................................            -            -      12,009         1,141          13,150
  1999.........................................            -            -      13,038           289          13,327
  2000.........................................            -            -      14,156           309          14,465
  2001.........................................            -            -       7,360           331           7,691
  Thereafter...................................      624,000      580,000           -         2,795       1,206,795
  Unamortized discount.........................     (186,873)    (193,835)          -             -        (380,708)
                                                 -----------  -----------  -----------       ------    ------------
  Total........................................  $   437,127  $   386,165   $  57,624     $   5,138    $    886,054
                                                 -----------  -----------  -----------       ------    ------------
                                                 -----------  -----------  -----------       ------    ------------

    The following table summarizes the book and fair values of the Company's debt facilities at December 31, 1996 (dollars in thousands). Fair values for the Company's 1994 Notes and 1996 Notes are based on quoted market prices. The fair value of the Company's Deferred Satellite Contract Payments and mortgage notes payable are estimated using discounted cash flow analyses. The interest rates assumed in such discounted cash flow analyses reflect interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

                                                                                         BOOK VALUE    FAIR VALUE
                                                                                         -----------  ------------
1994 Notes.............................................................................   $ 437,127   $    526,282
1996 Notes.............................................................................     386,165        435,986
Deferred satellite contract payments...................................................      57,624         56,471
Mortgage notes payable.................................................................       5,138          5,138
                                                                                         -----------  ------------
                                                                                          $ 886,054   $  1,023,877
                                                                                         -----------  ------------
                                                                                         -----------  ------------

DEFERRED SATELLITE CONTRACT PAYMENTS

    The majority of the purchase price for the satellites is required to be paid in progress payments, with the remainder payable in the form of non-contingent payments which are deferred until after the respective satellites are in orbit (the "Deferred Payments"). Interest rates on the Deferred Payments range between 7.75% and 8.25% (to be determined 90 days prior to the launch of the each satellite) and payments are made over a period of five years after the delivery and launch of each such satellite. EchoStar utilized $36.0 million and $28.0 million of contractor financing for EchoStar I and EchoStar II, respectively. The Deferred Payments with respect to EchoStar I and EchoStar II are secured by substantially all assets of Dish, Ltd. and its subsidiaries (subject to certain restrictions) and a corporate guarantee of ECC.

                      ECHOSTAR COMMUNICATIONS CORPORATION

6. LONG-TERM DEBT (CONTINUED)
Contractor financing of $15.0 million also will be used for each of EchoStar III and EchoStar IV. EchoStar will issue a corporate guarantee with respect to the contractor financing for EchoStar III and EchoStar IV.

BANK CREDIT FACILITY

    From May 1994 to May 1996, certain of EchoStar's subsidiaries maintained a revolving credit facility (the "Credit Facility") with a bank for the purposes of funding working capital advances and meeting letter of credit requirements associated with certain inventory purchases and satellite construction payments. The Credit Facility expired in May 1996. EchoStar currently does not intend to obtain a replacement credit facility.

7. INCOME TAXES

    The components of the (provision for) benefit from income taxes are as follows (in thousands):

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1994       1995       1996
                                                                                     ---------  ---------  ---------
Current (provision) benefit:
  Federal..........................................................................  $  (5,951) $   1,350  $   4,586
  State............................................................................       (853)       (67)       (49)
  Foreign..........................................................................       (925)      (301)      (209)
                                                                                     ---------  ---------  ---------
                                                                                        (7,729)       982      4,328
Deferred benefit:
  Federal..........................................................................      6,342      4,383     47,902
  State............................................................................        988        380      2,463
                                                                                     ---------  ---------  ---------
                                                                                         7,330      4,763     50,365
                                                                                     ---------  ---------  ---------
    Total benefit (provision)......................................................  $    (399) $   5,745  $  54,693
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

    As of December 31, 1996, the Company had net operating loss carryforwards ("NOLs") for Federal income tax purposes of approximately $77.6 million. The NOLs expire beginning in year 2011. The use of the NOLs is subject to statutory and regulatory limitations regarding changes in ownership. SFAS No. 109 requires that the tax benefit of NOLs for financial reporting purposes be recorded as an asset and that deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets. To the extent that management assesses the realization of deferred tax assets to be less than "more likely than not," a valuation reserve is established.

                      ECHOSTAR COMMUNICATIONS CORPORATION

7. INCOME TAXES (CONTINUED)

    The temporary differences which give rise to deferred tax assets and liabilities as of December 31, 1995 and 1996 are as follows (in thousands):

                                                                                                  DECEMBER 31,
                                                                                              ---------------------
                                                                                                1995        1996
                                                                                              ---------  ----------
Current deferred tax assets:
  Accrued royalties.........................................................................  $       -  $    3,029
  Inventory reserves and cost methods.......................................................        834       1,811
  Accrued expenses and other................................................................        257       1,582
  Allowance for doubtful accounts...........................................................        456         674
  Reserve for warranty costs................................................................        385         284
                                                                                              ---------  ----------
Total current deferred tax assets...........................................................      1,932       7,380
Current deferred tax liabilities:
  Unrealized holding gain on marketable investment securities...............................       (153)         (6)
  Subscriber acquisition costs..............................................................          -     (19,937)
                                                                                              ---------  ----------
Total current deferred tax liabilities......................................................       (153)    (19,943)
                                                                                              ---------  ----------
    Net current deferred tax assets (liabilities)...........................................      1,779     (12,563)
Noncurrent deferred tax assets:
  Net operating loss carryforwards..........................................................          -      77,577
  Amortization of original issue discount on 1994 and 1996 Notes............................     15,439      34,914
  Other.....................................................................................          7       3,458
                                                                                              ---------  ----------
Total noncurrent deferred tax assets........................................................     15,446     115,949
Noncurrent deferred tax liabilities:
  Capitalized costs deducted for tax........................................................     (2,351)    (17,683)
  Depreciation..............................................................................       (986)    (18,927)
                                                                                              ---------  ----------
Total noncurrent deferred tax liabilities...................................................     (3,337)    (36,610)
                                                                                              ---------  ----------
    Noncurrent net deferred tax assets......................................................     12,109      79,339
                                                                                              ---------  ----------
    Net deferred tax assets.................................................................  $  13,888  $   66,776
                                                                                              ---------  ----------
                                                                                              ---------  ----------

    No valuation reserve has been provided for the above deferred tax assets because the Company currently believes it is more likely than not that these assets will be realized. If future operating results differ materially and adversely from the Company's current expectations, its judgment regarding the need for a valuation allowance may change. EchoStar has fully reserved the 1997 additions to its deferred tax assets.

    The actual tax provisions for 1994, 1995 and 1996 are reconciled to the amounts computed by applying the statutory federal tax rate to income before taxes as follows (dollars in thousands):

                                                                       1994                     1995             1996
                                                             ------------------------  ----------------------  ---------
                                                               AMOUNT       PERCENT     AMOUNT      PERCENT     AMOUNT
                                                             -----------  -----------  ---------  -----------  ---------
Statutory rate.............................................   $    (166)       (34.0)% $   6,031        35.0%  $  54,488
State income taxes, net of federal benefit.................         (88 )      (18.0 )       203         1.2       2,864
Tax exempt interest income.................................          60         12.3          10         0.1           -
Research and development credits...........................         156         31.9          31         0.2           -
Non-deductible interest expense............................        (258 )      (52.7 )      (293)       (1.7 )    (2,099)
Other......................................................        (103 )      (21.1 )      (237)       (1.5 )      (560)
                                                                  -----        -----   ---------         ---   ---------
  Total (provision for) benefit from income taxes..........  $     (399 )      (81.6 )% $   5,745       33.3%  $  54,693
                                                                  -----        -----   ---------         ---   ---------
                                                                  -----        -----   ---------         ---   ---------


                                                               PERCENT
                                                             -----------
Statutory rate.............................................        35.0%
State income taxes, net of federal benefit.................         1.8
Tax exempt interest income.................................           -
Research and development credits...........................           -
Non-deductible interest expense............................        (1.3 )
Other......................................................        (0.4 )
                                                                    ---
  Total (provision for) benefit from income taxes..........        35.1%
                                                                    ---
                                                                    ---

                      ECHOSTAR COMMUNICATIONS CORPORATION

8. EMPLOYEE BENEFIT PLAN

    The Company sponsors a 401(k) Employee Savings Plan (the "401(k) Plan") for eligible employees. Voluntary employee contributions to the 401(k) Plan may be matched 50% by the Company, subject to a maximum annual contribution by the Company of $1,000 per employee. The Company may also make an annual discretionary contribution to the plan with approval by the Company's Board of Directors, subject to the maximum deductible limit provided by the Internal Revenue Code of 1986, as amended. The Company's total cash contributions to the 401(k) Plan totaled $170,000, $177,000 and $226,000 during 1994, 1995 and 1996, respectively. Additionally, the Company contributed 55,000 shares of its Class A Common Stock in each of 1995 and 1996 (fair value of approximately $1.1 million and $935,000, respectively) to the 401(k) Plan as discretionary contributions.

9. STOCKHOLDERS' EQUITY

COMMON STOCK

    The Class A, Class B and Class C Common Stock are equivalent in all respects except voting rights. Holders of Class A and Class C Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Each share of Class B and Class C Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock. Upon a change in control of ECC, each holder of outstanding shares of Class C Common Stock is entitled to ten votes for each share of Class C Common Stock held. ECC's principal stockholder owns all outstanding Class B Common Stock and all other stockholders own Class A Common Stock.

8% SERIES A CUMULATIVE PREFERRED STOCK

    On May 6, 1994, the Company exchanged 1,616,681 shares of its 8% Series A Cumulative Preferred Stock with its principal stockholder in consideration for the cancellation of a note, plus accrued and unpaid interest thereon. Approximately 5%, or 80,834 shares, of the 8% Series A Cumulative Preferred Stock were subsequently transferred to another stockholder and officer of the Company.

    Each share of the 8% Series A Cumulative Preferred Stock is convertible, at the option of the holder, into one share of Class A Common Stock, subject to adjustment from time to time upon the occurrence of certain events, including, among other things: (i) dividends or distributions on Class A Common Stock payable in Class A Common Stock or certain other capital stock; (ii) subdivisions, combinations or certain reclassifications of Class A Common Stock; and (iii) issuance of Class A Common Stock or rights, warrants or options to purchase Class A Common Stock at a price per share less than the liquidation preference per share. In the event of the liquidation, dissolution or winding up of EchoStar, the holders of 8% Series A Cumulative Preferred Stock would be entitled to receive an amount equal to approximately $11.38 per share as of December 31, 1996.

    The aggregate liquidation preference for all outstanding shares of 8% Series A Cumulative Preferred Stock is limited to the principal amount represented by the note, plus accrued and unpaid dividends thereon. Each share of 8% Series A Cumulative Preferred Stock is entitled to receive dividends equal to eight percent per annum of the initial liquidation preference for such share. Each share of 8% Series A Cumulative Preferred Stock automatically converts into shares of Class A Common Stock in the event they are transferred to any person other than certain permitted transferees and is entitled to the equivalent of ten votes for each share of Class A Common Stock into which it is convertible. Except as otherwise

                      ECHOSTAR COMMUNICATIONS CORPORATION

9. STOCKHOLDERS' EQUITY (CONTINUED)
required by law, holders of 8% Series A Cumulative Preferred Stock vote together with the holders of Class A and Class B Common Stock as a single class.

    All accrued dividends payable to Mr. Ergen on his Dish, Ltd. 8% Series A Cumulative Preferred Stock through the date of the Exchange ($1.4 million), and all accrued dividends payable to the remaining holder of Dish, Ltd. 8% Series A Cumulative Preferred Stock through the date of the Merger ($107,000), will remain obligations of Dish, Ltd. (Note 1); however, no additional dividends will accrue with respect to the Dish, Ltd. 8% Series A Cumulative Preferred Stock. The 1994 Notes Indenture places significant restrictions on the payment of those dividends. As of December 31, 1996 and June 30, 1997, additional accrued dividends payable to Mr. Ergen by ECC on the ECC 8% Series A Cumulative Preferred Stock totaled $1.7 million and $2.0 million, respectively. Cumulative but unpaid dividends totaled approximately $2.1 million, $3.3 million and $3.6 million at December 31, 1995 and 1996 and June 30, 1997 respectively, including amounts which remain the obligation of Dish, Ltd.

WARRANTS

    In conjunction with the 1994 Notes Offering, described in Note 6, the Company issued 3,744,000 Warrants for the purchase of Dish, Ltd. Class A Common Stock. Effective with the Merger (see Note 1), the Warrants became exercisable for 2,808,000 shares of ECC's Class A Common Stock. The Warrants were valued at $26.1 million.

    Each Warrant entitles the registered holder thereof, at such holder's option, to purchase one share of ECC Class A Common Stock at a purchase price of $0.01 per share (the "Exercise Price"). The Exercise Price with respect to all of the Warrants was paid in advance and, therefore, no additional amounts are receivable by the Company upon exercise of the Warrants. As of December 31, 1996, Warrants to purchase approximately 2,000 shares of the Company's Class A Common Stock (as adjusted for the Exchange Ratio) remain outstanding.

10. STOCK COMPENSATION PLANS

    The Company has two stock-based compensation plans, which are described below. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its stock-based compensation plans. Under APB 25, because the exercise price of the Company's employees stock options is equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting and Disclosure of Stock-Based Compensation," ("SFAS No. 123") which established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company elected to not adopt SFAS No. 123 for expense recognition purposes.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock-based compensation plans using the fair value method prescribed by that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rate of 6.12% and 6.80% for 1995 and 1996, respectively; dividend yields of 0.0% during each period; volatility factors of the expected market price of the

                      ECHOSTAR COMMUNICATIONS CORPORATION

10. STOCK COMPENSATION PLANS (CONTINUED)
Company's Class A Common Stock of 62%, and a weighted-average expected life of the options of six years.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. The Company's pro forma net loss attributable to common shares and pro forma loss per common and common equivalent share were as follows:

                                                                                                DECEMBER 31,
                                                                                           -----------------------
                                                                                              1995        1996
                                                                                           ----------  -----------
Net loss attributable to common shares...................................................  $  (13,079) $  (103,120)
                                                                                           ----------  -----------
Loss per common and common equivalent share..............................................  $    (0.37) $     (2.54)
                                                                                           ----------  -----------
                                                                                           ----------  -----------

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based compensation awards.

    In April 1994, the Company adopted a stock incentive plan (the "Stock Incentive Plan") to provide incentive to attract and retain officers, directors and key employees. ECC assumed all outstanding options for the purchase of Dish, Ltd. common stock effective with the Exchange and Merger and has reserved up to 10 million shares of its Class A Common Stock for granting awards under the Stock Incentive Plan. Awards available under the Stock Incentive Plan include:
(i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. All options granted through December 31, 1996 have included exercise prices not less than the fair market value of the Shares at the date of grant and vest as determined by the Company's Board of Directors, generally at the rate of 20% per year.

                      ECHOSTAR COMMUNICATIONS CORPORATION

10. STOCK COMPENSATION PLANS (CONTINUED)
    A summary of the Company's incentive stock option activity for the years ended December 31, 1995 and 1996 is as follows:

                                                                            1995                     1996
                                                                   -----------------------  -----------------------
                                                                                WEIGHTED-                WEIGHTED-
                                                                                 AVERAGE                  AVERAGE
                                                                                EXERCISE                 EXERCISE
                                                                    OPTIONS       PRICE      OPTIONS       PRICE
                                                                   ----------  -----------  ----------  -----------
Options outstanding at beginning of year.........................     744,872   $    9.33    1,117,133   $   12.23
Granted..........................................................     419,772       17.13      138,790       27.02
Exercised........................................................      (4,284)       9.33     (103,766)      10.24
Forfeited........................................................     (43,227)      10.55     (126,884)      13.27
                                                                   ----------  -----------  ----------  -----------
Options outstanding at end of year...............................   1,117,133   $   12.23    1,025,273   $   14.27
                                                                   ----------  -----------  ----------  -----------
                                                                   ----------  -----------  ----------  -----------
Exercisable at end of year.......................................     142,474   $    9.33      258,368   $   11.31
                                                                   ----------  -----------  ----------  -----------
                                                                   ----------  -----------  ----------  -----------
Weighted-average fair value of options granted...................               $    9.86                $   16.96

                                                                               -----------              -----------
                                                                               -----------              -----------

    Exercise prices for options outstanding as of December 31, 1996 are as follows:

                                                                OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                                     -----------------------------------------  ------------------------
                                                       NUMBER        WEIGHTED-                    NUMBER
                                                     OUTSTANDING      AVERAGE       WEIGHTED-   EXERCISABLE   WEIGHTED-
                                                        AS OF        REMAINING       AVERAGE       AS OF       AVERAGE
                     RANGE OF                         DECEMBER      CONTRACTUAL     EXERCISE     DECEMBER     EXERCISE
                  EXERCISE PRICES                     31, 1996         LIFE           PRICE      31, 1996       PRICE
---------------------------------------------------  -----------  ---------------  -----------  -----------  -----------
$9.333-$11.870.....................................     607,462           5.50      $    9.48      203,757    $    9.41
17.000-20.250......................................     279,021           6.71          18.48       54,611        18.51
26.690-29.360......................................     138,790           7.58          27.02            -            -
                                                     -----------           ---     -----------  -----------  -----------
$9.333-$29.360.....................................   1,025,273           6.11      $   14.27      258,368    $   11.31
                                                     -----------           ---     -----------  -----------  -----------
                                                     -----------           ---     -----------  -----------  -----------

    In March 1994, the Company entered into an employment agreement with one of its executive officers. The officer was granted an option, containing certain conditions to vesting, to purchase 322,208 shares of Class A Common Stock of the Company for $1.0 million at any time prior to December 31, 1999, subject to certain limitations. One-half of this option became exercisable on December 31, 1994 and the remainder became exercisable on December 31, 1995. The option was not granted pursuant to the Stock Incentive Plan. During 1996, this option was fully exercised.

    Effective March 1995, the Company granted an additional option to a key employee to purchase 33,000 shares of EchoStar's Class A Common Stock, which vests 50% in March 1996 and 50% in March 1997. The exercise price for each share of Class A Common Stock is $11.87 per share. The option was not granted pursuant to the Stock Incentive Plan. In December 1996, the vested portion of this option was exercised and the unvested portion of the option was canceled.

                      ECHOSTAR COMMUNICATIONS CORPORATION

11. OTHER COMMITMENTS AND CONTINGENCIES

SATELLITE CONTRACTS

    EchoStar has contracted with Martin for the construction and delivery of high powered DBS satellites and for related services. Martin constructed both EchoStar I and EchoStar II and is in the construction phase on EchoStar III and EchoStar IV. The construction contract for EchoStar III includes a per diem penalty of $3,333, to a maximum of $100,000, if EchoStar III is not delivered by July 31, 1997. Beginning September 1, 1997, additional delays in the delivery of EchoStar III would result in additional per diem penalties of $33,333, up to a maximum of $5.0 million in the aggregate. The contract for EchoStar IV includes a per diem penalty of $50,000, to a maximum of $5.0 million in the aggregate, if EchoStar IV is not delivered by February 15, 1998. The contract also contains a provision whereby Martin is entitled to an early delivery incentive payment of $50,000 for each day before February 15, 1998 the satellite is delivered to the launch site of Baikonur, Kazakhstan, up to a maximum of $5.0 million in the aggregate.

    EchoStar has entered into a contract for launch services with Lockheed Martin Commercial Launch Services, Inc. ("Lockheed") for the launch of EchoStar III from Cape Canaveral Air Station, Florida during the fall of 1997, subject to delay or acceleration in certain circumstances (the "Lockheed Contract"). The Lockheed Contract provides for launch of the satellite utilizing an Atlas IIAS launch vehicle. EchoStar has made an initial payment to Lockheed of $5.0 million and the remaining price is payable in installments in accordance with the payment schedule set forth in the Lockheed Contract, which requires that substantially all payments be made to Lockheed prior to the launch.

    EchoStar has contracted with Lockheed-Khrunichev-Energia-International, Inc. ("LKE") for the launch of EchoStar IV in the first quarter of 1998 from the Baikonur Cosmodrome in the Republic of Kazakhstan, a territory of the former Soviet Union, utilizing a Proton launch vehicle (the "LKE Contract"). Either party may request a delay in the launch period, subject to the payment of penalties based on the length of the delay and the proximity of the request to the launch date. EchoStar has paid LKE $20.0 million pursuant to the LKE Contract. Additional payments to LKE are required in 1997.

    In addition to its working capital requirements, during the remainder of 1997 EchoStar expects to expend: (i) approximately $128.1 million in connection with the construction launch, insurance and deployment of EchoStar III ($83.6 million) and EchoStar IV ($44.5 million). Additionally, EchoStar will expend approximately $1.3 million per month to meet debt service requirements relative to deferred satellite construction payments for EchoStar I and EchoStar II. During the fourth quarter of 1997, EchoStar's debt service requirements on the deferred satellite construction payments will increase to approximately $1.6 million per month following the launch of EchoStar III (launched on October 5, 1997). Capital expenditures related to EchoStar IV may increase in the event of delays, cost overruns, increased costs associated with certain potential change orders under the Company's satellite or launch contracts, or a change in launch provider.

    The Company has filed applications with the Federal Communications Commission ("FCC") for authorization to construct, launch and operate a domestic fixed satellite service system ("FSS System") and a two satellite Ka-band satellite system. No assurances can be given that the Company's applications will be approved by the FCC or that, if approved, the Company will successfully develop the FSS System or the Ka-band satellite system. The Company believes that establishment of the FSS System or the Ka-band satellite system would enhance its competitive position in the DTH industry. In the event the Company's FSS or Ka-band satellite system applications are approved by the FCC, additional debt or equity financing would be required. Financing alternatives related to the FSS and Ka-band satellite systems are currently

                      ECHOSTAR COMMUNICATIONS CORPORATION

11. OTHER COMMITMENTS AND CONTINGENCIES (CONTINUED) being pursued by the Company. No assurances can be given that financing will be available, or that it will be available on terms acceptable to the Company.

LEASES

    Future minimum lease payments under noncancelable operating leases as of December 31, 1996, are as follows (in thousands):

YEAR ENDING DECEMBER 31,
  1997..............................................................  $     869
  1998..............................................................        492
  1999..............................................................        180
  2000..............................................................         21
  2001..............................................................          2
  Thereafter........................................................          -
                                                                      ---------
Total minimum lease payments........................................  $   1,564
                                                                      ---------
                                                                      ---------

    Rental expense for operating leases aggregated $1.4 million, $1.2 million, and $950,000 during the years ended December 31, 1994, 1995 and 1996, respectively.

PURCHASE COMMITMENTS

    The Company has entered into agreements with various manufacturers to purchase DBS satellite receivers and related components manufactured to its specifications. As of June 30, 1997, the remaining commitments total approximately $141.7 million and the total of all outstanding purchase order commitments with domestic and foreign suppliers was $148.1 million. All of the purchases related to these commitments are expected to be made during 1997. The Company expects to finance these purchases from available cash, the proceeds of the 1997 Notes Offering, and cash flows generated from sales of DISH Network programming and related DBS inventory.

OTHER RISKS AND CONTINGENCIES

    The Company is subject to various legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

12. CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS

    Presented below is condensed consolidating financial information for EchoStar and its subsidiaries as of and for the years ended December 31, 1995 and 1996. See Note 6 for a more complete description of the subsidiary guarantors of each of the 1996 Notes and the 1994 Notes. Because the formations of EchoStar (incorporated in 1995), DBS Corp (incorporated in 1996) and ESBC (incorporated in 1996) were all accounted for as reorganizations of entities under common control, the consolidated financial statements of Dish, Ltd. as of December 31, 1994 and for the year then ended also represent the financial statements of EchoStar, DBS Corp and ESBC. Therefore, condensed consolidating financial information for the subsidiary guarantors of the 1996 Notes and the 1994 Notes for the year ended December 31, 1994 is not presented.

                      ECHOSTAR COMMUNICATIONS CORPORATION

12. CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)
    Condensed consolidating financial information is presented for the following entities:

Consolidated Dish, Ltd. (referred to as "Dish")           Consolidated DBS Corp (referred to as "DBS Corp")
ESBC Parent Company Only (referred to as "ESBC -- PC")    ECC Parent Company Only (referred to as "ECC -- PC")
Consolidating and eliminating adjustments (referred to    Other direct wholly owned subs of ECC (referred to as
  as "C&E")                                                 "Other")
Consolidated ESBC (referred to as "ESBC")                 Consolidated ECC (referred to as "ECC")
DBS Corp Parent Company Only (referred to as "DBS Corp -- PC")

CONDENSED CONSOLIDATING BALANCE SHEETS--AS OF DECEMBER 31, 1995 (IN MILLIONS)

                                                                                        ECC-
                                                                            DISH         PC          OTHER        C&E        ECC
                                                                          ---------  -----------  -----------  ---------  ---------
ASSETS
Current Assets:
  Cash and cash equivalents.............................................  $      14   $       8    $       -   $       -  $      22
  Marketable investment securities......................................          -          15            -           -         15
  Trade accounts receivable, net........................................         10           -            -           -         10
  Inventories...........................................................         39           -            -           -         39
  Other current assets..................................................         18           -            -           -         18
                                                                          ---------       -----        -----   ---------  ---------
Total current assets....................................................         81          23            -           -        104

Investments in subsidiaries.............................................          -          93            -         (93)         -
Restricted cash and marketable investment securities....................        100           -            -           -        100
Property and equipment, net.............................................        333           -           21           -        354
Advances to affiliates, net.............................................          -          21            -         (21)         -
Other noncurrent assets.................................................         45          20            -           -         65
                                                                          ---------       -----        -----   ---------  ---------
    Total assets........................................................  $     559   $     157    $      21   $    (114) $     623
                                                                          ---------       -----        -----   ---------  ---------
                                                                          ---------       -----        -----   ---------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Trade accounts payable................................................  $      19   $       -    $       -   $       -  $      19
  Deferred revenue......................................................          1           -            -           -          1
  Accrued expenses and other current liabilities........................         26           -            -           -         26
  Current portion of long-term debt.....................................          5           -            -           -          5
                                                                          ---------       -----        -----   ---------  ---------
Total current liabilities...............................................         51           -            -           -         51
Advances from affiliates, net...........................................          -           -           21         (21)         -
1994 Notes..............................................................        382           -            -           -        382
Mortgage and other notes payable, excluding current portion.............         33           -            -           -         33
                                                                          ---------       -----        -----   ---------  ---------
  Total long-term liabilities...........................................        415           -           21         (21)       415
                                                                          ---------       -----        -----   ---------  ---------
    Total liabilities...................................................        466           -           21         (21)       466
Stockholders' equity (deficit)..........................................         93         157            -         (93)       157
                                                                          ---------       -----        -----   ---------  ---------
    Total liabilities and stockholders' equity (deficit)................  $     559   $     157    $      21   $    (114) $     623
                                                                          ---------       -----        -----   ---------  ---------
                                                                          ---------       -----        -----   ---------  ---------

                      ECHOSTAR COMMUNICATIONS CORPORATION

12. CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

CONDENSED CONSOLIDATING BALANCE SHEETS--AS OF DECEMBER 31, 1996 (IN MILLIONS)

                                                                                                                            DBS
                                                   DISH      ESBC- PC       C&E       ESBC     DBS CORP- PC      C&E       CORP
                                                 ---------  -----------  ---------  ---------  -------------  ---------  ---------
ASSETS
Current Assets:
  Cash and cash equivalents....................  $      25   $      14   $       -  $      39    $       -    $       -  $      39
  Marketable investment securities.............          -          19           -         19            -            -         19
  Trade accounts receivable, net...............         14           -           -         14            -            -         14
  Inventories..................................         73           -           -         73            -            -         73
  Subscriber acquisition costs, net............         68           -           -         68            -            -         68
  Other current assets.........................         19           -           -         19            -            -         19
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------
Total current assets...........................        199          33           -        232            -            -        232

Investment in subsidiary.......................          -           3          (3)         -            -            -          -
Restricted cash and marketable investment
  securities...................................         32          47           -         79            -            -         79
Property and equipment, net....................        500           -           -        500           29            -        529
Advances to affiliates, net....................          -         280        (135)       145            -          (76)        69
Deferred tax assets............................         74           5           -         79            -            -         79
Other noncurrent assets........................         26          12           -         38           60            -         98
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------
    Total assets...............................  $     831   $     380   $    (138) $   1,073    $      89    $     (76) $   1,086
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Trade accounts payable.......................  $      41   $       -   $       -  $      41    $       -    $       -  $      41
  Deferred revenue.............................        103           -           -        103            -            -        103
  Accrued expenses and other current
    liabilities................................         29           -           -         29            2            -         31
  Deferred tax liabilities.....................         13           -           -         13            -            -         13
  Current portion of long-term debt............         11           -           -         11            -            -         11
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------
Total current liabilities......................        197           -           -        197            2            -        199

Long-term deferred signal carriage revenue.....          6           -           -          6            -            -          6
Advances from affiliates, net..................        135           -        (135)         -           76          (76)         -
Investment in subsidiaries.....................          -           -           -          -            6           (6)         -
1994 Notes.....................................        437           -           -        437            -            -        437
1996 Notes.....................................          -         386           -        386            -            -        386
Mortgage and other notes payable, excluding
  current portion..............................         52           -           -         52           12            -         64
Other long-term liabilities....................          1           -           -          1            -            -          1
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------
  Total long-term liabilities..................        631         386        (135)       882           94          (82)       894
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------
    Total liabilities..........................        828         386        (135)     1,079           96          (82)     1,093
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------

Stockholders' equity (deficit).................          3          (6)         (3)        (6)          (7)           6         (7)
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------
  Total liabilities and stockholders' equity
    (deficit)..................................  $     831   $     380   $    (138) $   1,073    $      89    $     (76) $   1,086
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------
                                                 ---------       -----   ---------  ---------        -----    ---------  ---------


                                                   ECC- PC       OTHER        C&E        ECC
                                                    -----     -----------  ---------  ---------
ASSETS
Current Assets:
  Cash and cash equivalents....................   $       -    $       -   $       -  $      39
  Marketable investment securities.............           -            -           -         19
  Trade accounts receivable, net...............           -            -           -         14
  Inventories..................................           -            -           -         73
  Subscriber acquisition costs, net............           -            -           -         68
  Other current assets.........................           1            3           -         23
                                                      -----        -----   ---------  ---------
Total current assets...........................           1            3           -        236
Investment in subsidiary.......................           -            -           -          -
Restricted cash and marketable investment
  securities...................................           -            -           -         79
Property and equipment, net....................           -           62           -        591
Advances to affiliates, net....................           -            -         (69)         -
Deferred tax assets............................           -            1          (1)        79
Other noncurrent assets........................          70            -         (12)       156
                                                      -----        -----   ---------  ---------
    Total assets...............................   $      71    $      66   $     (82) $   1,141
                                                      -----        -----   ---------  ---------
                                                      -----        -----   ---------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Trade accounts payable.......................   $       -    $       1   $      (1) $      41
  Deferred revenue.............................           -            -           -        103
  Accrued expenses and other current
    liabilities................................           1            -          (2)        30
  Deferred tax liabilities.....................           -            -           -         13
  Current portion of long-term debt............           -            -           -         11
                                                      -----        -----   ---------  ---------
Total current liabilities......................           1            1          (3)       198
Long-term deferred signal carriage revenue.....           -            -           -          6
Advances from affiliates, net..................           2           64         (66)         -
Investment in subsidiaries.....................           7            -          (7)         -
1994 Notes.....................................           -            -           -        437
1996 Notes.....................................           -            -           -        386
Mortgage and other notes payable, excluding
  current portion..............................           -            -         (12)        52
Other long-term liabilities....................           -            -           -          1
                                                      -----        -----   ---------  ---------
  Total long-term liabilities..................           9           64         (85)       882
                                                      -----        -----   ---------  ---------
    Total liabilities..........................          10           65         (88)     1,080
                                                      -----        -----   ---------  ---------
Stockholders' equity (deficit).................          61            1           6         61
                                                      -----        -----   ---------  ---------
  Total liabilities and stockholders' equity
    (deficit)..................................   $      71    $      66   $     (82) $   1,141
                                                      -----        -----   ---------  ---------
                                                      -----        -----   ---------  ---------

                      ECHOSTAR COMMUNICATIONS CORPORATION

12. CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1995
  (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                 ECC-
                                                                                    DISH          PC           C&E         ECC
                                                                                 -----------  -----------  -----------  ---------
REVENUE:
  DTH products and technical services..........................................   $     147    $       -    $       -   $     147
  C-band programming...........................................................          15            -            -          15
  Loan origination and participation income....................................           2            -            -           2
                                                                                      -----          ---          ---   ---------
Total revenue..................................................................         164            -            -         164

EXPENSES:
  DTH products and technical services..........................................         117            -            -         117
  C-band programming...........................................................          13            -            -          13
  Selling, general and administrative..........................................          39            -            -          39
  Depreciation and amortization................................................           3            -            -           3
                                                                                      -----          ---          ---   ---------
Total expenses.................................................................         172            -            -         172
                                                                                      -----          ---          ---   ---------
Operating income (loss)........................................................          (8)           -            -          (8)
Other Income (Expense):
  Interest income..............................................................          13            1            -          14
  Interest expense, net of amounts capitalized.................................         (24)           -            -         (24)
  Minority interest in loss of consolidated joint venture and other............           1            -            -           1
  Equity in losses of subsidiaries.............................................           -          (12)          12           -
                                                                                      -----          ---          ---   ---------
Total other income (expense), net..............................................         (10)         (11)          12          (9)
                                                                                      -----          ---          ---   ---------
Income (loss) before income taxes..............................................         (18)         (11)          12         (17)
Income tax (provision) benefit, net............................................           6            -            -           6
                                                                                      -----          ---          ---   ---------
Net income (loss)..............................................................   $     (12)   $     (11)   $      12   $     (11)
                                                                                      -----          ---          ---   ---------
                                                                                      -----          ---          ---   ---------
Net loss attributable to common shares.........................................           -            -            -   $     (13)
                                                                                      -----          ---          ---   ---------
                                                                                      -----          ---          ---   ---------
Weighted-average common shares outstanding.....................................           -            -            -          36
                                                                                      -----          ---          ---   ---------
                                                                                      -----          ---          ---   ---------
Loss per common and common equivalent share....................................           -            -            -   $   (0.36)
                                                                                      -----          ---          ---   ---------
                                                                                      -----          ---          ---   ---------

                      ECHOSTAR COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS-YEAR ENDED DECEMBER 31, 1996
  (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    ESBC-                                  DBS CORP-                     DBS
                                        DISH         PC           C&E         ESBC            PC             C&E        CORP
                                      ---------  -----------     -----     -----------  ---------------     -----     ---------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
REVENUE:
  DTH products and technical
    services........................  $     136   $       -    $       -    $     136      $       -      $       -   $     136
  DISH Network
    promotions-subscription
    television services and
    products........................         23           -            -           23              -              -          23
  DISH Network subscription
    television services.............         38           -            -           38              -              -          38
  C-band programming................         12           -            -           12              -              -          12
  Loan origination and participation
    income..........................          1           -            -            1              -              -           1
                                      ---------       -----          ---        -----          -----          -----   ---------
Total revenue.......................        210           -            -          210              -              -         210

EXPENSES:
  DTH products and technical
    services........................        124           -            -          124              -              -         124
  DISH Network programming..........         19           -            -           19              -              -          19
  C-band programming................         11           -            -           11              -              -          11
  Selling, general and
    administrative..................         87           -            -           87              -              -          87
  Subscriber promotion subsidies....         35           -            -           35              -              -          35
  Amortization of subscriber
    acquisition costs...............         16           -            -           16              -              -          16
  Depreciation and amortization.....         27           -            -           27              -              -          27
                                      ---------       -----          ---        -----          -----          -----   ---------
Total expenses......................        319           -            -          319              -              -         319
                                      ---------       -----          ---        -----          -----          -----   ---------

Operating income (loss).............       (109)          -            -         (109)             -              -        (109)

Other Income (Expense):
  Interest income...................          4          10            -           14              -              -          14
  Interest expense, net of amounts
    capitalized.....................        (37)        (24)           -          (61)            (1)             -         (62)
  Equity in losses of
    subsidiaries....................          -         (92)          92            -           (101)           101           -
                                      ---------       -----          ---        -----          -----          -----   ---------
Total other income (expense), net...        (33)       (106)          92          (47)          (102)           101         (48)
                                      ---------       -----          ---        -----          -----          -----   ---------

Income (loss) before income taxes...       (142)       (106)          92         (156)          (102)           101        (157)
Income tax (provision) benefit,
net.................................         50           5            -           55              -              -          55
                                      ---------       -----          ---        -----          -----          -----   ---------
Net income (loss)...................  $     (92)  $    (101)   $      92    $    (101)     $    (102)     $     101   $    (102)
                                      ---------       -----          ---        -----          -----          -----   ---------
                                      ---------       -----          ---        -----          -----          -----   ---------

Net loss attributable to common
shares..............................          -           -            -            -              -              -           -
                                      ---------       -----          ---        -----          -----          -----   ---------
                                      ---------       -----          ---        -----          -----          -----   ---------

Weighted-average common shares
  outstanding.......................          -           -            -            -              -              -           -
                                      ---------       -----          ---        -----          -----          -----   ---------
                                      ---------       -----          ---        -----          -----          -----   ---------

Loss per common and common
  equivalent share..................          -           -            -            -              -              -           -
                                      ---------       -----          ---        -----          -----          -----   ---------
                                      ---------       -----          ---        -----          -----          -----   ---------

                                         ECC-
                                          PC          OTHER         C&E         ECC
                                      -----------  -----------     -----     ---------

REVENUE:
  DTH products and technical
    services........................   $       -    $       -    $       -   $     136
  DISH Network
    promotions-subscription
    television services and
    products........................           -            -            -          23
  DISH Network subscription
    television services.............           -            -            -          38
  C-band programming................           -            -            -          12
  Loan origination and participation
    income..........................           -            2            -           3
                                           -----        -----        -----   ---------
Total revenue.......................           -            2            -         212
EXPENSES:
  DTH products and technical
    services........................           -            -            -         124
  DISH Network programming..........           -            -            -          19
  C-band programming................           -            -            -          11
  Selling, general and
    administrative..................           -            3            -          90
  Subscriber promotion subsidies....           -            -           (1)         34
  Amortization of subscriber
    acquisition costs...............           -            -            -          16
  Depreciation and amortization.....           -            -            -          27
                                           -----        -----        -----   ---------
Total expenses......................           -            3           (1)        321
                                           -----        -----        -----   ---------
Operating income (loss).............           -           (1)           1        (109)
Other Income (Expense):
  Interest income...................           1            -            -          15
  Interest expense, net of amounts
    capitalized.....................           -            -            -         (62)
  Equity in losses of
    subsidiaries....................        (101)           -          101           -
                                           -----        -----        -----   ---------
Total other income (expense), net...        (100)           -          101         (47)
                                           -----        -----        -----   ---------
Income (loss) before income taxes...        (100)          (1)         102        (156)
Income tax (provision) benefit,
net.................................          (1)           1            -          55
                                           -----        -----        -----   ---------
Net income (loss)...................   $    (101)   $       -    $     102   $    (101)
                                           -----        -----        -----   ---------
                                           -----        -----        -----   ---------
Net loss attributable to common
shares..............................           -            -            -   $    (102)
                                           -----        -----        -----   ---------
                                           -----        -----        -----   ---------
Weighted-average common shares
  outstanding.......................           -            -            -          41
                                           -----        -----        -----   ---------
                                           -----        -----        -----   ---------
Loss per common and common
  equivalent share..................           -            -            -   $   (2.52)
                                           -----        -----        -----   ---------
                                           -----        -----        -----   ---------

                      ECHOSTAR COMMUNICATIONS CORPORATION

12. CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS--YEAR ENDED DECEMBER 31, 1995 (IN MILLIONS)

                                                                                 ECC-
                                                                     DISH         PC          OTHER         C&E         ECC
                                                                   ---------  -----------  -----------  -----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................................  $     (12)  $     (11)   $       -    $      12   $     (11)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
  Equity in (earnings) losses of subsidiaries....................          -          12            -          (12)          -
  Depreciation and amortization..................................          3           -            -            -           3
  Deferred income tax benefit....................................         (5)          -            -            -          (5)
  Amortization of debt discount and deferred financing costs.....         24           -            -            -          24
  Other, net.....................................................          1           -            -            -           1
  Changes in current assets and current liabilities, net.........        (33)          -            -            -         (33)
                                                                   ---------         ---        -----          ---   ---------
Net cash flows provided by (used in) operating activities........        (22)          1            -            -         (21)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities....................         (3)        (22)           -            -         (25)
Sales of marketable investment securities........................         34           7            -            -          41
Purchases of restricted marketable investment securities.........        (15)          -            -            -         (15)
Advances (to) from affiliates, net...............................          -         (20)          20            -           -
Purchases of property and equipment..............................         (4)          -            -            -          (4)
Offering proceeds and investment earnings placed in escrow.......        (10)          -            -            -         (10)
Funds released from escrow accounts..............................        122           -            -            -         122
Investment in convertible subordinated debentures from DBSI......          -          (1)           -            -          (1)
Investment in DBSC...............................................          4          (4)           -            -           -
Long-term notes receivable from and investment in DBSC...........          -         (16)           -            -         (16)
Expenditures for satellite systems under construction............       (110)          -          (20)           -        (130)
                                                                   ---------         ---        -----          ---   ---------
Net cash flows used in investing activities......................         18         (56)           -            -         (38)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of Class A Common Stock...............          -          63            -            -          63
                                                                   ---------         ---        -----          ---   ---------
Net cash flows provided by (used in) financing activities........          -          63            -            -          63
                                                                   ---------         ---        -----          ---   ---------
Net increase (decrease) in cash and cash equivalents.............         (4)          8            -            -           4
Cash and cash equivalents, beginning of year.....................         18           -            -            -          18
                                                                   ---------         ---        -----          ---   ---------
Cash and cash equivalents, end of year...........................  $      14   $       8    $       -    $       -   $      22
                                                                   ---------         ---        -----          ---   ---------
                                                                   ---------         ---        -----          ---   ---------

                      ECHOSTAR COMMUNICATIONS CORPORATION

12. CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS--YEAR ENDED DECEMBER 31, 1996
  (IN MILLIONS)

                                                                                                    DBS
                                               DISH       ESBC- PC        C&E         ESBC        CORP-PC       C&E     DBS CORP
                                               -----     -----------     -----     -----------  -----------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).........................   $     (92)   $    (101)   $      92    $    (101)   $    (102)  $     101  $    (102)
Adjustments to reconcile net income (loss)
  to net cash flows from operating
  activities:
  Equity in (earnings) losses of
    subsidiaries..........................          --           92          (92)          --          101        (101)        --
  Depreciation and amortization...........          27           --           --           27           --          --         27
  Amortization of subscriber acquisition
    costs.................................          16           --           --           16           --          --         16
  Deferred income tax benefit.............         (45)          (5)          --          (50)          --          --        (50)
  Amortization of debt discount and
    deferred financing costs..............          34           24            3           61           --          --         61
  Other, net..............................          10           --           --           10           --          --         10
  Changes in current assets and current
    liabilities, net......................          14           --           --           14            1          --         15
                                                 -----        -----          ---        -----        -----   ---------  ---------
Net cash flows provided by (used in)
  operating activities....................         (36)          10            3          (23)          --          --        (23)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment
  securities..............................          --         (138)          --         (138)          --          --       (138)
Sales of marketable investment
  securities..............................          --          120           --          120           --          --        120
Purchases of restricted marketable
  investment securities...................         (21)          --           --          (21)          --          --        (21)
Funds released from restricted cash and
  marketable investment securities --
  other...................................          16           --           --           16           --          --         16
Advances (to) from affiliates, net........         138         (268)          (3)        (133)          69          --        (64)
Purchases of property and equipment.......         (46)          --           --          (46)          --          --        (46)
Offering proceeds and investment earnings
  placed in escrow........................         (11)        (183)          --         (194)          --          --       (194)
Funds released from escrow accounts.......          84          136           --          220           --          --        220
Payments received on (investments in)
  convertible subordinated debentures from
  SSET....................................           6           --           --            6           --          --          6
Investment in convertible subordinated
  debentures from DBSI....................          --           --           --           --           --          --         --
Long-term notes receivable from and
  investment in DBSC......................          --           --           --           --           --          --         --
Long-term note receivable from DBS Corp...          --           --           --           --           --          --         --
Expenditures for satellite systems under
  construction............................        (112)          --           --         (112)         (26)         --       (138)
Expenditures for FCC authorizations.......          --           --           --           --          (55)         --        (55)
Other.....................................          --           --           --           --           --          --         --
                                                 -----        -----          ---        -----        -----   ---------  ---------
Net cash flows used in investing
  activities..............................          54         (333)          (3)        (282)         (12)         --       (294)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of 1996
  Notes...................................          --          337           --          337           --          --        337
Proceeds from note payable to ECC.........          --           --           --           --           12          --         12
Repayments of mortgage indebtedness and
  notes payable...........................          (8)          --           --           (8)          --          --         (8)
Stock options exercised...................          --           --           --           --           --          --         --
                                                 -----        -----          ---        -----        -----   ---------  ---------
Net cash flows provided by (used in)
  financing activities....................          (8)         337           --          329           12          --        341
                                                 -----        -----          ---        -----        -----   ---------  ---------
Net increase (decrease) in cash and cash
  equivalents.............................          10           14           --           24           --          --         24
Cash and cash equivalents, beginning of
  year....................................          14           --           --           14           --          --         14
                                                 -----        -----          ---        -----        -----   ---------  ---------
Cash and cash equivalents, end of year....   $      24    $      14    $      --    $      38    $      --   $      --  $      38
                                                 -----        -----          ---        -----        -----   ---------  ---------
                                                 -----        -----          ---        -----        -----   ---------  ---------


                                              ECC- PC       OTHER         C&E         ECC
                                               -----     -----------     -----     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).........................   $    (101)   $      --    $     102   $    (101)
Adjustments to reconcile net income (loss)
  to net cash flows from operating
  activities:
  Equity in (earnings) losses of
    subsidiaries..........................         101           --         (101)         --
  Depreciation and amortization...........          --           --           --          27
  Amortization of subscriber acquisition
    costs.................................          --           --           --          16
  Deferred income tax benefit.............          --           --           --         (50)
  Amortization of debt discount and
    deferred financing costs..............          --           --           --          61
  Other, net..............................          (2)          --           --           8
  Changes in current assets and current
    liabilities, net......................           4           --           (8)         11
                                                 -----          ---        -----   ---------
Net cash flows provided by (used in)
  operating activities....................           2           --           (7)        (28)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment
  securities..............................          --           --           --        (138)
Sales of marketable investment
  securities..............................          15           --           --         135
Purchases of restricted marketable
  investment securities...................          --           --           --         (21)
Funds released from restricted cash and
  marketable investment securities --
  other...................................          --           --           --          16
Advances (to) from affiliates, net........          22           38            4          --
Purchases of property and equipment.......          --           (5)          --         (51)
Offering proceeds and investment earnings
  placed in escrow........................          --           --           --        (194)
Funds released from escrow accounts.......          --           --           --         220
Payments received on (investments in)
  convertible subordinated debentures from
  SSET....................................          --           --           --           6
Investment in convertible subordinated
  debentures from DBSI....................          (3)          --           --          (3)
Long-term notes receivable from and
  investment in DBSC......................         (30)          --           --         (30)
Long-term note receivable from DBS Corp...         (12)          --           12          --
Expenditures for satellite systems under
  construction............................          --          (33)          --        (171)
Expenditures for FCC authorizations.......          --           --           --         (55)
Other.....................................          (3)          --            3          --
                                                 -----          ---        -----   ---------
Net cash flows used in investing
  activities..............................         (11)          --           19        (286)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of 1996
  Notes...................................          --           --           --         337
Proceeds from note payable to ECC.........          --           --          (12)         --
Repayments of mortgage indebtedness and
  notes payable...........................          --           --           --          (8)
Stock options exercised...................           2           --           --           2
                                                 -----          ---        -----   ---------
Net cash flows provided by (used in)
  financing activities....................           2           --          (12)        331
                                                 -----          ---        -----   ---------
Net increase (decrease) in cash and cash
  equivalents.............................          (7)          --           --          17
Cash and cash equivalents, beginning of
  year....................................           8           --           --          22
                                                 -----          ---        -----   ---------
Cash and cash equivalents, end of year....   $       1    $      --    $      --   $      39
                                                 -----          ---        -----   ---------
                                                 -----          ---        -----   ---------

                      ECHOSTAR COMMUNICATIONS CORPORATION

13. OPERATIONS IN GEOGRAPHIC AREAS

    The Company sells its products on a worldwide basis and has established operations in Europe and the Pacific Rim. Information about the Company's operations in different geographic areas is as follows (in thousands):

                                                                 UNITED                   OTHER
                                                                 STATES      EUROPE    INTERNATIONAL    TOTAL
                                                              ------------  ---------  ------------  ------------
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1994:
  Total revenue.............................................   $  137,233   $  24,072   $   29,678   $    190,983
                                                              ------------  ---------  ------------  ------------
                                                              ------------  ---------  ------------  ------------
  Export sales..............................................   $    7,188
                                                              ------------
                                                              ------------
  Operating income..........................................   $   10,811   $   1,244   $    1,161   $     13,216
                                                              ------------  ---------  ------------
                                                              ------------  ---------  ------------
  Other income (expense), net...............................                                              (12,727)
                                                                                                     ------------
  Net income before income taxes............................                                         $        489
                                                                                                     ------------
                                                                                                     ------------
  Identifiable assets.......................................   $   77,172   $   6,397   $    2,359   $     85,928
                                                              ------------  ---------  ------------
                                                              ------------  ---------  ------------
  Corporate assets..........................................                                              386,564
                                                                                                     ------------
  Total assets..............................................                                         $    472,492
                                                                                                     ------------
                                                                                                     ------------
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1995:
  Total revenue.............................................   $  110,629   $  31,351   $   21,910   $    163,890
                                                              ------------  ---------  ------------  ------------
                                                              ------------  ---------  ------------  ------------
  Export sales..............................................   $    6,317
                                                              ------------
                                                              ------------
  Operating income (loss)...................................   $   (7,916)  $     146   $     (257)  $     (8,027)
                                                              ------------  ---------  ------------
                                                              ------------  ---------  ------------
  Other income (expense), net...............................                                               (9,204)
                                                                                                     ------------
  Loss before income taxes..................................                                         $    (17,231)
                                                                                                     ------------
                                                                                                     ------------
  Identifiable assets.......................................   $   63,136   $  10,088   $    3,788   $     77,012
                                                              ------------  ---------  ------------
                                                              ------------  ---------  ------------
  Corporate assets..........................................                                              546,079
                                                                                                     ------------
  Total assets..............................................                                         $    623,091
                                                                                                     ------------
                                                                                                     ------------
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996:
  Total revenue.............................................   $  173,919   $  26,984   $   10,508   $    211,411
                                                              ------------  ---------  ------------  ------------
                                                              ------------  ---------  ------------  ------------
  Export sales..............................................   $    1,536
                                                              ------------
                                                              ------------
  Operating loss............................................   $ (107,175)  $  (1,274)  $     (896)  $   (109,345)
                                                              ------------  ---------  ------------
                                                              ------------  ---------  ------------
  Other income (expense), net...............................                                              (46,334)
                                                                                                     ------------
  Loss before income taxes..................................                                         $   (155,679)
                                                                                                     ------------
                                                                                                     ------------
  Identifiable assets.......................................   $  836,596   $   5,795   $    1,871   $    844,262
                                                              ------------  ---------  ------------
                                                              ------------  ---------  ------------
  Corporate assets..........................................                                              297,118
                                                                                                     ------------
  Total assets..............................................                                         $  1,141,380
                                                                                                     ------------
                                                                                                     ------------

                      ECHOSTAR COMMUNICATIONS CORPORATION

14. VALUATION AND QUALIFYING ACCOUNTS

    The Company's valuation and qualifying accounts as of December 31, 1994, 1995 and 1996 are as follows (in thousands):

                                                                 BALANCE AT    CHARGED TO
                                                                BEGINNING OF    COSTS AND                BALANCE AT
                                                                    YEAR        EXPENSES    DEDUCTIONS   END OF YEAR
                                                                -------------  -----------  -----------  -----------
YEAR ENDED DECEMBER 31, 1994:
  Assets:
    Allowance for doubtful accounts...........................    $     346     $       8    $    (168)   $     186
    Loan loss reserve.........................................           50            75          (30)          95
    Reserve for inventory.....................................        1,403           329         (147)       1,585
  Liabilities:
    Reserve for warranty costs................................        1,350           508         (458)       1,400
    Other reserves............................................           93            --           --           93
YEAR ENDED DECEMBER 31, 1995:
  Assets:
    Allowance for doubtful accounts...........................    $     186     $   1,160    $    (240)   $   1,106
    Loan loss reserve.........................................           95            19          (36)          78
    Reserve for inventory.....................................        1,585         1,511         (299)       2,797
  Liabilities:
    Reserve for warranty costs................................        1,400           562         (949)       1,013
    Other reserves............................................           93            --           (1)          92
YEAR ENDED DECEMBER 31, 1996:
  Assets:
    Allowance for doubtful accounts...........................    $   1,106     $   2,340    $  (1,952)   $   1,494
    Loan loss reserve.........................................           78           660          (94)         644
    Reserve for inventory.....................................        2,797         4,304       (1,438)       5,663
  Liabilities:
    Reserve for warranty costs................................        1,013          (250)          --          763
    Other reserves............................................           92           (92)          --           --

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The Company's quarterly results of operations are summarized as follows (in thousands):

                                                                                THREE MONTHS ENDED
                                                                ---------------------------------------------------
                                                                 MARCH 31     JUNE 30    SEPTEMBER 30  DECEMBER 31
                                                                -----------  ----------  ------------  ------------
YEAR ENDED DECEMBER 31, 1995:
  Total revenue...............................................   $  40,413   $   39,252   $   43,606    $   40,619
  Operating income (loss).....................................        (698)         768          341        (8,438)
  Net loss....................................................      (2,240)      (1,787)        (360)       (7,099)
  Loss per common and common equivalent share                    $   (0.08)  $    (0.06)  $    (0.02)   $    (0.20)
YEAR ENDED DECEMBER 31, 1996:
  Total revenue...............................................   $  41,467   $   73,524   $   42,402    $   54,018
  Operating loss..............................................      (8,629)     (14,057)     (26,898)      (59,761)
  Net loss....................................................      (7,221)     (22,554)     (26,518)      (44,693)
  Loss per common and common equivalent share.................   $   (0.19)  $    (0.57)  $    (0.66)   $    (1.10)

    In the fourth quarter of 1995 and each quarter in 1996, the Company incurred operating and net losses principally as a result of expenses incurred related to development of the EchoStar DBS System.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR BY THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary........................................................     4
Risk Factors..............................................................    15
Use of Proceeds...........................................................    35
The Exchange Offer........................................................    35
Capitalization............................................................    44
Selected Financial Data...................................................    45
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    47
Business..................................................................    60
Management................................................................    95
Certain Relationships and Related Transactions............................   100
Security Ownership of Certain Beneficial Owners and Management............   101
Description of Certain Indebtedness.......................................   103
Description of EchoStar Capital Stock.....................................   106
Plan of Distribution......................................................   160
Legal Matters.............................................................   164
Independent Accountants...................................................   165
Available Information.....................................................   165
Incorporation of Certain Documents by Reference...........................   165
Index to Financial Statements.............................................   F-1

                                 200,000 SHARES

                                     [LOGO]

                            ECHOSTAR COMMUNICATIONS
                                  CORPORATION
                               -----------------

                                   PROSPECTUS

                               -----------------

OFFER TO EXCHANGE SHARES OF ITS 12 1/8% SERIES B SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK DUE 2004 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR
 SHARES OF ITS 12 1/8% SERIES B SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK
                                    DUE 2004

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:
                   AMERICAN SECURITIES TRANSFER & TRUST, INC.

                                938 QUAIL STREET
                               LAKEWOOD, CO 80215
                              ATTN: MR. GREG TUBBS
                            TELEPHONE: 303-234-5300
                            FACSIMILE: 303-234-5340

                               NOVEMBER 13, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------